As filed with the Securities and Exchange Commission on September 9, 2025.
Registration No. 333-289665

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEMINI SPACE STATION, INC.
(Exact name of registrant as specified in its charter)

Nevada	7389	33-3263417
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
600 Third Avenue, 2nd Floor
New York, NY 10016
(646) 751-44011
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
701 S Carson St, Ste 200
Carson City, Nevada 89701
(755) 888-4070
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Dzierniejko David J. Goldschmidt John Zelenbaba Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Tyler Meade Chief Legal Officer 600 Third Avenue, 2nd Floor New York, NY 10016 (646) 751-4401	Joseph A. Hall Daniel P. Gibbons Claudia Carvajal Lopez Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

1   We use this address for receiving mail and correspondence to our principal executive office located in New York, NY.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, dated September 9, 2025
16,666,667 Shares
Gemini Space Station, Inc.
Class A Common Stock

This is the initial public offering of shares of Class A common stock of Gemini Space Station, Inc. We are offering 16,666,667 shares of our Class A common stock.
Prior to this offering, there has been no public market for our Class A common stock. We anticipate that the initial public offering price per share of Class A common stock will be between $24.00 and $26.00. We have been approved to list our Class A common stock on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GEMI.”
Upon completion of this offering, we will have two classes of common stock outstanding: Class A common stock and Class B common stock. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders generally. Each share of our Class B common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally. Upon the completion of this offering and the concurrent private placement (described below), the holders of our Class A common stock will collectively hold 5.5% of the combined voting power in us, and our co-founders, Cameron Winklevoss and Tyler Winklevoss (together with their affiliates), will hold all of our Class B common stock, representing 94.5% of the combined voting power in us. As a result, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq. See “Management—Controlled Company.”
We are an “emerging growth company” under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary—Emerging Growth Company.”
Nasdaq, Inc. has entered into an agreement with us pursuant to which it has agreed to purchase $50 million of our Class A common stock in a private placement at a per share price equal to the initial public offering price less underwriting discounts and commissions. Our agreement with Nasdaq, Inc. is contingent upon, and is scheduled to close immediately subsequent to, the closing of this offering as well as the satisfaction of certain conditions to closing as further described in the section titled “Concurrent Private Placement.”

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 20 to read about factors you should consider before buying our Class A common stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Gemini	$	$

(1)
See “Underwriting” for a description of the compensation payable to the underwriters.

We and the selling stockholders identified in this prospectus have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional 452,807 and 380,526 shares of Class A common stock, respectively, at the initial public offering price, less the underwriting discounts and commissions. We will not receive any proceeds from the sale of shares by the selling stockholders upon such exercise.
At our request, the underwriters have reserved up to 1,666,667 shares of Class A common stock, or 10% of the shares offered by this prospectus, for sale at the initial public offering price through a directed share program to certain individuals and entities. For more information on our directed share program, see “Underwriting—Directed Share Program.”
The underwriters expect to deliver the shares against payment in New York, New York on         , 2025.
Goldman Sachs & Co. LLC	Citigroup
Morgan Stanley	Cantor
Evercore ISI	Mizuho	Truist Securities
Cohen & Company Capital Markets	Keefe, Bruyette & Woods A Stifel Company	Needham & Company	Rosenblatt
Academy Securities	AmeriVet Securities	Roberts & Ryan

Prospectus dated         , 2025.

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GEMINI

OUR MISSION

> "Crypto is a way out of the status quo dictated by traditional financial markets. Gemini plans to be that full-service conduit that bridges the gap between traditional finance and crypto."

Gemini at a glance

- Founded in 2014 by Cameron and Tyler Winklevoss
- Global Digital Asset Exchange and Custodian
- 700+ Employed in US, Europe, and Asia Pacific

$285 Billion+
Lifetime Trading Volume

1.5M
Lifetime Transacting Users

130+
Custody Assets

$21B+
Assets on Platform

$830B+

Transfers Processed on Platform

70K+

Credit Cards Issued

60+

Countries Globally

50+

Global Licenses Held

$750M

Nifty Gateway Gross Sales

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Through and including           , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared or that has been prepared on our behalf or to which we have referred you. We, the selling stockholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus. Our business, operating results, and financial condition may have changed since that date.

i

For investors outside the United States: neither we, the selling stockholders nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States. See “Underwriting.”

ABOUT THIS PROSPECTUS
Basis of Presentation
In connection with the consummation of this offering, we will effect the Transactions (as defined below), pursuant to which, among other things, Gemini Space Station, LLC will become a wholly owned direct or indirect subsidiary of Gemini Space Station, Inc. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the Transactions and the consummation of this offering. Following the consummation of the Transactions, we will be a holding company. Our sole material asset will be our equity interest in Gemini Space Station, LLC. Gemini Space Station, LLC is considered the predecessor of Gemini Space Station, Inc. for accounting purposes, and its historical consolidated financial statements will be our historical consolidated financial statements following this offering.
As used in this prospectus, unless the context otherwise requires:
•
“Company,” “we,” “us,” “our,” “Gemini,” “Issuer,” “Registrant,” and similar references refer: (i) prior to the consummation of the Transactions, to Gemini Space Station, LLC and its consolidated subsidiaries; and (ii) following the consummation of the Transactions, to Gemini Space Station, Inc., the issuer of the Class A common stock offered hereby, and its consolidated subsidiaries, including Gemini Space Station, LLC and its subsidiaries.

•
“Founders” refers to our co-founders, Cameron Winklevoss and Tyler Winklevoss, and their respective affiliates.

•
“Gemini LLC” refers to Gemini Space Station, LLC, a limited liability company.

•
“LLC Interests” refers to the units of Gemini Space Station, LLC.

Market, Industry, and Other Data
This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our users, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research. Among others, we refer to information and estimates compiled by the following industry sources: CoinGecko; The Nilson Report, The World Federation of Exchanges; The Block; Coinbase Institutional; Visa; CoinDesk; and a16z crypto.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.
Trademarks, Service Marks, Copyrights, and Tradenames
We own or otherwise have rights to the trademarks, service marks, copyrights, and tradenames used in conjunction with the operation of our business including those mentioned in this prospectus. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights, and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.

INDUSTRY GLOSSARY
Throughout this prospectus, we use a number of industry terms and concepts that are generally defined as follows:
•
“Admin key” refers to a string of alphanumeric characters that permits its holder special access to make changes to a project’s protocol or smart contract. It is typically held by a project’s founders or core team.

•
“Banking rails” refers to the infrastructure and systems that facilitate the movement of money between parties in a financial transaction. In the context of our business, the term refers to our customer-facing banking relationships, which allow our users to fund purchases on our platform and withdraw the proceeds of sales, among other things.

•
“Bitcoin” refers to the original blockchain network as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto. Bitcoin was established in 2009 and pioneered Proof of Work, a technology for reaching consensus on a decentralized network.

•
“bitcoin” or “BTC” refers to the native cryptocurrency on the Bitcoin network.

•
“Block” refers to the data record of all transaction information made during a specific time frame on a blockchain network. Blocks are added sequentially to a network’s chain of data, which in turn make up the public ledger known as a blockchain. Blocks must be confirmed by the network via a process of consensus (known as a consensus mechanism) before a network can continue transacting and creating new blocks.

•
“Blockchain” refers to a distributed ledger of transactions created by software (the blockchain protocol) that relies on advanced cryptography and a consensus mechanism to verify and record information.

•
“Blockchain address” or “wallet address” refers to a string of alphanumeric characters that represents a participant in the network. Each blockchain address is unique.

•
“Blockchain network” refers to the network of computers that have downloaded and are running the publicly available source code, or protocol, for a given blockchain. A blockchain network is the collection of all miners, nodes or validators, wallets, and other network participants that use computing power to send transactions, maintain the ledger, and add new blocks to the blockchain. Blockchain networks are designed for different purposes. For example, Bitcoin was designed to serve as a peer-to-peer electronic cash system and then evolved into a store of value, whereas Ethereum was designed to be a smart contract and decentralized application platform.

•
“Blockchain protocol” refers to the publicly available source code that determines how computers participating in a given blockchain network interact with one another to maintain the blockchain. Among other things, the blockchain protocol details how transactions must be structured and determines the consensus mechanism used to validate and record transactions on the blockchain. Bitcoin and Ethereum are examples of well-known blockchain protocols.

•
“Cold storage” refers to the storage of digital assets on a digital asset wallet that is disconnected from the internet. Common cold storage examples include offline computers, USB drives, or other devices.

•
“Consensus mechanism” refers to the set of rules in a blockchain protocol that ensures all participants in that network unanimously agree on and verify data before it is recorded on the blockchain.

•
“Cryptoeconomy” refers to the ecosystem that is powered by the use of digital assets and blockchain technology. It includes the creation, distribution, and management of digital assets within decentralized networks, as well as the incentive structures designed to encourage participation and ensure network security.

•
“Cryptography” refers to the process of encrypting and decrypting data. Blockchain protocols use asymmetric cryptography to ensure the authenticity of data transmitted on the network. The protocol creates a pair of keys—a private key held by the owner of a wallet and a public key which is shared.

v

To attest to the authenticity and ensure the integrity of a message or transaction, the protocol produces a digital signature from the private key and then verifies that signature with only public data (the public key).
•
“Crypto rails” refers to the underlying infrastructure and technology that facilitate the transfer, storage, and exchange of digital assets. This includes blockchain networks and other systems that enable seamless and secure transactions within the digital asset ecosystem.

•
“Custodial wallet” refers to a type of digital asset wallet where a third party holds a user’s private keys and crypto assets. With a custodial wallet, a user must trust a third party to secure their funds and return them upon request. The most common custodial wallets are web-based exchange wallets.

•
“Custodian” refers to a person responsible for securely storing digital assets for another institution or individual. Typically, custodial services are targeted at institutional investors who hold large amounts of cryptocurrency. Custodians are often exchanges that host digital asset wallets for their users. A digital asset custodian must manage private cryptographic keys or material, backup and recovery of such material, and secure means of transaction construction and production of cryptographic signatures.

•
“Custody” refers to the storing and safekeeping of a user’s private keys and digital assets by a third party, often to protect against theft or loss. Custody solutions may include managing private keys and ensuring secure access to funds. For example, digital asset exchanges often custody their users’ private keys and cryptocurrency holdings.

•
“Decentralized application” or “dApp” refers to a software application that runs on a decentralized network, rather than a single centralized server. dApps typically leverage smart contracts to facilitate trust-minimized interactions among users. Examples of dApps that operate peer-to-peer include collateralized lending protocols and decentralized exchanges.

•
“Decentralized Autonomous Organization” or “DAO” refers to an organization collectively owned and managed by its members, with rules enforced by smart contracts on a blockchain. Decisions, such as governance, are typically proposed and voted on by token holders rather than decided by a central authority.

•
“Decentralized exchange” or “DEX” refers to a peer-to-peer marketplace running on smart contracts, allowing users to retain custody of their funds and trade directly with each other without intermediaries.

•
“Decentralized finance” or “DeFi” refers to a peer-to-peer software-based network of protocols that can be used to facilitate traditional financial services like borrowing, lending, trading derivatives, insurance, and more through smart contracts.

•
“Digital asset” refers to a bearer asset that exists on a public blockchain network. As used in this prospectus, it is synonymous with crypto asset and cryptocurrency. These terms encompass a wide variety of assets, including cryptocurrencies, tokens, digital stocks, and non-fungible tokens.

•
“Ethereum” refers to a blockchain protocol that helped spawn innovations like smart contracts, stablecoins, and dApps and DeFi applications.

•
“ether” or “ETH” refers to the native cryptocurrency of the Ethereum blockchain.

•
“Ethereum Request for Comment 20” or “ERC-20” refers to the technical standard used for issuing and implementing digital assets (often called tokens in this context) on the Ethereum blockchain. The standard consists of a common set of rules that an asset must follow to function correctly within the Ethereum ecosystem.

•
“ERC-20 token” refers to a type of digital asset created using ERC-20.

•
“GUSD” refers to a stablecoin issued by Gemini that is specifically designed for high scalability, large transaction volume, and a wide variety of transaction types. All GUSD tokens are redeemable on a 1:1 basis for U.S. dollars. GUSD is an ERC-20 token issued on the Ethereum blockchain.

•
“Hot wallet” refers to a digital asset wallet that is connected to the internet. The wallet’s assets are therefore held online, as opposed to a cold wallet, which is held in an offline environment.

•
“Layer 1” refers to a blockchain protocol (e.g., Bitcoin or Ethereum) that is independently responsible for network security, consensus, and transaction settlement. Layer 1 networks provide the foundational architecture on which decentralized applications can directly operate.

•
“Layer 2” refers to a secondary protocol that utilizes settlement capabilities of another network (i.e., a Layer 1 blockchain) to ensure finality. Layer 2 protocols are designed to scale or augment the blockchain network; for example to reduce transaction latency, or increase transaction throughput. Layer 2 solutions process transactions independently but then settle them back on Layer 1, thereby reducing congestion and fees on the base network. Some Layer 2 solutions are general purpose blockchains like Arbitrum or the Optimism network while others are specialized payment protocols like the Bitcoin Lightning Network.

•
“Miner” refers to a blockchain network participant that creates blocks of transactions for inclusion in the blockchain using a proof-of-work consensus mechanism. Miners use computing power to compete with one another to be the first to solve a mathematical puzzle and, thereby, be selected by the protocol to create new blocks in the blockchain for inclusion in the distributed ledger maintained by the nodes. In return for their efforts, miners are rewarded with the cryptocurrency native to that blockchain.

•
“Mining” refers to the process of using computing power on a proof-of-work blockchain protocol to solve a mathematical puzzle by trial and error in order to win the right to add a block to the network’s blockchain. Mining also results in the creation of new tokens, which miners earn as a reward for their efforts.

•
“Multi-party computation” or “MPC” refers to a cryptographic approach that allows multiple entities to jointly compute a function without revealing their individual inputs. In blockchain and digital asset contexts, MPC is often used to secure private keys by splitting them across parties or devices, enhancing security and reducing single points of failure. MPC combines the security of cold wallets with the convenience of hot wallets by splitting private keys into multiple parts and distributing them across different locations or devices, reducing the risk of compromise.

•
“Multi-signature technology” refers to a security mechanism requiring multiple private keys to authorize a single blockchain transaction. By requiring approval authority across multiple parties, multi-signature contracts can reduce the risk posed by a single compromised key or user.

•
“Node” refers to a device that can connect to a blockchain via a peer-to-peer network and verify incoming blocks and transactions as well as broadcast transactions back to the network.

•
“Non-fungible token” or “NFT” refers to a type of cryptographic token that represents a unique digital asset that cannot be exchanged for another type of digital asset. This characteristic is in contrast to cryptocurrencies like BTC that are fungible in nature. NFTs are created via smart contract technology and are classified with token standards that vary based on the blockchain protocol they utilize.

•
“Onchain” refers to activities or data that are directly recorded and executed on a blockchain network.

•
“Protocol” refers to software establishing how computers within a given network communicate with one another. In the cryptoeconomy, the term is often used as a shorthand for blockchain protocol, such as the Bitcoin or Ethereum protocols.

•
“Private key” refers to a string of alphanumeric characters that allows a person to access and manage their digital assets in a digital wallet or other custodial solution, similar to a password. All private keys have a unique corresponding public key.

•
“Public key” refers to a cryptographic code that corresponds with a private key and allows for derivation of a blockchain address. Public keys bind control of blockchain addresses to secret private keys. This binding allows for transparent sending of assets to a public address while also ensuring exclusive control by the holder of the private key.

•
“Smart contract” refers to a software program that self-executes on nodes in a blockchain network. Smart contracts allow for transparent terms, execution and ultimately transactions between parties in a blockchain network.

•
“Service Organization Control 1 Report” or “SOC 1” refers to an independent evaluation that examines a company’s internal controls related to financial reporting. In the digital asset industry, obtaining a SOC 1 report may help demonstrate that a platform has effective processes in place to ensure accurate and reliable financial operations. As discussed below, we have completed SOC 1 examinations.

•
“Service Organization Control 2 Report” or “SOC 2” refers to an independent evaluation that assesses a company’s controls related to security, availability, and confidentiality of customer or user data. In the digital asset industry, obtaining a SOC 2 report may help demonstrate that a platform has implemented effective measures to protect user information and ensure system reliability. As discussed below, we have completed SOC 2 examinations.

•
“Solana” refers to a smart contract-enabled blockchain protocol that aims to natively solve many of the scaling and throughput issues faced by other Layer 1 blockchain networks.

•
“solana” or “SOL” refers to the native digital asset of the Solana network, and is used to pay for fees on the Solana network and reward validators on the network. Solana’s users can also stake SOL in order to become a blockchain node.

•
“Stablecoin” refers to a digital asset that is expected to have a stable price relative to another asset such as fiat currency or a commodity (such as precious metals or industrial metals).

•
“Staking” refers to the process through which a blockchain network user ‘stakes’ or locks their cryptocurrency assets on a network as part of the consensus mechanism, which is designed to ensure reliable production of blocks. Blockchain networks incentivize staking participation rates via payment of rewards to active validators. Each blockchain project which incorporates a staking feature has its own policies for staking requirements and withdrawal restrictions.

•
“User” refers to an individual or institution that has registered on our platform. As used in this prospectus, it is synonymous with customer.

•
“Validator” refers to a blockchain network participant responsible for verifying and including transactions on the blockchain. Each blockchain protocol has its own parameters for what constitutes an acceptable validator and how validators operate. Typically, validators compete to be the one selected by the blockchain protocol to validate transactions. Most decentralized blockchain networks rely on some form of validator node to process onchain transactions in a permissionless and distributed manner.

•
“Wallet” refers to a software that accesses a users’ private key and history of transactions, thus allowing them to interact with a blockchain and to send and receive digital assets. Wallets are software that can be run on a personal computer, server, or mobile device.

•
“Web3” or “Web 3.0” refers to decentralized applications running on the blockchain, where users can participate without the need for centralized intermediaries, offering the ability to maintain one’s privacy and ownership of data.

For additional information regarding our key business metrics, which include Monthly Transacting Users (“MTUs”), Lifetime Transacting Users (“LTUs”), Card Sign-Ups, Trading Volume, and Assets on Platform, as well as our use of Adjusted EBITDA, a non-GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

GEMINI

Founding story

Cameron Winklevoss
PRESIDENT

Tyler Winklevoss
CHIEF EXECUTIVE OFFICER

The Beginning

We discovered Bitcoin in the Summer of 2012. As we began to wrap our heads around it, we were completely blown away by this new kind of money that was purpose-built for the Internet. This was money that worked just like your email.

Unlike traditional money that operates during Banking Hours, Monday through Friday, 9-5, Bitcoin operates during Internet hours. In other words, 24/7/365. And it goes wherever the Internet will go.

As we continued to grok Bitcoin, we took a harder look at traditional money and the current financial system. We saw a system that was closed, not open. A system that was opaque, not transparent. And a system that was expensive, slow, and required too much trust and permission.

For example, if you want to send money from New York to London on a Friday night, it's quicker to board a plane at JFK with a bag of cash than it is to wire money from your bank account. This is because wires don't work on the weekend. And if there's a bank holiday on Monday, forget about it. Your money is arriving in London on Tuesday, four days after you sent it.
This was clearly not the future. Money as we knew it in 2012 was broken. And this was true for every other aspect of the financial system and is still very much true to this day.

But with the advent of Bitcoin, there was a new hope. The Internet of money had arrived. Bitcoin was gold 2.0 and Bitcoin's pseudonymous creator – Satoshi Nakamoto — had given the world the blueprint to decentralize anything, including money, finance, and the Internet. From Bitcoin sprung other crypto projects, protocols, and technologies that would forever reimagine the world as we know it. But there was much work to be done...

The Problem

We began buying our first bitcoin in the Summer of 2012 on an exchange called Mt. Gox. This was a bitcoin exchange that started out as a Magic the Gathering card exchange, and then pivoted into bitcoin. Hence its name Mt. Gox or M-T-G-O-X — an acronym for Magic: The Gathering Online Exchange.

Back then bitcoin was under $10 dollars a coin and we felt like we had discovered a new frontier hiding in plain sight.

It was exhilarating. But at the same time, a totally harrowing experience to purchase bitcoin on Mt. Gox. It would take minutes for an order to get filled. The site would brownout for hours at a time. And it was a black box with respect to the security controls and measures that it used to store your bitcoin. It was the Wild West.

Bitcoin was great, but the infrastructure and companies built on top of it were not. There was no way that Bitcoin was going to go mainstream if this was the experience.

The Solution

So in 2013, we set out to solve this problem. We first looked at investing in teams trying to build a better Mt. Gox. But we felt no team was approaching the problem in quite the right way. This wasn't just a technology problem. It was a trust problem. And we felt in order to build trust in this new asset class, an exchange would need to embrace what we call the four pillars:

1. **Product**
2. **Security**
3. **Licensing**
4. **Compliance**

There were teams focused on some of these pillars, but not all of them. So at some point, we turned to each other and said, "I guess we'll just have to do this ourselves."

Gemini: A New Hope

It was at that moment that we founded Gemini.

Growing up in the Wild West of Bitcoin had informed our world view of what needed to be done and we believed we were uniquely positioned to solve this problem.

So in 2014, we put together an all-star team of engineers and technologists with a "security-first" mindset to start building a safe, reliable, and easy-to-use exchange for people to buy, sell, and store bitcoin. Over time we added more assets like Ether and Solana, more money verbs like "staking", and more products like the Gemini Credit Card that allow you to earn instant crypto rewards back every time you swipe. And along the way, we've taken an "ask permission, not forgiveness" ethos and approach so that we can build things the right way and for the test of time.

Gemini: A Bridge to the Future of Money

We built Gemini as a bridge to the future of money. Our goal is to connect you into the frontier of crypto and grow this frontier into the mainland. Whether that means helping you make your first bitcoin purchase or helping you go onchain and interact with decentralized finance or DeFi, Gemini will take you there.

And our mission is to do this for anyone, anywhere in the world. Whether you're in the middle of a bustling metropolis or the middle of a remote jungle, the Gemini app will give you access to the future of money and finance.

You shouldn't have to live in the United States to be able to use a viable currency, invest in great companies, and have access to the financial system. And this financial system should work 24/7/365 — just like the Internet or your email. The way we achieve this is by bringing dollars on the blockchain via stablecoins, tokenizing stocks, and making it easy to buy bitcoin and other cryptos.

Looking Ahead

As we stand here today, ready to introduce Gemini to the public markets, we are as excited as we were when we first started Gemini in 2014. Gemini is a Founder-led and Founder-driven company and we plan to be doing this for many years and decades to come.

We're not just Gemini's Founders, we're also Gemini's largest investors. We don't just have skin in the game, we have our entire bodies in the game. While we've accomplished much in the first 10 years, we feel like we're just getting started. We are on a mission and we have a lot of unfinished business. So stay tuned.

Gemini has been through four crypto cycles since inception. We've navigated through the good, the bad, and the ugly. We've sailed through crypto summers and weathered crypto winters. We're a battle-tested team and we have the scars to prove it. And with this has come much know-how. We've compounded our learning into a knowledge moat. We understand the importance of doing things the right way, we've seen the dangers of doing things the wrong way, and we know what it takes to build something that lasts — hard work, persistence, and a long term vision.

Amazing Awaits

A new Golden Age is upon us. Financial markets are moving onchain and digital assets are profoundly changing the way we transact and store value. This is the crypto frontier and we are building a Super App for it. We believe Gemini is uniquely positioned to contribute to this future and ensure that you are a part of it.

When we look ahead, it's clear that crypto is just getting started and the possibilities are endless. Crypto is not just money for humans, it's also money for robots and AI agents. And crypto is not just money for planet earth, it's multi-planetary money. It's obviously the money we'll be using on Mars, once we get there.

Crypto will go where dollars won't and you should too. As a company, Gemini's mission is to unlock the next era of financial, creative and personal freedom so that you have greater choice, independence, and opportunity. We hope you will join us on our mission both as customers and future shareholders. Let's build the future of money and finance together. Amazing awaits.

Onward and upward!

PROSPECTUS SUMMARY
This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision.
Overview
Our mission is to unlock the next era of financial, creative, and personal freedom. Gemini envisions a future where crypto will redesign the global financial system, the internet, and money in a way that provides greater choice, independence, and opportunity for all. As a trusted bridge between the traditional financial system and the emerging cryptoeconomy, we are providing access for individuals and institutions to a decentralized future that is more open, fair, and secure.
Gemini was founded in 2014 to be the most trusted, secure, and easy way to buy, sell, and store crypto assets. As of July 31, 2025, we serve approximately 549,000 MTUs and approximately 10,000 institutions in over 60 countries, with over $21 billion of assets on our platform, over $285 billion in lifetime trading volume, and over $830 billion in transfers processed on our platform. Since our founding, we have watched the overall crypto market capitalization expand from under $10 billion to over $3 trillion as users discover the onchain world.
Our core exchange product has expanded over time to become a comprehensive platform for our users to engage with the cryptoeconomy, including a derivatives exchange, staking services, an over-the-counter (“OTC”) trading desk, institutional-grade custody, a New York Department of Financial Services (“NYDFS”)-regulated stablecoin, a U.S. credit card, and a Web3 studio for NFTs. We support a large variety of crypto assets on our platform, including bitcoin, ether, and stablecoins.
We strive to deliver a seamless user experience to both retail and institutional users:
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Retail:   We often serve as a primary gateway for individual retail users into the cryptoeconomy. We provide a user-friendly, secure platform and mobile app for users to buy, sell, store, stake, and transfer a variety of crypto assets. Our products aim to suit the needs of beginners and sophisticated users alike.

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Institutional:   We provide institutional investors, including asset managers, hedge funds, proprietary trading firms, and corporations with a robust and secure platform to access crypto markets. We offer advanced trading, OTC trading, and institutional-grade custody.

On the Gemini platform, a user can begin their crypto journey with $1 or $1 million and engage with our continually updated educational materials to learn about all aspects of the cryptoeconomy.
Since our founding, we have sought to adhere to high standards of security, regulation, and compliance. We operate exchanges through regulated entities in the United States and abroad. In addition, we offer digital asset custody services through Gemini Trust, a New York limited purpose trust company. All customer assets are held in full on our platform, ensuring every unit of cryptocurrency or fiat held by a user is available to the user. We hold money transmission licenses (“MTLs”) or the statutory equivalent in all states that require such licenses so that we are able to operate in all 50 states and have direct access to fiat banking rails. We believe our early focus on security and compliance has made us one of the most trusted brands in crypto and on-ramps into the cryptoeconomy.
Our crypto-native technology stack at the core of our platform enables us to support advanced functionality and complex blockchain integrations while serving the demands of a global, 24/7/365 crypto market. Our proprietary, in-house custody solutions enable us to offer products that are both secure and easy to use.
This approach to security, innovation, and an elegant user experience has created a powerful flywheel effect. Our product innovation and security have attracted a growing, loyal user base, which has allowed us to reinvest in new, innovative products at the forefront of a complex and rapidly growing industry. This furthers our competitive position and helps solidify us as one of the leading on-ramps into the cryptoeconomy.
We have grown to a significant scale since our founding and continue to benefit from a loyal user base that expands over time. Longer term, we expect to continue to grow and diversify our transaction-based revenue through the growth of newly launched products, such as derivatives, and the diversification of assets on our platform to represent a wider variety of crypto-asset use cases with less cross-asset correlation in volatility. We also expect growth in non-transaction revenue to contribute to smaller market-based fluctuations in our results.
Our total revenue is largely generated from transaction fees earned on volume-based trades across retail and institutional users. For the year ended December 31, 2024, transaction revenue represented 69.7% of total revenue, and our total revenue was $142.2 million, with net income (loss) of $(158.5) million and Adjusted EBITDA of $(13.2) million. For the six months ended June 30, 2025, transaction revenue represented 65.5% of total revenue, and our total revenue was $68.6 million, with net income (loss) of $(282.5) million and Adjusted EBITDA of $(113.5) million.
The Rise of the Cryptoeconomy
Crypto assets and blockchains have revolutionized both our financial and information systems. In 2009, the Bitcoin network launched the first crypto asset, bitcoin, a form of digital money. In doing so, it invented a new way to represent virtually any asset cryptographically, from in-game tokens and creative artwork, to sovereign currencies and traditional stocks and bonds. Blockchain networks operate with speed, functionality, and transparency that offer a step change over traditional systems and unlock entirely new global digital economies.
In the 16 years since Bitcoin’s launch in 2009, monthly active crypto addresses have grown exponentially to over 220 million in 2024, a growth trajectory similar to the early adoption of the internet:
Internet vs. Crypto Growth | Global Internet Users vs. Monthly Active Crypto Addresses (Log Scale)
Source: a16z crypto State of Crypto Report 2024 (10/16/24)
Crypto market capitalization was over $3 trillion as of December 31, 2024, according to CoinGecko. This global decentralized infrastructure scales and supports a diverse range of use cases today, including:
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Globally connected, digitally-native financial networks.

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Digital markets for any asset.

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Borderless payments.

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Interoperable financial applications and markets.

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Networks and applications that are community owned and governed.

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Decentralized Physical Infrastructure Networks (“DePin”).

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Artificial intelligence-based value exchange.

Our Market Opportunity
While we are still in the early stages of adoption, we believe that the cryptoeconomy will be embraced by billions of individuals and businesses globally in the coming decades. We have seen the market value of exchange-traded crypto assets grow from a few billion dollars at our founding in 2014, to over $3.3 trillion as of December 2024. While the total crypto market capitalization experienced significant growth in recent years, it still represents only a small fraction of the value of the global equities market, which was valued at over $100 trillion at the end of 2024. This vast difference highlights the potential for crypto as broader adoption continues to increase.
In 2024, the crypto assets sector recorded spot and futures trading volumes of over $18 trillion and $53 trillion, respectively, and the compounded annual growth rate (“CAGR”) for both was over 50% from 2020 to 2024. Demonstrated growth was also seen in stablecoin activity as stablecoins settled $10.8 trillion worth of transactions in 2023, of which $2.3 trillion were related to organic activities including payments and cross-border remittances, among others. In comparison, the payments volume for Visa alone in 2023 was $12.3 trillion. Other use cases, such as the tokenization of financial and real-world assets, could reach a market value of up to $10 trillion by 2030.
With an increase in adoption and emerging use cases, we believe that the total addressable market for the cryptoeconomy could expand significantly over the coming decades and capture multi-trillion-dollar opportunities. These market opportunities represent immense untapped potential for Gemini’s growth.
Our Platform
Our platform is designed as a comprehensive and trusted bridge to the cryptoeconomy. It is intended to simplify and secure the process of buying, selling, storing, staking, and collecting the digital assets that power the cryptoeconomy. Our complementary set of products and services addresses core aspects of our users’ crypto journeys, whether they are sophisticated users or new entrants into the space.
Our platform centers on five core elements:
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Learn:   We provide accessible and straightforward educational resources to help our users understand the intricacies of crypto assets.

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Invest:   Our platform empowers users to seamlessly buy and sell a wide range of digital assets through an intuitive trading experience.

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Store:   Our highly secure custody solutions are designed to safeguard our users’ assets in offline wallets.

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Earn:   The Gemini Credit Card®, an innovative credit card made available by Gemini, allows users to earn and grow crypto rewards every time they swipe.

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Collect:   Nifty Gateway Studio®, our full-service, digital production studio uses onchain technologies to help creators and brands expand the reach and value of creative intellectual property to digital audiences.

The core elements of our platform are foundationally rooted in our commitment to building the most trusted brand in crypto. We believe our focus on licensing, compliance, security, and technology underpins our position as a trusted brand in crypto.
Competitive Strengths of Our Platform
A trusted brand in crypto:   Since our founding, we have sought to adhere to high standards of security, regulation, and compliance, which has established us as a trusted platform for both retail and institutional users.

Relentless commitment to our users:   Gemini’s loyal user base represents a valuable asset built on trust, security, and consistent service delivery. Gemini’s educational resources—from beginner guides to advanced market insights—empower users to make informed decisions while fostering deeper engagement with our platform. This engaged community not only provides growing revenue but we believe also serves as a powerful network for organic growth through word-of-mouth referrals.
Purpose-built and vertically-integrated platform:   Gemini is a crypto-native platform that provides a highly differentiated “full stack” offering, enabling users to buy, sell, store, and stake in crypto assets on a single platform.
First-mover with a history of innovation:   We pride ourselves on continuous innovation and have a long history of pioneering new products in crypto. We are dedicated to remaining at the forefront of the crypto industry and strive to continually provide our users with innovative products and services.
Founder-led and mission driven:   Our founders, Tyler and Cameron Winklevoss, were early believers in the crypto movement, investing in bitcoin amounting to approximately 1% of all bitcoin in circulation over a decade ago, and they have been at the forefront of crypto innovation ever since. Our executive team has an extensive track record of founding and building successful ventures, along with operating experience at blue-chip financial services and technology firms. We believe this depth of experience gives our executive team an edge for both embracing disruptive technologies as they emerge and building a foundation of compliance and security that positions Gemini for long-term success.
Our Flywheel
Gemini’s large and loyal user base helps us improve our platform and user experience. As more users buy, sell, store, and stake different crypto assets, our platform gathers valuable insights into user preferences and behaviors. This data allows for ongoing platform optimization through tailored product development and an overall more engaging experience for users. For example, Gemini’s flagship education platform is its Cryptopedia, which provides our users with in-depth, curated articles covering a broad range of crypto topics, from blockchain fundamentals to advanced trading strategies. Insights from user behavior and platform activity help inform the development and prioritization of Cryptopedia content, allowing us to tailor educational materials to areas of user interest or need. In addition, our Crypto News newsletter leverages automated data aggregation, editorial curation, and segmentation logic to deliver timely market updates and insights tailored to users’ interests and portfolio behaviors.
We employ a variety of digital engagement practices to foster a dynamic and informative user experience. These include a dynamic, cohort-based marketing carousel within the app, personalized email and push notifications, and segmented market and price alerts, all of which are designed to inform users about the cryptoeconomy and Gemini’s product offerings, and in turn encourage deeper engagement with our platform. Certain practices, such as market and price alerts, recurring buy features, and trend-based market filters (e.g., top movers, top traded assets), may encourage users to trade more frequently, invest in different crypto assets, or explore new investment strategies. Features like empty-state designs and watchlist prompts help guide new users towards their first trading activities, while advanced order types provide tools for users to better control and time their trades without necessarily increasing their trading frequency. While these tools are designed to enhance user engagement and education, they may also influence a user’s trading behavior by encouraging broader exploration of the crypto market.

Our engaged user base further serves as the foundation of a self-reinforcing investment flywheel, enabling us to strategically allocate capital toward product development, innovation, and ecosystem expansion. By channeling user and market insights into product development, we continue to create offerings that complement and enhance the user experience with innovative products.
New products not only meet evolving user needs but also attract new users, deepen engagement and retention, and drive long-term growth. For example, Gemini users who hold the Gemini Credit Card have a higher on average lifetime value (“LTV”) than those who do not, demonstrating the value of creating interconnected services. Users who set up recurring buys tend to be more loyal and consistent, with higher LTV. In turn, this contributes to increased product stickiness by fostering recurring engagement.
In this way, our engagement and investment flywheel builds sustainable momentum: a growing user base powers product expansion, which in turn drives user retention, loyalty, increased revenue, and improved unit economics—fueling further innovation and market leadership.
Our Growth Strategies
To grow our business, we are predominantly focused on expanding our exchange platform via increased MTUs, increased average daily trading volume (“ADV”) and increasing the number of assets available on our platform.
Increasing Monthly Transacting Users.   To increase MTUs on our platform, we are focused on:
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Acquiring new retail users

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Acquiring new institutional users

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Expanding internationally

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Focusing on user experience

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Developing new product offerings

Increasing Average Daily Trading Volume.   To drive increased transaction activity on our platform, we are focused on:
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Investing in our core exchange infrastructure

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Growing our derivatives offerings

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Improving the synergies and usage across products

Increasing the Number of Assets Available on Our Platform.   We will continue to actively evaluate and list for support new tokens that appeal to investors for trading, as well as staking and custody.
Opportunistic Inorganic Growths.   Beyond our organic growth initiatives, we also regularly evaluate investment and acquisition opportunities that may help drive growth inorganically.
Recent Developments
Collaboration Agreement and Concurrent Private Placement
On September 8, 2025, we entered into a definitive agreement with Nasdaq, Inc., whereby Nasdaq, Inc. has agreed to purchase $50 million of our Class A common stock in a private placement at a per share price equal to the initial public offering price less the underwriting discounts and commissions. This investment is scheduled to close immediately subsequent to the closing of this offering and the satisfaction of certain conditions to closing as further described in the section titled, “Concurrent Private Placement.”
Additionally, on September 8, 2025, we entered into a definitive term sheet, pursuant to which Nasdaq, Inc. and Gemini will partner to give Nasdaq, Inc.’s clients, including listed companies and member firms, the ability to custody and stake crypto assets. We will pay Nasdaq, Inc. a share of the fees we collect from these clients based on their custody and staking activities. Additionally, we will become a reseller of Nasdaq, Inc.’s Calypso Solution to our institutional customers seeking collateral management solutions. The term sheet is subject to negotiation of definitive documentation, including with respect to the full scope of the implementation and integration of the intended relationship. While the term sheet represents a unique opportunity for the Company, certain details are not yet available and will only become available upon definitive documentation which is expected to take place after the closing of this offering. The Company will provide updated disclosure regarding the term sheet and its partnership with Nasdaq, Inc., subject to materiality, in the Company’s future periodic reports.
Ripple Cobranded Card
On August 25, 2025, Gemini launched a co-branded credit card in conjunction with Ripple. The launch was a substantial factor in more than 30,000 new credit card sign-ups in the month of August 2025, a new monthly high that was more than twice the number of credit card sign-ups in the prior month.
Summary Risk Factors
Our business is subject to a number of risks and uncertainties, as more fully described under “Risk Factors” in this prospectus. These risks could materially and adversely impact our business, operating results, and financial condition, which could cause the trading price of our Class A common stock to decline and could result in a loss of all or part of your investment. Some of these risks include:
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The slowing or stopping of the development or acceptance of blockchain networks and blockchain-based assets could have a material adverse effect on the successful development and adoption of our business.

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The future development and growth of the digital asset industry is subject to a variety of factors that are difficult to predict and evaluate.

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Our operating results have and will significantly fluctuate, due to inherent volatility associated with the digital asset industry including, but not limited to, the price of digital assets, regulatory scrutiny of certain digital assets or related products or services, or changes in applicable laws.

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Our total revenue is substantially dependent on the volume of digital asset transactions conducted on our platform, which is in turn significantly affected by the prices of digital assets. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected and the price of our Class A common stock could decline.

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Our net revenue is concentrated in a limited number of areas. For our digital asset exchanges, a meaningful concentration of our revenue is from transactions in bitcoin, ether and solana. If revenue from these areas declines and is not replaced by new trading in other digital assets or demand for other products and services, our business, operating results, and financial condition could be adversely affected.

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Our failure to safeguard and manage our and our users’ fiat currencies and digital assets could adversely impact our business, operating results, and financial condition.

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Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

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We operate in a highly competitive industry and we compete against unregulated or less regulated companies. We also face competition from DEXs and DAOs, which may be able to innovate faster and offer products and services that we do not offer. We also compete against companies with greater financial and other resources. Our business, operating results, and financial condition may be adversely affected if we are unable to respond to competition effectively.

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If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our net revenue, could decline, which could adversely impact our business, operating results, and financial condition.

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We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our users.

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Banking relationships in the digital asset space have historically been difficult to obtain and maintain. Loss of a critical banking or insurance relationship could adversely impact our business, operating results, and financial condition.

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A particular digital asset, digital asset transaction, or product or service offering’s status as a security or sold as part of a securities transaction in any relevant jurisdiction is subject to a high degree of uncertainty. If we incorrectly conclude that a digital asset, digital asset transaction, or product or service offering is not offered or sold as a security or securities transaction, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

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We are subject to an extensive, highly-evolving, and uncertain regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

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As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and anti-money laundering.

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We are, and may continue to be, subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm our business, operating results, and financial condition.

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Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements of Nasdaq.

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Following the completion of this offering, the Founders will control a majority of the voting power of shares eligible to vote in the election of our directors and on other matters submitted to a vote of our stockholders, and their interests may conflict with ours or yours in the future.

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We have historically relied on related party financing and we may not be able to secure comparable financing in the future.

Summary of the Transactions
Gemini Space Station, Inc., a Nevada corporation, was formed on February 4, 2025, and is the issuer of the Class A common stock offered by this prospectus. Prior to the reorganizational transactions described below, Gemini LLC is the sole stockholder of Gemini Space Station, Inc. and holds a nominal amount of common stock of Gemini Space Station, Inc., which will be cancelled in connection with the reorganizational transactions described below. Both prior to and following this offering, all of our business operations have been and will be conducted through Gemini LLC and its direct and indirect subsidiaries. The following reorganizational transactions (the “Transactions”) will be consummated immediately prior to the consummation of this offering.
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Gemini Astronaut Corps, LLC, a limited liability company (“Astronaut”), that holds LLC Interests on behalf of certain current and former members of management will be merged with and into Gemini Space Station, Inc. (the “Astro Merger”), with Gemini Space Station, Inc. surviving the merger and equityholders of Astronaut receiving (a) Class A common stock of Gemini Space Station, Inc. in exchange for their incentive profits interest units which have been fully vested, and (b) restricted Class A common stock of Gemini Space Station, Inc. in exchange for their incentive profit interest units which have not vested.

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Holding companies (the “Blockers”) formed by certain beneficial owners of Series B preferred LLC Interests solely to hold (directly or indirectly) such LLC Interests will be merged with and into Gemini Space Station, Inc. (the “Blocker Mergers”), with Gemini Space Station, Inc. surviving and equityholders of the Blockers receiving Class A common stock of Gemini Space Station, Inc. in exchange for their preferred LLC Interests (which will be converted into common LLC Interests immediately prior to the Blocker Mergers). In connection with the Blocker Mergers, we expect to obtain customary representations from such equityholders to the effect that the Blockers were formed solely to hold LLC Interests, and have not engaged in any other activities, owned any other assets, or been subject to any liabilities, in each case other than activities, assets and liabilities incident to their formation.

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Gemini Space Station, Inc. has formed Gemini Merger Sub, a limited liability company (“Merger Sub”), that is a wholly-owned subsidiary. Merger Sub will merge with Gemini LLC (the “LLC Merger” and, together with the Astro Merger and the Blocker Mergers, the “Mergers”), with Gemini LLC surviving the LLC Merger. In the LLC Merger, (a) the Founders will receive Class B common stock of Gemini Space Station, Inc. in exchange for their LLC Interests (including LLC Interests received upon the conversion of the Convertible Notes and the Convertible Term Loans, as described elsewhere in this prospectus), (b) the Series FF units of Gemini LLC of the Founders will be forfeited, (c) certain employees will receive Class A common stock of Gemini Space Station, Inc. in exchange for their phantom profits interest units which have been fully vested and will receive restricted Class A common stock in exchange for their phantom profits which have not vested, and (d) the remaining holders of LLC Interests (other than Gemini Space Station, Inc. and holders that are receiving Class A common stock in the Astro Merger or the Blocker Mergers) will receive Class A common stock of Gemini Space Station, Inc.

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Following the Transactions, Gemini LLC will be a direct wholly-owned subsidiary of Gemini Space Station, Inc.

Corporate Structure
The diagram below depicts our simplified organizational structure immediately following the consummation of the Transactions, the consummation of this offering and the concurrent private placement, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.
Emerging Growth Company
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, in this prospectus, we (i) have presented only two years of audited financial statements and (ii) have not included a compensation discussion and analysis of our executive compensation programs. In addition, for so long as we are an emerging growth company, among other exemptions, we will:
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not be required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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be permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

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not be required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; or

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not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes.”

In addition, under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We will remain an “emerging growth company” until the earliest to occur of:
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the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more;

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the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year;

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the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and

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the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering.

Corporate Information
Gemini Space Station, Inc. was incorporated in the State of Nevada on February 4, 2025. Our principal executive offices are located in New York, New York, and mailings and certain communications, including communications made pursuant to Rule 14a-8 and Rule 14d-3(a)(2)(i) of the Exchange Act, can be sent to 600 Third Avenue, 2nd Floor, New York, NY 10016. Our telephone number is (646) 751-4401. Our website address is www.gemini.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making an investment decision to purchase our Class A common stock. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

THE OFFERING
Issuer	Gemini Space Station, Inc.
Class A Common Stock Offered by Us	16,666,667 shares (17,119,474 shares if the underwriters exercise their option to purchase additional shares of Class A common stock from us in full).
Option to Purchase Additional Shares of Class A Common Stock	The underwriters have an option to purchase up to an aggregate of 452,807 and 380,526 additional shares of Class A common stock from us and the selling stockholders, respectively, at the initial public offering price, less the underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders upon such exercise.
Class A Common Stock Sold in the Concurrent Private Placement
Immediately subsequent to the closing of this offering, and subject to certain conditions of closing as described in the section titled “Concurrent Private Placement,” Nasdaq, Inc. will purchase $50 million of our Class A common stock from us in a private placement at a price per share equal to the initial public offering price less underwriting discounts and commissions. Based on the initial public offering price of $25.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), Nasdaq, Inc. will purchase 2,116,402 shares of our Class A common stock.
We will receive the full proceeds and will not pay any underwriting discounts or commissions with respect to the shares that are sold in the private placement. The sale of the shares in the private placement is contingent upon the completion of this offering. The sale of these shares to Nasdaq, Inc. will not be registered in this offering and will be subject to a lock-up agreement with the underwriters for a period of 180 days. See the section titled “Shares Eligible for Future Sale—Lock-Up Arrangements” for additional information regarding such restrictions. We refer to this private placement as the concurrent private placement.

Class A Common Stock to Be Outstanding Immediately After This Offering and the Concurrent Private Placement	43,410,689 shares (43,863,496 shares if the underwriters exercise their option to purchase additional shares of Class A common stock from us in full).
Class B Common Stock to Be Outstanding Immediately After This Offering and the Concurrent Private Placement	75,372,380 shares.
Total Class A and Class B Common Stock to Be Outstanding Immediately After This Offering and the Concurrent Private Placement	118,783,069 shares (119,235,876 shares if the underwriters exercise their option to purchase additional shares of Class A common stock from us in full).
Voting	Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by

Nevada law or our amended and restated articles of incorporation. On all matters presented to our stockholders generally, each share of our Class A common stock entitles its holders to one vote per share and each share of our Class B common stock entitles its holders to ten votes per share. See “Description of Capital Stock.”
Use of Proceeds
We estimate, based upon an assumed initial public offering price of $25.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering and the concurrent private placement of approximately $432.5 million (or $443.2 million if the underwriters exercise their option to purchase additional shares of Class A common stock from us in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The principal purposes of this offering and the concurrent private placement are to increase our capitalization and financial flexibility and to create a public market for our Class A common stock. We intend to use the net proceeds from this offering and the concurrent private placement (including any additional proceeds that we may receive if the underwriters exercise their option to purchase additional shares of our Class A common stock) for general corporate purposes, which may include product development, general and administrative matters, capital expenditures, and repayment of all or a portion of our third-party indebtedness.
The expected use of net proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of such net proceeds. We will not receive any proceeds from the sale of additional shares of Class A common stock by the selling stockholders. See “Use of Proceeds.”

Directed Share Program	At our request, the underwriters have reserved up to 10% of the shares of Class A common stock offered hereby, at the initial public offering price, to offer to certain individuals and entities. The sales will be made at our direction by Goldman Sachs & Co. LLC and its respective affiliates through a directed share program. If purchased by these persons, these shares will not be subject to lock-up restrictions, except to the extent that the purchasers of such shares are otherwise subject to lock-up agreements as a result of their relationships with us. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. See the section titled “Underwriting—Directed Share Program” for additional information.
Dividend Policy	We currently do not anticipate paying any cash dividends on our Class A common stock or Class B common stock after this offering or for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that our board of directors may deem relevant. See “Dividend Policy.”
Controlled Company	Upon completion of this offering and the concurrent private placement, the Founders will hold 94.5% of the voting power of our common stock eligible to vote in the election of our directors (or 94.5% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). As a result, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq and, therefore, will qualify for exemptions from certain corporate governance requirements of Nasdaq. While we have a compensation committee and a nomination committee, as a controlled company neither of these committees is composed entirely of independent directors. See “Management—Controlled Company.”
As long as the Founders beneficially own a majority of the voting power of our common stock, they will generally be able to control the outcome of matters submitted to our stockholders for approval, including the election of directors, without the approval of our other stockholders. See “Risk Factors—Risks Related to Our Organization and Structure—Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements of Nasdaq.”
Listing	We have been approved to list our Class A common stock on Nasdaq under the symbol “GEMI.”
Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

The number of shares of Class A common stock and Class B common stock to be outstanding following completion of this offering and the concurrent private placement is based on 24,627,620 shares of our Class A common stock and 75,372,380 shares of our Class B common stock outstanding as of June 30, 2025 after giving effect to the Transactions and excludes:

•
13,987,870 shares of Class A common stock consisting of (a) 6,915,144 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units (“RSUs”), granted under the Equity Plan (as defined below) to certain executive officers, other employees and board members, and (b) 7,072,726 shares of Class A common stock issuable upon the exercise of stock options granted under the Equity Plan to the Founders and certain executive officers, in each case following the effectiveness of the registration statement of which this prospectus forms a part, assuming an initial public offering price of $25.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus); and

•
11,439,480 shares of Class A common stock reserved for future issuance under the Equity Plan, excluding the 13,987,870 shares of Class A common stock issuable upon the vesting and settlement of the awards described in the prior bullet; and

•
7,478,632 shares of Class A common stock reserved for future issuance under the ESPP (as defined below).

•
For additional information, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operation—Stock-Based Compensation” and “Executive and Director Compensation—Equity Based Compensation.”

Unless otherwise indicated, all information contained in this prospectus assumes:
•
the consummation of the Transactions, including:

i.
the automatic conversion of (a) approximately $228.0 million in aggregate principal (plus accrued and unpaid interest thereon) in our Convertible Notes outstanding as of the closing date of this offering and (b) approximately $467.6 million in aggregate principal (plus accrued and unpaid interest thereon) in our Convertible Term Loans outstanding as of the closing date of this offering, into an aggregate of 34,782,665 LLC Interests, which will be exchanged in the LLC Merger for 34,782,665 shares of our Class B common stock immediately prior to the completion of this offering, assuming an initial public offering price of $25.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), with the Convertible Notes and Convertible Loans automatically converting pursuant to their terms at a price per share equal to eighty percent (80%) of the public offering price per share in this offering;

ii.
the conversion or exchange, as applicable, of (a)(i) all 15,037,510 Capital Common A Units outstanding, (ii) all 30,954,820 Series A Convertible Preferred Units outstanding, (iii) 16,722 Series B Convertible Preferred Units (together, with the Series A Convertible Preferred Units, the “Convertible Preferred Units”) outstanding, and (iv) 32,873 incentive Units outstanding as of June 30, 2025, in each case held by the Founders, into an aggregate of 40,589,715 shares of Class B common stock, and (b)(i) all 1,050,270 Basic Common Units outstanding, and (ii) the remaining 8,870,379 Series B Convertible Preferred Units outstanding into an aggregate 17,205,840 shares of Class A common stock, in each case assuming an initial public offering price of $25.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus); and

iii.
the exchange of the remaining 55,812,819 Incentive Units (inclusive of phantom units) outstanding as of June 30, 2025, for 3,247,140 shares of Class A common stock in respect of vested Incentive Units and 4,174,640 shares of restricted Class A common stock in respect of unvested Incentive Units, in each case assuming an initial public offering price of $25.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

•
the issuance of an aggregate of 2,116,402 shares of our Class A common stock to Nasdaq, Inc. upon the closing of the concurrent private placement, for gross proceeds to us of approximately $50 million, at a price per share equal to the initial public offering price less underwriting discounts and commissions, assuming an initial public offering price per share of $25.00, which is the midpoint of the price range set forth on the cover page of this prospectus;

•
no exercise of the underwriters’ option to purchase additional shares of Class A common stock;

•
an initial public offering price of $25.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•
the filing and effectiveness of our amended and restated articles of incorporation, including the effectiveness of the Transactions, which will occur immediately prior to the completion of this offering.

The number of shares of Class A common stock and Class B common stock to be issued in connection with the Transactions depends in part on the initial public offering price in this offering, which, as noted above, has been assumed for illustrative purposes within this prospectus to be the midpoint of the price range set forth on the cover page of this prospectus. The terms of our Convertible Notes, Convertible Loans, and Convertible Preferred Units provide that the ratio at which each such security converts into shares of Class A common stock or Class B common stock in connection with the Transactions will increase relative to the illustrative amount shown in this prospectus if the initial public offering price is below $25.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and decrease relative to such amounts if the initial public offering price is above $25.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus). For illustrative purposes only, the table below shows the total number of outstanding shares of our common stock expected to be outstanding after this offering and the concurrent private placement at various initial public offering prices:
Assumed public offering price ($)	Class A common stock outstanding after this offering and the concurrent private placement	Class B common stock outstanding after the offering and the concurrent private placement	Total common stock outstanding after this offering and the concurrent private placement
$24	43,366,674	75,504,578	118,871,252
$25	43,410,689	75,372,380	118,783,069
$26	43,451,320	75,250,349	118,701,669

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The following tables set forth summary historical consolidated financial data of Gemini LLC and Gemini Space Station, Inc as of the dates and for the periods indicated. Gemini LLC is considered the predecessor of Gemini Space Station, Inc. for accounting purposes, and its historical consolidated financial statements will be our historical consolidated financial statements following this offering. The consolidated statements of operations data for the years ended December 31, 2024 and 2023 are derived from the audited consolidated financial statements of Gemini LLC and related notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2025 and 2024, and the summary consolidated balance sheet data as of June 30, 2025, are derived from the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In our opinion, the unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such interim financial statements. Our historical results are not necessarily indicative of the results to be expected in the future and our interim results are not necessarily indicative of results to be expected for the full year or any other period. The summary historical financial data of Gemini Space Station, Inc. has not been presented because Gemini Space Station, Inc. is a newly incorporated entity and has not engaged in any business or other activities except in connection with its formation and initial capitalization.
The following summary historical consolidated financial data is qualified in its entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and related notes, the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this prospectus.
Consolidated Statement of Operations Data
	Year Ended, December 31		Six Months Ended, June 30
($ in thousands)	2023	2024	2024	2025
Revenue
Net revenue(1)	$96,313	$140,864	$73,524	$67,914
Other revenue	1,824	1,301	799	697
Total revenue	98,137	142,165	74,323	68,611
Operating expenses
Salaries and compensation	140,757	130,487	67,482	71,101
Technology(2)	55,036	63,663	31,881	34,473
General and administrative(3)	56,727	39,135	19,958	26,819
Legal expense	98,761	12,166	11,002	6,428
Transaction losses	27,613	19,915	11,877	7,683
Sales and marketing	20,627	22,565	7,000	25,158
Transaction processing	10,211	20,059	9,926	10,411
Total operating expenses	409,732	307,990	159,126	182,073
Operating loss	(311,595)	(165,825)	(84,803)	(113,462)
Other income (expense)
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	368,091	462,886	253,794	37,855
Realized and unrealized loss on related party crypto loans	(355,354)	(417,335)	(221,736)	(62,048)
Change in fair value on related party convertible notes	(4,138)	(30,663)	(13,521)	(17,611)
Change in fair value on related party loans(4)	—	—	—	(94,320)
Interest expense on related party loans	(17,084)	(42,804)	(18,427)	(30,243)
Interest expense on third party loans	(8,857)	(12,198)	(6,007)	(6,493)

	Year Ended, December 31		Six Months Ended, June 30
($ in thousands)	2023	2024	2024	2025
Other income (expense), net	5,188	55,019	53,279	(1,090)
Total other income (expense)	(12,154)	14,905	47,382	(173,950)
Net loss before income taxes	(323,749)	(150,920)	(37,421)	(287,412)
Income tax benefit (provision)	4,074	(7,626)	(3,951)	4,936
Net loss	$(319,675)	$(158,546)	$(41,372)	$(282,476)

(1)
Includes related party amounts of $1.0 million and $2.2 million for the years ended December 31, 2023 and 2024, respectively, and $1.1 and $1.2 million for the six months ended June 30, 2024 and 2025, respectively, as outlined in Note 20. Related Party Transactions to our financial statements included elsewhere in this prospectus.

(2)
Includes related party amounts of $1.7 million and $0.7 million for the years ended December 31, 2023 and 2024, respectively, and $0.5 million and $0.2 million for the six months ended June 30, 2024 and 2025, respectively, as outlined in Note 20. Related Party Transactions to our financial statements included elsewhere in this prospectus.

(3)
Includes related party amounts of less than $0.1 million and $0 in General and administrative expenses for the years ended December 31 2023 and 2024, respectively, and $0 and $0.1 million for the six months ended June 30, 2024 and 2025, respectively, as outlined in Note 20. Related Party Transactions to our financial statements included elsewhere in this prospectus.

(4)
Includes the change in fair value of the 2025 Term Loan Agreement (as defined below) and the change in fair value of the 2024 Term Loan Agreement (as defined below), which was amended in January 2025 to include a conversion feature, as outlined in Note 13. Related Party Loans and Convertible Notes to our condensed consolidated financial statements included elsewhere in this prospectus. The 2024 Term Loan Agreement was not subject to fair value measurement in prior periods.

Consolidated Balance Sheet Information
	As of June 30, 2025
($ in thousands)	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
Cash and cash equivalents	$51,053	$205,983	$641,214
Total assets	1,572,898	1,879,046	2,310,616
Total liabilities	2,107,980	1,586,618	1,585,653
Convertible preferred units	534,368	0	0
Total members’/stockholders’ equity (deficit)	(1,069,450)	292,428	724,963

(1)
The pro forma balance sheet data reflects the Transactions as if such Transactions had occurred on June 30, 2025. In giving effect to the Transactions, the pro forma balance sheet gives effect to amounts drawn under the Convertible Notes and Convertible Term Loans as of the closing date of this offering (which includes an additional $37.9 million of incremental borrowings subsequent to June 30, 2025). The pro forma balance sheet also gives effect to (i) approximately $75.0 million of proceeds to us subsequent to June 30, 2025 from our repurchase agreement with NYDIG, which obligation was collateralized by digital assets with an aggregate fair market value of approximately $118.4 million and (ii) approximately $41.9 million in incremental borrowings under our warehouse facility with Ripple (together, with (i), the “Additional Borrowings”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” and “Certain Relationships and Related Party Transactions—Other Related Party Transactions” for additional information.

(2)
The pro forma as adjusted consolidated balance sheet data reflects the pro forma adjustments set forth in footnote (1) above and (i) our sale and issuance of 16,666,667 shares of our Class A common stock in this offering at an assumed initial public offering price per share of $25.00, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (of which approximately $2.7 million was paid as of June 30, 2025), and (ii) the issuance of 2,116,402 shares of Class A common stock in the concurrent private placement, for gross proceeds to us of approximately $50 million, at a price per share equal to the initial public offering price less underwriting discounts and commissions, assuming an initial public offering price per share of $25.00, which is the midpoint of the price range set forth on the cover page of this prospectus.

(3)
Each $1.00 increase or decrease in the assumed initial public offering price per share of $25.00, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the amount of our pro forma as adjusted cash and cash equivalents, total assets and total members’/stockholders’ deficit by approximately $17.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 1.0 million share increase or decrease in the number of shares offered by us in this offering would increase or decrease the amount of our pro forma as adjusted cash and cash equivalents, total assets and total members’/stockholders’ deficit by approximately $23.6 million, assuming that the initial public offering price per share remains at $25.00, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
Key Business Metrics and Non-GAAP Financial Measure
	Year Ended December 31,		Six Months Ended June 30,
	2023	2024	2024	2025
Monthly Transacting Users (in thousands)(1)	448	512	497	523
Lifetime Transacting Users (in thousands)(1)	1,313	1,400	1,358	1,499
Card Sign-Ups(1)	5,508	8,023	2,818	23,115
Trading Volume (in billions)(1)	$12.5	$38.6	$16.6	$24.8
Assets on Platform (in billions)(1)	$9.7	$18.2	$13.9	$18.2
Net Income (Loss) (in thousands)	$(319,675)	$(158,546)	$(41,372)	$(282,476)
Adjusted EBITDA (in thousands)(2)	$(112,269)	$(13,236)	$32,042	$(113,455)

(1)
For additional information regarding our key business metrics, which include MTUs, LTUs, Card Sign-Ups, Trading Volume, and Assets on Platform, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Business Metrics.”

(2)
Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss), adjusted to exclude provision for (benefit from) income taxes, interest expense, depreciation and amortization, stock-based compensation expense, impairment, non-recurring legal contingencies, settlement and related costs, change in fair value on related party convertible notes, change in fair value on related party loans, and unrealized foreign exchange loss (gain). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Adjusted EBITDA” for a reconciliation of net income (loss) to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should consider carefully the following risks, together with the financial and other information contained in this prospectus, before you decide to purchase our Class A common stock. If any of the following risks or uncertainties actually occurs, our business, operating results, and financial condition could be materially and adversely affected. In that case, the market price of our Class A common stock could decline and you may lose all or a part of your investment. The risks discussed below are not exhaustive; additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, operating results, and financial condition. We cannot assure you that any of the events discussed below will not occur.
Risks Relating to Our Business and Industry
The slowing or stopping of the development or acceptance of blockchain networks and blockchain-based assets could have a material adverse effect on the successful development and adoption of our business.
Our business depends on the continued growth, development, and acceptance of blockchain networks, digital assets, and related technologies, which are subject to a high degree of uncertainty. Key factors influencing the further development of blockchain networks and digital assets include the global adoption of digital assets and blockchain technology; regulatory and quasi-government restrictions on access to and operation of blockchain networks; and the maintenance of open source protocols that support blockchain networks. Additional factors, such as shifts in consumer demographics and public preferences, the availability of alternative transaction methods, the potentially speculative nature of digital assets, and economic conditions domestically and globally, also contribute to this uncertainty. If blockchain adoption, acceptance, or functionality slows, halts, or changes in a way that diminishes our ability to grow our exchange, custody, and NFT businesses, our financial condition and growth prospects could be materially and adversely affected.
The future development and growth of the digital asset industry is subject to a variety of factors that are difficult to predict and evaluate.
If the market for digital assets declines or does not grow as we expect in terms of value, volume, or demand, our business, operating results, and financial condition could be materially adversely affected. Further, the future growth and development of the digital asset ecosystem is uncertain. Blockchain technology, digital assets, smart contracts, dApps, and DeFi are components of a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:
•
extreme price volatility or “black swan” events (i.e., highly improbable, unexpected occurrences with significant consequences that are extremely difficult to predict beforehand) with respect to different digital assets;

•
many blockchain networks have limited operating histories and are still in the process of development, which will affect the design, supply, issuance, functionality, and governance of their respective digital assets and underlying blockchain networks. Any of these factors could adversely affect their respective digital assets;

•
many blockchain networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, and adversely affect the associated digital assets;

•
technical issues, such as bugs or vulnerabilities in protocols, have led to disabled functionalities, exposure of personal information, and theft of users’ assets. These issues often require resolution by global miner, user, and developer communities, and their recurrence could undermine trust in digital assets;

•
with respect to hardware used in connection with wallets and blockchain networks generally, there are risks related to technological obsolescence, the vulnerability of the global supply chain and difficulty in obtaining new hardware;

•
several large networks, including Bitcoin, Ethereum, and Solana, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed or are unable to achieve widespread adoption, they could adversely affect the underlying digital assets;

•
many digital assets and their underlying blockchain networks have identified security issues, bugs, and software errors, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some digital assets, e.g., when creators of certain blockchain networks use procedures which could allow hackers to counterfeit tokens. Any weaknesses identified with a digital asset could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of these computers) obtains a majority of the compute or staking power on a blockchain network, the actor or botnet might be able to manipulate transactions, which could cause significant financial losses to holders, damage the network’s reputation and security, and adversely affect its value;

•
the development of new technologies for mining, such as improved application-specific integrated circuits, and changes in industry patterns such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, lead to increased liquid supply of digital assets, and reduce a digital asset’s price and attractiveness;

•
if rewards and transaction fees for miners or validators on any particular blockchain network are not sufficiently high to attract and retain miners or validators, a digital asset’s network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack;

•
many digital assets have concentrated ownership or an admin key, allowing a small group of holders to have significant unilateral control and influence over key decisions related to their blockchain networks or protocols, such as governance decisions and protocol changes, as well as the market price of such digital assets;

•
the governance of many decentralized blockchain networks and protocols is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular blockchain network or protocol, a lack of incentives for developers to maintain or develop the network or protocol, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network or protocol’s utility and ability to respond to challenges and grow;

•
many blockchain networks and protocols are in the early stages of developing partnerships and collaborations, any one or more of which may not succeed and adversely affect the usability and adoption of their respective digital assets;

•
digital assets have only recently become selectively accepted as a means of payment by retail and commercial outlets and use of digital assets by consumers to pay such retail and commercial outlets remains limited. Banks and other established financial institutions may refuse to (i) process funds for digital asset transactions; (ii) process wire transfers to or from digital asset exchanges, digital asset-related companies, and service providers; or (iii) maintain accounts for persons or entities transacting in crypto assets. As a result, the prices of various digital assets are largely determined by speculators, miners and validators, thus contributing to price volatility which makes retailers less likely to accept digital assets as a form of payment in the future;

•
banks may not provide or may cut off banking services to businesses that provide digital asset-related services or that accept digital assets as payment, which could harm our banking infrastructure, limit us from operating in certain jurisdictions or limit product or service offerings, dampen liquidity in the market, and damage public perception of digital assets generally or any one digital asset in particular (such as bitcoin) and their or our utility as a payment system. These actions could decrease the price of crypto assets generally or individually;

•
there is a lack of liquid markets in certain digital assets, and these markets are subject to possible manipulation;

•
certain digital assets have concentrated ownerships, and large sales or distributions by holders of such digital assets, or “whales,” could have an adverse effect on the market price of such digital assets; and

•
the characteristics of digital assets have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion, and ransomware scams.

Acceptance and/or widespread use of digital assets is uncertain and the prices of digital assets can be extremely volatile. For example, since 2023, the trading price of bitcoin has fluctuated from a low of approximately $16,000 to highs above $100,000. Our revenue is substantially dependent on the prices of digital assets and volume of digital asset transactions conducted on our platform. If such price or volume declines, this would materially adversely affect our business, operating results, and financial condition.
Our operating results have and will significantly fluctuate, due to inherent volatility associated with the digital asset industry including, but not limited to, the price of digital assets, regulatory scrutiny of certain digital assets or related products and services, or changes in applicable laws.
Our operating results are dependent on digital assets and the broader digital asset industry. Due to the highly volatile nature of the digital asset industry and the prices of digital assets, which have experienced and continue to experience significant volatility, our operating results have, and will continue to, fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader digital asset industry. Our operating results will continue to fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:
•
our dependence on offerings that are, in turn, dependent on digital asset trading activity, including trading volume and the prevailing trading prices for digital assets, whose trading prices and volume can be highly volatile;

•
our ability to attract, maintain, and grow our user base and engage our users;

•
changes in the legislative or regulatory environment, or actions by U.S. or foreign governments or regulators, including fines, orders, or consent decrees;

•
regulatory changes or scrutiny that impact our ability to offer certain products or services;

•
increased regulatory certainty, which could lead to greater competition from traditional financial services firms and other competitors with broader access to financial resources;

•
our ability to continue to diversify and grow our revenue;

•
pricing for or temporary suspensions of our products and services;

•
investments we make in the development of products and services, as well as international expansion, and sales and marketing;

•
adding digital assets to, or removing them from, our platform;

•
our ability to establish and maintain partnerships, collaborations, joint ventures, or strategic alliances with third parties;

•
market conditions of, and overall sentiment towards, the digital asset industry;

•
macroeconomic conditions, including interest rates, inflation, and instability in the global banking system;

•
adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

•
the development and introduction of existing and new products and services by us or our competitors or the emergence of new competitors;

•
our ability to control costs, including operating expenses incurred to grow and expand our operations and remain competitive;

•
system failure, outages, or interruptions, including with respect to our digital asset platform and third-party digital asset networks, which have occurred in the past and will likely occur in the future;

•
our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyberattacks, critical failures, errors, bugs, corrupted files, data losses, or other similar software failures, outages, breaches, and losses;

•
breaches of security or privacy;

•
real or perceived improper or unauthorized use of, disclosure of, or access to confidential, proprietary, personal, or sensitive data; and

•
our ability to attract and retain talent.

As a result of these factors, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate. In view of the rapidly evolving nature of our business and the digital asset industry, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may vary significantly from historical or projected rates and our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. As a result, the trading price of our Class A common stock may be volatile.
Our total revenue is substantially dependent on the volume of digital asset transactions conducted on our platform, which is in turn significantly affected by the prices of digital assets. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected and the price of our Class A common stock could decline.
We generate a large portion of our total revenue from transaction fees on our platform in connection with the purchase, sale, and trading of digital assets by our users. The transaction price, represented by the trading fee, varies depending on the value of the transaction and/or the user’s transaction volume processed over the previous thirty-day period. Instant orders also incur a convenience fee that is typically calculated at a rate around 50 basis points above the market price. Declines in the volume of digital asset transactions, the price of digital assets, or market liquidity for digital assets generally may result in lower total revenue to us.
The price of digital assets and associated demand for buying, selling, and trading digital assets have historically been subject to significant volatility. For instance, in 2017, the value of certain digital assets, including bitcoin, experienced steep increases in value, and our user base expanded worldwide. Value increases of certain digital assets, including bitcoin, from 2016 to 2017, and then again in 2021, were followed by a steep decline in 2018 and again in 2022, which adversely affected our net revenue and operating results. While the value of digital assets, including bitcoin, increased significantly in 2024, if the value of digital assets and transaction volume do not continue to increase or they experience a decline in the future, our ability to generate revenue may suffer and user demand for our products and services may decline. These factors could adversely affect our business, operating results, and financial condition and cause the price of our Class A common stock to decline. The price and trading volume of any digital asset is subject to significant uncertainty and volatility, depending on a number of factors, including:
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market conditions of, and overall sentiment towards, digital assets and the digital asset industry, including, but not limited to, as a result of actions taken by or developments of other participants in the digital asset industry;

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changes in liquidity, market-making volume, and trading activities;

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trading activities on other digital asset platforms worldwide, including platforms that may be impacted by manipulative trading activity;

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investment and trading activities of highly active consumer and institutional users, speculators, miners, validators, and investors;

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the speed and rate at which digital assets are able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;

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the ability or inability of the digital asset industry to develop and commercialize profitable near-term use cases for digital assets and blockchain technology generally;

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decreased user and investor confidence in digital assets and crypto platforms;

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negative publicity and events relating to the digital asset industry;

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unpredictable social media coverage or “trending” of digital assets, or other rumors and market speculation regarding digital assets;

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the functionality and utility of digital assets and their associated ecosystems and networks, including digital assets designed for use in various applications;

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consumer preferences and perceived value of digital assets and digital asset markets;

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increased competition from other payment services or other digital assets that exhibit better speed, security, scalability, or other characteristics;

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adverse legal proceedings or regulatory enforcement actions, judgments, or settlements impacting digital asset industry participants;

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regulatory or legislative changes, including a change in sentiment towards, and scrutiny and updates affecting the digital asset industry;

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the characterization of digital assets under the laws of various jurisdictions around the world, some of which could require technical modifications to our platform that would be difficult and time consuming to complete;

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the adoption of unfavorable taxation policies on digital asset investments by governmental entities;

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the maintenance, troubleshooting, and development of blockchain networks and associated digital assets, including by miners, validators, and developers worldwide;

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the ability for blockchain networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

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legal and regulatory changes affecting the operations of miners and validators of blockchain networks, including limitations and prohibitions on mining activities, or new legislative or regulatory requirements as a result of growing environmental concerns around the use of energy in Bitcoin and other proof-of-work mining activities;

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ongoing technological viability and security of digital assets and their associated smart contracts, applications, and networks, including vulnerabilities against hacks and scalability;

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fees and speed associated with processing digital asset transactions, including on the underlying blockchain networks and on digital asset platforms;

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financial strength of market participants;

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the availability and cost of funding and capital;

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liquidity and credit risk of other digital asset platforms;

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interruptions or temporary suspensions or other compulsory restrictions in products or services from or failures of major digital asset platforms;

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the availability of an active derivatives market for various digital assets;

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the availability of banking and payment services to support digital asset-related projects;

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instability in the global banking system;

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the level of interest rates and inflation;

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monetary policies of governments, trade restrictions, and fiat currency devaluations; and

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national and international economic and political conditions.

There is no assurance that any supported digital asset will maintain its value or that there will be meaningful levels of trading activities. In the event that the price of digital assets or the demand for trading digital assets declines, our business, operating results, and financial condition would be adversely affected and the price of our Class A common stock could decline.

Our net revenue is concentrated in a limited number of areas. For our digital asset exchanges, a meaningful concentration of our revenue is from transactions in bitcoin, ether and solana. If revenue from these areas declines and is not replaced by new trading in other digital assets or demand for other products and services, our business, operating results, and financial condition could be adversely affected.
While we support a diverse portfolio of digital assets for trading, staking, and custody, for our digital asset exchanges, our net revenue is concentrated in a limited number of areas, such as transactions in bitcoin, ether, and solana. During 2022 and 2023, the value of bitcoin, ether, solana, and other digital assets declined steeply. While the value of many digital assets recovered in 2024, if the value of these digital assets does not continue to increase or declines in the future, our business and operating results could be adversely affected. As such, in addition to the factors impacting the broader digital asset industry described in this section, our revenue may be adversely affected if the markets for bitcoin, ether, and solana deteriorate or if their prices decline, including because of the following factors:
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the reduction in mining rewards of Bitcoin, including block reward halving events, which are events that occur after a specific period of time and reduces the block reward earned by miners;

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public sentiment related to the actual or perceived environmental impact of blockchain technology and related activities, including environmental concerns raised by private individuals and governmental actors related to the energy resources consumed in the Bitcoin mining process;

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the migration of Ethereum to a proof-of-stake consensus mechanism;

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disruptions, hacks, splits in the underlying networks also known as forks, attacks by malicious actors who control a significant portion of the networks’ hash rate through double spend or 51% attacks, and similar incidents affecting the Bitcoin, Ethereum, or Solana blockchain networks;

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hard forks resulting in the creation of and divergence into multiple separate networks, such as Bitcoin Cash and Ethereum Classic;

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informal governance led by Bitcoin, Ethereum, and Solana’s core developers that leads to revisions to the underlying source code or inactions that prevent network scaling, and which evolves over time largely based on self-determined participation, which may result in new changes or updates that affect their speed, security, usability, or value;

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the ability for Bitcoin, Ethereum, and Solana’s blockchain networks to resolve significant scaling challenges and increase the volume and speed of transactions;

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transaction congestion and fees associated with processing transactions on the Bitcoin, Ethereum, and Solana networks;

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the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of Satoshi’s bitcoin;

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negative perception of Bitcoin, Ethereum, and Solana;

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developments in mathematics, technology, digital computing, algebraic geometry, and quantum computing that could result in the cryptography which is used by Bitcoin, Ethereum, and Solana becoming insecure or ineffective;

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adverse legal proceedings or regulatory enforcement actions, judgments, or settlements impacting digital asset industry participants;

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regulatory, legislative, or other compulsory or informal restrictions or limitations on Bitcoin, Ethereum, and Solana lending, mining, or staking activities;

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liquidity and credit risk issues experienced by other digital asset platforms and other participants of the digital asset industry; and

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laws and regulations affecting the Bitcoin, Ethereum, and Solana networks or access to these networks, including a determination that either Bitcoin, Ethereum, or Solana constitutes a security or other regulated financial instrument under the laws of any jurisdiction.

A significant amount of the trading volume on our platform is derived from a relatively small number of institutional market makers, and the loss of these market makers, or a reduction in their trading volume, could have an adverse effect on our business, operating results, and financial condition.
A relatively small number of institutional market makers have historically accounted for around half of the total trading volume on our platform. We expect significant trading volume and net revenue attributable to these market makers for the foreseeable future. As a result, while our business is not materially dependent on any single user, a loss of these market makers, or a reduction in their trading volume, and our inability to replace them, could have an adverse effect on our business, operating results, and financial condition.
Our operating expenses may increase in the future, and absent corresponding revenues we may not be able to achieve profitability or positive cash flow from operations, which may cause our business, operating results, and financial condition to be adversely impacted.
Our operating expenses may increase in the future as we continue to attract and retain talent, expand our sales and marketing efforts, develop additional products and services, expand our international business, and incur regulatory or compliance expenses. While we consistently evaluate opportunities to drive efficiency, we cannot guarantee that these efforts will be successful. Our operations may prove more expensive than we currently anticipate, and we may not succeed in increasing our net revenue sufficiently to offset these higher expenses. Our revenue growth may be further impacted by reduced demand for our offerings, increased competition, adverse macroeconomic conditions, a decrease in the growth or size of the digital asset industry, regulatory uncertainty or scrutiny, or changes that impact our ability to offer certain products or services, any failure to capitalize on growth opportunities, or failure of new products and services we develop to gain traction in the market. We cannot be certain that we will be able to achieve profitability or achieve positive operating cash flow in any period. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, operating results, and financial condition may suffer.
Adverse economic conditions may adversely affect our business.
Our performance is subject to general economic conditions, and their effects on the digital asset markets and our users. The United States and other key international economies have periodically experienced cyclical downturns in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall heightened economic uncertainty. Adverse general economic conditions have impacted digital assets, although the extent of which remains uncertain and dependent on a variety of factors, including market adoption of digital assets, global trends in the digital asset industry, central bank monetary policies, instability in the global banking system, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations, can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital asset markets. For example, capital and credit markets have experienced extreme volatility and disruptions in the past, leading to significant declines in the value of digital assets. To the extent general economic conditions and digital assets markets materially deteriorate or the current decline continues for a prolonged period, our ability to generate revenue and to attract and retain users could suffer and our business, operating results, and financial condition could be adversely affected. Moreover, even if general economic conditions improve, there is no guarantee that the digital asset industry will similarly improve.
Further, in 2022, several blockchain protocols and digital asset financial firms, and in particular protocols and firms involving high levels of financial leverage such as high-yield lending products or derivatives trading, suffered from insolvency and liquidity crises, including FTX, Celsius Networks, Voyager, and Three Arrows Capital. Some of these failures are alleged or have been held to be the result of fraudulent activity by insiders, including misappropriation of user funds, illicit activity, and failures in internal controls. In connection with these incidents, concerns were raised about the potential for a market condition where the failure of one company leads to the financial distress of other companies. If such a market condition were to become widespread in the digital asset industry, we could suffer from increased counterparty risk, including defaults or bankruptcies of major users or counterparties, which could lead to significantly reduced activity on our platform and fewer available digital asset market opportunities in general. Further, forced selling of digital assets by distressed companies could lead to lower digital asset prices and may lead to a reduction in our revenue. To the extent that conditions in the general economic and digital asset markets were to materially deteriorate, our ability to attract and retain users may suffer.
Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties, or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors regarding such events or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, in March 2023, Silvergate Capital Corp. announced it would wind down operations and liquidate Silvergate Bank. Soon after, the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver for Silicon Valley Bank and Signature Bank. As a result of these developments and related issues with other financial institutions, the prices of fiat-backed stablecoins were temporarily impacted and may be similarly impacted again in the future. Instability in the global banking system could have negative ramifications, such as additional market-wide liquidity problems or impacted access to deposits and investments for users of affected banks and certain banking partners. Our business, operating results, and financial condition could be adversely affected as a result.
With respect to our credit card business, economic downturns may negatively affect our cardholders’ ability to repay outstanding debt, leading to increased delinquency and default rates. During periods of economic stress, such as recessions or rising unemployment, cardholders may face reduced income or financial instability, impairing their ability to meet payment obligations. Higher delinquency rates can result in increased credit losses and may require us to increase our loan loss reserves, which could adversely affect our profitability. Additionally, prolonged economic hardship may limit our ability to recover on charged-off accounts, further impacting financial performance. These factors could significantly impact our credit card business, operating results, and financial condition.
Fluctuations in currency exchange rates could harm our operating results and financial condition.
Revenue generated and expenses incurred from our international operations are often denominated in the currencies of the local countries. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our operating results reflected in our U.S. dollar-denominated financial statements. Our financial results are also subject to changes in exchange rates that impact the settlement of transactions in non-functional currencies. As a result, it could be more difficult to detect underlying trends in our business and operating results. To the extent that fluctuations in currency exchange rates cause our operating results to differ from expectations of investors, the market price of our Class A common stock could be adversely impacted. From time to time, we may engage in currency hedging activities to limit the risk of foreign currency exchange rate fluctuations. To the extent we use hedging instruments to hedge exposure to fluctuations in foreign currency exchange rates, the use of such hedging instruments may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place, and may introduce additional risks if we are unable to structure effective hedges with such instruments.
Interest rate fluctuations could negatively impact us.
The level of prevailing short-term interest rates affects our profitability because we derive a portion of our revenue from interest earned from funds deposited with us by our users which we hold on their behalf in custodial accounts at banks and from stablecoin revenue, which is derived from interest earned on GUSD reserve balances. Higher interest rates increase the amount of interest income and stablecoin revenue earned from these activities. When short-term interest rates decline, our revenue derived from interest correspondingly declines, which negatively impacts our profitability. Further, if interest rates were to significantly decline from levels reached in the recent interest rate environment, our net revenue could decline. Conversely, when interest rates increase, investors may choose to shift their asset allocations, which could negatively impact our stock price or the digital asset industry more generally.
Rising interest rates may also materially and adversely impact our credit card program by impacting cardholders’ ability to repay outstanding balances, leading to higher delinquency and default rates. As interest rates increase, the cost of carrying debt rises for cardholders, which may strain their financial resources and reduce their capacity to meet monthly payment obligations. This environment could lead to a higher proportion of cardholders falling behind on payments, increasing our credit losses and requiring us to raise our loan loss reserves. Additionally, higher interest rates may reduce cardholder spending and demand for credit, which could limit the revenue, growth, and profitability of our credit card business. These effects could collectively harm our credit card business, operating results, and financial condition.
Our failure to safeguard and manage our and our users’ fiat currencies and digital assets could adversely impact our business, operating results, and financial condition.
We hold fiat currencies and safeguard digital assets on behalf of our users. Our expanding number of regulated entities will rely on an increasing number of hot, MPC, and cold wallets, as well as an increasing number of omnibus bank accounts, which heightens the complexity of our operations, including fiat and blockchain reconciliations and the maintenance of our internal ledger and related accounting procedures. Subcustodial arrangements among our various regulated entities adds to the operational complexity of our international operations. Delays, errors, or failures in these operations could result in investigations, regulatory and enforcement actions, or litigation, and adversely impact our reputation, business, operating results, and financial condition.
Our ability to manage and accurately safeguard our users’ assets requires a high level of internal controls. As our business continues to grow and we expand our product and service offerings, we must continue to strengthen our associated internal controls and ensure that our third-party service providers do the same. Our success and the success of our offerings requires significant public confidence in our ability to properly manage users’ balances and handle large and growing transaction volumes and amounts of user funds. Any failure by us to maintain the necessary controls or to manage user digital assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm or significant financial losses, lead users to discontinue or reduce their use of our products, and result in significant penalties and fines and additional restrictions, which could adversely impact our business, operating results, and financial condition.
We deposit, transfer, and custody user cash and digital assets in multiple jurisdictions. In each instance, we are required to safeguard users’ assets using bank-level security standards applicable to our hot and cold wallet and storage systems, as well as our financial management systems related to such custodial functions. In general, the overwhelming majority of digital assets on our platform are held in cold storage. Our security technology is designed to prevent, detect, and mitigate inappropriate access to our systems, by internal or external threats. We believe we have developed and maintained administrative, technical, and physical safeguards designed to comply with applicable legal requirements and industry standards. However, it is nevertheless possible that hackers, employees, service providers, or others acting contrary to our policies could circumvent these safeguards to improperly access our systems or documents, or the systems or documents of our business partners, agents, or service providers, and improperly access, obtain, or misuse user digital assets and funds. The methods used to obtain unauthorized access, disable, or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time.
We also hold fiat currency and digital assets for administrative and operating purposes. We segregate such assets from our users’ assets by maintaining an internal ledger that distinguishes between customer assets, company assets, and those of affiliates or others. We perform monthly reconciliations between this ledger and onchain balances, maintain an audit trail of all ledger and trading activity, and utilize controls that are subject to our SOC 1 Type 2 exam. Despite these steps we take to segregate such assets from our user assets, any failure to properly safeguard, manage, or account for these funds could result in financial losses, regulatory scrutiny, reputational harm, or legal liability.
The loss or destruction of a private key required to access our or our users’ digital assets may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to the digital assets we hold on behalf of users, our users may be unable to access their digital assets, which could harm user trust in us and our products and services and cause regulatory scrutiny.
In order to own, transfer, and use a digital asset on an underlying blockchain network, a person must have a private and public key pair associated with a blockchain address, commonly referred to as a “wallet.” Digital assets are generally controllable only by the possessor of the unique private key relating to the wallet in which the digital assets are held. To the extent that any of the private keys or other necessary credentials relating to our wallets containing digital assets held for our own account or for our users is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the digital assets held in the related wallet. Any loss of private keys or other credentials relating to, or hack or other compromise of, digital wallets used to store our users’ digital assets could adversely affect our users’ ability to access or sell their digital assets, require us to reimburse our users for their losses, and subject us to significant financial losses in addition to losing user trust in us and our products and services. As such, any loss of private keys or other digital wallet credentials due to a hack, employee or service provider misconduct or error, or other compromise by third parties could negatively impact our brand and reputation, result in significant losses, and adversely impact our business.
Cyberattacks and security breaches—whether affecting our platform, our employees, our users, or third parties—could adversely impact our brand and reputation and our business, operating results, and financial condition.
Our business involves the collection, storage, transmission, and processing of confidential information such as user, employee, service provider, and other personal data, and information required to access user assets. We have built our reputation on the premise that our platform offers users a secure way to purchase, store, and transact in digital assets. As a result, any actual or perceived security breach affecting us or our third-party partners may:
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harm our reputation and brand;

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result in our systems, networks, or services being unavailable and interrupt our operations;

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result in improper disclosure of data and violations of applicable privacy and data protection laws;

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result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;

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cause us to incur significant remediation costs;

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lead to theft or irretrievable loss of our or our users’ fiat currencies or digital assets;

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reduce user confidence in, or decreased use of, our products and services;

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divert the attention of management from the operation of our business;

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result in significant compensation or contractual penalties from us to our users or third parties as a result of losses to them or claims by them; and

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adversely affect our business and operating results.

For example, in 2022, certain of our third-party vendors and suppliers experienced data breaches, which resulted in the exposure of the email addresses and phone numbers of certain of our users, and corresponding notification to those users and applicable regulators. Further, in June 2024, an unauthorized actor breached the systems of a service provider of one of our third-party automated clearing house (“ACH”) banking partners, affecting approximately 15,000 of our users, resulting in notification to those users and applicable regulators. In each case, there were no material failures of our technology systems.
An increasing number of organizations, including large merchants, businesses, technology companies, financial institutions, and government institutions have disclosed breaches of their information security systems and networks, some of which have involved sophisticated and highly targeted attacks, on their or their third-party service providers’ websites, mobile applications, and infrastructure. Any actual or perceived breach or cybersecurity attack directed at other financial institutions or digital asset companies, whether or not we are directly impacted, could lead to a general loss of user confidence in the digital asset industry or in the use of technology to conduct financial transactions, which could negatively impact us and market perception of the effectiveness of our security measures and technology infrastructure.
Attacks upon systems and networks across a variety of industries, including the digital asset industry, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals which include state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including users’ personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. Such threats may see their frequency increased and effectiveness enhanced by the use of artificial intelligence (“AI”). Further, these risks may be heightened in connection with ongoing global conflicts such as Russia’s invasion of Ukraine or the Israel-Hamas conflict. These attacks may occur on our systems and networks or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems and networks remain undisturbed. Attacks may be designed to exploit operational vulnerabilities or other weaknesses in our processes or procedures, to deceive employees and service providers into releasing control of our systems or networks, or to introduce computer viruses and malware into our systems or networks with the intent to steal confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target, and we may not be able to implement adequate preventative measures.
Although we have not experienced a direct hack in over ten years and we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks, and expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We may, from time to time, experience future breaches of our security measures. These breaches may be due to human error, malfeasance, insider threats, system errors, system vulnerabilities and other irregularities. Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and networks, as well as those of our users, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, ransomware, denial-of-service attacks, and attempting to fraudulently induce individuals (including employees, service providers, and our users) into disclosing usernames, passwords, payment card information, and other sensitive information, which may in turn be used to access our information technology systems and users’ digital assets. Threats can come from a variety of sources such as criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. We may also acquire other companies that expose us to unexpected security risks or increase costs to improve the security posture of the acquired company. Further, there has been an increase in such threat actor activities because of the increased prevalence of hybrid and remote working arrangements in recent years. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time. Any perceived or actual security breach—whether affecting our platform, our users, or third parties—may expose us to legal risk and potential liability, including governmental or regulatory investigations and class action litigation.
While we generally perform cybersecurity diligence on our key third-party service providers, we do not control our third-party service providers and our ability to monitor their cybersecurity measures is limited. Some of our third-party service providers may store or have access to our data and may not have effective controls, processes, or practices to protect our information from data breaches or other cybersecurity incidents. A vulnerability in a third-party service provider’s software or systems, a failure of our third-party service providers’ safeguards, policies, or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity, or availability of our systems or the data housed in our third-party solutions. Due to applicable laws and regulations or contractual obligations, we may be held responsible for data breaches or other cybersecurity incidents attributed to our service providers as they relate to the information we share with them. Such incidents could expose us to significant financial and legal liabilities, including regulatory fines, penalties, litigation, and remediation costs.
Although we maintain insurance coverage, it may be insufficient to protect us against all losses and costs stemming from security breaches, cyberattacks, other types of unlawful activity or resulting disruptions, data theft, and loss from such events. We cannot be certain that our insurance coverage will continue to be available to us on economically reasonable terms, if at all, or that any insurer will not deny coverage as to any future claims. Outages and disruptions of our platform, including any caused by cyberattacks, may harm our reputation and our business, operating results, and financial condition.

Custody services, and any blockchain technology on which they rely, may be the target of cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches and the loss or theft of digital assets that are held or deposited.
Custody services, their structural foundation, and the software applications and other interfaces or applications upon which they rely (including blockchain technology) are based on relatively new technologies, and there can be no assurances that custody services are or will be fully secure, which may result in losses of users’ digital assets and an unwillingness of market participants to access, adopt, and utilize digital assets or the custody services. Examples of the above include but are not limited to:
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a cyberattack causing a user withdrawal instruction, or a withdrawal address being altered;

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a user receiving an incorrect blockchain address, or us sending digital assets to the wrong blockchain address;

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hardware failures delaying or preventing deposits and withdrawals;

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the tampering or spoofing of user instructions and materials;

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deposit addresses being incorrectly stored;

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the hacking or unavailability of user portals rendering users unable to access their account;

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vulnerabilities within the applicable blockchain code arising or the blockchain being manipulated by a malicious actor;

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attacks on third-party technology supplier infrastructure, such as cloud providers;

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a cyberattack causing the individual to lose otherwise valid credentials;

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the tampering with laptop codes to cause withdrawals to incorrect withdrawal addresses; and

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bad acts by employees, third-party service providers, and others.

While we will take steps to ensure security and protection against such incidents, no assurance can be given that our custody services are or will be fully secure and protected from attack, and any failure in this regard could result in enforcement actions, litigation, significant costs being incurred, fines, and other penalties, thereby adversely affecting our reputation, business, operating results, and financial condition. The impact of such attacks could also negatively impact the utilization of digital assets and potentially result in a decline in the broader market price of the affected digital assets.
Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.
Our reputation and ability to attract and retain users and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. Our digital asset exchanges and our NFT marketplace, Nifty Gateway, and the ability of our users to trade digital assets and NFTs are dependent on our ability to access the blockchain networks underlying the supported digital assets and NFTs, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.
Our systems, the systems of our third-party service providers and partners, and certain digital asset and blockchain networks have experienced from time to time, and may experience in the future, service interruptions or degradation. This can be due to hardware and software bugs, defects, or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary trading volumes or site usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems, including systems of companies we have acquired, or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.
If any of our systems or networks, or those of our third-party service providers, are disrupted for any reason, as has happened in the past, our products and services may be interrupted or even fail, potentially resulting in unanticipated disruptions, slower response times and delays in our users’ trade execution and processing, failed settlement of trades, delays in withdrawing stakes assets, incomplete or inaccurate accounting, recording, or processing of trades, unauthorized trades, loss of user information, increased demand on limited user support resources, user claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our operations, including our exchange, custody, credit card, and NFT businesses. Significant or persistent interruptions in our services could cause current or potential users or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation. Moreover, to the extent that any system failure or similar event results in damages to our users or their business partners, these users or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.
Our data processing systems, or other operating systems and facilities, and those of our third-party service providers, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our and our third-party service providers’ control. While we have business continuity, disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately covered or addressed by such policies and procedures. Furthermore, if such failures, interruptions, or security breaches are not detected immediately, their effect could be compounded. Our risk and exposure to these matters remains heightened because of the evolving nature of these threats and our use of third-party service providers with access to our systems and data.
Because we are a regulated financial institution in certain jurisdictions, interruptions may result in regulatory scrutiny, and significant or persistent interruptions could lead to significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking relationships that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.
In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.
Our platform may be exploited to facilitate illegal activity such as fraud, money laundering, terrorist financing, proliferation financing, tax evasion, and scams. If any of our users use our platform to further such illegal activities, our business could be adversely affected.
Our platform may be exploited to facilitate illegal activity including fraud, money laundering, terrorist financing, proliferation financing, tax evasion, and scams. The use of our platform for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a user is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, or prosecution, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Owners of intellectual property rights or government authorities may seek to bring legal action against money transmitters, including us, for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.
Moreover, while fiat currencies can be used to facilitate illegal activities, digital assets are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of digital assets have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain digital asset transactions, and encryption technology that anonymizes these transactions, that make digital assets susceptible to use in illegal activity. U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice, SEC, Commodity Futures Trading Commission (the “CFTC”), the FTC, or the Internal Revenue Service (“IRS”), and various state securities and financial regulators have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving digital assets. We also support digital assets that incorporate privacy-enhancing features, and may from time to time support additional digital assets with similar functionalities. These privacy-enhancing digital assets obscure the identities of sender and receiver, and may prevent law enforcement officials from tracing the source of funds on the blockchain. Facilitating transactions in these digital assets may cause us to be at increased risk of liability arising out of anti-money laundering (“AML”) and economic sanctions laws and regulations.
While we believe that our risk management and compliance framework is designed to detect significant illicit activities conducted by our potential or existing users, we cannot ensure that we will be able to detect all illegal activity on our platform. Illegal activity, the appearance of illegal activity, or government inquiries into the potential for illegal activity may have an adverse impact on our business, operating results, and financial condition. Further, any efforts to identify and remedy such illegal or fraudulent activity may be costly, time-consuming and ultimately may not be successful. If any of our users use our platform to further such illegal activities, our business and reputation could be materially and adversely affected.
From time to time, we may encounter technical issues in connection with the integration of supported digital assets and changes and upgrades to their underlying networks, which could adversely affect our business.
In order to support any supported digital asset, a variety of front and back-end technical and development work is required to implement our wallet, custody, trading, staking and other solutions for our users, and to integrate such supported digital assets with our existing technical infrastructure. Some digital assets require extensive development work, and there is no guarantee that we will be able to integrate successfully with any existing or future digital asset. In addition, such integration may introduce software errors or weaknesses into our cryptocurrency exchange or NFT marketplace, including our existing infrastructure. Even if such integration is initially successful, any number of technical changes, software upgrades, soft or hard forks, cybersecurity incidents, or other changes to the underlying blockchain network may occur from time to time, causing incompatibility, technical issues, disruptions, or security weaknesses to our digital asset exchanges or NFT marketplace. If we are unable to identify, troubleshoot and resolve any such issues successfully, we may be forced to stop supporting the affected digital asset. This could result in frozen or lost user assets, compromised wallet security, and disruptions to our digital asset exchange, NFT marketplace, and technical infrastructure, all of which could adversely impact our business.
Relatedly, as new product features or additional supported assets are made available by our digital asset exchanges, the various system components and supporting function systems may not integrate properly and the new product features may not be sufficient to meet the needs of our users. Such potential technical limitations may limit our ability to effectively respond to industry and regulatory changes, market demands, or user needs. For more information, see “—Risks Relating to our Business and Industry—If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our net revenue, could decline, which could adversely impact our business, operating results, and financial condition.”
Our insurance coverage is limited, may not cover all losses, and could be hard to maintain in the future.
We rely on insurance carriers to insure losses resulting from a breach of our physical security or cybersecurity measures, or by employee or third-party theft. Our insurance coverage for such malfeasance is limited and may not cover the extent of loss nor the nature of such loss, in which case we may be liable for the full amount of losses suffered, which could be greater than all of our assets. Our ability to maintain such insurance is subject to the insurance carriers’ ongoing underwriting criteria. Our inability to obtain and maintain appropriate insurance coverage could result in substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory scrutiny. Any loss of a user’s fiat currency or digital assets could result in a subsequent lapse in insurance coverage, which could adversely impact our business, operating results, and financial condition.
We operate in a highly competitive industry and we compete against unregulated or less regulated companies. We also face competition from DEXs and DAOs, which may be able to innovate faster and offer products and services that we do not offer. We also compete against companies with greater financial and other resources. Our business, operating results, and financial condition may be adversely affected if we are unable to respond to competition effectively.
The digital asset industry is highly innovative, rapidly evolving, characterized by competition, experimentation, changing user needs, frequent introductions of new products and services, and uncertain and evolving industry and regulatory requirements. We expect competition across our products and services to further intensify in the future as existing and new competitors introduce new products and services or enhance existing products and services. We compete against a number of companies operating both within the United States and abroad, including those that focus on traditional financial services and those that focus on digital asset-based services.
Our current and contemplated competition falls into the following categories:
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other highly regulated digital asset custodians and exchanges, both in the U.S. and abroad;

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certain foreign digital asset custodians and exchanges that are either unregulated or subject to significantly less stringent or onerous regulation, some of whom are potentially able to more quickly adapt to trends, support a greater number of digital assets, and develop new digital asset-based products and services due to less stringent or onerous regulatory scrutiny;

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DEXs, DAOs, and dApps;

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other stablecoin issuers, both in the U.S. and other jurisdictions;

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traditional financial technology and brokerage firms that have entered, or may enter, the digital asset market to offer overlapping features targeted at our users; and

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other credit card issuers in the credit card market, which makes it potentially difficult to attract and retain users for our Gemini Credit Card due to intense competition.

Historically, a major source of competition has been from companies, in particular those located outside the U.S., who at times are and may in the future be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. Their business models benefit from being unregulated or only regulated in a small number of jurisdictions with less onerous regulations than the U.S., while also offering their products in highly regulated jurisdictions, including the United States, without necessarily complying with the relevant regulatory requirements in such jurisdictions. Our ability to compete with these companies is limited. Due to the fact that we hold licenses in several jurisdictions with developed regulatory regimes, we have not been able to offer products and services that some users may desire, including products and services that our unregulated or less regulated competitors offer to our users.
We also compete against an increasing number of DeFi and noncustodial platforms, including DEXs and DAOs. On these platforms, users can interact directly with a market-making smart contract or onchain trading mechanism to exchange one type of digital asset for another without any centralized intermediary.

These platforms are typically not as easy to use as our platform, and some lack the speed and liquidity of centralized platforms, but various innovative models and incentives have been designed to bridge the gap. In addition, such platforms have low startup and entry costs as market entrants often remain unregulated and have minimal operating and regulatory costs. A large number of decentralized platforms have been developed and released on Ethereum, Tron, Polkadot, Solana, and other platforms, many of which have experienced significant growth and adoption. Concerns about the security of assets following incidents on centralized exchanges, such as the Chapter 11 bankruptcy filing of FTX and convictions for fraud and mismanagement of funds of its founder and former CEO, may increase adoption of decentralized and noncustodial platforms. Decentralized exchanges may also not require their users to fill out Know Your Customer (“KYC”) forms, offering an additional layer of privacy to users. We expect interest in decentralized and noncustodial platforms to grow further as the industry develops. If our users move to these decentralized exchanges, our revenue may decline and our business, operating results, and financial condition will be adversely affected.
We have expended significant managerial, operational, and compliance costs to meet the legal and regulatory requirements applicable to us in the United States and other jurisdictions in which we operate, and expect to continue to incur significant costs to comply with these requirements, which these unregulated or less regulated competitors, particularly those structured as DEXs and DAOs, have not had and may not have to incur.
The NFT space, in particular, has recently emerged as a highly competitive market, with new players expected to enter the field in the near future. If we do not secure substantial market share quickly, we may face intensified challenges in competing effectively with other entrants, which could harm our operating results. Similarly, if we are unable to capture a significant market share in the credit card industry, the intense competition within this already saturated market could make it challenging to differentiate our product and achieve our growth targets.
Additionally, given the broad scope of our products and services, we also compete with digital and mobile payment companies and anticipate increasing competition from traditional financial services companies. Many innovative startup companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop similar or superior products and technologies that compete with our products. Further, more traditional financial and non-financial services businesses may choose to offer digital asset-based services in the future as the industry gains adoption. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources.
Our current and potential competitors possess various competitive advantages over us, including:
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the ability to trade digital assets and offer products and services that we do not support or offer on our platform (due to constraints from regulatory authorities, our banking partners, and other factors) such as tokens that constitute securities or derivative instruments under U.S. or foreign laws;

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greater name recognition, longer operating histories, larger user bases, and larger market shares;

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larger sales and marketing budgets and organizations;

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more established marketing, banking, and compliance relationships;

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greater user support resources;

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greater resources to make acquisitions;

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lower labor, compliance, risk mitigation, and research and development costs as a percentage of revenues;

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larger and more mature intellectual property portfolios;

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greater number of applicable licenses or similar authorizations;

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established core business models outside of the trading of digital assets, allowing them to operate on lower margins or at a loss;

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operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

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substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.
If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our net revenue, could decline, which could adversely impact our business, operating results, and financial condition.
Our industry has been characterized by many rapid, significant, and disruptive products and services in recent years. These include dApps, DeFi, yield farming, NFTs, play-to-earn games, lending, staking, liquid staking and restaking, token wrapping, governance tokens, innovative programs to attract users such as transaction fee mining programs, initiatives to attract traders such as trading competitions, airdrops and giveaways, staking reward programs, Layer 2 blockchain networks, and novel cryptocurrency fundraising and distribution schemes, such as initial coin offerings. We expect new services and technologies to continue to emerge and evolve, which may be superior to, or render obsolete, the products and services that we currently provide. For example, disruptive technologies such as generative AI may fundamentally alter the use of our products or services in unpredictable ways. We cannot predict the effects of new services and technologies on our business. However, our ability to grow our user base and net revenue will depend heavily on our ability to innovate and create successful new products and services, both independently and in conjunction with third-party developers. In particular, developing and incorporating new products and services into our business may require substantial expenditures, take considerable time, and ultimately may not be successful. Any new products or services could fail to attract users, generate revenue, or perform or integrate well with third-party applications and platforms. In addition, our ability to adapt and compete with new products and services may be inhibited by regulatory requirements and general uncertainty in the law, constraints by our banking partners and payment processors, third-party intellectual property rights, or other factors. Moreover, we must continue to enhance our technical infrastructure and other technology offerings to remain competitive and maintain a platform that has the required functionality, performance, capacity, security, and speed to attract and retain users, including large, institutional, high-frequency, and high-volume traders. As a result, we expect to incur significant costs and expenses to develop and upgrade our technical infrastructure to meet the evolving needs of the industry. Our success will depend on our ability to develop and incorporate new offerings and adapt to technological changes and evolving industry practices. If we are unable to do so in a timely or cost-effective manner, our business and our ability to successfully compete, to retain existing users, and to attract new users may be adversely affected.
If we do not effectively scale our business, or are unable to maintain and improve our systems and processes, our operating results could be adversely affected.
We have experienced a period of significant growth in recent months, both in terms of employee headcount, international footprint, and user growth. As our business changes, it becomes increasingly complex. To effectively manage and capitalize on our growth periods, we need to manage headcount, capital and processes efficiently while making investments such as expanding our information technology and financial, operating, and administrative systems and controls. Growth and scaling back initiatives could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, managing, and retaining a partially remote and evolving employee base. If we do not adapt or scale to meet these evolving challenges, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our financial and operating results, and could impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud. Any of the foregoing operational failures could lead to non-compliance with laws, loss of operating licenses or other authorizations, or loss of bank relationships that could substantially impair or even suspend company operations.

Successful implementation of our growth strategy will also require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the digital asset market in which we operate, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue.
Additionally, from time to time, we realign our resources and talent to implement stage-appropriate business strategies, including furloughs, layoffs, and reductions in force. For example, our recent period of growth followed a decline in users, volume, and revenue, which led us to reduce our workforce in 2022, 2023, and early 2024. As a result of our reduction in workforce, we also lost institutional knowledge. Failure to manage any growth or any scaling back of our operations could have an adverse effect on our business, operating results, and financial condition.
We remain open to, and continue to consider, opportunistic acquisitions and investments, which could require significant management attention, disrupt our business and, if consummated, result in dilution to our stockholders and adversely affect our financial results.
As part of our business strategy, we continue to routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures, and other transactions. In the future, the pace and scale of our acquisitions may increase and may include larger acquisitions than we have done historically. Through our venture subsidiaries, Gemini Frontier Fund, LLC and Gemini Frontier Fund Cayman, LLC (collectively, “Gemini Frontier Fund”), we also invest in companies and technologies, many of which are private companies and technologies that are highly speculative in nature. In the future, we may not be able to find other suitable acquisition and investment candidates, and we may not be able to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs of such acquisitions may be substantial, and there is no assurance that we will receive a favorable return on investment for our acquisitions. We may in the future be required to write off acquisitions or investments.
Moreover, our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by users or investors. In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into our company, our net revenue and operating results could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, employees, or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to consummate the transaction and to continue to operate the target firm’s business or products in a manner that is useful to us. We may not successfully evaluate or utilize the acquired products, services, technology, or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of convertible debt to finance any such acquisitions could result in dilution to our stockholders, which, depending on the size of the acquisition, may be significant. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.
Because our long-term success depends, in part, on our ability to expand our services to users outside the United States, our business is susceptible to risks associated with international operations.
We currently have subsidiaries in the United States and abroad. We plan to enter into or increase our presence in additional markets around the world. We have a limited operating history outside the United States, and our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to particular challenges of supporting a growing business in an environment of diverse cultures, languages, customs, tax regimes, legal systems, alternate dispute systems, and regulatory systems. As we continue to expand our business and user base outside the United States, we will be increasingly susceptible to risks associated with international operations. These risks and challenges include:
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difficulty establishing and managing international operations and the increased operations, travel, infrastructure, including establishment of local user service operations, local infrastructure to manage supported cryptocurrency or other financial instruments and corresponding books and records, and legal and regulatory compliance costs associated with different jurisdictions;

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the potential need to vary pricing and margins to effectively compete in international markets;

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the need to adapt and localize our products and services for specific countries, including offering services and support in local languages;

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compliance with multiple, potentially conflicting and changing governmental laws and regulations across different jurisdictions;

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compliance with U.S. and foreign laws designed to combat money laundering and the financing of terrorist activities, as well as economic and trade sanctions;

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the need to comply with a greater set of law enforcement inquiries;

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compliance with the extraterritorial reach of any U.S. regulatory rules, including those imposed by the CFTC, SEC, the Financial Crimes Enforcement Network (“FinCEN”), or other U.S. based regulators;

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compliance with anti-bribery laws, including compliance with the Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and other local anti-corruption laws;

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difficulties obtaining and maintaining required licensing from regulators in foreign jurisdictions;

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competition with companies that have greater experience in the local markets or pre-existing relationships with users in these markets or that are subject to less regulatory requirements in local jurisdictions;

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varying levels of payments and blockchain technology adoption and infrastructure, and increased network, payment processing, banking, and other costs;

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difficulties collecting in foreign currencies and associated foreign currency exposure;

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difficulties holding, repatriating, and transferring funds held in offshore bank accounts;

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difficulties adapting to foreign customary commercial practices, enforcing contracts and collecting accounts receivable, longer payment cycles and other collection difficulties;

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restrictions on digital asset trading;

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stringent local labor laws and regulations;

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potentially adverse tax developments and consequences;

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antitrust and competition regulations; and

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regional economic and political conditions.

We have limited experience with most international regulatory environments and market practices and may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may face limited brand recognition in certain parts of the world that could lead to non-acceptance or delayed acceptance of our products and services by users in new markets. We may also face challenges in complying with local laws and regulations. For example, we may be subject to regulatory frameworks that are evolving, have not undergone extensive rulemaking, and could result in uncertain outcomes for our users and/or our ability to offer competitive products or services in the broader digital asset industry. Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, operating results, and financial condition.

Our strategy and focus on delivering high-quality, compliant, easy-to-use, and secure crypto-related financial services may not maximize short-term or medium-term financial results.
We have taken, and expect to continue to take, actions that we believe are in the best interests of our users and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These include expending significant managerial, technical, and legal efforts on complying with laws and regulations that are applicable to our products and services and ensuring that our products are secure. We also focus on driving long-term engagement with our users through innovation and developing new industry-leading products and technologies. These decisions may not be consistent with the short-term and medium-term expectations of our stockholders and may not produce the long-term benefits that we expect, which could have an adverse effect on our business, operating results, and financial condition.
If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products, services, and platform, our business, operating results, and financial condition may be materially and adversely affected.
Our success depends on our ability to retain existing users and attract new users to increase engagement with our products, services, and platform. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable, and engaging. We must also expand our products and services, and offer competitive prices in an increasingly crowded, price-sensitive, and competitive market. There is no assurance that we will be able to competitively innovate or offer better prices, that we will be able to retain our current users or attract new users, or keep our users engaged. Any number of factors can negatively affect user retention, growth, and engagement, including:
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user demand shifting to other products and services, including those that we are unable to offer due to regulatory reasons;

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our failure to introduce new and improved products and services that are favorably received;

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our failure to support new and in-demand asset classes or if we elect to support certain asset classes with negative reputations;

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changes in user sentiment about the quality or usefulness of our products and services, including from concerns related to privacy, security, regulatory compliance, or other factors;

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adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation in the United States or other jurisdictions in which we operate;

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restrictions on our ability to access markets in certain jurisdictions due to legislation, regulatory requirements, or interventions by regulatory authorities;

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negative user perception regarding the digital assets on our platform;

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technical or other problems preventing us from delivering our products and services with the speed, functionality, security, and reliability that our users expect;

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cybersecurity incidents, employee or service provider misconduct, or other unforeseen activities causing losses to us or our users, including losses to assets held by us on behalf of our users;

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modifications to our pricing model or modifications by competitors to their pricing models;

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our failure to provide adequate user service; or

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adverse media reports or other negative publicity relating to our business, competitors, or the industry as a whole.

From time to time, certain of these factors have negatively affected, and may continue to negatively affect in the future, user retention, growth, and engagement to varying degrees. Any decrease in user retention, growth, or engagement could render our products and services less attractive to users and may have a material adverse effect on our business, operating results, and financial conditions.
In addition, to retain existing users and attract new users, we must continue to enhance our technical infrastructure and other technology offerings to remain competitive and maintain a platform that has the required functionality, performance, capacity, security, and speed to attract and retain users. As a result, we have historically, and expect to continue to, incur significant costs and expenses to develop and upgrade our technical infrastructure to meet the evolving needs of the industry. Our success will depend on our ability to develop and incorporate new offerings and adapt to technological changes and evolving industry practices, and to do so in a timely and cost-effective manner. If we fail to innovate and deliver products and services, or fail to do so quickly compared to our competitors, our business and our ability to successfully compete, to retain existing users, and to attract new users may be materially and adversely affected.
Disputes with our users could adversely impact our brand and reputation and our business, operating results, and financial condition.
From time to time we have been subject to claims and disputes with our users with respect to our products and services, such as claims and disputes arising from allegedly fraudulent or unauthorized transactions and account takeovers. In the future, we are likely to face similar claims, and also possibly claims relating to the execution and settlement of digital asset trades, problems with deposits and withdrawals of digital assets, failures or malfunctions of our systems and services, or other issues relating to our products and services. The ingenuity of criminal fraudsters, combined with many users’ failure to adopt best practices including use of hardware security keys (e.g., Yubikeys), will likely cause our users to continue to be subject to account takeovers and other identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, to be effective, they require continuous improvement and optimization for continually evolving forms of fraud. There can be no guarantee that we will be successful in detecting and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our users, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor user experiences, including indefinite account inaccessibility for some of our users, which increases our user support costs and can compound damages. We could incur significant costs in compensating our users, such as if a transaction was unauthorized, erroneous, or fraudulent. We could also incur significant legal expenses resolving and defending claims, even those without merit. To the extent we are found to have failed to fulfill our regulatory obligations, we could also lose our authorizations or licenses or become subject to conditions that could make future operations more costly, impair our ability to grow, and adversely impact our operating results. We could be subject to investigation and enforcement action by a multitude of state, federal, and international consumer protection agencies, including the Consumer Financial Protection Bureau (the “CFPB”), the Federal Trade Commission (the “FTC”), state attorneys general in the United States, the U.K. Financial Conduct Authority, the U.K. Financial Ombudsman Service, and the U.K. Office of Fair Trading, each of which monitors user complaints against us and, from time to time, escalates matters for investigation and potential enforcement against us. For more information see “Business—Legal Proceedings.”
There is uncertainty as to whether, and if so to what extent, the Electronic Fund Transfers Act (“EFTA”), applies to digital asset exchanges and custodians, such as us, and to transactions on such platforms. A case filed in the Superior Court for the District of Columbia seeks a declaration from that court that EFTA applies to our business, as well as injunctive relief. For more information see “Business—Legal Proceedings.” The application or extension of EFTA to us and to transactions on platforms such as ours would significantly increase our litigation expenses, as well as user fraud losses borne by us as a result of litigation, and would significantly adversely affect our business, operating results, and financial condition.
Some of our user agreements, including those in the U.S., contain arbitration clauses with class action waivers. While these may limit our exposure to consumer class action litigation, and have been generally enforced in the U.S., there is a risk that some U.S. federal, state, or non-U.S. courts may decline to enforce our arbitration clauses or class action waivers, or that the law applicable to these provisions changes in an adverse manner. Legislative, administrative, or regulatory developments may directly or indirectly prohibit or limit the use of arbitration clauses or class action waiver provisions. Any prohibitions, limitations on, or discontinuation of the use of such arbitration or class action waiver provisions could subject us to additional lawsuits. There can be no assurance that we will be successful in enforcing these arbitration provisions, including the class action waiver provisions, in the future or in any given case. There have been instances in which litigants have responded to arbitration clauses paired with class action waivers by filing numerous arbitrations against one company. In some instances, this has caused the companies targeted by mass arbitrations to incur significant amounts in arbitration filing fees, in addition to other arbitration costs. If we were subject to mass arbitration as such, it would adversely affect our business, operating results, and financial condition. While we have taken steps to mitigate the risk of mass arbitrations, there is no guarantee that these steps have been or will be effective. We recently settled 49 related arbitrations brought by approximately 141 clients of one institutional user of our platform, IRA Financial Trust Company (“IRAF”). We are presently facing 109 arbitrations filed by Earn Users (as defined below) seeking additional interest separate from their recovery in the Genesis Global Capital, LLC (“Genesis”) bankruptcy. See “Business— Legal Proceedings.” It is possible the number of arbitrations we face increases in the future.
If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.
Our brand and reputation are key assets and a competitive advantage. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features, and support, and our ability to successfully secure, maintain, and defend our rights to use the “Gemini” mark and other trademarks important to our brand. We believe that the importance of our brand will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, or actions by third parties. Unfavorable publicity about us, including our products, services, technology, data privacy and cybersecurity practices, user service, personnel, and digital asset or digital asset platforms generally could diminish confidence in, and the use of, our products and services. Moreover, to the extent that we acquire a company and maintain that acquired company’s separate brand, we could experience brand dilution or fail to retain positive impressions of our own brand to the extent such impressions are instead attributed to the acquired company’s brand. In addition, because we are a founder-led company, actions by, or unfavorable publicity about, Tyler and Cameron Winklevoss may adversely impact our brand and reputation. Their high visibility and role as vocal proponents of digital assets may also attract additional scrutiny from the public or regulatory bodies, irrespective of whether we or our co-founders have engaged in any unlawful conduct. Any deterioration in our reputation, negative publicity, or unauthorized use of our brand or marks, including as a result of social media reports, regardless of the accuracy of such publicity, could have a material adverse effect on our business, operating results, and financial condition.
We are leveraging AI technologies in the development of certain of our products and processes. These technologies may present business, compliance, and reputational risks.
We currently use machine learning and AI, both proprietary and third-party technologies, to support our products, processes, and internal operations and have plans to expand our use of AI in the future. For example, we use AI models to assess the risk of ACH fraud and duplicate accounts, assist with identity verification, analyze customer feedback, and power customer service chatbots. These models are trained primarily on internal datasets, including user transaction history, account activity, and customer service interactions, and operate under data governance protocols that prohibit the use of sensitive or personally identifiable information in generative AI applications. We also use third-party generative AI tools under enterprise agreements for internal use cases such as resume screening and developer support.
Our research and development of such technology remains ongoing and may be costly and yield inefficient results. As with many new and emerging technologies, AI presents significant potential for efficiencies but also risks and challenges that could adversely affect our business. If we fail to keep pace with rapidly evolving AI technological developments, our competitive position and business results may suffer. For example, if our competitors or other third parties incorporate AI-powered solutions into their products more quickly or more successfully than us, this could impair our ability to compete effectively. At the same time, use of AI has recently become the source of significant media attention and political debate. Although we attempt to mitigate this risk, content generated by AI systems may be offensive, illegal, or otherwise harmful. Further, such content may appear correct but is factually inaccurate, misleading or otherwise flawed, which could negatively impact our users, harm our reputation and business, and expose us to liability. AI and machine learning models require training on training datasets prior to production use, and in some instances, AI algorithms or training methodologies may be overbroad, insufficient, or contain biased information. Ineffective or inadequate AI development or deployment practices by us or others could result in incidents that impair the acceptance of AI solutions or cause harm to individuals, users, or society, or result in our products and services not working as intended. Further, if third parties allege that our AI and machine learning models violate applicable law, or that our use of training data violates applicable law or third-party rights, we may be subject to legal liability or we may be forced to retrain our models on different datasets, which could result in unexpected costs, and adversely affect the availability of our offerings or their reliability, or otherwise make them less useful for their intended purpose. Human review of certain outputs may be required. Our implementation of AI systems could result in legal liability, regulatory action, brand, reputational, or competitive harm, or other adverse impacts.
Additionally, the regulatory framework for AI and similar technologies, and automated decision making, is changing rapidly and as the regulatory framework for machine learning technology, generative AI and automated decision making evolves, our business may be adversely affected. It is possible that new laws and regulations will be adopted in the United States and in non-U.S. jurisdictions, or that existing laws and regulations may be interpreted in ways that would affect our use and provision of AI-powered solutions. Because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies, and we may not be able to adequately anticipate or respond to these evolving laws and regulations. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, operating results, and financial condition.
As the utilization of AI becomes more prevalent, we anticipate that it will continue to present new or unanticipated ethical, reputational, technical, operational, legal, competitive, and regulatory issues, among others. We expect that such utilization of AI will require additional resources, including the incurrence of additional costs, to develop and maintain our platform offerings, services and features to minimize potentially harmful or unintended consequences, to comply with applicable and emerging laws and regulations, to maintain or extend our competitive position and to address any ethical, reputational, technical, operational, legal, competitive, or regulatory issues which may arise as a result of any of the foregoing. As a result, the challenges presented with our use of AI could adversely affect our business, operating results, and financial condition.
The use of AI-powered solutions has resulted in, and may in the future result in, data breaches and cybersecurity incidents that implicate the personal data of users of AI-powered solutions.
If we experience data breaches or other cybersecurity incidents in connection with our use of AI-powered solutions, it could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, publicity, contractual, or other rights. Additionally, if any of our employees, contractors, vendors, or service providers use any third-party AI-powered solutions in connection with our business or the services they provide to us, it may lead to the inadvertent disclosure of our confidential information, including inadvertent disclosure of our confidential information into publicly available third-party training sets, which may impact our ability to realize the benefit of, or adequately maintain, protect, and enforce, our intellectual property or confidential information, harming our competitive position and business. In addition, third-party AI technologies that we utilize in our business may include open source software. These AI technologies may incorporate data from third-party sources, including our users’ information they input into the AI tools, which may expose us to risks associated with data rights and protection. Our ability to mitigate risks associated with disclosure of our confidential information, including in connection with AI-powered software, will depend on our implementation, maintenance, monitoring, and enforcement of appropriate technical and administrative safeguards, policies and procedures governing the use of AI-powered solutions in our business. Further, if we are unable to maintain rights to use these AI technologies on commercially reasonable terms, we may be forced to acquire or develop alternate AI technologies, which may limit or delay our ability to provide competitive offerings and may increase our costs.
We have in the past, and may in the future, enter into partnerships, collaborations, joint ventures, or strategic alliances with third parties. If we are unsuccessful in establishing or maintaining strategic relationships with these third parties or if these third parties fail to deliver certain operational services, our business, operating results, and financial condition could be adversely affected.
We have in the past, and may in the future, enter into partnerships, collaborations, joint ventures, or strategic alliances with third parties in connection with the development, operation, and enhancements to our platform and products and the provision of our services. Identifying strategic relationships with third parties, and negotiating and documenting relationships with them, may be time-consuming and complex, and may distract management. Moreover, we may be delayed, or not be successful, in achieving the objectives that we anticipate as a result of such strategic relationships. In evaluating counterparties in connection with partnerships, collaborations, joint ventures, or strategic alliances, we consider a wide range of economic, legal, and regulatory criteria depending on the nature of such relationship, including the counterparties’ reputation, operating results, and financial condition, operational ability to satisfy our and our users’ needs in a timely manner, efficiency and reliability of systems, certification costs to us or to our users, and licensure and compliance status. Despite this evaluation, third parties may still not meet our or our users’ needs, which may adversely affect our ability to deliver products and services to users, and which may adversely impact our business, operating results, and financial condition. Counterparties to any strategic relationship may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals, and may subject us to additional risks to the extent such third-party becomes the subject of negative publicity, faces its own litigation or regulatory challenges, or faces other adverse circumstances. Conflicts may arise with our strategic partners, such as the interpretation of significant terms under any agreement, which may result in litigation or arbitration which would increase our expenses and divert the attention of our management. If we are unsuccessful in establishing or maintaining strategic relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our business, operating results, and financial condition could be adversely affected.
Banking relationships in the digital asset space have historically been difficult to obtain and maintain. Loss of a critical banking or insurance relationship could adversely impact our business, operating results, and financial condition.
We rely on bank relationships to provide banking rails for our platform. In particular, users’ cash holdings on our platform are held with one or more of our multiple banking partners in omnibus accounts. Given the industry in which we operate, our banking partners may view us as a higher risk customer for purposes of their AML programs, notwithstanding the fact that the subsidiaries through which we operate hold all required licenses for their current activities. Gemini Trust Company, LLC (“Gemini Trust”) and Gemini Moonbase, LLC (“Gemini Moonbase”) are registered money services businesses with FinCEN under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and its implementing regulations, which are enforced by FinCEN (the “BSA”). In addition, we hold MTLs or the statutory equivalent in all U.S. states requiring such licenses for our operations. Further, Gemini Trust is a limited purpose trust company chartered by NYDFS. Likewise, our foreign subsidiaries hold all required licenses, including from the U.K. Financial Conduct Authority, the Central Bank of Ireland, and the Monetary Authority of Singapore.
We may face difficulty establishing or maintaining banking relationships due to instability in the global banking system, regulatory uncertainty and scrutiny, or our banking partners’ policies. The loss of banking partners or the imposition of operational restrictions by banking partners and the inability for us to utilize other redundant financial institutions may result in a disruption of business activity as well as regulatory risks. In addition, as a result of the myriad of regulations, the risks of digital assets generally, the adverse reputational impact of widely-publicized negative events (such as FTX’s collapse) on our industry, implicit or explicit pressure from banking regulators and supervisors, or in the event of an adverse outcome of any litigation, financial institutions in the United States and globally may decide to not provide, or be prohibited from providing, account, custody, or other financial services to us or the digital asset industry generally.
If the financial institutions we rely on face bank resolution or failure, limit or stop their digital asset activities, or if banking access for digital asset participants is restricted in a certain country, it could lead to temporary delays or unavailability of critical services in that country. This may affect our operations, reduce the availability of vendors or quality of services available to us or our users, and cause a general disruption in the digital asset industry, potentially reducing activity on our platform, which may adversely impact our business, operating results, and financial condition. For example, our business and operations were affected by the closures of Silvergate Capital Corp. and Signature Bank and the cessation of their real-time fiat currency payment networks in March 2023.

We also rely on insurance carriers to insure user losses resulting from a breach of our physical security, cybersecurity, or by employee or third-party theft. Our ability to maintain such insurance is subject to the insurance carriers’ ongoing underwriting criteria and our inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory scrutiny.
We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our users.
We rely on third parties for various aspects of our business, including payment processors, and banks; cloud services and data centers for infrastructure, smart contract development, and website functionality; and external providers for user support, compliance, and product development. Many or all of these third-party service providers are critical to our operations. Because we rely on third parties to provide these services and to facilitate certain of our business activities, we face increased operational risks. We do not directly manage the operation of any of these third parties. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, data theft or loss, break-ins, computer viruses or vulnerabilities in their code, denial-of-service attacks, sabotage, acts of vandalism, loss, disruption, or instability of third-party banking relationships, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics, and similar events. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our products and services, impose additional costs or requirements on us or our users, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to us or to our users on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to us or our users on our behalf, such as if third-party service providers close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses, or costs to remediate any of the deficiencies, user dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.
We may suffer losses as a result of our staking activity and related user services.
Certain supported digital assets enable holders to earn rewards through staking digital assets and participating in governance. We currently allow our users in some jurisdictions to stake certain digital assets that we hold on their behalf, and we anticipate our staking options to expand in the future. If we or any third-party service providers or smart contracts fail to perform as expected, or if we suffer cybersecurity attacks, experience security issues, or encounter other problems, our users’ assets may be irretrievably lost or withdrawals of staked assets could be delayed. Technical issues on our platform have interfered with the ability of our users to withdraw staked assets in the past. In addition, certain blockchain networks may impose penalties, or “slashing,” if the staking or other related activities are not performed appropriately. Relevant issues and activities include malicious activity on the network, double signing any transaction or extended downtimes on our platform, among others. If we or any of our third-party service providers are slashed by the underlying blockchain network, our users’ assets may be confiscated by the network, resulting in losses for which we could be deemed responsible. Any penalties or slashing events could damage our brand and reputation, cause us to suffer financial losses, discourage existing and future users from utilizing our products and services and may otherwise adversely impact our business. Relatedly, as staking features or protocols or additional supported assets are made available by our digital asset exchange, the various system components and supporting function systems may not integrate properly and the new product features may not be sufficient to meet the needs of our users. Moreover, as staking protocols evolve, the various system components may not keep pace with protocol expectations or specification. Such potential technical limitations may limit our ability to effectively respond to industry and regulatory changes, market demands or user needs. For further information on our staking program, see “Business—Our Products and Services— Staking.”

We may provide loans to our users, which would expose us to credit risks and may cause us to incur financial or reputational harm.
We may provide commercial loans to qualified users secured by their crypto or fiat asset holdings on our platform, which would expose us to the risk of our borrowers’ inability to repay such loans. In addition, such activity would result in us being subject to certain lending laws and regulations in the applicable jurisdiction and as a result we would be subject to additional regulatory scrutiny. Furthermore, we are exposed to the risk of our users’ inability to repay their Gemini Credit Card balances pursuant to WebBank’s extension of credit. In the future we may enter into credit arrangements with financial institutions to obtain more capital. Any termination or interruption in the financial institutions’ ability to lend to us could interrupt our ability to provide capital to qualified users to the extent we rely on such credit lines to continue to offer or to grow such products. Further, our credit approval process, pricing, loss forecasting, and scoring models may contain errors or may not adequately assess creditworthiness of our borrowers, or may be otherwise ineffective, resulting in incorrect approvals or denials of loans. It is also possible that loan applicants could provide false or incorrect information.
Borrower loan loss rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. In particular, loss rates on loans may increase due to factors such as prevailing market conditions in the digital asset industry, the price of bitcoin and other crypto assets, which have experienced significant fluctuations, the amount of liquidity in the markets, and other factors. Borrowers may seek protection under federal bankruptcy law or similar laws. If a borrower of a loan files for bankruptcy (or becomes the subject of an involuntary petition), a stay may go into effect that will automatically put any pending collection actions on the loan on hold and prevent further collection action absent bankruptcy court approval. The efficacy of our security interest in user collateral is not guaranteed under applicable state law or the Uniform Commercial Code and therefore we may be exposed to loss in the event of a user default, even if we appear to be secured against such default. If any of the foregoing events were to occur, our reputation and relationships with borrowers, and our financial results, could be harmed. We intend to continue to explore other products, models, and structures for offering financing, and other forms of credit and loan products. Some of those models or structures may require, or be deemed to require, additional data, procedures, partnerships, licenses, regulatory approvals, or capabilities that we have not yet obtained or developed.
We rely on our agreement with WebBank to offer the Gemini Credit Card. If our relationship with WebBank were to end, the ability to continue to offer the Gemini Credit Card would be affected.
We offer the Gemini Credit Card to eligible consumers through an agreement with WebBank, our bank partner. If our relationship with WebBank were to end or if WebBank were to cease operations, our ability to continue to offer the credit card product would be affected, which could adversely affect our financial and business results. In such an event, we would need to either partner with a different bank or rely on individual state lending licenses (to the extent necessary) to continue to offer the credit card product. If we partner with a new bank, issuance and servicing of the credit card product could be disrupted and delayed as we transition to a different bank partner. We also may face increased costs and compliance burdens if the agreement with WebBank is terminated.
Further, the Gemini Credit Card is subject to various laws, regulations, and industry standards, all of which are subject to change and some of which are subject to uncertain interpretation. If we fail to accurately predict how such laws, regulations, and standards apply to our business, or if any deficiencies or violations of any such laws, regulations, or industry standards are identified by us, or asserted by any regulatory authority, we could be subject to regulatory enforcement causing WebBank to terminate our relationship or subjecting us to an indemnity claim by WebBank, either of which could have a material adverse impact on our credit card business.
The Gemini Credit Card is subject to increasingly sophisticated frauds that can be difficult to detect, including income and identity misrepresentation and credit bust-out schemes. Such fraud schemes could have a material adverse impact on our credit card business.
The Gemini Credit Card business relies on the integrity of borrower information, including income, employment status, and identity, to assess creditworthiness and manage risk across the credit card program.

Misrepresentations of borrower income, employment, or identity, whether intentional or otherwise, could lead to extensions of credit to individuals or entities who lack the ability or intent to repay their debts. Additionally, fraudulent schemes—particularly, credit bust-out schemes where cardholders deliberately establish and build out credit histories with the intent of defaulting on large sums, which have been perpetrated against the Gemini Credit Card program in the past—pose a significant risk to the credit card business.
Our underwriting and fraud detection systems are designed to identify inaccuracies and fraudulent activity, but these systems have inherent limitations and may not fully prevent losses from sophisticated schemes or material misrepresentations. If a significant number of accounts are impacted by misrepresentations of borrower information or become involved in fraudulent schemes or activities, credit losses could increase substantially. This could materially impact our reputation, business, operating results, and financial condition, potentially leading to decreased investor confidence.
Moreover, any failure to effectively identify and prevent misrepresentation and fraudulent activity may require us to invest additional resources into detection systems and fraud monitoring, further impacting our profitability. If we are unable to sufficiently manage or mitigate these risks, we may face increased regulatory scrutiny, potential legal action, and reputational harm, which could have a material adverse effect on our business, operating results, and financial condition.
The Gemini Credit Card program has been the target of sophisticated fraud attacks in the past, resulting in financial losses. We have implemented measures that are intended to protect against credit card fraud losses, but no credit card anti-fraud measure, or combination thereof, can be perfectly effective. It is difficult to predict the extent to which the anti-fraud measures now in place, or that may be put in place in the future, will be effective in mitigating or preventing fraud. Moreover, the credit card business is highly regulated by multiple regulators. See “Business—Government Regulations—Credit and Debit Card State and Federal Laws.” Measures to control credit fraud can lead to regulatory investigations, regulatory enforcement actions, and civil lawsuits brought by the government or private litigants. Some of the anti-fraud measures implemented in connection with the Gemini Credit Card program have triggered regulatory scrutiny and might draw regulatory scrutiny in the future, including with respect to Equal Credit Opportunity Act. Litigation or enforcement actions relating to the credit card program could harm our reputation and jeopardize our relationship with WebBank, which issues the Gemini Credit Card and extends credit to users thereof. If our relationship with WebBank were to end, we would have to find a replacement issuing bank in order to maintain the Gemini Credit Card program. If we were not successful, our business, operating results, and financial condition would suffer. See “—Risks Relating to our Business and Industry—We rely on our agreement with WebBank to offer the Gemini Credit Card. If our relationship with WebBank were to end, the ability to continue to offer the Gemini Credit Card would be affected.”
We hold certain investments in various crypto assets and may suffer losses.
We hold investments in a number of crypto assets. These investments are subject to significant risks due to the inherent volatility associated with the digital asset industry. See “—Risks Relating to our Business and Industry—Our operating results have and will significantly fluctuate, due to inherent volatility associated with the digital asset industry including, but not limited to, the price of digital assets, regulatory scrutiny of certain digital assets or related products and services, or changes in applicable laws.” In addition, some of the crypto assets we own rely on DeFi protocols for their utility and value. These DeFi protocols are built on self-executing smart contracts designed to facilitate digital asset transactions without intermediaries. These investments typically earn interest based on borrower repayment rates and are generally accessible for withdrawal without restrictions. However, our investments in DeFi protocol tokens are subject to significant DeFi-specific risks, including, but not limited to, regulatory uncertainty, smart contract vulnerabilities, credit and collateral risks, and governance risks. If any of these risks materialize, the value and recoverability of our investments in DeFi protocol tokens could be materially and adversely affected, potentially resulting in financial losses and reputational harm.
Marketplace demand for NFTs and creative products is unpredictable.
Our NFT business depends significantly on consumer demand for NFTs and other digital creative products traded on Nifty Gateway. The market for NFTs is nascent, highly dynamic, volatile, and subject to changes in consumer interest, preferences, and trends that may be hard to predict. Demand for NFTs can fluctuate significantly based on various factors, including, but not limited to, trends in digital art, collectibles, gaming, and metaverse developments, as well as overall sentiment towards digital assets.
Furthermore, the NFT marketplace is sensitive to broader economic factors, including changes in consumer disposable income, inflation, and financial market conditions, which could affect consumers’ willingness and ability to purchase digital assets and NFTs. If demand for NFTs and digital creative products were to decline, or if market conditions led to a reduction in trading activity on Nifty Gateway, we could experience lower transaction volumes, reduced fee revenues, and decreased user engagement, all of which could adversely impact our NFT business, our financial position, and our results of operations.
Accurately forecasting consumer interest and demand in the NFTs and digital creative products space is challenging, given the evolving nature of these markets and their reliance on emerging technology. Any significant decrease in NFT demand or transaction volume on Nifty Gateway could materially and adversely affect our financial performance and growth prospects. In addition, if NFTs were to face broader regulatory scrutiny, resulting in a negative shift in public perception or limitations on their use, the market may contract, impacting the sustainability of our NFT business model, and resulting in an adverse effect on our financial position and results of operations.
The redemption risk and regulatory risk associated with stablecoins may adversely affect our business and financial position.
We currently issue GUSD, a U.S. dollar-backed stablecoin, as well as support other stablecoins on our platform. Stablecoins have a unique risk associated with redemptions in which the stablecoin is exchanged for the underlying asset. The underlying assets are often invested into perceived “safe” investments such as U.S. treasuries. However, there is no guarantee that the underlying assets for all stablecoins are put into instruments that are as safe as they may be perceived to be. There is a risk that the assets may not be redeemable at the 1:1 redemption ratio (i.e., 1 USD for 1 stablecoin). If we or third-party stablecoin issuers experience redemption pressures or liquidity shortfalls, it could lead to market instability and reduced user confidence in stablecoins, including GUSD, which could negatively impact our business.
Recently, the Guiding and Establishing National Innovation for U.S. Stablecoins Act of 2025 (the “GENIUS Act”), which establishes a regulatory framework for payment stablecoins, was entered into law. It is not yet known how the GENIUS Act will be interpreted by courts. Further, the sale and resale of such stablecoins may implicate a variety of banking, deposit, money transmission, prepaid access and stored value, AML, commodities, securities, sanctions, and other laws and regulations in the various jurisdictions relevant to our business. The risks associated with stablecoins may adversely affect interest in and demand for the products and services we seek to offer, and subject us to additional regulatory uncertainties, which may result in enforcement actions, litigation, significant costs being incurred, fines, and other penalties, as well as adversely affect our business, operating results, and financial condition.
Due to unfamiliarity and some negative publicity associated with digital asset platforms, existing and potential users may lose confidence in digital asset platforms.
Unlike securities or other traditional asset exchanges and financial services providers, digital asset platforms are relatively new and, in some jurisdictions, unregulated. While many prominent digital asset platforms provide the public with significant information regarding their ownership structure, management teams, corporate practices, and regulatory compliance, many digital asset platforms do not provide this information, which could result in users making uninformed investment decisions. As a result, the marketplace may lose confidence in digital asset platforms, including prominent platforms that handle a significant volume of digital asset trading. Additionally, digital assets may be more vulnerable than other types of assets to market or price manipulation and other fraudulent practices, including due to the lack of regulation globally. Any actual or perceived false trading in trading platforms or any other fraudulent or manipulative acts and practices, and any associated negative publicity, could adversely affect the value of digital assets and/or negatively affect the market perception of such digital assets and, by extension, other digital asset markets and platforms, including our platform. Larger platforms like ours are more appealing targets for hackers and malware. Such attacks could cause users to lose confidence in digital asset platforms.

Additionally, numerous digital asset platforms have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, users of these platforms were not compensated or made whole for their losses. For example, in November 2022, FTX, a crypto exchange, filed for bankruptcy and a year later, in November 2023, FTX’s CEO was found guilty on fraud charges. On March 27, 2023, the CFTC announced the filing of a civil enforcement action in the U.S. District Court for the Northern District of Illinois charging, among others, various entities that operate the Binance platform and Binance’s co-founder and CEO with numerous violations of the U.S. Commodities Exchange Act of 1936 (the “CEA”) and CFTC regulations. Furthermore, on June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as its co-founder and CEO. The complaint consisted of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. While on May 29, 2025, the SEC dismissed its civil lawsuit, on November 21, 2023, Binance and its CEO pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the BSA, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department, in addition to the confiscation of certain assets and its CEO resigning and accepting an individual fine of $50 million. Binance also settled with the CFTC on November 21, 2023.
The outcome and results of these and other enforcement actions against digital asset platforms, to the extent not already resolved or dismissed, may have a significant negative impact on the adoption and use of digital assets both globally and within the United States and could negatively impact the liquidity, volatility, and value of such assets. In addition, there have been reports that a significant amount of digital asset trading volume on digital asset platforms is fabricated and false in nature. Such reports may indicate that the market for digital asset platform activities is significantly smaller than otherwise understood.
Negative perception, a lack of stability and standardized regulation in the digital asset industry, and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, hackers or malware, or government mandated regulation, as well as any associated losses suffered by users, may reduce confidence in digital assets and result in greater volatility of the prices of digital assets, including significant depreciation in their value. Any of these events could have a material effect on our business, operating results, and financial condition.
Our users may deposit and withdraw digital assets into and from our platform, and errors which occur with respect to such deposits and withdrawals could result in loss of some or all of a user’s assets, user disputes, and other liabilities, which could adversely impact our business, operating results, and financial condition.
Digital assets are controllable only by the possessor of both the unique blockchain address and controlling private key relating to the local or online digital wallet in which such digital asset is held. In order to deposit digital assets held by a user into our crypto exchange or custody platforms, a user must “sign” a transaction that consists of the private key of the wallet from which the user is transferring digital assets, direct the deposit using the blockchain address of a wallet that we control and which we provide to the user, and broadcast the deposit transaction onto the underlying blockchain network. Similarly, to withdraw digital assets from our digital asset exchanges or custody platforms, a user must provide us with the blockchain address of the wallet that the digital assets are to be transferred to, and a party with access to the private keys of a wallet holding the digital asset to be withdrawn is required to “sign” a transaction authorizing the transfer. In addition, some blockchain networks might require additional information to be provided in connection with any transfer of digital assets into or out of our platforms and wallets. A number of errors could occur in the process of depositing or withdrawing digital assets into or from our platform, such as typos, mistakes, or the failure to include the information required by the blockchain network. For instance, a user may incorrectly enter our wallet’s blockchain address or the desired recipient’s blockchain address when depositing and withdrawing from our platforms, respectively. Alternatively, a user may transfer digital assets to a wallet address that the user does not own, control, or hold the private keys to. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, a bitcoin wallet address can only be used to send and receive bitcoin. If any ether or other digital assets are sent to a bitcoin wallet address, or if any of the foregoing errors occur, such digital assets could be permanently and irretrievably lost with no means of recovery. Such incidents could result in user disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business, operating results, and financial condition.

A temporary or permanent blockchain fork to any supported digital asset could adversely affect our business.
Most blockchain protocols, including Bitcoin and Ethereum, are open source. Any user can download the software, modify it, and then propose that Bitcoin, Ethereum, or other blockchain protocols users and miners or validators adopt the modification. When a modification is introduced and a substantial majority of users and miners or validators consent to the modification, the change is implemented and the Bitcoin, Ethereum or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners or validators consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., split) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin, Ethereum, or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s digital asset lacking interchangeability with the other.
We do not guarantee that we will support any fork or provide the benefit of any forked digital asset to our users. However, we have in the past and may in the future continue to be subject to claims by users arguing that they are entitled to receive certain forked or airdropped digital assets by virtue of digital assets that they hold with us. If any users succeed on a claim that they are entitled to receive the benefits of a forked or airdropped digital asset that we do not or are unable to support, we may be required to pay significant damages, fines, or other fees to compensate users for their losses.
A fork may also lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our users’ assets. Such disruption and loss could cause us to be exposed to liability, even in circumstances where we have no intention of supporting an asset compromised by a fork.
We currently support, and expect to continue to support, certain smart contract-based digital assets. If the underlying smart contracts for these digital assets do not operate as expected, or if the fundamental premise of smart contract acceptance or function shifts, our business, including our NFT business, could be adversely affected.
We currently support, and expect to continue to support, various digital assets that represent units of value on smart contracts deployed on a third-party blockchain. Smart contracts are programs that can store, automatically execute and transfer value, or conduct other operations when certain conditions are met. Since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming and design can have damaging effects. For instance, in April 2018, a batch overflow bug was found in many Ethereum-based ERC-20-compatible smart contract tokens that allowed hackers to create a large number of smart contract tokens, causing multiple digital asset platforms worldwide to shut down ERC-20-compatible token trading. Similarly, in March 2020, a design flaw in the MakerDAO smart contract caused forced liquidations of digital assets at significantly discounted prices, resulting in millions of dollars of losses to users who had deposited digital assets into the smart contract. If any such vulnerabilities or flaws come to fruition, smart contract-based digital assets, including those held by our users on our digital asset exchanges or NFT marketplace, may suffer negative publicity, be exposed to security vulnerabilities, decline significantly in value, or lose liquidity over a short period of time.
In some cases, smart contracts can be controlled by one or more admin keys or users with special privileges, or “super-users.” These users have the ability to unilaterally make changes to the smart contract, enable or disable features on the smart contract, change how the smart contract receives external inputs and data, and make other changes to the smart contract. For smart contracts that hold a pool of reserves, these users may also be able to extract funds from the pool, liquidate assets held in the pool, or take other actions that decrease the value of the assets held by the smart contract in reserves. Even for digital assets that have adopted a decentralized governance mechanism, such as smart contracts that are governed by the holders of a governance token, such governance tokens can be concentrated in the hands of a small group of core community members, who would be able to make similar changes unilaterally to the smart contract. If any such super-user or group of core members unilaterally make adverse changes to a smart contract, the design, functionality, features and value of the smart contract and its related digital assets may be harmed. In addition, digital assets held by the smart contract in reserves may be stolen, misused, burnt, locked up or otherwise become unusable or irrecoverable. These super-users can also become targets of hackers and malicious attackers. If an attacker is able to access or obtain the super-user privileges of a smart contract, or if a smart contract’s super users or core community members take actions that adversely affect the smart contract, our users who hold and transact in the affected digital assets may experience decreased functionality and value of the applicable digital assets, up to and including a total loss of the value of such digital assets. Although we do not control these smart contracts, any such events could cause users to seek damages against us for their losses, result in reputational damage to us, or in other ways adversely impact our business.
Moreover, if there are shifts in regulatory policy, technological advancements, or changes in market perception that reduce confidence in smart contracts or render them obsolete, the premise of our NFT business, which relies on stable, secure, and widely accepted smart contracts for authenticity and ownership verification, could be undermined. Such shifts could limit user adoption, reduce NFT values, and impede our ability to transact in, support, and expand our NFT offerings, which may adversely affect our NFT business.
Failure to maintain adequate recordkeeping of electronic communications could expose the Company to regulatory risks, operational liabilities and reduce our ability to address legal actions.
Failure to maintain comprehensive records of written communications, especially those conducted through off-channel means (such as personal phones, private email accounts, or other devices), poses significant risks for us. Inadequate recordkeeping violates regulatory requirements set forth by the SEC. The inability to produce complete and accurate records during examinations can result in enforcement actions, fines, or even revocation of registration. Also, without proper documentation, we may face legal challenges. In the event of disputes, investigations, or litigation, the absence of records can weaken our legal position and hinder effective defense. Failing to capture texts, emails, instant messages, and other off-channel communications also creates operational vulnerabilities. These gaps may lead to misunderstandings, misrepresentations, or unauthorized actions that may cause harm to our brand or harm to our clients. Finally, personal devices used for off-channel communications may lack the same security protocols as firm-managed systems. This increases the risk of data breaches, leaks, or unauthorized access.
If miners or validators of any supported digital asset demand high transaction fees, our operating results may be adversely affected.
We charge dynamic withdrawal fees when a user sends certain digital assets from their Gemini account to a non-Gemini account. We estimate the blockchain network fee based on the cost that we will incur to process the withdrawal transaction on the underlying blockchain network. In addition, we also pay blockchain network fees when we move digital assets for various operational purposes, such as when we transfer digital assets between our hot and cold wallets, for which we do not charge our users. However, fees can be unpredictable and, if miners or validators demand higher transaction fees for recording transactions in the underlying blockchain network, the cost of using the applicable digital asset may increase and the marketplace may be reluctant to accept such digital asset as a means of payment. Alternatively, miners or validators could collude in an anti-competitive manner to reject low transaction fees and force users to pay higher fees. While we do not expect such behavior, higher transaction confirmation fees may adversely affect our business. Although we generally attempt to pass blockchain network fees relating to user withdrawals through to our users, if we must pay higher blockchain network fees relating to user withdrawals, we could incur losses associated with the payment of blockchain network fees in excess of what we currently charge for our services, resulting in adverse impacts on our operating results.
Future developments regarding the tax treatment of digital assets could adversely impact our business.
Due to the new and evolving nature of digital assets and the absence of comprehensive legal and tax guidance with respect to digital asset products and transactions, many significant aspects of the U.S. federal income tax treatment of transactions involving digital assets, such as the purchase and sale of digital assets on our platform, as well as the provision of staking rewards and other digital asset incentives and rewards products, are uncertain, and it is unclear whether, when, and what guidance may be issued in the future on the treatment of digital asset transactions for U.S. federal income tax purposes. Similar uncertainties may exist in the non-U.S. markets in which we operate or where our users are located, which could affect our non-U.S. user base.
In 2014, the IRS released Notice 2014-21 that sets forth the IRS’ position with respect to the treatment of certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. From time to time, the IRS has released other notices and rulings relating to the tax treatment of virtual currency or digital assets reflecting the IRS’s position on certain issues. More recently, the U.S. Treasury Department and the IRS promulgated regulations in 2024 relating to information reporting obligations of certain broker-dealers in respect of digital asset transactions and to the computation of gain or loss upon the sale or other taxable disposition of digital assets. Nevertheless, the IRS has not addressed many other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions.
There continues to be some uncertainty with respect to the timing, character, and amount of income inclusions related to various digital asset transactions, including lending and borrowing digital assets, staking, and other digital asset incentives and products that we offer. Although we believe our treatment of digital asset transactions for U.S. federal income tax purposes is consistent with the applicable regulations and published positions of the IRS and/or existing U.S. federal income tax principles, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset transactions and products, it is possible the IRS could disagree with our treatment of certain digital asset offerings for U.S. federal income tax purposes, which could adversely affect our users and operations.
There can be no assurance that the IRS will not change its positions with respect to the U.S. federal income tax treatment of digital assets or digital asset transactions or that a court would sustain the treatment set forth in the published positions of such tax authorities. Similarly, there can be no assurance that legislation would not be enacted that could modify the tax treatment of digital asset transactions in the United States or in any of the other jurisdictions where we operate. Any such developments could result in adverse tax consequences for holders of digital assets and could adversely affect digital asset markets and the value of digital assets. In addition, technological and operational developments related to digital assets may increase the uncertainty with respect to the treatment of digital assets for applicable tax purposes, which could impact our users and our business.
Our tax information reporting obligations with respect to digital asset transactions are subject to change.
Although we believe we are compliant with U.S. tax reporting and withholding requirements with respect to our users’ digital asset transactions, the exact scope and application of such requirements is not entirely clear for all of the digital asset transactions on our platform. In November 2021, the U.S. Congress passed the Infrastructure Investment and JOBS Act, which provides that brokers would be responsible for reporting to the IRS the transactions of their users in digital assets, including transfers to other exchanges or non-exchanges. In 2024, the U.S. Treasury Department and the IRS finalized regulations and issued other administrative guidance on tax information reporting for digital assets (the “Final Regulations”) and introduced new rules that are applicable to our tax reporting and withholding obligations with respect to our user transactions.
Although we expect to achieve the necessary milestones required to comply with U.S. tax reporting and withholding requirements set forth in the Final 6045 Regulations with respect to our users’ digital asset transactions, including the collection of IRS Forms W-9 and W-8 from our users (documenting existing customers in 2025-2027, and all new customers from January 1, 2026 and beyond), withholding obligations (effective beginning January 1, 2026), and IRS Form 1099-DA, Digital Asset Proceeds From Broker Transactions reporting obligations (beginning with proceeds reporting for 2025 dispositions and including cost basis for covered assets for 2026 reporting and beyond), there is a risk that we may not have proper processes and procedures necessary to comply with the Final Regulations or may not build systems within the required timelines to ensure compliance for certain users or transactions. There are customer identity challenges related to reporting NFT purchases made with ether as part of the IRS Form 1099 process and potential valuation issues where NFT-for-NFT trades are made by users. If the IRS determines that we are not in compliance with our tax reporting, we may face penalties, including backup (beginning in 2026), interest charges, and fines, which could adversely affect our financial position. The IRS has issued a safe harbor for brokers who make a “good faith effort” to file the appropriate information returns and furnish associated payment statements accurately for 2025. The Final Regulations will require us to invest substantially in new compliance processes and procedures, which could also adversely affect our financial position. Further, the IRS has announced it intends to issue additional guidance, including reporting for assets transferred between wallets or exchanges, as well as implement the Crypto-Asset Reporting Framework proposed by the Organization for Economic Cooperation and Development (“OECD”), which may create additional compliance obligations that could adversely affect our financial position or operating results.
Relatedly, new rules for reporting digital assets, such as the global Common Reporting Standard and the OECD’s Crypto-Asset Reporting Framework, could be implemented in a manner that affects our international operations by requiring us to invest in new onboarding and reporting infrastructure. These new rules may also impose potential liabilities or disclosure requirements for prior user arrangements and new rules that affect how we onboard our users and report their transactions to the applicable taxing authorities. Additionally, the European Union has issued directives, commonly referred to as the Central Electronic System of Payment information, requiring payment service providers in the European Union to report cross-border fiat transactions to taxing authorities on a quarterly basis since January 2024. Any actual or perceived failure by us to comply with the above or any other emerging tax regulations that apply to our operations could harm our business.
The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies on certain topics. If financial accounting standards undergo significant changes, our operating results could be adversely affected.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls and many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there has been limited precedent for the financial accounting of digital assets and related valuation and revenue recognition. Moreover, a change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued SAB 121, which represented a significant change regarding how a company safeguarding digital assets held for its platform users reported such digital assets on its balance sheet. On January 23, 2025, the staff of the SEC issued SAB 122, which rescinded such interpretive guidance. Additionally, in December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (ASU 2023-08): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which represents a significant change in how entities that hold digital assets will account for certain of those holdings. Previously, digital assets held were accounted for as intangible assets with indefinite useful lives, which required us to measure digital assets at cost less impairment. Effective as of January 1, 2024, we adopted ASU 2023-08, which requires us to measure digital assets held at fair value at each reporting date, with fair value gains and losses recognized through net income. Fair value gains and losses can increase the volatility of our net income, especially if the underlying digital asset market is volatile.
Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.
Our domestic U.S. exchanges, Gemini Trust and Gemini Moonbase, are subject to tangible net worth requirements in some states. While Gemini Trust has historically maintained a net worth in excess of the various thresholds, there have been instances in which it has fallen short of the tangible net worth requirements. This is due to the fact that a significant amount of the bitcoin held by Gemini Trust for its own account is deducted when calculating the tangible net worth requirement as a result of tangible net worth being computed in accordance with GAAP, which, presently, categorizes digital assets as intangible assets. Although Gemini Trust is presently in compliance with net tangible worth requirements, we cannot rule out the possibility of investigations or regulatory enforcement actions with respect to these requirements.

Risks Relating to Regulatory and Legal Matters
The digital asset industry is still novel. As a result, many policymakers are just beginning to consider what a regulatory regime for digital assets would look like and the elements that would serve as the foundation for such a regime. This less developed consideration of digital assets may harm our ability to effectively react to proposed legislation and regulation of digital assets or digital asset platforms adverse to our business.
As digital assets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of blockchain networks, users and platforms, with a focus on how digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold digital assets for users. Many of these entities have called for heightened regulatory oversight, and have issued consumer advisories describing the risks posed by digital assets to users and investors.
Competitors, including traditional financial services, have spent years cultivating professional relationships with relevant policymakers on behalf of their industry so that those policymakers may understand that industry, the current legal landscape affecting that industry, and the specific policy proposals that could be implemented in order to responsibly develop that industry. The lobbyists working for these competitors have similarly spent years developing and working to implement strategies to advance these industries. Members of the digital asset space have engaged policymakers directly and with the help of external advisors and lobbyists. New laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the digital asset space or digital asset platforms, which could adversely impact our business. Additionally, our political activities to further our mission may be perceived unfavorably by investors and the public and have an adverse impact on our brand and reputation.
The 2024 U.S. presidential election and change of administration could have a significant impact on the digital asset industry and our business in the United States, which will depend upon the approach the new administration takes with respect to the industry. Although it appears that the current Chair of the SEC is taking a different approach to digital assets than was undertaken by the previous Chair, including with respect to rulemaking, formal and informal guidance, and enforcement decisions, there can be no assurance that the current Chair or the current administration will ultimately enact rules or regulations that take a more favorable or significantly different approach toward the digital asset industry than the previous administration.
It may be illegal now, or in the future, to acquire, own, hold, sell, or use bitcoin or other digital assets, participate in blockchains or utilize similar digital assets in one or more countries, which would adversely affect our business operations.
As digital assets have grown in both popularity and market size, governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the United States, subject to evolving regulatory requirements. As digital assets have grown in popularity and in market size, U.S. Congress, U.S. financial regulators, and certain U.S. agencies have begun to examine digital assets in more detail.
One or more countries, including, but not limited to, China, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell, or use these digital assets or to exchange them for fiat currency. In many nations, particularly in China, it is illegal to accept payment in cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of digital assets. Such restrictions may adversely affect us as the large-scale use of digital assets as a means of exchange is presently confined to certain regions globally.

A particular digital asset, digital asset transaction, or product or service offering’s status as a security or sold as part of a securities transaction in any relevant jurisdiction is subject to a high degree of uncertainty. If we incorrectly conclude that a digital asset, digital asset transaction, or product or service offering is not offered and sold as a security or securities transaction, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.
Several jurisdictions have taken a broad-based approach to classifying digital assets transactions, products, and services as securities or subject to their securities laws, while other jurisdictions have adopted a narrower approach. As a result, certain digital asset transactions, products or services may be deemed to be a security or securities transaction under the laws of some jurisdictions but not others. Determining whether any given digital asset is offered and sold in a securities transaction is a highly complex, fact-driven analysis, the outcome of which is difficult to predict and may evolve over time based on changes in a particular crypto asset and the way in which it is offered and sold. Different parties may reach different conclusions about the outcome of this analysis based on the same facts. For example, the SEC and its staff have previously taken the position that transactions involving many digital assets fall within the definition of a security under the U.S. federal securities laws. Alternatively, SEC officials have also indicated or implied through various mediums that it does not consider transactions in bitcoin or ether to be offered and sold in securities transactions. More recently, the SEC’s Division of Corporation Finance has published statements that it does not consider, under certain circumstances, “meme coins” or some stablecoins to be securities. However, such statements may be withdrawn at any time without notice and comment by the Division of Corporation Finance at the SEC or the SEC itself. In addition, the current Chairman of the SEC has stated he believes most digital assets are not securities; however, this is not an official statement by the SEC, may not represent the agency’s views, and does not bind it. As a result, there is little certainty under applicable legal tests whether certain digital assets are or are not offered and sold in securities transactions, and any such determination has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets, including licensing, registration, and qualification requirements.
We have policies and procedures to analyze whether transactions in each digital asset on our platform, as well as our products and services, could be deemed to be a security under applicable laws. Although we perform ongoing monitoring of digital assets supported on our platform and we maintain a listing and delisting policy, our policies and procedures do not constitute a legal standard, but rather represent our company-developed assessment regarding the likelihood that a particular digital asset transaction, product, or service should be deemed a security or securities transaction under applicable laws. In the event that we determine that a supported digital asset has been ultimately determined to be a security or that the continued offering or sale of a digital asset presents a significant risk to us or our users, we aim to take prompt action to discontinue the trading of the digital asset. Regardless of our conclusions or actions, we could be subject to legal or regulatory action in the event the SEC, state regulators, a foreign regulatory authority, or a court were to determine that a digital asset transaction, product, or service currently or previously offered, sold, or traded on our platform is a securities transaction under applicable laws. In addition, such policies and procedures may not be sufficient to mitigate and address all risks. Excluding Gemini Galactic Markets, LLC (“Gemini Galactic”), which is not operational, our platform is not registered or licensed with regulators as a broker-dealer, national securities exchange, or alternative trading system (“ATS”) (or foreign equivalents), and we do not seek to register or rely on an exemption from such registration or license to allow the offer and sale of securities on our platform. We only permit trading on our platform of those digital assets for which we determine there are reasonably strong arguments to conclude that the digital asset is not a security. We believe that our process reflects a comprehensive and thoughtful analysis and is reasonably designed to facilitate consistent application of available legal guidance to digital assets to facilitate informed risk-based business judgment. However, we recognize that the application of securities laws to the specific facts and circumstances of digital assets may be complex and subject to change, and that a determination to offer a digital asset does not guarantee any conclusion under applicable securities laws.
A determination by a regulatory authority or court that transactions in a digital asset that we currently support on our platform constitute securities transactions may also result in us determining that it is advisable to remove such digital asset from our platform, as well as digital assets that have similar characteristics to such digital asset that was determined to be a security. In addition, we could be subject to judicial or administrative sanctions or other regulatory enforcement action for acting as a broker, dealer, or national securities exchange without appropriate registration. Any resolution of an SEC investigation of us or any similar regulatory enforcement action could result in injunctions, cease and desist orders, undertakings requiring the retention of compliance consultants or monitors, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. Our employees, officers, and directors who are parties to any regulatory enforcement action can also be subject to officer and director bars, and associational bars and suspensions, all of which would limit or prohibit them from providing services to us. Users that traded a supported digital asset on our platform and suffered trading losses could also seek to rescind a trade on our platform as the basis that it was conducted in violation of applicable law, which could subject us to significant liability. We may also be required to cease facilitating transactions in the supported digital asset other than via our licensed subsidiaries, which could negatively impact our business, operating results, and financial condition. Furthermore, if we remove any digital assets from trading on our platform, our decision may be unpopular with users and may reduce our ability to attract and retain users, especially if such digital assets remain traded on unregulated exchanges, which includes many of our competitors. Finally, in connection with any regulatory enforcement action, the SEC also has statutory authority to censure, place limitations on the activities, functions or operations of, or suspend or revoke the registration of, our broker-dealer affiliate. Any remedies and/or the imposition of injunctions, cease and desist orders, or undertakings requiring the retention of compliance consultants or monitors, could require us to limit or cease trading activities in digital assets and other financial instruments in the United States, or cease U.S. operations entirely.
There is significant uncertainty regarding the status of staking activities under the U.S. federal securities laws, state law, and non-U.S. law.
There is significant regulatory uncertainty regarding the status of staking activities under the U.S. federal securities laws, state law, and non-U.S. law. In particular, staking activities, including our staking program, could be deemed to involve the offer and sale of securities and other regulated financial instruments to our users participating in the staking program. Various regulators have taken the position that certain staking programs are unlawful if not conducted as a compliant securities offering and other regulators may adopt similar positions with respect to their jurisdictions’ securities laws. In addition, we could determine in the future to terminate our staking program with respect to particular digital assets or in a particular jurisdiction if there is a heightened risk of being deemed to be a securities transaction. While we have implemented policies and procedures designed to help ensure that our staking feature remains compliant with existing and new laws and regulations, and while the staff of the SEC’s Division of Corporation Finance has previously stated that certain staking activities do not involve the offer and sale of securities, the statement is not binding on the SEC, potential private plaintiffs, or state regulators, and there can be no assurance that applicable regulatory authorities will agree with our assessment of applicable securities laws, or that we and our employees, contractors, and agents will not violate or otherwise fail to comply with such existing laws and regulations. To the extent that we or our employees, contractors, or agents are deemed or alleged to have violated or failed to comply with any laws or regulations applicable to staking, including related interpretations, orders, determinations, directives, or guidance, we or such persons could be subject to a litany of civil, criminal, and administrative fines, penalties, orders, and actions, including being required to modify, suspend, or terminate the offering of our staking programs. Any of the foregoing would materially adversely affect our business, operating results, and financial condition.
The tokenization of securities could introduce substantial risks and uncertainties.
We have introduced certain tokenized securities products in select jurisdictions, which do not include the United States. While tokenized securities could provide an additional mechanism for investors to gain exposure to underlying assets, which may improve settlement efficiency and increase accessibility, they could also introduce regulatory, litigation, contractual, operational, and reputational risks and uncertainties.
In June 2025, we made tokenized securities (“Gemini Tokenized Stocks”) available to Gemini users in the E.U. Gemini Tokenized Stocks are tokenized tracker certificates that reflect the price of an underlying stock and allow the investor to gain exposure to the underlying asset via an onchain financial instrument. These products are designed to provide economic exposure to the price performance of certain stocks, without conveying legal ownership or shareholder rights, such as voting rights, related to such underlying stocks. Gemini Tokenized Stocks are issued by Dinari, Inc. and are currently offered to eligible users by our wholly-owned subsidiary, Gemini Intergalactic EU Artemis, Ltd. (“Gemini E.U.”), which holds a MiFID license issued by the Malta Financial Services Authority. Following this offering, we may seek to tokenize our Class A common stock as a Gemini Tokenized Stock.
The market for tokenized securities is nascent, and there can be no assurance that a liquid or orderly market for tokenized securities will develop or be sustained. Blockchain-based mechanisms, including decentralized exchanges, may have significantly less liquidity, volume, transparency, or regulatory oversight compared to national securities exchanges, such as Nasdaq. This could fragment liquidity across platforms, impair price discovery, widen bid-ask spreads, and lead to prolonged price discrepancies between tokenized and traditional forms of the same security—especially where arbitrage is limited by operational or regulatory constraints. To the extent we seek to tokenize our Class A common stock as Gemini Tokenized Stock in the future, this could introduce novel risks and operational complexities that could adversely impact the trading dynamics, price discovery, and liquidity of both the tokenized security and our actual Class A common stock.
Furthermore, market intermediaries may face unclear or evolving obligations when interacting with tokenized securities, and the application of U.S. federal securities laws and other regulations to the trading of tokenized securities remains uncertain. For example, in July 2025, SEC Commissioner Hester M. Peirce issued a statement noting that “tokenized securities are still securities,” and therefore transactions involving tokenized securities are subject to federal securities laws. If offered and sold within the United States, which they currently are not, Gemini Tokenized Stocks might also be deemed to be security-based swaps. Advisory committees and staff of the CFTC have also discussed exploring a potential regulatory framework for tokenization of assets, including tokenized collateral.
Regulatory approaches outside of the U.S. are similarly in the early stages and vary by jurisdiction. This may prevent or discourage market intermediaries from holding, transacting, or facilitating transactions in tokenized securities, further limiting liquidity. Reduced liquidity in tokenized securities, whether due to general investor unfamiliarity, uncertain demand, operational friction, inefficient linkages between tokenized and traditional markets, or otherwise, could result in lower trading prices for such products. In addition, if regulatory authorities determine that the platforms, mechanisms, or participants involved in the secondary trading of tokenized securities do not comply with applicable law, we or such intermediaries could face enforcement actions or fines, or be required to unwind or restructure aspects of the project. These risks could lead to diminished investor confidence, reduced participation in the trading of tokenized securities, and corresponding negative effects on trading price, volatility and/or liquidity.
Moreover, while our advertisements for and other publicity about Gemini Tokenized Stocks generally clearly state that these products are only available to Gemini users in the E.U., it is possible that the SEC or a private plaintiff could seek to establish that such publicity involved offers of Gemini Tokenized Stocks to U.S. residents inconsistent with the registration provisions of the securities laws. Although we believe we would have substantial defenses to any such allegations, they could, if proven, subject us to liability under U.S. law.
Tokenized securities are also subject to the broader risks associated with digital assets, including cybersecurity, technological failures, and operational risks, which could affect our reputation, financial condition, and operating results. See “Risks Related to Cryptocurrencies and Digital Assets.”
The applicability of certain preexisting laws and regulations to our NFT business, including, but not limited to, securities and money transmission laws and regulations, is uncertain such that Nifty Gateway could become the target of a regulatory or enforcement action.
Our operation of Nifty Gateway may expose us to legal, regulatory, and other risks. As the market for NFTs is relatively nascent, it is difficult to predict how the legal and regulatory framework around NFTs will develop and how such developments will impact our business and Nifty Gateway in particular. In particular, many potentially applicable regulations were established before the advent of blockchain technology and NFTs, leading to ambiguity in their application. For example, it is uncertain whether NFTs may be considered securities or commodities under certain jurisdictions, which would subject them to additional regulatory scrutiny, disclosure requirements, and registration obligations. Similarly, the activities conducted on Nifty Gateway could be considered money transmission or other regulated financial services, which could require us to obtain appropriate licenses and subject us to related regulatory obligations.

If we fail to accurately anticipate or manage the risks associated with Nifty Gateway, or if we directly or indirectly become subject to disputes, liability, or other legal or regulatory issues in connection with NFTs and Nifty Gateway, our NFT business and our financial condition, results of operations, reputation, and growth prospects could be materially harmed.
Certain transactions in digital assets may constitute “retail commodity transactions” subject to regulation by the CFTC as futures contracts. If transactions in digital assets on our platform are deemed to be such retail commodity transactions, we would be subject to additional regulatory requirements, licenses and approvals, and potentially face regulatory enforcement, civil liability, and significant increased compliance and operational costs.
Any transaction in a commodity, including digital assets deemed to be commodities, entered into with or offered to retail investors using leverage, margin, or other financing arrangements (a “retail commodity transaction”) is subject to CFTC regulation as a futures contract unless such transaction results in actual delivery within 28 days. The meaning of “actual delivery” has been the subject of commentary and litigation, and in 2020, the CFTC adopted interpretive guidance addressing the “actual delivery” of a digital asset. To the extent that any leveraged, margined, or financed transactions in digital assets on our platform are deemed retail commodity transactions, including pursuant to current or subsequent rulemaking or guidance by the CFTC, we may be subject to additional regulatory requirements and oversight, and we could be subject to judicial or administrative sanctions if we do not or did not at a relevant time possess appropriate registrations. The CFTC has previously brought enforcement actions against entities engaged in retail commodity transactions without appropriate registrations, as well as recent enforcement settled orders against developers of decentralized platforms.
Particular digital assets or transactions therein could be deemed “commodity interests” (e.g., futures, options, swaps) or security-based swaps subject to regulation by the CFTC or SEC, respectively. If a digital asset or digital asset transaction on our U.S. platform is deemed a commodity interest or a security-based swap, we would be subject to additional regulatory requirements, registrations and approvals, and potentially face regulatory enforcement, civil liability, and significant increased compliance and operational costs.
Commodity interests, as such term is defined by the CEA and CFTC rules and regulations, are subject to more extensive supervisory oversight by the CFTC, including registrations of entities engaged in, and platforms offering, commodity interest transactions. This CFTC authority extends to digital asset futures contracts and swaps, including transactions that are based on current and future prices of digital assets and indices of digital assets. To the extent that a transaction in digital assets on our platform is deemed to fall within the definition of a commodity interest, including pursuant to subsequent rulemaking or guidance by the CFTC, we may be subject to additional regulatory requirements and oversight and could be subject to judicial or administrative sanctions if we do not or did not at a relevant time possess appropriate CFTC registrations as an exchange (for example, as a designated contract market for trading futures or options on futures, or as a swaps execution facility for trading swaps) or as a registered intermediary (for example, as a futures commission merchant or introducing broker). Such actions could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, as well as reputational harm. The CFTC has previously brought enforcement actions against entities engaged in digital asset activities for failure to obtain appropriate exchange, execution facility, and intermediary registrations.
Furthermore, the CFTC and the SEC have jointly adopted regulations defining “security-based swaps,” which include swaps based on single securities and narrow-based indices of securities. If a digital asset is deemed to be a security, certain transactions referencing that digital asset could constitute a security-based swap. A digital asset or transaction therein that is based on or references a security or index of securities, whether or not such securities are themselves digital assets, could also constitute a security-based swap. To the extent that a transaction in digital assets on our platform falls within the definition of a security-based swap, including pursuant to subsequent rulemaking or guidance by the CFTC or SEC, we may be subject to additional regulatory requirements and oversight by the SEC and could be subject to judicial or administrative sanctions if we do not or did not a relevant time possess appropriate registrations as an exchange (for example, a security-based swaps execution facility) or as a registered intermediary (for example, as a security-based swap dealer or broker). This could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, as well as reputational harm.

The Gemini Credit Card is subject to various laws, regulations, and industry standards, all of which are subject to change and some of which are subject to uncertain interpretation.
The Gemini Credit Card is subject to numerous laws, regulations, and industry standards. Applicable consumer protection laws and regulations include federal, state, and local laws relating to unfair, deceptive, and abusive acts and practices, disclosures, fair lending and anti-discrimination, marketing, solicitation, and cancellation practices, fees and interest rates, credit reports and credit bureau reporting, electronic fund transfers, servicemember protections, collections activity, data privacy, open banking and access to customer data, AML, and other topics. For example, the Credit Card Accountability, Responsibility, and Disclosure Act of 2009 (the “CARD Act”) imposes strict consumer protection rules, including limitations on interest rate increases, fee caps, and transparency requirements, to which the credit card product must also adhere. Failure to comply with the CARD Act can result in substantial penalties, restrictions, and other sanctions and relief that could affect our ability to provide access to competitive credit card terms and impact our revenues and user retention. Compliance with CARD Act requirements adds further complexity and operational costs, and evolving regulatory guidance or enforcement actions may increase these burdens over time.
In addition, the credit card product is subject to industry standards, including the Payment Card Industry Data Security Standard (“PCI DSS”), which is a set of security standards created to ensure that all companies that process, store, or transmit credit card information maintain a secure environment. Compliance with PCI DSS is mandatory for companies that handle credit card transactions and requires adherence to stringent controls and procedures to safeguard sensitive cardholder data. Failure to meet PCI DSS requirements can lead to substantial fines, increased transaction fees, or the revocation of our ability to process credit card transactions, which could materially impact our business operations. Moreover, maintaining PCI DSS compliance is complex, costly, and requires regular audits, updates to our systems, and continuous monitoring of our security practices.
Changes in these laws, regulations, or standards, or to the prevailing interpretation thereof, may make complying with them even more challenging. Any failure to comply with the CARD Act, PCI DSS, or other applicable laws, regulations or industry standards, or the failure to accurately interpret how new laws, regulations, or industry standards apply to our business could result in costly legal challenges or expose us to regulatory enforcement actions, substantial fines, and reputational harm, which could negatively impact our business, operating results, and financial position. Such failure may also cause WebBank to terminate our relationship, subject us to an indemnity claim by WebBank, or otherwise have a material adverse impact on our credit card business. For more information with respect to risks related to our agreement with WebBank, see “—Risks Relating to our Business and Industry—We rely on our agreement with WebBank to offer the Gemini Credit Card. If our relationship with WebBank were to end, the ability to continue to offer the Gemini Credit Card would be affected.”
Moreover, the crypto rewards provided in connection with the Gemini Credit Card are custodied by Gemini Trust and serviced by Gemini Constellation, LLC. Changes to laws and regulations applicable to Gemini Trust, and to the digital asset space generally, may materially and adversely impact our credit card business, including by affecting the manner in which Gemini Credit Card holders receive, maintain, and use their crypto rewards. For more information on the risks associated with changing laws and regulations, see “—We are subject to an extensive, highly-evolving, and uncertain regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.”
Some aspects of our existing or planned business could be subject to regulatory authority by the CFTC. Any fraudulent or manipulative activity in a digital asset occurring on our platform could subject us to increased regulatory scrutiny, regulatory enforcement, and litigation.
The CFTC has stated, and judicial decisions involving CFTC enforcement actions have confirmed, that at least some digital assets, including bitcoin, ether, litecoin, and certain stablecoins, fall within the definition of a “commodity” under the CEA, which means they are not subject to regulation as a “security” under the U.S. federal securities laws. The CFTC has authority over fraud and market manipulation in U.S. spot markets, and also direct authority over U.S. derivatives markets. We may enter the U.S. derivatives market in the future. There is an ongoing risk that our U.S. exchanges could become the subject of investigations, inquiries, and enforcement actions by the CFTC and other regulators, as well as civil litigation. Such investigations, inquiries, enforcement actions, and litigation may cause us to incur substantial costs and could result in negative publicity.
We are subject to an extensive, highly-evolving, and uncertain regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.
We are continuously monitoring the state of regulation in each jurisdiction in which we operate. We cannot guarantee that we will be able to comply with all new and existing regulations being implemented with respect to digital asset service providers.
Our digital asset business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing financial services and banking, federal government contractors, trust companies, securities, derivative transactions and markets, broker-dealers and ATS, commodities, credit, digital asset custody, exchange, and transfer, cross-border and domestic money and digital asset transmission, commercial lending, usury, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), consumer protection, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, AML, and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, blockchain technology, generative AI, and related technologies. As a result, some applicable laws and regulations do not contemplate or address unique issues associated with the digital asset industry, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business, including our NFT business, and the significant uncertainty surrounding the regulation of the digital assets requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions, as has happened in the past. For additional information, see “Business—Legal Proceedings.” To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on or temporary or permanent suspensions of our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.
Additionally, various governmental and regulatory bodies, including legislative and executive bodies, in the United States and in other countries may adopt new laws and regulations, the direction and timing of which may be influenced by changes in the governing administrations and major events in the digital asset industry. For example, following the failure of several prominent digital asset trading venues and lending platforms, such as FTX, Celsius Networks, Voyager, and Three Arrows Capital in 2022, U.S. policymakers expressed the need for both greater federal oversight of the digital asset space and comprehensive digital asset legislation.
Presently, and in the future, various governmental and regulatory bodies, including in the United States, may introduce new policies, laws, and regulations relating to digital assets. Other companies’ failures of risk management and other control functions, such as those that have occurred in the past, could accelerate an existing regulatory trend toward stricter oversight of digital asset platforms and the digital asset industry more generally. Furthermore, new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of digital assets as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on certain digital asset transactions, as has occurred in certain jurisdictions in the past. From time to time, the NYDFS issues guidance for virtual currency businesses in New York. For example, in November 2023, the NYDFS issued guidance regarding the listing of virtual currencies. This guidance and other applicable state law guidance regarding virtual currency business activity could result in changes to our business in such states as well as the risk of increased operational costs and the risk of enforcement actions. If we are unable to comply with any new requirements, our ability to offer our products and services in their current form may be adversely affected.
Additionally, under recommendations from the FinCEN, and the Financial Action Task Force, the U.S. and several foreign jurisdictions have or are likely to impose the Funds Travel Rule and the Funds Transfer Rule (commonly referred to collectively as the “Travel Rule”) on financial service providers in the digital asset industry. We may face substantial costs to operationalize and comply with the Travel Rule and may be further subject to administrative sanctions for technical violations or user attrition if the user experience suffers as a result. In October 2023, FinCEN released a proposed rule that identifies virtual currency “mixing” as a class of transactions of primary money laundering concern and imposes heightened recordkeeping and reporting obligations for financial institutions with respect to those transactions. There are substantial uncertainties regarding the scope of these requirements in practice, and we may face substantial costs to operationalize and comply with these rules.
Moreover, we offer and may in the future offer products and services whose functionality or value depends in part on our management of smart contracts, liquid staking, asset tracking, or other applications that provide novel forms of user engagement and interaction delivered via blockchain protocols. We may also offer products and services whose functionality or value depends on our ability to develop, integrate, or otherwise interact with such applications within the bounds of our legal and compliance obligations. The legal and regulatory landscape for such products, including the law governing the rights and obligations between and among smart contract developers and users and the extent to which such relationships entail regulated activity is uncertain and rapidly evolving. Our interaction with those applications, and the interaction of other blockchain users with any smart contracts or assets we may generate or control, could present legal, operational, reputational, and regulatory risks for our business. We may be further subject to administrative sanctions for technical violations or user attrition if the user experience suffers as a result.
As another example, the extension of AML requirements to certain digital asset-related activities by the European Union’s Fifth Money Laundering Directive, as updated by the European Union’s Sixth Money Laundering Directive, has increased the regulatory compliance burden for our business in Europe and, as a result of the fragmented approach to the implementation of its provisions, resulted in distinct and divergent national licensing and registration regimes for us in different E.U. member states. Further E.U.-level legislation imposing additional regulatory requirements in relation to digital asset-related activities is also expected in the near term, such as with the effectiveness of the Markets in Crypto-Assets Regulation (“MiCA”). Among other provisions, MiCA introduces a comprehensive authorization and compliance regime for digital asset service providers and a disclosure regime for the issuers of certain digital assets, which is expected to impact our operations in the European Union. For example, the requirements of privacy and data protection laws in the European Union, U.S., and elsewhere are typically founded on the premise of centralized, data-controller-based data processing, and require fulfilling, among other things, individual rights to access or delete one’s data. This creates unique compliance challenges given the nature of blockchain’s peer-to-peer network architecture, lack of centralized control, immutability, and perpetual data storage.
Because we have offered and will continue to offer a variety of innovative products and services to our users, such as Nifty Gateway and the Gemini Credit Card, many of our offerings are subject to significant regulatory uncertainty and we from time to time face regulatory inquiries regarding our current and planned products. For instance, we are an issuer of GUSD, which is redeemable on a one-to-one basis for U.S. dollars. The regulatory treatment of fiat-backed stablecoins is highly uncertain and has drawn significant attention from legislative and regulatory bodies around the world. The issuance and resale of such stablecoins may implicate a variety of banking, deposit, money transmission, prepaid access and stored value, AML, commodities, securities, sanctions, and other laws and regulations in the United States and in other jurisdictions. Legislative efforts have also focused on setting criteria for stablecoin issuers and what rules will govern redeemability and collateral. For example, the recently enacted GENIUS Act reflects a legislative interest in establishing and developing frameworks for the regulation of stablecoins and digital assets more broadly. There is substantial uncertainty on how any such legislation will apply in practice, and we may face substantial compliance costs to operationalize and comply with these rules. Similarly, with respect to the

Gemini Credit Card, interchange fees have been the subject of litigation and legislative attention in the past and might be the subject of future litigation. If payment networks are forced to reduce their interchange fees through litigation or otherwise, it may adversely impact our revenue, operating results, and financial position.
Further, our products and services incorporate digital engagement, including recommendations, incentives, notifications, educational content, and relevant news. Legislators and regulators in jurisdictions in which we operate have solicited comment from the public or proposed or adopted laws or regulations relating to the use of gamification, predictive analytics, or other digital engagement features or practices in various products and services, including potential conflicts of interest that may arise as a result of such practices. If such laws or regulations are adopted in jurisdictions in which we operate and deemed to apply to the products and services we offer, we could be required to change the way we market our offerings and interact with existing and prospective users or modify certain features contained within our products and services, any of which could adversely impact our business, operating results and financial condition.
We also offer staking and credit card rewards, which are subject to significant regulatory uncertainty, and could implicate a variety of laws and regulations worldwide. For example, there is regulatory uncertainty regarding the status of our staking, rewards, and other yield-generating activities under the U.S. federal and state securities laws. While we have implemented policies and procedures, including geofencing for certain products and services, designed to help monitor for and ensure compliance with existing and new laws and regulations, there can be no assurance that we and our employees, contractors, and agents will not violate or otherwise fail to comply with such laws and regulations. To the extent that we or our employees, contractors, or agents are deemed or alleged to have violated or failed to comply with any laws or regulations, including related interpretations, orders, determinations, directives, or guidance, we or they could be subject to a litany of civil, criminal, and administrative fines, penalties, orders, and actions, including being required to suspend or terminate the offering of certain products and services. Moreover, to the extent our users nevertheless access our platform, products, or services outside of jurisdictions where we have obtained required governmental licenses and authorization, we could similarly be subject to a variety of civil, criminal, and administrative fines, penalties, orders, and actions as a result of such activity.
Our products and services are complex and involve new and evolving technologies, and it is therefore difficult to ensure they meet regulatory requirements across different jurisdictions. Before deciding whether to offer products and services in a jurisdiction, we intend to assess the jurisdiction, including by way of legal review, to determine whether and to what extent services and products will be offered. Legal and regulatory change, as well as technical constraints, may result in changes in the services or products available or in the categories of users that are able to access them in a particular jurisdiction. However, our decision for each jurisdiction will involve an assessment of our compliance with applicable law, and local regulators may disagree that our offering of services and products in the relevant jurisdiction is in compliance with applicable law. Further, it may not be possible or practical to obtain external advice across the full spectrum of legal and/or regulatory issues relevant to our business in all relevant jurisdictions, and certain issues may require us to make interpretive judgments with respect to unclear legal and regulatory requirements, and local regulators may disagree with our interpretations.
While not yet operational, Gemini Galactic, our broker-dealer subsidiary, is subject to regulatory restrictions and requirements imposed by applicable statutes, regulations, and policies in the jurisdictions in which we operate. U.S. government agencies and self-regulatory organizations, including U.S. state securities commissions, are empowered to enforce the regulatory restrictions and requirements applicable to us and conduct administrative proceedings that can result in censure, fine, the issuance of cease and desist orders or the suspension or expulsion of a broker-dealer from registration or membership. Gemini Galactic is registered with the SEC and with all 50 U.S. states and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), a securities industry self-regulatory organization that supervises and regulates the conduct and activities of its members. As a registered broker-dealer, Gemini Galactic is subject to periodic examinations and investigations by FINRA. Further, Gemini Galactic is subject to the BSA, and the implementing regulations thereunder, which require financial institutions, including broker-dealers, to establish AML compliance programs, file suspicious activity and other reports with the U.S. government and maintain certain records. Broker-dealers must also implement related user identification procedures and beneficial ownership identification procedures.

Due to our business activities, including, but not limited to, with respect to digital assets, NFTs, and credit cards, we are subject to ongoing examinations, oversight, and reviews and currently are, and expect to be in the future, subject to investigations and inquiries, by U.S. federal and state regulators and foreign financial service regulators, many of which have broad discretion to audit and examine our business. We are periodically subject to, and will in the future continue to be subject to, audits and examinations by these regulatory authorities. As a result of findings from these audits and examinations, regulators have required, are requiring, and may in the future require us to take certain actions. Such actions might include amending, updating, or revising our compliance measures, limiting the kinds of users that we provide services to, or delaying the introduction of new product and services. We have received, and may in the future receive, examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, monitoring, training, reporting, and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences.
New laws, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.
As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and AML.
As we expand and localize our international activities, we have become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations of both the jurisdictions in which we operate and those into which we offer services on a cross-border basis. For instance, financial regulators outside the United States have increased their scrutiny of digital asset exchanges over time, such as by requiring digital asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. Moreover, laws regulating financial services, the internet, mobile technologies, digital assets, NFTs and related technologies outside of the United States are highly evolving, extensive and often impose different, more specific, or even conflicting obligations on us, as well as broader liability. In addition, we are required to comply with laws and regulations related to economic sanctions and export controls enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce’s Bureau of Industry and Security, and U.S. AML and counter-terrorist financing laws and regulations, enforced by FinCEN and certain state financial services regulators. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, currently the Crimea Region, the Donetsk People’s Republic, and the Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria, as well as with persons, entities, and governments identified on certain prohibited party lists. Moreover, as a result of the Russian invasion of Ukraine, the United States, the E.U., the United Kingdom, and other jurisdictions have imposed wide-ranging sanctions on Russia and Belarus and persons and entities associated with Russia and Belarus. There can be no certainty regarding whether such governments or other governments will impose additional sanctions, or other economic or military measures against Russia or Belarus. We do not operate in these countries and we have implemented additional processes and procedures to comply with these sanctions. However, any potential activity with users associated with these countries may subject us to further exposure to sanctions as they are released. We have an OFAC compliance program in place that includes, among other controls, monitoring of IP addresses to identify prohibited jurisdictions and of blockchain addresses that have either been identified by OFAC as prohibited or that otherwise are believed by us to be associated with prohibited persons or jurisdictions. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions. From time to time, we have submitted voluntary disclosures to OFAC or responded to administrative subpoenas from OFAC, some of which are currently under review by OFAC. To date, none of those proceedings has resulted in a monetary penalty or adverse action. Any present or future government inquiries relating to sanctions could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to such matters could be substantial. Although we have implemented controls, and continuously work to enhance our controls and screening tools designed to promote sanctions compliance, there is no guarantee that we will not inadvertently provide access to our products and services to sanctioned parties or jurisdictions in the future.
Regulators worldwide frequently study each other’s approaches to the regulation of the digital asset space. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. These risks are heightened as we face increased competitive pressure from other similarly situated businesses that engage in regulatory arbitrage to avoid the compliance costs associated with regulatory changes.
The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brand and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny, which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition. Engaging in cross-border business can make it difficult for us to ensure that we adequately protect our legal rights and interests. We may incur liability from breaching our legal obligations or may not be able to enforce legal rights and obligations or to enforce them consistently and predictability across these jurisdictions.
We are, and may continue to be, subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm our business, operating results, and financial condition.
We have been, currently are, and may from time to time become subject to claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions, or requests, including with respect to both consumer and employment matters, and other proceedings alleging violations of laws, rules, and regulations, both foreign and domestic. The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which we are subject cannot be predicted with certainty, and may result in:
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substantial payments to satisfy judgments, fines, or penalties;

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substantial outside counsel legal fees and costs;

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additional compliance and licensure requirements;

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loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

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loss of productivity and high demands on employee time;

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criminal sanctions or consent decrees;

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termination of certain employees, including members of our executive team;

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barring of certain employees from participating in our business in whole or in part;

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orders that restrict our business or prevent us from offering certain products or services;

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changes to our business model and practices;

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delays to planned transactions, product launches, or improvements; and

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damage to our brand and reputation.

Because of our large user base, actions against us may claim large monetary damages, even if the alleged per-user harm is small or non-existent. Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results, or financial condition because of legal costs, diversion of management resources, reputational damage, and other factors. For additional information, see “Business—Legal Proceedings.”
Our compliance and risk management methods might not be effective and may result in a regulatory enforcement action and other outcomes that could adversely affect our reputation, operating results, and financial condition.
Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment, maintenance, and scaling of our compliance, internal audit, and reporting systems to continuously keep pace with our user activity and transaction volume, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures are and will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. In the future, we may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.
Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. We have received in the past and may from time to time receive additional examination reports citing violations of rules and regulations and inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including, but not limited to, delaying, denying, withdrawing, or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders, prohibit us from engaging in some of our business activities, or revoke our licenses. We face significant intervention by regulatory authorities, including extensive examination and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities in the future. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by users, for damages which can be significant. Any of these outcomes would adversely affect our reputation and brand and our business, operating results, and financial condition.
Our consolidated balance sheets may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide, which could adversely affect our business, operating results, and financial condition.
We are required to possess sufficient financial soundness and strength to adequately support our regulated subsidiaries. We may from time to time incur indebtedness and other obligations which could make it more difficult to meet these capitalization requirements or any additional regulatory requirements. In addition, although we are not a bank holding company for purposes of United States law or the law of any other jurisdiction, as a global provider of financial services and in light of the changing regulatory environment in various jurisdictions, we could become subject to new capital requirements introduced or imposed by the United States and international regulators. Any change or increase in these regulatory requirements could have an adverse effect on our business, operating results, and financial condition.
With operating subsidiaries licensed to, among other things, engage in money transmission in the United States, operate as a limited purpose trust company and conduct virtual currency business activity in New York, and issue electronic money in Europe, we are subject to strict rules governing how we manage and hold user fiat currency and digital assets. We maintain complex treasury operations to manage and move user fiat currency and digital assets across our platforms and to comply with regulatory requirements. However, it is possible we may experience errors in fiat currency and digital asset handling, accounting, and regulatory reporting that lead us to be out of compliance with these requirements. In addition, regulators may increase the amount of fiat currency reserves that we are required to maintain for our operations, as has happened in the past. Non-compliance with regulatory capital requirements may lead to sanctions, penalties, changes to our business operations, or the revocation of licenses. Frequent launch of new products and services increases these risks.
Gemini Trust is subject to certain regulatory capital requirements imposed by NYDFS. The capital requirement can be maintained in specified allocations of cash, virtual currency, or high-quality, highly liquid, investment-grade assets. The capital requirement is determined by NYDFS based upon Gemini Trust’s activities and is an amount deemed sufficient to ensure the financial integrity of the licensee and its ongoing operations based on an assessment of the specific risks applicable to it. The amounts set aside to satisfy these requirements are included in the consolidated balance sheets included in our financial statements appearing elsewhere in this prospectus.
We are subject to significant legal and compliance risks and expenses relating to the NYDFS Cybersecurity Regulation.
The NYDFS Cybersecurity Regulation requires covered entities, including limited purpose trust companies such as Gemini Trust, to establish and maintain a cybersecurity program designed to protect the confidentiality, integrity, and availability of our information systems. This includes, but is not limited to, developing a written policy or policies that address a number of key areas of cybersecurity, and conducting ongoing, comprehensive risk assessments. Further, on an annual basis, each institution is required to submit a certification of compliance with these requirements. In addition, the NYDFS Cybersecurity Regulation contains specific requirements with respect to third-party service provider security, cybersecurity personnel and intelligence, the use of multi-factor authentication, penetration testing and encryption of nonpublic information, which is defined to include not only personal information but also business-related information that, if accessed or acquired by an unauthorized third party, would cause a material adverse effect on the business, operations, or security of the covered entity. The NYDFS has brought enforcement actions, which involve civil monetary penalties. In the event of a cybersecurity incident, Gemini Trust could be subject to potentially significant monetary penalties and required to undertake expensive remediation actions.
Any failure to obtain or maintain necessary money transmission registrations and licenses could adversely affect our operations.
Through our U.S. exchanges, Gemini Trust and Gemini Moonbase, we currently operate as a money transmitter in all 50 states and have obtained the requisite money transmitter licenses to the extent that the laws and regulations of such states clearly indicate that a license is required or where state regulators have advised us that we need a license to operate. In the U.S., we are registered as a money services business with FinCEN and are currently also licensed to operate as a money transmitter in various states. We also currently operate in states where we do not believe we are required, or have been informed by the relevant jurisdiction that we are not required, to obtain money transmitter licenses or any other required licenses. This belief is based on our analysis of the applicable laws and regulations and/or our communications with the regulators in the relevant jurisdiction. If our licenses are not renewed, we are denied licenses in additional states or jurisdictions where we choose to apply for a license, or jurisdictions where we believe a license is not required require a license in the future, we could be forced to seek a license or change our business practices.
As a money services business and a money transmitter, we are subject to a range of legal obligations and requirements including bonding, net worth maintenance, user notice and disclosure, reporting, recordkeeping and cybersecurity requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entities within our corporate structure are subject to inspection and examination by the state licensing agencies and certain actions involving those entities, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval. Further, if we were found by these regulators to be in violation of any applicable laws, rules, or regulations, we could be subject to fines, penalties, lawsuits, and enforcement actions, additional compliance requirements, increased regulatory scrutiny of our business, restriction of our operations, or damage to our reputation or brand. Regulatory requirements are constantly evolving, and we cannot predict whether we will be able to meet changes to existing regulations or the introduction of new regulations without such compliance harming our business, operating results, and financial condition.
Certain jurisdictions have enacted rules that require money transmitters, money services businesses, or virtual currency businesses to establish and maintain transaction monitoring, filtering, screening, and cybersecurity programs. Wherever we are subject to these rules, we are required to adopt business practices that require additional expenditures and impact our operating results.
Additionally, if federal, state, or international regulators were to take actions that limit or prohibit us or our business partners from continuing to operate our business or their businesses as currently operated, whether by imposing additional requirements, compliance obligations, or sanctions, such actions could harm our business. Any change to our business practices that makes our service less attractive to users or prohibits use of our products or services by residents of a particular jurisdiction could decrease our transaction volume and harm our business.
We obtain and process a large amount of personal data, including sensitive data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.
As part of our exchange, credit card program, and otherwise, we obtain and process large amounts of personal data, including personal data related to our users and their transactions, such as their names, addresses, and trading data, as well as sensitive data related to our users, such as their social security numbers, copies of government-issued identification, tax identification, and bank account information. In addition, our credit card business may involve the collection and storage of payment card information, transaction histories, and user spending patterns, all of which carry distinct privacy and regulatory risks. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase as our business continues to expand, including through our acquisition of, and investment in, other companies and technologies. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our users’, employees’, and service providers’ personal data.
We have administrative, technical, and physical security measures and controls in place and strive to maintain a robust information security program. However, our security measures, or the security measures of companies we acquire, may be inadequate or breached as a result of third-party action, employee, or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security, or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on our systems. Such threats may see their frequency increased and effectiveness enhanced by the use of AI. In particular, unauthorized access to sensitive payment card information could expose us to enhanced privacy risks, regulatory penalties, and user remediation obligations. We could be the target of a cybersecurity incident, which could result in harm to our reputation and financial losses. Additionally, our users have been and may in the future be targeted in cybersecurity incidents like an account takeover, which could result in harm to our reputation and financial losses. For example, in 2022, certain of our third-party vendors and suppliers experienced data breaches, which resulted in the exposure of the email addresses and truncated phone numbers of certain of our users, and corresponding notification to those users and applicable regulators. Further, in June 2024, an unauthorized actor breached the systems of a service provider of one of our third-party ACH banking partners, affecting approximately 15,000 of our users, resulting in notification to those users and applicable regulators. In each case, there were no material failures of our technology systems. Privacy and data protection laws are subject to uncertainty and continue to evolve in ways that could adversely impact our business. These laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices, which could result in fines, lawsuits, restrictions, and other penalties, and significant changes to our or our third-party partners’ business practices, products, and service offerings. We may also have to stop using certain tools and vendors and make other operational changes, which could be costly and time consuming and could adversely affect our business and operations.
Our future success depends on the reliability and security of our platform. To the extent that the measures we, any companies we acquire, or our third-party business partners have taken prove to be insufficient or inadequate, or to the extent we discover a security breach suffered by a company we acquire following the closing of such acquisition, we may become subject to litigation, breach notification obligations, user remediation obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, restrictions, harm to our reputation, or loss of users. Given the volume of sensitive information required to operate our credit card business, the consequences of any unauthorized disclosure or improper access to this data could be particularly severe, leading to potential reputational harm, regulatory scrutiny, or penalties, restrictions and other relief under sector-specific privacy or data security standards, such as the PCI DSS. If our own confidential business information or sensitive user information were improperly disclosed, our business could be adversely affected. Additionally, a party who circumvents our security measures could, among other effects, misappropriate user information or other proprietary data, cause interruptions to our operations, or expose our users to hacks, viruses, and other disruptions.
Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to our user data, we may also have obligations to notify users and regulators about the incident, and we may need to provide some form of remedy, such as a subscription to credit monitoring services, pay significant fines to one or more regulators, or pay compensation in connection with a class-action settlement (including under the private right of action under the California Consumer Privacy Act of 2018, as amended (the “CCPA”), which took effect in 2020 and is expected to increase security breach litigation). Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. In the United States, the SEC has adopted rules for mandatory disclosure of cybersecurity incidents suffered by public companies, as well as governance and management of cybersecurity risks (including board oversight thereof). Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises user data. Any failure or perceived failure by us to comply with these laws may also subject us to enforcement action or litigation, any of which could harm our business. Additionally, the financial exposure from the events referenced above could either not be insured against or not be fully covered through any insurance that we may maintain, and there can be no assurance that the limitations of liability in any of our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages as a result of the events referenced above. The complex and evolving requirements of privacy regulations applicable to our credit card business further increase our compliance burden and potential exposure in the event of any security incidents involving personal or payment-related data. Any of the foregoing could have an adverse effect on our business, reputation, operating results, and financial condition.
Furthermore, we may be required to disclose personal data pursuant to demands from individuals, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws, which could result in a breach of privacy and data protection policies, notices, laws, rules, court orders, or regulations. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of user data could impose additional requirements with respect to the retention and security of user data (especially as these requirements pertain to sensitive payment and transaction data processed by our credit card business), limit our marketing activities, and have an adverse effect on our business, operating results, and financial condition.

We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, AI, and user protection across different markets where we conduct our business, including in the United States, European Economic Area (the “EEA”) and Asia-Pacific region and such laws, regulations, and industry requirements are constantly evolving and changing. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business.
Various local, state, federal, and international laws, directives, and regulations apply to our collection, use, retention, protection, disclosure, transfer, and processing of personal data. These data protection and privacy laws and regulations are subject to uncertainty and continue to evolve in ways that could adversely impact our business. These laws have a substantial impact on our operations both outside and in the United States, either directly as a data controller or as a data processor and handler for various offshore entities. Compliance with these laws, regulations, rules, and standards may require us to change our policies, procedures, and technology for cybersecurity, which could, among other things, make us more vulnerable to operational failure and to monetary penalties for breach of such laws, regulations, rules and standards. The data privacy and cybersecurity regulatory landscape is increasingly stringent and fragmented across different jurisdictions, leading to compliance challenges, governance costs, and potential liabilities.
In the United States, state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of user data. In the United States, non-sensitive user data generally may be used under current rules and regulations, subject to certain restrictions, so long as the person does not affirmatively “opt-out” of the collection or use of such data. If an “opt-in” model or additional required “opt-outs” were to be adopted in the United States, less data may be available, and the cost of data likely would increase. For example, California enacted the CCPA, which requires covered companies to, among other things, provide new disclosures to California users, and affords such users new privacy rights such as the ability to opt-out of certain sales of personal information and expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches that may increase security breach litigation. Other state legislatures have also adopted data privacy legislation relating to privacy, data security, data breaches, and the protection of sensitive and personal information, with which we must comply, except to the extent exempted or preempted by federal law, such as the Gramm-Leach-Bliley Act. For example, in 2021, Virginia passed the Consumer Data Protection Act (the “CDPA”) (effective January 2023) and Colorado passed the Colorado Privacy Act (the “CPA”) (effective July 2023) to provide comparable consumer privacy rights to the CCPA. A number of other states’ comprehensive privacy laws became effective in 2024, including Texas Data Privacy and Security Act (the “TDPSA”) (effective July 2024) and the Oregon Consumer Privacy Act (the “OCPA”) (effective July 2024). In the future, additional states could also adopt data privacy legislation, which may include more stringent data privacy requirements. We cannot predict the impact of the CCPA, CDPA, CPA, TDPSA, OCPA, or other similar laws or regulations on our business or operations, but compliance therewith may require us to modify our data processing practices and policies incurring costs and expense. Further, to the extent multiple state-level laws are introduced with inconsistent or conflicting standards, it may require costly and difficult efforts to achieve compliance with such laws. Our failure or perceived failure to comply with the CCPA, CDPA, CPA, TDPSA, OCPA, or other similar laws or regulations passed in the future could have a material adverse effect on our business, including how we use personal information, our business, operating results, and financial condition.
Additionally, many foreign countries and governmental bodies, including the European Union, Singapore, United Kingdom, Switzerland, and numerous other jurisdictions in which we operate or conduct our business, have laws and regulations concerning the collection, use, processing, storage, and deletion of personal information obtained from their residents or by businesses operating within their jurisdictions. These laws and regulations may be more restrictive than those in the United States. Such laws and regulations may require companies to implement new privacy and security policies, permit individuals to access, correct, and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, require that certain types of data be retained on local servers within these jurisdictions, and, in some cases, obtain individuals’ affirmative opt-in consent to collect and use personal information for certain purposes.

As a result of our presence in Europe and our service offerings in the European Union, we are subject to the General Data Protection Regulation (the “E.U. GDPR”), which took effect on May 25, 2018 and applies to products and services that we provide in Europe, as well as the processing of personal data of European Union citizens, wherever that processing occurs. The E.U. GDPR includes operational requirements for companies that receive or process personal data of residents of the European Union. The E.U. GDPR imposes stringent data protection requirements, and could increase the risk of non-compliance and the costs of providing our products and services in a compliant manner. Failure to meet E.U. GDPR requirements could result in penalties of up to €20 million or 4% of our worldwide net trading income, whichever is greater. In addition to the foregoing, a breach of the E.U. GDPR could result in regulatory investigations, reputational damage, fines and sanctions, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. This is as the E.U. GDPR confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations.
Following the United Kingdom’s departure from the European Union, commonly referred to as “Brexit,” we are also subject to the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., the E.U. GDPR as implemented into U.K. law in a substantially unvaried form). The U.K. GDPR exists alongside the United Kingdom Data Protection Act 2018, which implements certain derogations in the U.K. GDPR into United Kingdom law. Under the U.K. GDPR, companies not established in the United Kingdom but which process personal data in relation to the offering of products or services to individuals in the United Kingdom, or to monitor their behavior will be subject to the U.K. GDPR and will be required to appoint a data protection representative, unless certain exceptions apply. Otherwise, the requirements of the U.K. GDPR are currently in a substantially similar form to those of the E.U. GDPR, and although they might be subject to divergence over time as the U.K. Government is actively pursuing reforms to its data protection laws, these are likely to lead to similar compliance and operational costs. In addition, Brexit has implications for transfers of personal data between the United Kingdom and the EEA and vice versa. The E.U./U.K. GDPR may increase our responsibility and liability in relation to personal data that we process where such processing is subject to the E.U./U.K. GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the E.U./U.K. GDPR, including as implemented by individual countries in the EEA.
Both the E.U. GDPR (covering the EEA) as well as the U.K. GDPR impose strict rules on the transfer of personal data out of the European Union or the United Kingdom to a “third country,” including the United States. Transfers of personal data from the United Kingdom to the EEA and vice versa are unrestricted and do not require additional safeguards since the EEA has formally declared the United Kingdom’s data protection regime as “adequate” and similarly the United Kingdom has formally approved the adequacy of the E.U. GDPR. As a result, transfers of personal data from the EEA to the United Kingdom, and vice versa, remain unrestricted and do not require any additional safeguards. The European Union’s adequacy decision with respect to the United Kingdom, will be regularly reviewed and may be revoked if the United Kingdom diverges from its current adequate data protection laws. The duration of the current adequacy decision will expire on December 27, 2025.
In July 2020, the E.U.-U.S. Privacy Shield was invalidated as a valid personal data transfer mechanism between the European Union and the United States, and on June 4, 2021 the European Commission finalized new versions of the Standard Contractual Clauses (“New SCCs”), which apply to the transfer of personal data outside of the European Union to a country not approved by the European Union as providing an adequate level of protection for the processing of personal data. On March 21, 2022, the United Kingdom implemented its own United Kingdom-specific international data transfer agreement and addendum to the New SCCs (collectively, the “New U.K. SCCs”), and since March 21, 2024, we have been required to use and honor these clauses for all contracts involving transfers of U.K. residents’ personal data to a foreign country that does not have adequate data protection, where prior to this date the obligation was limited to all contracts involving transfers of United Kingdom-originated data entered into after September 21, 2022.
We have internal contractual agreements to govern the transfer of data between the EEA, U.K. and the U.S. Our EEA entities are joint controllers of EEA user personal data. Those entities rely on us for certain outsourced services but the ultimate responsibility for outsourced services remains in the EEA. To formalize this process, we established a Performance Management Framework (“PMF”) that identifies the EEA leaders responsible for each outsourced service and their U.S. counterpart tasked with managing the provision of the service, as well as a monitoring framework to ensure the outsourced service is provided in accordance with the relevant key performance indicators and service level agreements.
We currently rely on the New SCCs and New U.K. SCCs (as applicable) for both intragroup and third-party data transfers from the EEA and the United Kingdom. As supervisory authorities continue to issue further guidance on personal data, we could suffer additional costs, complaints, or regulatory investigations or fines; we may have to stop using certain tools and vendors and make other operational changes; we will have to implement revised standard contractual clauses for existing intragroup, user, and vendor arrangements within required time frames; and/or such guidance could otherwise affect the manner in which we provide our services, and could adversely affect our business, operating results, and financial condition. If we are unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations and could adversely affect our financial results.
We are also subject to evolving E.U. privacy laws on cookies and e-marketing. In the European Union, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive will be replaced by an E.U. regulation, known as the ePrivacy Regulation, which will significantly increase fines for non-compliance and impose burdensome requirements around obtaining user consent. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. As regulators start to enforce this stricter approach, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our advertising campaigns, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. In the European Union, informed consent, including a prohibition on pre-checked consents and a requirement to ensure separate consents for each cookie, is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. Regulators have already started to enforce this stricter approach in certain jurisdictions in which we operate, for example in France where data protection authorities have initiated a probe on third-party cookies. Any failure to comply with such laws, could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand users, adversely affect our margins, increase costs, and subject us to additional liabilities.
There is a risk that as we expand, we may assume liabilities for breaches experienced by the companies we acquire. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and information security, it is possible that our practices, offerings, or platform could fail, or be alleged to fail to meet applicable requirements.
We are conscious of the extensive and evolving regulatory frameworks in the jurisdictions in which we operate. For instance, the overall regulatory framework governing the application of privacy laws to blockchain technology is still highly undeveloped and likely to evolve. Recently the European Union has introduced new regulations aimed at enhancing operational resilience and cybersecurity of entities in the financial, data, and technology sectors, including the Digital Operational Resilience Act and the Cyber Resilience Act. Further, there are changes in the regulatory landscape relating to new and emerging technologies, such as generative AI, which we have found and continue to find new ways to leverage in our products and internal operations. Additionally, as part of a broader trend of increased regulation of personal and non-personal data, the European Union has introduced the Data Act, which imposes significant obligations on businesses operating within the European Union to ensure data sharing, data access and control, and data portability rights for E.U. citizens.
Our failure, or the failure by our third-party service providers or partners, to comply with applicable laws or regulations and to prevent unauthorized access to, or use or release of personal data, or the perception that any of the foregoing types of failure has occurred, even if unfounded, could subject us to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, severe criminal, or civil sanctions, damage our reputation, or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, operating results, and financial condition.
We are required to comply with consumer protection laws in various jurisdictions, which may lead to increased costs of compliance, potential investigations, fines, remedial requirements, potential actions by consumers against us, such as user complaints and claims for losses, as well as not being able to enforce contracts and/or other rights against our users.
We are required to comply with consumer protection laws in various jurisdictions that focus on protecting the rights of consumers. Laws and regulations relating to consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. We may in the future become subject to investigation and enforcement action by local, national, and international consumer protection agencies, which monitor user complaints against us and, from time to time, escalate matters for investigation and potential enforcement against us. Any failure, or perceived failure, by us to comply with consumer protection-related laws and regulations to which we may be subject or other legal obligations relating to consumer protection could lead to increased costs of compliance, potential investigations, fines, remedial requirements, reputational damage, potential actions by consumers against us, such as user complaints and claims for losses, as well as not being able to enforce contractual and/or other rights against our users, which may result in adverse impact on our business, operating results, and financial condition.
Our acceptance of various payment methods exposes us to evolving rules, regulations, and compliance requirements. Non-compliance may adversely affect our business, operating results, and financial condition.
We accept payments using a variety of methods, including debit cards, ACH, wires, PayPal, ApplePay, GooglePay, Cubix, Plaid Direct Payments, bank transfers, and FAST transfer. Acceptance of these payment options subjects us to rules, regulations, contractual obligations, and compliance requirements, including payment card association operating rules, certification requirements and operating guidelines, data security standards and certification requirements, and rules governing electronic funds transfers. These requirements may change over time or be reinterpreted, making compliance more difficult or costly. Although no system can completely prevent theft, we have security countermeasures in place to reduce the potential for fraud and theft by criminals. If we fail to comply with applicable rules and regulations, we may be subject to fines or higher transaction fees and may lose our ability to accept online payments or other payment card transactions. If any of these events were to occur, our business, operating results, and financial condition could be adversely affected.
If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue our business as currently contemplated.
Under Sections 3(a)(1)(A) and (C) of the Investment Company Act of (the “1940 Act”), a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.
We do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the

1940 Act. However, our assessment of our business is not binding on the SEC or any federal court that would consider our status as an investment company in the future.
With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of our total assets (exclusive of U.S. government securities and cash items) consists of, and no more than 45% of our net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, securities issued by employees’ securities companies, securities issued by our qualifying majority owned subsidiaries, and securities issued by qualifying companies that are controlled primarily by us. Moreover, even if we were to fail the 40% test in Section 3(a)(1)(C), and not be able to rely on Rule 3a-1, under Section 3(b)(1) of the 1940 Act an entity is not an investment company if it is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities. We believe that we meet the Section 3(b)(1) standard.
Digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem regarding the potential application of the 1940 Act to their businesses. For example, in an action unrelated to us or any of our subsidiaries, in February 2022, the SEC issued a cease-and-desist order under the 1940 Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.
If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the Company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.
If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act—including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons—likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, and financial condition. As a result, any future guidance or action from the SEC or its Staff that affect our investment company status or analysis, including changes that the SEC or its Staff may propose and adopt to stablecoins and/or digital assets generally, could inhibit our ability, or the ability of our subsidiaries, to pursue our current or future operating strategies.
Classification as an investment company would additionally subject us to specialized accounting methods under the 1940 Act. Among other things, the 1940 Act prescribes the methods to be used when making determinations of value. For financial statement purposes, securities for which market quotations are readily available are valued at their market value, and securities for which market quotations are not readily available and all other assets are valued at fair value as determined in good faith by the board of directors or its valuation designee. Furthermore, a company subject to regulation under the 1940 Act is also required to present its financial statements as prescribed under applicable 1940 Act rules and regulations. If we were deemed to be an investment company, and were unable to qualify for an exemption or exclusion from investment company status under the 1940 Act, our accounting of assets and presentation of our financial statements would change, and the financial statement presentation would not in our view reflect the orientation of our operations and may make it difficult to compare our results of operations with the results of our competitors in the stablecoin and digital assets sector.
Risks Related to Third Parties
Our current and future services are dependent on payment networks, and any changes to their rules or practices could adversely impact our business.
We rely on banks and other payment processors to process users’ payments in connection with the purchase of digital assets on our platform and we pay these providers fees for their services. From time to time, payment networks have increased, and may increase in the future, the interchange fees and assessments that they charge for transactions that use their networks. Payment networks have imposed, and may impose in the future, special fees on the purchase of digital assets, including on our platform, which could negatively impact us and significantly increase our costs. Our payment card processors may have the right to pass any increases in interchange fees and assessments on to us, and may impose additional use charges which would increase our operating costs and reduce our operating income. We could attempt to pass these increases along to our users, but this strategy might result in the loss of users to our competitors that may not pass along the increases, thereby reducing our revenue. If competitive practices prevent us from passing along the higher fees to our users in the future, we may have to absorb all or a portion of such increases, thereby increasing our operating costs.
We may also be directly or indirectly liable to the payment networks for rule violations. Payment networks set and interpret their network operating rules and may allege in the future that various aspects of our business model violate these operating rules. If such potential allegations are not resolved favorably, they may result in significant fines and penalties or require changes in our business practices that may be costly and adversely affect our business. The payment networks could adopt new operating rules or interpret or reinterpret existing rules that we or our processors might find difficult or even impossible to follow, or costly to implement. As a result, we could lose our ability to give users the option of using credit cards to fund their purchases or the choice of currency in which they would like their card to be charged. If we are unable to accept credit cards or are limited in our ability to do so, our business would be adversely affected.
We depend on major mobile operating systems and third-party platforms for the distribution of certain products. If Google Play, the Apple App Store, or other platforms prevent users from downloading our apps, our ability to grow may be adversely affected.
We rely upon third-party platforms for the distribution of certain products and services. The Google Play Store and Apple App Store, which are global application distribution platforms, are the main distribution channels for our app. We are highly dependent on the interoperability of our app with popular mobile operating systems, networks, technologies, products, hardware, and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs, or technical issues in such systems, new generations of mobile devices or new versions of operating systems, or changes in our relationships with mobile operating system providers, device manufacturers, or mobile carriers or in their terms of service or policies that degrade the functionality of our apps, reduce or eliminate our ability to distribute our app, give preferential treatment to competitive products, limit our ability to target or measure the effectiveness of our app, or impose fees or other charges related to our delivery of our app could adversely affect our business. Each provider of these operating systems and stores has broad discretion to change and interpret its terms of service and policies with respect to our platform and those changes might be unfavorable to us and our users’ use of our platform. In addition, these providers can require us to provide information and data, change our practices and implement certain features or policies related to our operations. Responding to such inquiries or implementing the changes these providers may ask us to do could be costly and time-consuming. Further, these providers may take aim at the digital assets listed on our platform, and require us to remove or delist these assets, which could cause reputational harm and adversely affect our business.

If we were to violate, or an operating system provider or application store believes that we have violated, any terms of service or policies, that operating system provider or application store could limit or discontinue our access to its operating system or store. There can be no guarantee that third-party platforms will continue to support our product offerings, or that users will be able to continue to use our products on such third-party platforms and any limitation or discontinuation of our access to any third-party platform or app store could adversely affect our business, operating results, and financial condition.
Risks Related to Intellectual Property
Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.
Our business relies heavily in large part on our proprietary technology and our brand. We protect our intellectual property through a combination of trademark, trade dress, domain name, copyright, and trade secret rights, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties. We expect to continue using these measures to establish, protect, and maintain our brand and other intellectual property rights. However, our efforts to establish, protect, and maintain our intellectual property rights in the United States or in foreign markets may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business. For example, it is possible that third parties, including our competitors, may obtain patents relating to technologies that overlap or compete with our technology. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology.
We also rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. We attempt to protect our intellectual property, technology and confidential information by requiring our employees and other third parties who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements. We also require third parties we share information with to enter into nondisclosure and confidentiality agreements or to be bound by professional, fiduciary, or other contractual obligations requiring the applicable third party to protect our trade secrets, proprietary know-how and other confidential information. However, we cannot guarantee that we have entered into such agreements with each party who has developed intellectual property on our behalf and each party that has or may have had access to our confidential information, know-how or trade secrets. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our technology. These agreements may not be self-executing, may be insufficient or breached, may not effectively prevent disclosure of our proprietary information and trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of such information or infringement or misappropriation of our intellectual property. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets and know-how. The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying functionality. Individuals not subject to invention assignment agreements may claim ownership to our current and future intellectual property, and, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise.
Further, intellectual property protection may not be available to us in every country in which our products and services are available, and the laws of such countries may not protect intellectual property and proprietary rights to the same extent as the laws of the U.S. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties and many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secrets and intellectual property rights.
Effective protection of our intellectual property may be expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. In some instances, patent applications or patents may be abandoned or allowed to lapse, resulting in partial or complete loss of patent rights in a relevant jurisdiction. We may also agree to license our patents to third parties as part of patent pools, open patent projects or pursuant to open source software licenses. Those licenses may diminish our ability, though, to counter-assert our patents against certain parties that may bring claims against us.
Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. While our patents may offer some protection, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products. Despite our efforts, unauthorized third parties, including competitors, may duplicate, mimic, reverse engineer, access, obtain, or use the proprietary aspects of our technology, processes, products, or services without our permission. Our competitors and other third parties may also design around or independently develop similar technology, or otherwise duplicate or mimic our services or products, such that we may not be able to successfully assert our intellectual property or other proprietary rights against them. Measures we have put in place may not prevent misappropriation, infringement, or other violations of our intellectual property or proprietary information, resulting in a loss of competitive advantage. Although we may pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties requires substantial financial resources and may not succeed. While in some cases a third party may agree to indemnify us for costs associated with intellectual property-related litigation, there is a risk that such a third party could refuse or be unable to fulfill its obligations. Our insurance coverage may also not adequately cover claims of this type, or may not apply at all, potentially requiring us to pay significant monetary damages. Any of our enforcement efforts may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. If such defenses or counterclaims are successful, we could lose valuable intellectual property rights. In addition, the significant amount of discovery required in intellectual property litigation could lead to the disclosure of our confidential information. Regardless of the outcome, enforcing our rights may result in costly and time-consuming litigation, potentially harming our business and competitive position.
We may be sued by third parties in the future for alleged infringement of their trademark, patent, and other intellectual and other proprietary rights.
In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the digital asset industry, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation. We cannot guarantee that NFTs sold on Nifty Gateway, or our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. Meme coins listed on one or more of our exchanges may incorporate names or images that infringe on the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive workarounds, or impose other unfavorable circumstances. We expect that the occurrence of infringement claims is likely to grow as the digital asset market grows and matures. Accordingly, as our business grows, our exposure to damages resulting from infringement claims could increase, and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements by us or news coverage of any such litigation as negative, the market price of our Class A common stock may decline. Even if intellectual property infringement or misappropriation claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.
NFTs sold on Nifty Gateway may infringe on or otherwise violate the intellectual property rights of others, including possible copyright and trademark infringement, which may adversely affect our NFT business and Nifty Gateway.
NFTs raise various intellectual property law considerations, including adequacy and scope of assignment, licensing, transfer, copyright, and other right of use issues. The creator of an NFT will often have all rights to the content of the NFT and can determine what rights to assign to a buyer, such as the right to display, modify, or copy the content. Risks associated with purchasing or selling NFTs, include, among other things, the risk of purchasing counterfeit items or items alleged to be counterfeit, mislabeled items, items that are vulnerable to metadata decay, items on smart contracts with bugs, items related to content that infringes intellectual property rights, and items that may become untransferable. To the extent that, despite our screening procedures for supported NFTs designed to prevent such issues, we are directly or indirectly involved in a dispute between creators and buyers on Nifty Gateway, it could adversely affect the success of Nifty Gateway and harm our business, reputation, operating results, and financial condition.
Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.
Our platform contains software modules licensed to us by third-party authors under “open source” licenses. We also make certain of our own software available to users for free under various open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages.
Many of the risks associated with the use of open source software cannot be eliminated. For instance, open source software is often developed by different groups of programmers that collaborate with each other on projects and are beyond our control. As a result, open source software may have security vulnerabilities, defects, or errors of which we are not aware. Even if we become aware of any security vulnerabilities, defects, or errors, it may take a significant amount of time for either us or the programmers who developed the open source software to address such vulnerabilities, defects, or errors. Such a delay could negatively impact our products and services, including by adversely affecting the market’s perception of our products and services, impairing the functionality of our products and services, delaying the launch of new products and services, or resulting in the failure of our products and services, any of which could result in liability to us, our vendors and service providers. Further, our adoption of certain policies with respect to the use of open source software may affect our ability to hire and retain employees, including engineers.
We cannot assure you that our processes for controlling our use of open source software in our platform are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation, infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of many open source licenses have not been interpreted by U.S. or non-U.S. courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be licensed to us free of charge as open source software.
Risks Related to Our Employees and Other Service Providers
The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.
We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including in particular Tyler and Cameron Winklevoss, and other key employees across product, engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of digital assets, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few key employees, or an inability to attract, retain and motivate additional highly skilled employees required for the growth of our business could adversely impact our operating results and impair our ability to grow.
Our management team does not have significant public company experience.
Our management team does not have significant experience operating publicly traded companies, and has limited experience interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results, and financial condition.
We try to foster a high-performance culture, and if we cannot maintain this culture, our business could be adversely impacted.
We believe that a key contributor to our success is our culture. We prioritize curiosity and continuous learning, encouraging team members to push boundaries while maintaining our commitment to regulatory compliance and risk management. Our current talent pool is comprised of professionals from leading technology and financial institutions, providing the comprehensive skillset needed to drive innovation in the cryptoeconomy. We believe our team’s track record of building scalable, distributed software systems, navigating complex regulatory environments, and delivering innovative products positions us for continued growth. If we cannot maintain this culture in the future, our business may be adversely impacted.
In the event of employee or service provider misconduct or error, our business may be adversely impacted.
Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of user funds, insider trading and misappropriation of information, failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity such as spoofing, layering, wash trading, manipulation and front-running. Employee or service provider errors, including mistakes in executing, recording, or processing transactions for users, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provided trainings to our employees to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services and is compounded by the fact that many of our employees and service providers are accustomed to working at tech companies which generally do not maintain the same compliance customs and rules as financial services firms. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.
Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in certain digital assets, entities, and other initiatives, which could adversely affect our business and reputation.
We engage in a variety of transactions and maintain relationships with a number of digital asset projects, their developers, members of their ecosystem, and investors. It is possible that these transactions and relationships could create potential conflicts of interests in management decisions that we make. For instance, certain of our officers, directors, and employees are active investors in digital asset projects themselves, and may make investment decisions that favor projects that they have personally invested in. Many of our other stockholders also make investments in these digital asset projects. In addition, our co-founders, Tyler and Cameron Winklevoss, are involved in a number of initiatives related to digital assets and frequently make investments in companies involved in digital assets and blockchain networks. This and other initiatives they are involved in could divert their time and attention from overseeing our business operations which could have a negative impact on our business.
Similarly, certain of our directors, officers, employees, and large stockholders may hold digital assets that we are considering supporting for trading on our platform, and may be more supportive of such listing notwithstanding legal, regulatory, and other issues associated with such digital assets. We maintain a Digital Assets Trading Policy that prohibits trading in digital assets based on material nonpublic information and we have also adopted a Code of Conduct and Ethics that addresses self-dealing and other potential conflicts of interests. In addition, our Listing, Issuing, and Custody Policy places responsibility on our compliance team to identify potential conflicts of interest related to the listing, issuing, and custody of digital assets, which are reviewed by our Legal Team to assess materiality and determine whether recusal, disclosure, or other action is appropriate. While we have instituted policies and procedures to limit and mitigate such risks, there is no assurance that such policies and procedures will be effective, or that we will be able to manage such conflicts of interests adequately. If we fail to manage these conflicts of interests, or we receive unfavorable media coverage with respect to actual or perceived conflicts of interest, our business may be harmed and the brand, reputation and credibility of our company may be adversely affected.
A substantial number of our employees work remotely, and others work remotely some of the time. This subjects us to heightened operational risks.
Many of our employees and service providers work from home. This subjects us to heightened operational risks. For example, technologies in our employees’ and service providers’ homes may not be as robust as in our offices and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable than in our offices. Further, the security systems in place at our employees’ and service providers’ homes may be less secure than those used in our offices. While we have implemented technical and administrative safeguards to help protect our systems as our employees and service providers work from home, we may be subject to increased cybersecurity risk, which could expose us to risks of data or financial loss, and could disrupt our business operations. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely.

Risks Relating to this Offering and Ownership of Common Stock
There may not be an active trading market for our Class A common stock, which may cause shares of our Class A common stock to trade at a discount from the initial public offering price and make it difficult to sell the shares of Class A common stock you purchase.
Prior to this offering, our Class A common stock was not traded on any market. An active, liquid and orderly trading market for our Class A common stock may not develop or be maintained after the completion of this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. If an active trading market does not develop, you may have difficulty selling your Class A common stock at an attractive price, or at all. The market price of our Class A common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A common stock, you could lose a substantial part or all of your investment in our Class A common stock.
In addition, we currently anticipate that up to 30% of the shares of Class A common stock offered hereby will, at our request, be offered to retail investors through Robinhood Financial, LLC, SoFi Securities LLC, Futu Securities International (Hong Kong) Limited, Moomoo Financial Singapore Pte. Ltd, Moomoo Financial Inc., Webull Financial LLC and/or other platforms, as selling group members, via their online brokerage platforms. These platforms are not affiliated with us. There may be risks associated with the use of these platforms that we cannot foresee, including risks related to the technology and operation of the platforms, and the publicity and the use of social media by users of the platforms that we cannot control.
The market price of our Class A common stock may be volatile, and could decline significantly and rapidly. Market volatility may affect the value of an investment in our Class A common stock and could subject us to litigation.
The initial public offering price for the Class A common stock sold in this offering will be determined by negotiation between us and representatives of the underwriters. This price may not reflect the market price of our Class A common stock following this offering and the price of our Class A common stock may decline. In addition, the market price of our Class A common stock could be highly volatile and may fluctuate substantially as a result of many factors, including:
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the number of shares of our Class A common stock publicly owned and available for trading;

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overall performance of the equity markets or publicly-listed financial services and technology companies and, in particular, companies in the digital assets industry;

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our actual or anticipated operating performance and the operating performance of our competitors;

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changes in the operational and financial results we provide to the public or our failure to meet those projections;

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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

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any major change in our board of directors, management, or key personnel;

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if we issue additional shares of capital stock;

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rumors and market speculation involving us or other companies in our industry;

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announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, or joint ventures; and

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other events or factors, including those resulting from epidemics, pandemics, war, incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm or otherwise influence the market price of our Class A common stock, regardless of our operating performance. For example, and in common with certain other public companies within the digital assets industry, our stock may be attractive to hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction. The market prices for digital asset companies have experienced significant volatility in recent periods, including both price and volume fluctuations, that often has been unrelated or disproportionate to the operating performance of such companies. If these trends were to impact us, the trading price of our Class A common stock may from time to time reflect market dynamics that are not connected to traditional valuation methods that might otherwise be associated with an operating company with a business model such as ours. Investors may therefore be unable to assess the value of our Class A common stock or evaluate the risks of an investment in us using traditional or commonly used enterprise valuation methods. We cannot predict the extent to which these dynamics will develop, how they may evolve over time, or whether or how long they may last. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.
We are not obligated to, and do not intend to pay dividends or make other distributions with respect to any class of our common stock for the foreseeable future.
We intend to retain all of our available funds and earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends or make any other distributions in the foreseeable future. Consequently, investors who purchase our Class A common stock in this offering may be unable to realize a gain on their investment except by selling such shares after price appreciation, which may never occur.
Our board of directors has significant discretion as to whether to make distributions. Even if our board of directors decides to declare and pay dividends or make other distributions, the timing, amount and form of future dividends or other distributions, if any, will depend on, among other things, our future results of operations and cash flow, applicable limitations under Nevada law, our financial condition and other factors deemed relevant by our board of directors. Because we are a holding company, our ability to pay dividends also depends on our receipt of cash dividends from our operating subsidiaries, which may be restricted in their ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. See “Dividend Policy.”
Substantial future sales of shares of our common stock by existing stockholders, or the perception that those sales may occur, could cause the market price of our Class A common stock to decline.
Sales of a substantial number of shares of our Class A common stock in the public market following this offering, or the perception that such sales may occur, could depress the market price of our Class A common stock. Issuing additional shares of our Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both. See “Description of Capital Stock.”
We and our executive officers and directors, the holders of substantially all of our shares of capital stock, including the selling stockholders and the purchaser of our shares of Class A common stock in the concurrent private placement, have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our Class A common stock or any options to purchase any shares of our Class A common stock, or securities convertible into, exchangeable for, or that represent the right to receive, shares of our Class A common stock, subject to specified limited exceptions described elsewhere in this prospectus, during the period ending 180 days after the date of the final prospectus, except with the prior written consent of the representatives of the underwriters. The representatives of the underwriters may, in their sole discretion and at any time, release all or any portion of the shares subject to the lock-up. See “Underwriting.”
We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock issued pursuant to the Equity Plan and the ESPP. Any such registration statement on Form S-8 will automatically become effective upon filing. Accordingly, shares of Class A common stock registered under such registration statements will be available for sale in the open market. See “Executive and Director Compensation.”

In connection with this offering, we expect to enter into a Registration Rights Agreement with certain of our existing holders of preferred LLC Interests and Nasdaq, whereby, following this offering and the expiration of the related 180-day lock-up period, we may be required to register under the Securities Act the sale of shares of our Class A common stock held by such holders. Shares of Class A common stock registered pursuant to the Registration Rights Agreement will also be available for sale in the open market upon such registration unless restrictions apply. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
As restrictions on resale end, the market price of our Class A common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.
If securities or industry analysts do not publish or cease publishing research, or publish inaccurate or unfavorable research, about our business or our industry, the price of our Class A common stock and its liquidity could decline.
The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, or our industry. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Class A common stock could be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our Class A common stock, or publish negative reports about our business, the price of our Class A common stock could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause the price or trading volume of our Class A common stock to decline.
Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion in the application of the net proceeds from the sale of shares by us in this offering and the concurrent private placement, including for the purposes described in the section entitled “Use of Proceeds,” and investors will be relying on the judgment of our management regarding the application of the net proceeds. Because of the number and variability of factors that will determine our use of the net proceeds from the sale of shares by us in this offering and the concurrent private placement, their ultimate use may vary substantially from their currently intended use. Our management may not apply our net proceeds in ways that ultimately increase the value of your investment and our stockholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering and the concurrent private placement. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from the sale of shares by us in this offering and the concurrent private placement in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our Class A common stock to decline.
You will experience immediate and substantial dilution following the completion of this offering, and your percentage ownership in us may be further diluted in the future.
The initial public offering price per share of Class A common stock will be substantially higher than our pro forma as adjusted net tangible book value per share immediately after this offering. Therefore, if you purchase our Class A common stock in this offering, you will experience immediate and substantial dilution in net tangible book value (deficit) per share after consummation of this offering and the concurrent private placement. For more information, see “Dilution.”
You may be diluted by the future issuance of common stock, preferred stock, or securities convertible or exchangeable into common or preferred stock, in connection with our incentive plans, acquisitions, capital raises, or otherwise.
We may issue additional securities following the closing of this offering. In the future, we may sell Class A common stock, convertible securities, or other equity securities, including preferred securities, in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue Class A common stock to employees and directors pursuant to the Equity Plan and the ESPP, including the grants to be made in connection with this offering. If we sell Class A common stock, convertible securities, or other equity securities in subsequent transactions, or common stock is issued pursuant to equity incentive plans, stockholders may be materially diluted. New investors in subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our Class A common stock.
Anti-takeover provisions in our organizational documents and Nevada law might discourage or delay attempts to acquire us that you might consider favorable.
Certain provisions of our amended and restated articles of incorporation, amended and restated bylaws, and Nevada law may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. See “Description of Capital Stock.” These anti-takeover provisions could make it more difficult for a third party to acquire us, even if many of our stockholders are in favor of the third party’s offer. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. As a result, our stockholders may be limited in their ability to obtain a premium for their shares or control our management or board.
Our amended and restated articles of incorporation will provide that the Eighth Judicial District Court of Clark County, Nevada (or if such court does not have jurisdiction, another state or the federal courts (as appropriate) located within the State of Nevada) will be the sole and exclusive forum, and provide for a limited waiver of trial by jury, for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.
Our amended and restated articles of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Eighth Judicial District Court of the State of Nevada sitting in Clark County, Nevada, will be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of us or on our behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, stockholder, employee, or agent or fiduciary of us to us or our stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against us arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or our amended and restated bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our amended and restated bylaws, or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 (“Exchange Act”) or any other claim for which the U.S. federal courts have exclusive jurisdiction.
Further, our amended and restated articles of incorporation will provide that, in the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada will be the sole and exclusive forum and, in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal district court of the United States located within the State of Nevada will be the sole and exclusive forum. Unless we consent otherwise to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act, against any person in connection with any offering of the our securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and, accordingly, we cannot be certain that a court would enforce such provision. See “Description of Capital Stock.”
Our amended and restated articles of incorporation will further provide that, to the fullest extent not inconsistent with any applicable U.S. federal laws (including the Securities Act and the Exchange Act), any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction (subject to the exclusive forum provisions in our amended and restated articles of incorporation) before the presiding judge as the trier of fact and not before a jury. Pursuant to NRS 78.046 (as amended effective May 30, 2025, pursuant to Assembly Bill No. 239), such requirement will conclusively operate as a waiver of the right to trial by jury by each party to any such “internal action,” but not to the extent any such waiver would be inconsistent with or prohibited under the federal securities laws (including the Securities Act and the Exchange Act) and the rules and regulations thereunder. Under NRS 78.046, the limited waiver of trial by jury is only intended to apply to “internal actions” brought in state courts in the State of Nevada and does not limit or otherwise affect any right to a jury trial in any other action, suit or proceeding (including in state courts outside of Nevada and U.S. federal courts). Therefore, the limited waiver of trial by jury will not apply to claims brought under the Exchange Act, which are subject to exclusive federal jurisdiction, and will only apply to Securities Act claims if such claims are properly brought in state courts in the State of Nevada and constitute an “internal action” under NRS 78.046.
To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum and limited jury waiver provisions in our amended and restated articles of incorporation, except our stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws (including the Securities Act and the Exchange Act) and the rules and regulations thereunder. These choice of forum and jury waiver provisions, to the extent applicable and enforceable, may limit a stockholder’s ability to bring a claim in a judicial forum, even if such stockholder may believe such different forum or trial by jury to be favorable or convenient for disputes with us or any of our current or former directors, officers, other employees, or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find these provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions or before a jury, which could harm our business, results of operations, and financial condition.
Limitations on director and officer liability and our indemnification of our directors and officers may discourage stockholders from bringing suit against a director or officer.
Nevada law provides that our directors and officers will not be individually liable to us or our stockholders or creditors for damages as a result of any act or failure to act in his or her capacity as a director or officer unless (i) the statutory presumption in his or her favor established by NRS 78.138(3) is rebutted, (ii) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (iii) such breach involved intentional misconduct, fraud or a knowing violation of law. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer. In addition, our amended and restated articles of incorporation and amended and restated bylaws will require indemnification of directors and officers to the fullest extent permitted by Nevada law.
Following the completion of this offering, the Founders will continue to control a majority of the voting power of shares eligible to vote in the election of our directors and on other matters submitted to a vote of our stockholders, and their interests may conflict with ours or yours in the future.
Upon completion of this offering and the concurrent private placement, the Founders will control approximately 94.5% of the voting power of our outstanding common stock through their affiliates (or approximately 94.5% if the underwriters exercise their option to purchase additional shares of Class A common stock in full), and consequently will hold significant influence over the election of our directors and other matters submitted to a vote of our stockholders. For so long as the Founders continue to beneficially own a significant percentage of our common stock through their affiliates, they will be able to influence the composition of our board of directors and the approval of actions requiring stockholder approval in ways that may conflict with the interests of us or our other stockholders. Accordingly, for such period of time, the Founders will have significant influence with respect to our management, business plans, and policies, including the appointment and removal of our officers. In particular, the Founders may be able to cause or prevent a change of control of us or a change in composition of our board of directors and could preclude any unsolicited acquisition of us. The concentration of voting power could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of the sale of the company and ultimately might affect the market price of our Class A common stock.
The multiple class structure of our common stock may adversely affect the trading market for our Class A common stock.
We cannot predict whether our multiple class structure of our common stock with different voting rights will result in a lower or more volatile market price of our Class A common stock, adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indices. Because of our multiple class structure, we may be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to investors. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures and our multiple class structure may cause stockholders advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of our Class A common stock could be adversely affected.
Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements of Nasdaq.
Upon the completion of this offering and the concurrent private placement, the Founders will control a majority of our voting power. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including those that would otherwise require our board of directors to establish a compensation committee and nominating committee comprised entirely of independent directors. While we have a compensation committee and a nomination committee, as a controlled company neither of these committees is composed entirely of independent directors. As such, you will not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s rules.
We qualify as an emerging growth company, and any decision on our part to comply with reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
We are an “emerging growth company,” and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an emerging growth company upon the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
We cannot predict whether investors will find our Class A common stock less attractive if we choose to rely on these exemptions while we are an emerging growth company. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

General Risk Factors
If our estimates or judgment relating to our critical accounting estimates prove to be incorrect, our operating results could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, and the valuation of stock-based awards and digital assets we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of our Class A common stock.
We might require additional capital to support business growth, and this capital might not be available.
We have funded our operations since inception primarily through equity financings, debt, and revenue generated by our product and service offerings. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business, including developing new products and services, enhancing our operating infrastructure, expanding our international operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If we incur additional debt, the debt holders would have rights senior to holders of our common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on or make other distributions with respect to our common stock. Furthermore, our amended and restated articles of incorporation will authorize the issuance of “blank check” preferred stock that our board of directors could use to, among other things, issue shares of our capital stock or implement a stockholder rights plan. We may issue shares of capital stock to our users in connection with user reward or loyalty programs. If we issue additional equity securities, stockholders will experience dilution, and the newly issued securities could gain rights, preferences, and privileges senior to those of holders of our Class A common stock. The trading price for our Class A common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or digital asset markets could adversely affect our business and the trading price of our Class A common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of convertible debt or equity securities reducing the trading price of our Class A common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.
We have historically relied on related party financing and we may not be able to secure comparable financing in the future.
In addition to equity financings and revenue generated by our product and service offerings, we have historically relied on related party loans, primarily from Winklevoss Capital Fund, LLC (“WCF”), to fund certain aspects of our business. While we do not expect related party financing to be an ongoing source of new funding for the business following consummation of this offering, a portion of our related party indebtedness will continue to remain outstanding following this offering. As of June 30, 2025, we had borrowed an aggregate of 133,430 ETH and 10,051 BTC from WCF pursuant to a series of lending agreements entered into since December 2022. These loans have been used to satisfy capital reserve and margin requirements under the Galaxy Lending Agreement and certain regulatory obligations, and to support general operations. As of June 30, 2025, repayment obligations in respect of 39,699 ETH and 4,682 BTC remained outstanding under these agreements. These loans bear fees ranging from 4% to 8% per annum and, for the years ended December 31, 2023 and 2024, and for the six months ended June 30, 2025, we incurred approximately $13.7 million, $21.1 million, and $12.4 million, respectively, in loan fees under these agreements. These lending agreements with WCF do not contain affirmative or negative covenants and are prepayable at our option, with no fixed maturity date. However, WCF may require repayment at any time upon written notice. For more information on these lending agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Lending Agreements” and “Certain Relationships and Related Party Transactions—Other Related Party Transactions—Lending Agreements.” In addition to these loans, we have also issued convertible notes and entered into convertible term loans with WCF, which will convert into LLC Interests immediately prior to the consummation of this offering at a 20% discount to the initial public offering price. While the conversion of these instruments will eliminate some of the material related party indebtedness and interest obligations from our balance sheet, these arrangements reflect the historical role WCF has played in financing part of our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Convertible Debt” and “Certain Relationships and Related Party Transactions—Other Related Party Transactions—Convertible Debt.”
Although these transactions have been a source of liquidity and capital for us historically, we cannot assure you whether WCF will continue to provide such financing, the extent to which we will continue to require similar financing arrangements to provide us with sufficient liquidity and capital, or that future loans, if any, will be made on the same or comparable terms, and we may be required to raise additional capital on less favorable terms. An interruption in related party financing could accordingly impair our ability to preserve sufficient operational and financial flexibility or fund growth, strategic, and development initiatives. Moreover, although we believe the terms of the WCF transactions are reasonable and in the best interests of the Company, and indicate our Founders’ long-term commitment to the business, any perceived reliance on such related party transactions may be viewed negatively by investors, regulators, or potential business partners, or may raise concerns regarding actual or perceived conflicts of interest that could give rise to scrutiny, litigation, or reputational harm. For more information on our related party transactions and indebtedness, see “Certain Relationships and Related Party Transactions—Other Related Party Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”
The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq, and other applicable securities rules and regulations. Stockholder activism, the current political and social environment, and regulatory reform may lead to new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate. Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees.
We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.
We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, experience additional material weaknesses in the future or otherwise fail to implement and maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or operating results, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
As a public company with SEC reporting obligations, we will be required to document and test our internal control procedures to satisfy the requirements of Section 404(a) of the Sarbanes-Oxley Act, which will require annual assessments by management of the effectiveness of our internal control over financial reporting beginning with our second annual report on Form 10-K. Although we are an emerging growth company, and thus we are exempt from the auditor attestation requirement of Section 404(b) of Sarbanes-Oxley until such time as we no longer qualify as an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act if we lose our status as an emerging growth company.
While preparing the financial statements that are included in this prospectus, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
The material weaknesses identified pertain to the following: (i) we did not maintain an effective control environment in that a sufficient number of personnel were not available to support an effective financial close process in a timely manner; (ii) we did not maintain an effective risk assessment process, which led to some improperly designed controls; (iii) we did not establish, thoroughly communicate, and monitor certain control processes and relevant accounting policies and procedures; (iv) controls over the digital asset reconciliation between our internal ledger and the public blockchain to address the existence, recording, and safeguarding of digital assets were not effectively designed and implemented and, therefore, did not operate effectively; and (v) we did not properly design and implement controls over the launch of new products, including controls over the reconciliation of digital assets held in corporate accounts and on behalf of customers.
We have concluded that these material weaknesses existed because, as a private company, we did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company. We have taken and will continue to take actions to remediate these material weaknesses, including hiring additional accounting and finance personnel with financial accounting, stock-based compensation, tax, and reporting expertise; increasing training and education in accounting and reporting requirements for a public company; designing and implementing processes, tools and internal controls over the financial statement close process; strengthening internal controls to align with the Committee of Sponsor Organizations framework and Internal Control over Financial Report standards; enhancing the review of journal entries and account reconciliations, including digital asset reconciliations; and retaining the services of third-party consultants to supplement our technical competencies and expertise.
We will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. These remediation measures will be time-consuming and require financial and operational resources, and we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to material weaknesses in our internal controls over financial reporting. Additionally, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. If one or more of the material weaknesses that we have identified, or any future material weaknesses, are not remediated, they could result in a material misstatement of our annual or interim financial statements that might not be prevented or detected and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act. The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act will be time consuming and costly. If we identify future material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could decline, and we could also become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. Further, acts of terrorism, labor activism or unrest, and other geopolitical unrest (including an outbreak of armed conflict, such as the Russia-Ukraine and Israel-Hamas conflicts) could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our third-party partners’ disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, users will experience significant delays in withdrawing funds, or in the extreme, we may suffer loss of user funds.
Key business metrics and other estimates are subject to inherent challenges in measurement and to change as our business evolves, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics or any changes in metrics we disclose.
We regularly review key business metrics to evaluate growth trends, measure our performance, and make strategic decisions. These key business metrics are calculated using internal company data and have not been validated by an independent third party. While these metrics are based on what we believe to be reasonable estimates for the applicable period of measurement at the time of reporting, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key business metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. Additionally, we have in the past and may in the future, calculate key business metrics using third-party data. While we believe the third-party data we have used in the past or may use in the future is reliable, we have not independently verified and may not in the future independently verify the accuracy or completeness of the data contained in such sources and there can be no assurance that such data is free of error. Any inaccuracy in the third-party data we use could cause us to overstate or understate our key business metrics. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy.
Additionally, our MTU and LTU metrics are measured at a point in time and as our products and internal processes for calculating these metrics evolve over time, a previously reported number could fluctuate. Further, our MTU and LTU metrics may also overstate the number of unique users who have registered an account on our platform, as one user may register for, and use, multiple accounts with different email addresses, phone numbers, or usernames. If our metrics provide us with incorrect or incomplete information about users and their behavior, we may make inaccurate conclusions about our business. We regularly deactivate fraudulent and spam accounts that violate our terms of use and exclude these users from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our platform. We generally will not update previously disclosed key business metrics for any such inaccuracies or adjustments that are immaterial.

We may change our key business metrics from time to time, which may be perceived negatively. Given the rapid evolution of the digital asset markets and our revenue sources, we regularly evaluate whether our key business metrics remain meaningful indicators of the performance of our business. As a result of these evaluations, in the past we have decided to make changes, and in the future may make additional changes, to our key business metrics, including eliminating or replacing existing metrics.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, future events and our future business, operating results, financial condition, prospects, the impact of potential acquisitions and dispositions, our strategy for growth and the use of proceeds of this offering. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates, and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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our future financial performance, including our expectations regarding our net revenue, operating expenses, and our ability to achieve and maintain future profitability;

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our ability to effectively manage our growth;

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anticipated trends, growth rates, and challenges in our business, the cryptoeconomy, and in the markets in which we operate;

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market acceptance of our products and services;

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objectives for future operations;

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our ability to further penetrate our existing user base and maintain and expand our user base;

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our ability to develop new products and services and grow our business in response to changing technologies, user demand, and competitive pressures;

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our expectations concerning relationships with third parties;

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our ability to maintain, protect, and enhance our intellectual property;

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the effects of increased competition in our markets and our ability to compete effectively;

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future acquisitions of or investments in complementary companies, products, services, or technologies and our ability to successfully integrate such companies or assets;

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our ability to comply with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;

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economic and industry trends, projected growth, or trend analysis;

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trends in revenue, cost of revenue, and gross margin;

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trends in operating expenses, including technology expenses, sales and marketing expenses, and general and administrative expenses, and expectations regarding these expenses; and

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other statements regarding our future operations, financial condition, and prospects and business strategies.

The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and trends that we believe may affect our business strategy, operating results, financial condition, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon these forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by the cautionary statements contained in this section and elsewhere in this prospectus.

USE OF PROCEEDS
We estimate, based upon an assumed initial public offering price of $25.00 per share of Class A common stock (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering and the concurrent private placement of approximately $432.5 million (or $443.2 million if the underwriters exercise in full their option to purchase from us additional shares of Class A common stock), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds in the event that the underwriters exercise their option to purchase additional shares of Class A common stock from the selling stockholders.
The principal purposes of this offering and the concurrent private placement are to increase our capitalization and financial flexibility and to create a public market for our Class A common stock. We intend to use the net proceeds from this offering and the concurrent private placement (including any additional proceeds that we may receive if the underwriters exercise their option to purchase additional shares of our Class A common stock) for general corporate purposes, which may include product development, general and administrative matters, capital expenditures, and repayment of all or a portion of our third-party indebtedness.
The expected use of net proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of such net proceeds.
Each $1.00 increase (decrease) in the assumed initial public offering price of $25.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering and concurrent private placement by approximately $17.8 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
Each 1,000,000 share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us from this offering and the concurrent private placement by approximately $23.6 million, assuming that the price per share for the offering remains at $25.00 (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY
We currently do not anticipate paying any cash dividends on our Class A common stock or Class B common stock after this offering or for the foreseeable future. We intend to retain any earnings for use in our business. Any declaration and payment of future dividends or other distributions to holders of our Class A common stock will be at the discretion of our board of directors in accordance with applicable law and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends or other distributions and other considerations that our board of directors deems relevant.
Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors —Risks Relating to this Offering and Ownership of Common Stock —We are not obligated to, and do not intend to pay dividends or make other distributions with respect to any class of our common stock for the foreseeable future.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025 as follows:
•
on a historical basis for Gemini LLC;

•
on a pro forma basis for Gemini Space Station, Inc., giving effect to: (i) the Transactions (in giving effect to the Transactions, the pro forma balance sheet gives effect to amounts drawn under the Convertible Notes and Convertible Term Loans as of the closing date of this offering, which includes an additional $37.9 million of incremental borrowings subsequent to June 30, 2025) and (ii) the Additional Borrowings; and

•
on a pro forma basis for Gemini Space Station, Inc., giving further effect to (i) this offering, including our issuance and sale of 16,666,667 shares of Class A common stock based upon an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us (of which approximately $2.7 million was already paid as of June 30, 2025) and (ii) our issuance of 2,116,402 shares of our Class A common stock to Nasdaq upon the closing of the concurrent private placement, for gross proceeds to us of approximately $50 million, at a price per share equal to the initial public offering price less underwriting discounts and commissions, assuming an initial public offering price per share of $25.00, which is the midpoint of the price range set forth on the cover page of this prospectus.

You should read this table, together with the information contained in this prospectus, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements and related notes included elsewhere in this prospectus.
	As of June 30, 2025 (unaudited)
(in thousands, except share amounts and par value)	Actual	Pro Forma Gemini Space Station, Inc.(1)	Pro Forma As Adjusted Gemini Space Station, Inc.(1)(2)
Cash and cash equivalents	$51,053	$205,983	$641,214
Indebtedness:
Convertible Notes and Convertible Term Loans(3)	788,322	—	—
Related Party Loans	618,461	769,679	769,679
Third party loans	117,576	192,576	192,576
Securitized debt – warehouse facility	—	41,990	41,990
Total indebtedness	1,524,359	1,004,245	1,004,245
Members’/Stockholders’ equity (deficit):
Common Units: 70,281 Common Units authorized, and 68,383 Common Units issued and outstanding, actual; no Common Units authorized, issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Convertible preferred units: 30,955 Series A Units authorized, issued and outstanding, actual; 8,910 Series B Units authorized and 8,887 Series B Units issued and outstanding, actual; no convertible preferred units authorized, issued and outstanding, pro forma and pro forma as adjusted	534,368	—	—

	As of June 30, 2025 (unaudited)
(in thousands, except share amounts and par value)	Actual	Pro Forma Gemini Space Station, Inc.(1)	Pro Forma As Adjusted Gemini Space Station, Inc.(1)(2)
Class A common stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized, 25,198,056 shares issued and outstanding, pro forma; 1,000,000,000 shares authorized, 43,410,689 shares issued and outstanding, pro forma as adjusted	—	25	43
Class B common stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, and 75,372,380 shares issued and outstanding, pro forma and pro forma as adjusted	—	75	76
Preferred stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	665,299	2,070,382	2,502,898
Accumulated other comprehensive income	8,167	2,326	2,326
Accumulated deficit	(1,742,916)	(1,780,380)	(1,780,380)
Total members’/stockholders’ equity (deficit)	(1,069,450)	292,428	724,963
Total capitalization	$989,277	$1,296,673	$1,729,208

(1)
The pro forma balance sheet data reflects the Transactions as if such Transactions had occurred on June 30, 2025. In giving effect to the Transactions, the pro forma balance sheet gives effect to amounts drawn under the Convertible Notes and Convertible Term Loans, including approximately $10.3 million of accrued and unpaid interest, as of the closing date of this offering (which includes an additional $37.9 million of incremental borrowings subsequent to June 30, 2025). The pro forma balance sheet also gives effect to (i) approximately $75.0 million of proceeds to us subsequent to June 30, 2025 from our repurchase agreement with NYDIG, which obligation was collateralized by digital assets with an aggregate fair market value of approximately $118.4 million and (ii) approximately $41.9 million in incremental borrowings under our warehouse facility with Ripple (together, with (i), the “Additional Borrowings”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” and “Certain Relationships and Related Party Transactions—Other Related Party Transactions” for additional information.

(2)
Each $1.00 increase (decrease) in the assumed initial public offering price of $25.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total members’/stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $17.8 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 share increase (decrease) in the number of shares of Class A common stock offered in this offering would increase (decrease) the net proceeds to us from this offering and the concurrent private placement by approximately $23.6 million, assuming that the price per share for the offering remains at $25.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(3)
The carrying amount of the Convertible Notes and Convertible Term Loans as of June 30, 2025 was $788.3 million, measured at fair value under ASC 825, and includes $146.7 million of cumulative losses related to changes in fair value as well as cumulative gains of $5.8 million in instrument-specific credit risk, recorded in accumulated other comprehensive income. For additional information, see, Note 5. Fair Value Measurements to our financial statements included elsewhere in this prospectus. The pro forma balance sheet as of June 30, 2025, (i) eliminates the fair value carrying amount of these loans, and (ii) reflects the additional $37.9 million draw under the Convertible Term Loans and approximately $10.3 million of accrued and unpaid interest subsequent June 30, 2025, through the closing date of this offering (as disclosed in footnote 1, above), resulting in the automatic conversion of approximately $695.6 million drawn under the Convertibles Notes and Convertible Term Loans, compared to a carrying value of $788.3 million on our June 30, 2025 balance sheet.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our Class A common stock after this offering and the concurrent private placement. Net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock outstanding.
Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering and the concurrent private placement exceeds the pro forma as adjusted net tangible book value per share of Class A common stock after the offering and the concurrent private placement. As of June 30, 2025, Gemini LLC’s net tangible book value was a deficit of $(1,224.00) million, or $(76.09) per unit. After giving effect to the Transactions (in giving effect to the Transactions, the pro forma balance sheet gives effect to amounts drawn under the Convertible Notes and Convertible Term Loans as of the closing date of this offering, which includes an additional $37.9 million of incremental borrowings subsequent to June 30, 2025) and the Additional Borrowings, Gemini Space Station, Inc.’s pro forma net tangible book value as of June 30, 2025 would have been $137.80 million, or $1.38 per share. After giving further effect to this offering, including our issuance and sale of 16,666,667 shares of Class A common stock and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the concurrent private placement, Gemini Space Station, Inc.’s pro forma as adjusted net tangible book value as of June 30, 2025 would have been $574.0 million, or $4.83 per share. This represents an immediate dilution of $20.17 per share to new investors.
The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share		$25.00
Pro forma net tangible book value per share as of June 30, 2025	$1.38
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering and the concurrent private placement	3.45
Pro forma as adjusted net tangible book value per share, after this offering and the concurrent private placement		4.83
Dilution per share to new Class A common stock investors participating in this offering and the concurrent private placement		$20.17
The following table summarizes, as of June 30, 2025, on a pro forma as adjusted basis described above, the number of shares of common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing owners and by the new investors acquiring our Class A common stock in this offering and the concurrent private placement. The calculation below is based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	($)	Percent
Existing holders of LLC Interests	100,000,000	84.2%	$1,178,876,244	71.6%	$11.79
New investors	16,666,667	14.0%	416,666,675	25.3%	$25.00
Concurrent private placement investors	2,116,402	1.8%	50,000,000	3.1%	$23.63
Total	118,783,069	100.0%	$1,645,542,919	100.0%
Each $1.00 increase (decrease) in the assumed initial public offering price of $25.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by new investors, investors in our concurrent private placement, and the total consideration paid by all stockholders by $17.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.
Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. The number of shares of our Class A common stock and Class B common stock outstanding after this offering and the concurrent private placement as shown in the tables above is based on the number of shares outstanding as of June 30, 2025, after giving effect to the Transactions and Additional Borrowings. To the extent any outstanding options under our stock-based compensation plans are exercised, RSUs vest, new options or RSUs are issued under our stock-based compensation plans, or we issue additional shares of common stock or other securities convertible into or exercisable for shares of common stock in the future, there will be further dilution to investors participating in this offering.
If the underwriters exercise in full their option to purchase additional shares of Class A common stock from us and the selling stockholders:

•
the percentage of shares of common stock held by existing holders of LLC Interests will decrease to approximately 83.5% of the total number of shares of our common stock outstanding after this offering and the concurrent private placement; and

•
the number of shares held by new investors will increase to 19,616,402, or approximately 16.5% of the total number of shares of our common stock outstanding after this offering and the concurrent private placement.

We will not receive any proceeds in the event that the underwriters exercise their option to purchase additional shares of Class A common stock from the selling stockholders. Accordingly, there will be no dilutive impact as a result of such sales.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
Our mission is to unlock the next era of financial, creative, and personal freedom. Gemini envisions a future where crypto will redesign the global financial system, the internet, and money in a way that provides greater choice, independence, and opportunity for all. As a trusted bridge between the traditional financial system and the emerging cryptoeconomy, we are providing access for individuals and institutions to a decentralized future that is more open, fair, and secure.
Gemini was founded in 2014 to be the most trusted, secure, and easy way to buy, sell, and store crypto assets. As of July 31, 2025, we serve approximately 549,000 MTUs and approximately 10,000 institutions in over 60 countries, with over $21 billion of assets on our platform, over $285 billion in lifetime trading volume, and over $830 billion in transfers processed on our platform. Since our founding, we have watched the overall crypto market capitalization expand from under $10 billion to over $3 trillion as users discover the onchain world.
Our core exchange product has expanded over time to become a comprehensive platform for our users to engage with the cryptoeconomy, including a derivatives exchange, staking services, an OTC trading desk, institutional-grade custody, a NYDFS-regulated stablecoin, a U.S. credit card, and a Web3 studio for NFTs. We support a large variety of crypto assets on our platform, including bitcoin, ether, and stablecoins.
We strive to deliver a seamless user experience to both retail and institutional users:
•
Retail:   We often serve as a primary gateway for individual retail users into the cryptoeconomy. We provide a user-friendly, secure platform and mobile app for users to buy, sell, store, stake, and transfer a variety of crypto assets. Our products aim to suit the needs of beginners and sophisticated users alike.

•
Institutional:   We provide institutional investors, including asset managers, hedge funds, proprietary trading firms, and corporations with a robust and secure platform to access crypto markets. We offer advanced trading, OTC trading, and institutional-grade custody.

Since our founding, we have sought to adhere to high standards of security, regulation, and compliance. All customer assets are held in full on our platform, ensuring every unit of cryptocurrency or fiat held by a user is available to the user. We hold MTLs or the statutory equivalent in all states that require such licenses so that we are able to operate in all 50 states and have direct access to fiat banking rails. We believe our early focus on security and compliance has made us one of the most trusted brands in crypto and on-ramps into the cryptoeconomy.
Our approach to security, innovation, and seamless user experience has created a powerful flywheel effect. Our product innovation and security have attracted a growing, loyal user base, which has allowed us to reinvest in new, innovative products at the forefront of a complex and rapidly growing industry. This furthers our competitive position and helps solidify us as one of the leading on-ramps into the cryptoeconomy.
We have grown significantly since our founding and continue to benefit from a loyal user base that expands over time. Longer term, we expect to grow and diversify our transaction-based revenue by expanding newly launched products, such as derivatives. We also aim to diversify and broaden the range of assets on our platform, which we anticipate will reduce some of the volatility in our operating results. We further expect growth in non-transaction revenue to contribute to smaller market-based fluctuations in our results.
For the years ended December 31, 2023 and December 31, 2024, we generated total revenue of $98.1 million and $142.2 million, respectively, net income (loss) of $(319.7) million and $(158.5) million, respectively, and Adjusted EBITDA of $(112.3) million and $(13.2) million, respectively.
For the six months ended June 30, 2024 and June 30, 2025, we generated total revenue of $74.3 million and $68.6 million, respectively, net income (loss) of $(41.4) million and $(282.5) million, respectively, and Adjusted EBITDA of $32.0 million and $(113.5) million, respectively.
Our Business Model
We monetize the products and services offerings on our platform through fees. Fee revenues are predominantly transaction-related fees on trade volume for our exchange and OTC platforms, but also include custody fees, withdrawal fees, credit card fees, and marketplace fees in Nifty Gateway Studio. Our total revenue is largely generated from transaction fees earned on volume-based trades across retail and institutional users. For the six months ended June 30, 2025, exchange revenue represented 63.8% of our total revenue, of which approximately 95% was generated from retail investors, and for the year ended December 31, 2024, exchange revenue represented 67.4% of our total revenue, of which approximately 93% was generated from retail investors. Interest income is derived from USD-denominated assets we hold on our balance sheet that back our GUSD stablecoin.
We believe we are in the early stages of a massive crypto market opportunity. As an industry in its early stages, the crypto market has experienced significant volatility. However, distinct market cycles have emerged and show consistent growth in the crypto space over longer time periods. Each market cycle has produced a step function increase in the number of users, developers, assets, and use cases on blockchain networks. As the crypto market grows, we believe that the number of users on our platform, as well as the number of products and services we offer, and in turn the revenues we generate, will increase over time.
Crypto Market | Total Crypto Market Cap
Source: CoinGecko; market data as of January 10, 2025
Our historical operating results have experienced significant fluctuations in line with the overall crypto market. Given the nascent stage of the industry and the nature of our business, we believe evaluating our operating performance and key performance indicators over longer timeframes provides a more representative and informative view of our operating performance than quarter-over-quarter results.
Our History of Innovation and Market Leadership
Since our founding, we have continued to innovate and develop new products and services, forming a comprehensive platform that serves as a bridge to the wider cryptoeconomy. We pride ourselves on continuous innovation and have a long history of pioneering new products in crypto.

In 2016, we became the world’s first licensed exchange to list ether. In 2018, we released one of the world’s first regulated stablecoins and, in 2020, became the first crypto exchange to support hardware security keys on mobile apps. In 2021, we achieved another milestone, becoming one of the world’s first crypto asset custodians and exchanges to have completed both SOC 1 Type 2 and SOC 2 Type 2 examinations. Most recently, in 2022, we launched the Gemini Credit Card® in partnership with Mastercard, offering instantaneous crypto rewards—one of the only credit cards of its kind.
Today, our comprehensive platform includes our institutional-grade custody platform, OTC trading desk, and staking services, a U.S. dollar-backed stablecoin (GUSD), the Gemini Credit Card®, and Nifty Gateway Studio, our NFT marketplace. These products and services collectively help us to diversify our revenue streams and reduce our reliance on more volatile transaction-based revenue. Many of these products and services, such as custody, staking, and interest on GUSD balances, generate revenue as a percentage of assets on our platform. We therefore believe growing overall assets on our platform will continue to drive growth in our overall revenue base.
We support a variety of crypto assets and services on our platform, including layer 1 protocol tokens (such as bitcoin and ether), stablecoins, DeFi applications, governance tokens, and staking of certain digital assets. As of July 31, 2025, we support over 80 crypto assets for trading on our exchanges, while Gemini Custody offers support for over 130 crypto assets on our platform. There are a number of factors we consider when determining whether to support an asset for custody and/or trading, including, but not limited to, its maturity, its relative liquidity, market demand, utility (including the asset’s technical design and intended use), regulatory and legal considerations, and potential risks related to cybersecurity, illicit finance, and concentration of control. We remain committed to growing the number and type of assets on our platform as the cryptoeconomy evolves, and providing users with seamless access to the latest networks without compromising safety or reliability.
Key Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the key business metrics listed below to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions:
	Year Ended December 31,		Six Months Ended June 30,
	2023	2024	2024	2025
Monthly Transacting Users (in thousands)	448	512	497	523
Lifetime Transacting Users (in thousands)	1,313	1,400	1,358	1,499
Card Sign-Ups	5,508	8,023	2,818	23,115
Trading Volume (in billions)	$12.5	$38.6	$16.6	$24.8
Assets on Platform (in billions)	$9.7	$18.2	$13.9	$18.2
Net Income (loss) (in thousands)	$(319,675)	$(158,546)	$(41,372)	$(282,476)
Adjusted EBITDA (in thousands)(1)	$(112,269)	$(13,236)	$32,042	$(113,455)

(1)
See the section below titled “Adjusted EBITDA” for a reconciliation of net income (loss) to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

Monthly Transacting Users
We define an MTU as any retail or institutional user who has engaged in any revenue-generating activity or whose account otherwise generated revenue for the Company in the trailing thirty days, including transacting on our spot or derivatives exchange, holding a digital asset or fiat balance in a Gemini exchange account that generates revenue for the Company, holding a digital asset balance in a Gemini Custody account, holding a balance in our pooled Staking product, making a transaction or holding a balance on the Gemini Credit Card, or completing a fiat (wire) or digital asset withdrawal from our platform. MTUs also engage in transactions that are non-revenue generating, such as consumers sending and receiving crypto assets between wallets.

We view MTUs as a core indicator of platform engagement and overall business health, and MTUs also serve as a top-of-funnel metric in our internal financial forecasting processes. MTUs directly correlate with other key performance indicators, such as Trading Volume, and revenue, particularly because transaction-based fees represent the majority of our revenue. For example, for the six months ended June 30, 2025, approximately 65.5% of our revenue was derived from transaction fees. As MTUs increase, we generally experience increased transaction activity, which leads to increased fee-based revenue. In turn, this generally supports higher gross margin and contributes to increases in net income. We also use MTUs to help evaluate the performance of our growth initiatives, including our efforts to acquire new retail and institutional users, expand internationally, and broaden the number and type of crypto assets supported on our platform.
MTUs may overstate the number of unique users due to differences in product architecture or user behavior. For instance, regarding product architecture, our platform includes distinct products, such as our core exchange and Nifty Gateway, that utilize separate account structures and store user data in separate databases. While we seek to identify overlapping users across these products by cross-referencing shared information (e.g., email addresses), a single user who registers on both the exchange and Nifty Gateway using different credentials could be counted as two MTUs. Relatedly, regarding user behavior, our metrics may result in overstatement where a user intentionally or inadvertently maintains multiple accounts using different email addresses, phone numbers, or usernames. For illustrative purposes, a single user who creates one account on our exchange and another on Nifty Gateway with separate email addresses may be counted as two MTUs if the overlap is not detected. While we actively monitor for duplicate, fraudulent, or spam accounts and exclude those from our key metrics, we may not fully eliminate all duplication among legitimate users. See “Risk Factors — General Risk Factors — Key business metrics and other estimates are subject to inherent challenges in measurement and to change as our business evolves, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics or any changes in metrics we disclose.”
Overall, we believe MTUs provide a meaningful measure of the breadth of active user engagement with our products, and we use this metric, among others, to evaluate the effectiveness of our user acquisition, product expansion, and engagement strategies.
MTUs presented for the end of a quarter represent the MTUs as of the last day of the respective quarter. MTUs presented as of the end of a year represent the MTUs as of the last day of that year.
End of Quarter Monthly Transacting Users
(in thousands)
Lifetime Transacting Users
LTUs represent the cumulative number of unique MTUs who have ever transacted on our platform and continue to maintain an open account, measured since inception.

LTUs provide a long-term measure of the breadth of our customer base and reflect the aggregate adoption of our platform over time. While MTUs capture monthly activity, LTUs illustrate the durability of customer relationships, since users who maintain open accounts—even if inactive in a given period—remain part of our ecosystem and are candidates for reactivation. We use LTUs to evaluate the effectiveness of our acquisition strategies and to assess the long-term potential for engagement and monetization.
LTUs, like MTUs, may be subject to overstatement due to duplicate accounts or product architecture. For example, a user who maintains separate accounts across Gemini Exchange and Nifty Gateway, or who re-registers with different credentials, may be counted more than once. While we actively monitor for and remove duplicate, fraudulent, or spam accounts, our reported LTUs may not fully eliminate all duplication. See “Risk Factors—General Risk Factors—Key business metrics and other estimates are subject to inherent challenges in measurement and to change as our business evolves, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics or any changes in metrics we disclose.”
Card Sign-Ups
We define Card Sign-Ups as the cumulative number of approved applications for the Gemini Credit Card in the relevant period. Card Sign-Ups include customers who have been approved to open an account, regardless of whether they have subsequently activated or used their card.
Card Sign-Ups represent the breadth of adoption of the Gemini Credit Card and reflect the effectiveness of our acquisition efforts. We view Card Sign-Ups primarily as a leading indicator of future card revenue, including interchange revenue, receivables, and crypto rewards engagement. While not all approved applicants immediately activate or use their cards, higher levels of Card Sign-Ups expand the addressable base of potential Cards Issued. We define Cards Issued as the cumulative number of credit cards that have been issued and remain open during the relevant period. This metric represents any open credit line for an account.
Card Sign-Ups do not directly measure cardholder activity, as not all approved applicants activate or use their cards. Accordingly, growth in Card Sign-Ups should be evaluated together with Cards Issued, transaction volume, and related receivables to provide a comprehensive view of card program performance.
Trading Volume
We define Trading Volume as the total U.S. dollar equivalent value of spot matched trades transacted between a buyer and seller through our platform during the period of measurement. Trading Volume represents the product of the quantity of assets transacted and the trade price at the time the transaction was executed. As trading activity directly impacts transaction revenue, we believe this measure is a reflection of liquidity of our order book and the underlying growth of the cryptoeconomy.
Generally, Trading Volume on our platform is primarily influenced by the price of crypto assets, crypto asset volatility, and macroeconomic conditions. In periods of high crypto asset prices and crypto asset volatility, we have experienced correspondingly high levels of Trading Volume on our platform. We expect that our Trading Volume in future periods will depend on the relative availability and adoption of bitcoin, ether, and other crypto assets.

	Year Ended December 31,		Six Months Ended June 30,
	2023	2024	2024	2025
Trading Volume (in billions):
Retail	$3.6	$7.0	$3.2	$3.3
Institutional	8.9	31.6	13.4	21.5
Total	$12.5	$38.6	$16.6	$24.8
Trading Volume by Crypto Asset (in billions):
Bitcoin	$6.7	$23.6	$10.2	$13.7
Ether	2.7	7.7	3.5	6.0
Other crypto assets	3.1	7.3	2.9	5.1
Total	$12.5	$38.6	$16.6	$24.8
Exchange Revenue by Crypto Asset (in millions):
Bitcoin	$26	$40	$21	$21
Ether	12	18	10	6
Other crypto assets	18	38	20	17
Total	$56	$96	$51	$44
For the six months ended June 30, 2025 and 2024, no asset other than bitcoin and ether individually represented more than 10% of our Trading Volume and no asset other than bitcoin and ether individually represented more than 10% of our transaction revenue. During the years ended December 31, 2024 and 2023, no asset other than bitcoin and ether individually represented more than 10% of our Trading Volume and no asset other than bitcoin and ether individually represented more than 10% of our transaction revenue.
Assets on Platform
Assets on Platform represents the total value of assets held on our platform and includes digital assets in custody, staking, and exchange products, user custodial fiat, and GUSD reserve assets. We view Assets on Platform as evidence of the trust that users place in our platform. The total value of Assets on Platform is influenced by various factors, including interest rates, asset prices, and the quantity and type of digital assets that users store or trade. We monetize Assets on Platform by offering custody, staking, and exchange products that generate fees based on user activity. We generally expect any growth of Assets on Platform to correlate with engagement with our products, driving transaction and services revenue for our business.
Fluctuations in crypto asset prices and changes in the quantity or types of assets held can cause Assets on Platform to rise or fall over a given period. For instance, the total quantity of assets (in crypto units or fiat) may increase in a period, but Assets on Platform could decrease if the price of one or more crypto assets drops in that period. Conversely, Assets on Platform may grow even if the quantity of assets decreases in a period, provided rising crypto prices offset that decline. Because Assets on Platform depends on multiple market-driven variables, it naturally fluctuates over time.
Historically, we have derived a material portion of our Assets on Platform from the storage of bitcoin and ether. As of June 30, 2025, bitcoin, ether, and other crypto assets represented 74.7%, 14.3%, and 8.2% of Assets on Platform, respectively, and customer custodial fiat assets represented 2.7% of Assets on Platform. As of June 30, 2024, bitcoin, ether, and other crypto assets represented 59.0%, 26.6%, and 10.8% of Assets on Platform, respectively, and customer custodial fiat assets represented 3.6% of Assets on Platform. As of December 31, 2024, bitcoin, ether, and other crypto assets represented 64.8%, 19.8%, and 12.1% of Assets on Platform, respectively, and customer custodial fiat assets represented 3.3% of Assets on Platform. As of December 31, 2023, bitcoin, ether, and other crypto assets represented 53.6%, 23.7%, and 18.6% of Assets on Platform, respectively, and customer custodial fiat assets represented 4.1% of Assets on Platform.

	As of December 31,		As of June 30,
	2023	2024	2024	2025
Assets on Platform (in billions):
Bitcoin	$5.2	$11.8	$8.2	$13.6
Ether	2.3	3.6	3.7	2.6
Other crypto assets	1.8	2.2	1.5	1.5
Customer custodial fiat assets	0.4	0.6	0.5	0.5
Total	$9.7	$18.2	$13.9	$18.2
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), adjusted to exclude provision for (benefit from) income taxes, interest expense, depreciation and amortization, stock-based compensation expense, impairment, non-recurring legal contingencies, settlement and related costs, change in fair value on related party convertible notes, change in fair value on related party loans, and unrealized foreign exchange loss (gain).
Management believes that Adjusted EBITDA, which is a measure not presented in accordance with GAAP, provides investors with additional useful information in evaluating our performance. We use this non-GAAP measure internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of this non-GAAP measure provides investors with greater transparency with respect to our operating results and that this measure is useful for period-to-period comparisons of results. Management also believes that providing this non-GAAP measure helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.
Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other non-GAAP measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as a tool for comparison. A reconciliation of Adjusted EBITDA is provided below to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.
The following table represents a reconciliation of net income (loss) to Adjusted EBITDA for the years ended December 31, 2023 and 2024 and for the six months ended June 30, 2024 and 2025:
	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2023	2024	2024	2025
Net income (loss)	$(319,675)	$(158,546)	$(41,372)	$(282,476)
Adjusted to exclude the following:
Provision for (benefit from) income taxes	(4,074)	7,626	3,951	(4,936)
Interest expense	25,941	55,002	24,434	36,736
Depreciation and amortization	32,221	32,961	16,505	15,517
Stock-based compensation expense(1)	25,848	5,596	3,145	3,208
Impairment	21,403	376	0	0

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2023	2024	2024	2025
Non-recurring legal contingencies, settlements, and related costs	98,761	12,166	11,002	6,428
Change in fair value on related party convertible notes	4,138	30,663	13,521	17,611
Change in fair value on related party loans(2)	—	—	—	94,320
Unrealized foreign exchange loss (gain)	3,168	920	856	137
Adjusted EBITDA	$(112,269)	$(13,236)	$32,042	$(113,455)

(1)
Stock-based compensation expense presented in the Statement of Cash Flows and Statement of Changes in Convertible Preferred Units and Members’ Deficit for the year ended December 31, 2023, includes, for presentation purposes, $10.0 million of subsequent valuation adjustments related to certain prior acquisitions to ensure appropriate classification within additional paid-in capital.

(2)
Includes the change in fair value of the 2025 Term Loan Agreement and the change in fair value of the 2024 Term Loan Agreement, which was amended in January 2025 to include a conversion feature, as outlined in Note 13. Related Party Loans and Convertible Notes to our condensed consolidated financial statements included elsewhere in this prospectus. The 2024 Term Loan Agreement was not subject to fair value measurement in prior periods.

Key Factors Affecting Our Performance
The key factors affecting our results of operations and financial performance are as follows:
Market Cycles and Crypto Asset Prices
Transaction revenue represents the majority of our revenue today, and depends on the volume of crypto asset transactions on our platform as well as the value of such transactions. Periods of rising crypto asset prices may stimulate heightened transaction activity and user onboarding on our platform, while decreasing crypto asset prices may reduce such activities in any given period. As a result, the supply and demand for crypto assets and cyclicality in the crypto market may favorably or unfavorably impact our MTUs and revenue.
We also earn custodial fee revenue based on a percentage of the daily value of assets under our custody, and staking revenue denominated in crypto assets, each of which are subject to fluctuation based on price volatility of crypto assets and market conditions.
Adoption of Crypto Assets
Our future growth and operating results are dependent on our continued ability to add users, expand the breadth of crypto assets on our platform, and launch innovative products, each of which are dependent on the continued adoption of crypto assets by market participants. Over time, the increase in total market capitalization of crypto assets has been positively correlated with crypto asset adoption. The CAGR of the total market capitalization of crypto assets was over 70% between December 31, 2018 and December 31, 2024. While we believe the total market capitalization of crypto assets will increase over time, creating opportunities for us to increase our user base, product offerings and transactional activity on our platform, historical trends are not indicative of future adoption, and it is possible that the adoption of crypto assets and blockchain technology may slow or never occur on a broad scale, which would negatively impact our business and operating results.
User Acquisition and Retention
Our future growth is dependent on our ability to continue to attract and retain users. We retain and grow our user base through offering competitive transaction fees, seamless user experience, robust security, diverse asset and product offerings, and marketing campaigns. We plan to continue investing in marketing initiatives to drive users to our platform and cross-sell additional products and services we provide, such as staking or the Gemini Credit Card®. As a result, we expect our sales and marketing expenses to continue to increase in absolute dollars in the future. In any period, our revenues may fluctuate based on our ability to attract and retain users.
Launching Innovative Products
We intend to continue emphasizing product innovation as a key driver of user engagement. We are executing on a comprehensive product roadmap that anticipates evolving user needs while capitalizing on emerging opportunities in the cryptoeconomy. Central to this initiative is the development of enhanced user engagement tools, particularly our secure wallet solution, which serves as a gateway for users to safely access and participate in the growing onchain ecosystem. We believe that continued investment in product innovation will be central to expanding our user base and future revenue. Implementing new products may increase our costs over the short and medium term as these products reach scale and are adopted by new and existing users.
Competitive Landscape
Our operating results depend on our ability to manage competitive pressures in a rapidly-evolving crypto industry. We expect competition across our products and services to further intensify in the future as existing and new competitors introduce new products and services or enhance their value propositions for customers. As the industry matures, fee pressures may emerge over time. We intend to continue innovating to drive new products and services while delivering a premier user experience and maintaining our position as a trusted brand in the crypto space to offset the effects of these competitive pressures. If we are unable to capture value through our strategies, or if these competitive pressures emerge more rapidly than we anticipate, our operating results may be adversely affected.
Regulatory Environment
Our business is subject to oversight by numerous regulatory agencies in the United States and other jurisdictions, and our operating results and continued growth depend in part on our ability to continue to operate in compliance with applicable laws and regulation, as the regulatory environment develops over time. We plan to continue to invest significantly in our finance, legal, compliance, and security functions in order to remain at the forefront of crypto policy initiatives and regulatory trends. We may experience fluctuations in our operating results as a result of regulatory changes or actions that could limit our ability to support new blockchains and crypto assets, onboard users, and offer our products and services across jurisdictions.
Expanding Assets
Our future growth depends in part on our ability to expand the breadth of crypto assets on our platform. We are actively enhancing our token offerings for both trading and custody services and supporting emerging blockchain protocol features, such as expanding staking capabilities to provide additional yield opportunities for our users. We expect to continue to incur costs in expanding the breadth of our supported crypto assets with the objective of diversifying our revenue streams, capturing increased Trading Volume and transaction revenue, and increasing MTUs.
Strategic Acquisitions, Investments, and Partnerships
Our future growth depends in part on our ability to successfully identify acquisition, investment, and partnership opportunities. We have in the past made acquisitions to bring new capabilities to our platform and will continue to explore new acquisition opportunities that we believe are complementary to our platform. Through our strategic venture arm, Gemini Frontier Fund, we expect to continue to evaluate investment opportunities in early-stage crypto projects and startups. We will also continue to explore and enter into strategic partnerships with various companies to scale our business, including, but not limited to, partnerships to increase traffic to our platform and banking and payment processor partnerships, such as our existing partnership with Mastercard. Over the long term, we expect these partnerships will drive an increase in our MTUs and transaction revenue. Any such acquisition, investment or partnership opportunities may add additional costs during the evaluation or transitional phase before any benefits are fully captured or may otherwise affect our operating results in a given period.
International Expansion
Our future growth depends in part on our ability to expand into new markets and jurisdictions. Expansion of our product offerings and user base into new geographies will require increased costs related to marketing, legal expenses and localization of product features.
Components of Results of Operations
Revenue
Revenue includes Net revenue, which comprises of Transaction revenue and Services revenue, Other revenue, and Revenue not from contracts with customers.
Transaction Revenue
Transaction revenue represents transaction fees earned from retail and institutional customers, such as wealth and asset managers, public and private companies, and other entities designated as investment vehicles. The transaction fee varies depending on the value of the transaction and/or the user’s transaction volume processed over the previous thirty-day period. Instant orders incur a convenience fee that is typically calculated at a rate around 50 basis points above the market price. In certain instances, the transaction fee can be collected in crypto assets, primarily bitcoin and ether, with revenue measured based on the fair value of the underlying crypto assets at the time of the transaction. All crypto assets received as payment are either exchanged for fiat or maintained in Company wallets for operational or other purposes.
Transaction revenue also includes revenue earned from customers using our digital art auction platform, Nifty Gateway, and our OTC trading desk.
Services Revenue
Services revenue includes credit card revenue, staking revenue, and custodial fee revenue.
Credit Card Revenue:   We offer a credit card that provides users with access to an electronic form of payment through the Mastercard network. Crypto asset rewards are issued to users after each credit card purchase is executed. We record interest, fees and interchange income relating to our credit card within Credit card revenue.
Staking Revenue:   We offer customers a feature allowing transfers of specific assets for staking and, as a result, the opportunity to receive staking rewards from the associated blockchain network. In exchange for these staking services, we earn a fee from the customer that is calculated based on the amount of crypto assets the customer earns through staking. Staking fees are collected in crypto assets by the Company with the type of asset collected being dependent on which blockchain network the customer is staking assets on: Ether, Solana, or Polygon. Crypto asset revenue is measured based on the fair value of the underlying crypto assets at the time of the transaction.
For Ether staking, the Company provides staking services using the staking validators that it controls on its own platform. The Company determined it is the principal in Ether staking transactions as it is the primary party responsible for fulfilling the staking service. As a result, the Company discloses revenue associated with the fees earned on a gross basis.
For Solana and Polygon staking, the Company uses a third-party staking validator. The Company is the agent in these staking transactions. The Company does not control the crypto assets before or during the staking process and the Company is not responsible for the fulfillment of staking transactions or the determination of the fees earned by the pool. As a result, the Company discloses revenue associated with the fees earned on a net basis.
Custodial Fee Revenue:   We provide a proprietary cold storage system to users that is used to securely store crypto assets offline. In exchange for this service, we earn a fee from the customer, which is based on a contractual percentage of the daily value of assets under custody and accrues each calendar day against the respective crypto asset balance. In certain instances, custody fees can be collected in crypto assets, primarily bitcoin and ether, with revenue measured based on the fair value of the underlying crypto assets at the time of the transaction.
Other Revenue
Other revenue consists primarily of ancillary fees and services.
Revenue Not from Contracts with Customers
Revenue not from contracts with customers includes Interest income and Corporate interest. Interest income includes interest earned on customer custodial funds that are held at third-party banks and earn interest. Corporate interest includes interest earned on cash and cash equivalents, restricted cash and restricted cash equivalents. Interest income is included within Net revenue and Corporate interest is included within Other revenue, respectively, on the consolidated statements of operations and comprehensive loss included in our financial statements included elsewhere in this prospectus.
Operating Expenses
Operating expenses consist of salaries and compensation, technology, general and administrative, legal expense, transaction losses, sales and marketing, and transaction processing.
Salaries and Compensation
Salaries and compensation expenses include costs incurred for employee remuneration during a specific period. It includes salaries, wages, bonuses, and other forms of compensation, such as profit interest units and commissions. Additionally, it captures related expenses like payroll taxes, benefits (i.e., health insurance, retirement contributions), and other financial incentives provided to employees.
Technology
Technology expense includes royalties, software licenses, and equipment costs related to operating and maintaining our exchange platform and other business lines.
General and Administrative
General and administrative expenses include finance, compliance, human resources, executive, and other support operations. We expect general and administrative expenses to continuously grow in parallel with the growth of the business. In addition, as a public company, we expect to incur additional general and administrative expenses related to compliance and reporting obligations required for public companies.
Legal Expense
Legal expenses include costs pertaining to various claims, lawsuits and regulatory proceedings. For additional information and more detail around significant legal matters, see “Business—Legal Proceedings.”
Transaction Losses
Transaction losses are expenses relating to canceled or unfunded deposit transactions from retail users. These losses typically arise when a user’s ACH deposit is prefunded or advanced by us and subsequently canceled by the user after execution of the trade but before the advanced deposit is sufficiently funded. If we are unable to collect and retain the ACH deposits associated with canceled or unfunded transactions, we incur a loss in the amount by which the uncollected deposit exceeds the fair value of the asset purchased in the associated trade, if any. Other instances that result in transaction losses include unauthorized debits to user accounts and token processing defects and settlement errors.
Sales and Marketing
Sales and marketing expenses include costs related to advertising and marketing programs, and credit card crypto asset rewards. Sales and marketing costs are expensed as incurred.

Transaction Processing
Transaction processing expense includes costs incurred to operate and monitor our exchange platform and other business lines. These costs include account payment processing fees, mining fees, and fees paid to other financial institutions for user transaction activity.
Other Income (Expense)
Other income (expense) includes gains and losses on investments, net, which consists primarily of unrealized gains and losses from investment fair value adjustments.
Income Tax Benefit (Provision)
Income tax benefit (provision) includes income taxes related to U.S. federal and state income taxes as well as foreign jurisdictions. As we continue to grow into additional foreign jurisdictions, we expect our overall tax provision to increase.
Results of Operations
The following table presents the components of our consolidated statements of operations data in dollars and as a percentage of total revenue:
	Year Ended December 31,				Six Months Ended June 30,
	2023		2024		2024		2025
($ in thousands)	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue:
Net revenue(1)	$96,313	98%	$140,864	99%	$73,524	99%	$67,914	99%
Other revenue	1,824	2%	1,301	1%	799	1%	697	1%
Total revenue	98,137	100%	142,165	100%	74,323	100%	68,611	100%
Operating expenses:
Salaries and compensation	140,757	143%	130,487	92%	67,482	91%	71,101	104%
Technology(2)	55,036	56%	63,663	45%	31,881	43%	34,473	50%
General and administrative(3)	56,727	58%	39,135	28%	19,958	27%	26,819	39%
Legal expense	98,761	101%	12,166	9%	11,002	15%	6,428	9%
Transaction losses	27,613	28%	19,915	14%	11,877	16%	7,683	11%
Sales and marketing	20,627	21%	22,565	16%	7,000	9%	25,158	37%
Transaction processing	10,211	10%	20,059	14%	9,926	13%	10,411	15%
Total operating expenses	409,732	418%	307,990	217%	159,126	214%	182,073	265%
Operating income (loss)	(311,595)	(318)%	(165,825)	(117)%	(84,803)	(114)%	(113,462)	(165)%
Other income (expense):
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	368,091	375%	462,886	326%	253,794	341%	37,855	55%
Realized and unrealized loss on related party crypto loans	(355,354)	(362)%	(417,335)	(294)%	(221,736)	(298)%	(62,048)	(90)%
Change in fair value on related party convertible notes	(4,138)	(4)%	(30,663)	(22)%	(13,521)	(18)%	(17,611)	(26)%
Change in fair value on related party convertible notes(4)	—	—	—	—	—	—	(94,320)	(137)%
Interest expense on related party loans	(17,084)	(17)%	(42,804)	(30)%	(18,427)	(25)%	(30,243)	(44)%
Interest expense on third party loans	(8,857)	(9)%	(12,198)	(9)%	(6,007)	(8)%	(6,493)	(9)%
Other income (expense), net	5,188	5%	55,019	39%	53,279	72%	(1,090)	(2)%
Total other income (expense)	(12,154)	(12)%	14,905	10%	47,382	64%	(173,950)	(254)%
Net income (loss) before income taxes	(323,749)	(330)%	(150,920)	(106)%	(37,421)	(50)%	(287,412)	(419)%
Income tax benefit (provision)	4,074	4%	(7,626)	(5)%	(3,951)	(5)%	4,936	7%
Net income (loss)	$(319,675)	(326)%	$(158,546)	(112)%	$(41,372)	(56)%	$(282,476)	(412)%

(1)
Includes related party amounts of $1.0 million and $2.2 million for the years ended December 31, 2023 and 2024, respectively,

and $1.1 and $1.2 million for the six months ended June 30, 2024 and 2025, respectively, as outlined in Note 20. Related Party Transactions to our financial statements included elsewhere in this prospectus.
(2)
Includes related party amounts of $1.7 million and $0.7 million for the years ended December 31, 2023 and 2024, respectively, and $0.5 million and $0.2 million for the six months ended June 30, 2024 and 2025, respectively, as outlined in Note 20. Related Party Transactions to our financial statements included elsewhere in this prospectus.

(3)
Includes related party amounts of less than $0.1 million and $0 in General and administrative expenses for the years ended December 31, 2023 and 2024, respectively, and $0 and $0.1 million for the six months ended June 30, 2024 and 2025, respectively, as outlined in Note 20. Related Party Transactions to our financial statements included elsewhere in this prospectus.

(4)
Includes the change in fair value of the 2025 Term Loan Agreement and the change in fair value of the 2024 Term Loan Agreement, which was amended in January 2025 to include a conversion feature, as outlined in Note 13. Related Party Loans and Convertible Notes to our condensed consolidated financial statements included elsewhere in this prospectus. The 2024 Term Loan Agreement was not subject to fair value measurement in prior periods.

Comparison of Components of Results of Operations for the Six Months Ended June 30, 2025 and 2024
Revenue
	Six Months Ended June 30,
($ in thousands)	2024	2025
Net Revenue
Transaction revenue
Exchange	$50,846	$43,771
OTC	630	740
Nifty	811	463
Total transaction revenue	52,287	44,974
Services revenue
Credit card revenue	4,980	8,630
Staking revenue	5,097	5,796
Custodial fee revenue	3,508	3,740
Total services revenue	13,585	18,166
Total net revenue from contracts with customers	65,872	63,140
Other revenue
Other	145	190
Total other revenue	145	190
Revenue not from contracts with customers(1)
Interest income	7,652	4,774
Corporate interest	654	507
Total revenue not from contracts with customers	8,306	5,281
Total revenue	$74,323	$68,611

(1)
Amounts represent revenue that is not accounted for as revenue from contracts with customers, as defined in ASC 606. Interest income is included within Net revenue and Corporate interest is included within Other revenue, respectively, on the condensed consolidated statements of operations and comprehensive loss included in our financial statements included elsewhere in this prospectus.

Transaction Revenue
Exchange revenue decreased by $7.1 million, or 14%, for the six months ended June 30, 2025, primarily due to $7.2 million in lower average fee rates on retail as a higher mix of volume was in lower fee platform as well as a $1.5 million increase in incentive credits provided to market-makers, which reduced net trading fees. These decreases were partially offset by a $1.6 million increase driven by a 3% increase in overall retail trading volume.

OTC revenue increased by $0.1 million, or 17%, for the six months ended June 30, 2025, primarily due to higher trading volume and more favorable trading spreads.
Nifty revenue decreased by $0.3 million, or 43%, for the six months ended June 30, 2025, reflecting a continued downturn in the broader NFT market, resulting in lower transaction volume and reduced consumer demand.
Services Revenue
Credit card revenue increased by $3.7 million, or 73%, for the six months ended June 30, 2025, primarily due to continued growth in the Gemini Credit Card user base.
Staking revenue increased by $0.7 million, or 14%, for the six months ended June 30, 2025, primarily due to higher levels of staking activity supported by increases in staked asset volumes and broader adoption of staking products.
Custodial fee revenue increased by $0.2 million, or 7%, for the six months ended June 30, 2025, primarily due to growth in average crypto assets under custody, primarily driven by an appreciation in crypto asset prices.
Other Revenue
There was no material change in Other revenue for the six months ended June 30, 2025.
Revenue Not from Contracts with Customers
Interest income decreased by $2.9 million, or 38%, for the six months ended June 30, 2025, primarily due to a $1.6 million reduction in interest earned on GUSD reserves, driven by lower average GUSD reserve balances compared to the prior year and a $1.3 million reduction in interest earned on customer deposits. Corporate interest decreased by $0.1 million, or 22%, primarily driven by less favorable average interest rates.
Operating Expenses
	Six Months Ended June 30,
($ in thousands)	2024	2025
Salaries and compensation	$67,482	$71,101
Technology	31,881	34,473
General and administrative	19,958	26,819
Legal expense	11,002	6,428
Transaction losses	11,877	7,683
Sales and marketing	7,000	25,158
Transaction processing	9,926	10,411
Total operating expenses	$159,126	$182,073
Salaries and compensation expenses increased by $3.6 million, or 5%, for the six months ended June 30, 2025, primarily due to a $13.8 million increase in gross salaries, payroll taxes and benefits driven by a 13% increase in headcount as well as a shift in employee mix toward more senior-level hires to support future growth and scale. This increase was partially offset by a $9.2 million reduction in bonus expense as current year bonuses are expected to be settled in equity in connection with this offering. We have not recognized stock-based compensation for these bonus awards because the qualifying event had not yet occurred as of June 30, 2025, and, therefore, could not be considered probable. The remaining variance of approximately $1.0 million reflects lower severance costs in the current year and decreases in other payroll-related expenses.
Technology expenses increased by $2.6 million, or 8%, for the six months ended June 30, 2025, primarily due to $3.6 million of expenses related to increased cloud computing capacity demands to support increased transaction activity and growth, partially offset by a $1.0 million reduction in amortization expense.

General and administrative expenses increased by $6.9 million, or 34%, for the six months ended June 30, 2025, primarily due to a $3.7 million increase in professional services to support compliance and reporting obligations and $2.6 million of other corporate overhead costs to support the business. The increase also includes a $0.6 million impact from losses on certain asset disposals.
Legal expenses decreased by $4.6 million, or 42%, for the six months ended June 30, 2025, primarily due to reduced litigation losses and related support costs compared to the same period in the prior year.
Transaction losses decreased by $4.2 million, or 35%, for the six months ended June 30, 2025, primarily due to a lower provision for expected losses on credit card receivables reflecting a favorable shift in delinquency rates and overall credit performance.
Sales and marketing expenses increased by $18.2 million, or 259%, for the six months ended June 30, 2025, reflecting a strategic acceleration of spend following reduced investments in the prior year. Key drivers of the increase included $11.1 million increases in agency fees and sponsorships for out-of-home campaigns and targeted event-based marketing at BTC Vegas and the Digital Asset Summit as we focused on expanding brand awareness and customer acquisition in core markets. Additionally, credit card crypto rewards and crypto referral incentives increased by $6.9 million consistent with the growth in credit card revenue and the launch of new referral programs in the six months ended June 30, 2025.
Transaction processing expenses increased by $0.5 million, or 5%, for the six months ended June 30, 2025, primarily due to $1.6 million higher banking and compliance service fees, along with increased staking-related expenses of $0.7 million attributable to growth in staking activity and revenue. These increases were partially offset by a decrease in mining and minting related fees of $1.8 million due to, in part, the reduction in overall exchange revenue.
Other Income (Expenses)
	Six Months Ended June 30,
($ in thousands)	2024	2025
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	$253,794	$37,855
Realized and unrealized loss on related party crypto loans	(221,736)	(62,048)
Change in fair value on related party convertible notes	(13,521)	(17,611)
Change in fair value on related party loans	—	(94,320)
Interest expense on related party loans	(18,427)	(30,243)
Interest expense on third party loans	(6,007)	(6,493)
Other income (expense), net	53,279	(1,090)
Total other income (expense)	$47,382	$(173,950)
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged decreased by $215.9 million, or 85%, for the six months ended June 30, 2025, primarily due to slower growth in underlying crypto asset prices, compared to the six months ended June 30, 2024, which saw more substantial appreciation and upward price movements and consequently higher gains.
Realized and unrealized loss on related party crypto loans decreased by $159.7 million, or 72%, for the six months ended June 30, 2025, primarily due to slower growth in underlying crypto asset prices, compared to the six months ended June 30, 2024, which saw more substantial appreciation and upward price movements and consequently higher losses.
Change in fair value on related party loans reflects an increased loss of $4.1 million, or 30%, for the six months ended June 30, 2025, primarily driven by an increase in the valuation of our related party convertible notes due to changes in market conditions and underlying assumptions primarily related to the conversion date.
Change in fair value on related party term loans reflects a loss of $94.3 million for the six months ended June 30, 2025, driven by modifications to the loan terms that introduced a conversion feature. No such loss was recorded in the prior year as the loans were non-convertible.

Interest expense on related party loans increased by $11.8 million, or 64%, for the six months ended June 30, 2025, primarily due to higher average outstanding principal balances on such loans, compared with the six months ended June 30, 2024.
Interest expense on third party loans increased by $0.5 million, or 8%, for the six months ended June 30, 2025, primarily due to reflecting a full six-month of interest expense, compared with only a partial impact for the six months ended June 30, 2024, as these loans were entered into in May and November 2024.
Other income (expense) decreased by $54.4 million, or 102%, for the six months ended June 30, 2025, changing from $53.3 million of Other income for the six months ended June 30, 2024 to $1.1 million of Other expense for the six months ended June 30, 2025. The change from Other income to Other expense was primarily due to the non-recurrence of a $48.8 million settlement related to the Earn litigation in the six months ended June 30, 2024, in which we realized a gain on the crypto assets used to prefund payments to Earn customers and received reimbursements for the amounts prefunded on their behalf. The change was further impacted by derivative and other crypto-denominated activity, with fair value gains recognized for the six months ended June 30, 2024, compared with fair value losses for the six months ended June 30, 2025, for a net period-over-period impact of $6.6 million. These impacts were partially offset by $1.4 million of lower foreign currency translation losses due to exchange-rate changes.
Income Tax Benefit (Provision)
	Six Months Ended June 30,
($ in thousands)	2024	2025
Income tax benefit (provision)	$(3,951)	$4,936
Income tax benefit (provision) was $(4.0) million for the six months ended June 30, 2024, compared to $4.9 million for the six months ended June 30, 2025. The change was primarily attributed to the increase in the valuation allowance recorded in the prior year, as well as the impact of unrealized gains on certain assets, which introduced volatility in deferred tax balances across both periods.
Comparison of Components of Results of Operations for the Years Ended December 31, 2024 and 2023
Revenue
	Year Ended December 31,
($ in thousands)	2023	2024
Net Revenue
Transaction revenue
Exchange	$56,364	$95,827
OTC	1,531	2,370
Nifty	2,617	879
Total transaction revenue	60,512	99,076
Services revenue
Credit card revenue	5,808	11,632
Staking revenue	823	11,480
Custodial fee revenue	4,104	7,004
Total services revenue	10,735	30,116
Total net revenue from contracts with customers	71,247	129,192
Other revenue
Other	323	293
Total other revenue	323	293

	Year Ended December 31,
($ in thousands)	2023	2024
Revenue not from contracts with customers(1)
Interest income	25,066	11,672
Corporate interest	1,501	1,008
Total revenue not from contracts with customers	26,567	12,680
Total revenue	$98,137	$142,165

(1)
Amounts represent revenue that is not accounted for as revenue from contracts with customers, as defined in ASC 606. Interest income is included within Net revenue and corporate interest is included within Other revenue, respectively, on the consolidated statements of operations and comprehensive loss included elsewhere in this prospectus.

Transaction Revenue
Exchange revenue increased by $39.5 million, or 70%, for the year ended December 31, 2024, primarily due to 94% higher retail transaction volume. This increase was partially offset by approximately $13.5 million resulting from lower blended fee rates on retail as a higher percentage of volume was in lower fee platform.
OTC revenue increased by $0.8 million, or 55%, for the year ended December 31, 2024, primarily due to higher trading volume and more favorable trading spreads.
Nifty revenue decreased by $1.7 million, or 66%, for the year ended December 31, 2024, reflecting a downturn in the broader NFT market, resulting in lower transaction volume and reduced consumer demand.
Services Revenue
Credit card revenue increased by $5.8 million, or 100%, for the year ended December 31, 2024, due to growth in the Gemini Credit Card user base.
Staking revenue increased by $10.7 million, or 1295%, for the year ended December 31, 2024, primarily driven by higher levels of customer staking activity, supported by increases in staked asset volumes, appreciation in underlying asset values, and broader adoption of staking products.
Custodial fee revenue increased by $2.9 million, or 71%, for the year ended December 31, 2024, reflecting growth in average crypto assets under custody, primarily driven by an appreciation in crypto asset prices.
Other Revenue
There was no material change in Other revenue for the year ended December 31, 2024.
Revenue Not from Contracts with Customers
Interest income decreased by $13.4 million, or 53%, for the year ended December 31, 2024, primarily due to a reduction in GUSD custodial balances toward the end of 2023, which lowered the yield-generating asset base entering 2024. While GUSD balances partially recovered during 2024, they remained below prior year levels. In parallel, we experienced a series of transitions in our custodial banking relationships throughout 2023 and 2024, resulting in the migration of customer omnibus cash from higher-yield accounts to lower-yield or non-interest-bearing alternatives. These changes were driven by broader market constraints and a shift in banking partner risk appetites. Collectively, these factors led to a decline in interest income despite higher total custodial fund balances reported as of December 31, 2024. Corporate interest decreased by $0.5 million, or 33%, primarily driven by less favorable average interest rates.

Operating Expenses
	Year Ended December 31,
($ in thousands)	2023	2024
Salaries and compensation	$140,757	$130,487
Technology	55,036	63,663
General and administrative	56,727	39,135
Legal expense	98,761	12,166
Transaction losses	27,613	19,915
Sales and marketing	20,627	22,565
Transaction processing	10,211	20,059
Total operating expenses	$409,732	$307,990
Salaries and compensation expenses decreased by $10.3 million, or 7%, for the year ended December 31, 2024, primarily due to lower stock-based compensation expense of $20.2 million, partially offset by an increase in salaries, benefits and bonus expense of $9.9 million due to increased headcount.
Technology expenses increased by $8.6 million, or 16%, for the year ended December 31, 2024, primarily due to $8.9 million of expenses related to increased cloud computing capacity demands to support increased transaction activity and growth.
General and administrative expenses decreased by $17.6 million, or 31%, for the year ended December 31, 2024. The decrease was primarily due to the impairments of long-lived assets for the year ended December 31, 2023.
In June 2023, we ceased all operations related to the developed technology from a previous asset acquisition and, as a result, recorded impairment charges related to intangible assets of $13.9 million for the year ended December 31, 2023. Additionally, in the year ended December 31, 2023, we incurred $7.5 million impairment charges related to the right-of-use asset associated with our New York headquarters office lease, as we made a strategic decision to sublease a portion of the related lease to optimize our cost structure. These one-time impairment charges were, in part, offset by a $3.5 million increase in professional services and other corporate overhead to support compliance and reporting obligations and the continued growth of the business.
Legal expenses decreased by $86.6 million, or 88%, for the year ended December 31, 2024, primarily due to a reduction in litigation matters, legal claims, investigations, and other regulatory proceedings. See Note 21. Commitments and Contingencies to our consolidated financial statements included elsewhere in this prospectus.
Transaction losses decreased by $7.7 million, or 28%, for the year ended December 31, 2024, primarily due to a lower provision for transaction losses on retail receivables as a result of increased controls around ACH transactions leading to an improvement in the level of customer canceled or unfunded deposit transactions.
Sales and marketing expenses increased by $1.9 million, or 9%, for the year ended December 31, 2024, primarily due to increased marketing efforts in the fourth quarter of 2024, resulting in $9.0 million higher agency fees as well as a slight increase in spend for sponsorships and other marketing services. These increases were partially offset by a $7.2 million reduction in stablecoin marketing incentive programs that ended in the year ended December 31, 2023.
Transaction processing expenses increased $9.8 million, or 96%, for the year ended December 31, 2024, primarily due to increased volume of Ether staking transactions.

Other Income (Expenses)
	Year Ended December 31,
($ in thousands)	2023	2024
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	$368,091	$462,886
Realized and unrealized loss on related party crypto loans	(355,354)	(417,335)
Change in fair value on related party convertible notes	(4,138)	(30,663)
Interest expense on related party loans	(17,084)	(42,804)
Interest expense on third party loans	(8,857)	(12,198)
Other income (expense), net	5,188	55,019
Total other income (expense)	$(12,154)	$14,905
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged increased by $94.8 million, or 26%, for the year ended December 31, 2024, driven by an appreciation in value of crypto assets.
Realized and unrealized loss on related party crypto loans increased by $62.0 million, or 17%, for the year ended December 31, 2024, driven by an increase in the value of crypto assets impacting the fair value of our related party crypto loan obligations upon remeasurement as of each reporting period.
Change in fair value on related party loans reflects an increased loss of $26.6 million, or 641%, for the year ended December 31, 2024, primarily driven by an increase in the valuation of our related party convertible notes due to changes in market conditions and underlying assumptions primarily related to the conversion date.
Interest expense on related party loans increased by $25.7 million, or 151%, for the year ended December 31, 2024, driven by a higher average outstanding principal balance on such loans, and reflects a full year of interest expense on our related party convertible notes recognized for the year ended December 31, 2024, compared with only a partial impact for the year ended December 31, 2023.
Interest expense on third party loans increased by $3.3 million, or 38%, for the year ended December 31, 2024, due to a higher average outstanding principal balance on such loans.
Other income, net increased by $49.8 million, or 961%, for the year ended December 31, 2024, primarily driven by a $48.8 million settlement of the Earn litigation in which we realized a gain on the crypto assets used to prefund payments to Earn customers and, additionally, also received reimbursement for the amounts prefunded on their behalf. For more information on the Earn litigation, see “Business—Legal Proceedings” and Note 21. Commitments and Contingencies to our consolidated financial statements included elsewhere in this prospectus.
Income Tax Benefit (Provision)
	Year Ended December 31,
($ in thousands)	2023	2024
Income tax benefit (provision)	$4,074	$(7,626)
Income tax benefit (provision) was $(7.6) million for the year ended December 31, 2024, compared to $4.1 million for the year ended December 31, 2023. The change was primarily attributed to an increase in our valuation allowance on certain identified deferred tax assets. For additional information, see Note 18. Income Taxes to our consolidated financial statements included elsewhere in this prospectus.
Unaudited Quarterly Results of Operations Data
The following table set forth our unaudited quarterly consolidated statements of operations data for each of the quarters indicated. The information for each quarter has been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus, and reflects, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information presented. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.
Results of Operations
	Three Months Ended				Three Months Ended				Three Months Ended
($ in thousands)	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
Revenue:
Net revenue	$25,302	$23,504	$21,219	$26,288	$39,547	$33,977	$24,356	$42,984	$35,117	$32,797
Other revenue	482	491	456	395	443	356	186	316	205	492
Total revenue	25,784	23,995	21,675	26,683	39,990	34,333	24,542	43,300	35,322	33,289
Operating expenses:
Salaries and compensation	39,127	31,788	30,862	38,980	29,474	38,008	34,175	28,830	34,272	36,829
Technology	12,193	13,999	15,656	13,188	15,808	16,073	15,579	16,203	16,674	17,799
General and administrative	7,428	24,001	6,885	18,413	7,725	12,233	8,716	10,461	11,419	15,400
Legal expense	6,264	7,280	6,809	78,408	3,085	7,917	5,106	(3,942)	2,580	3,848
Transaction losses	9,086	8,485	2,849	7,193	5,775	6,102	4,727	3,311	4,130	3,553
Sales and marketing	5,060	6,245	5,342	3,980	3,151	3,849	4,259	11,306	9,036	16,122
Transaction processing	2,154	2,322	2,232	3,503	5,194	4,732	4,262	5,871	5,238	5,173
Total operating expenses	81,312	94,120	70,635	163,665	70,212	88,914	76,824	72,040	83,349	98,724
Operating loss	(55,528)	(70,125)	(48,960)	(136,982)	(30,222)	(54,581)	(52,282)	(28,740)	(48,027)	(65,435)
Other income (expense):
Realized and unrealized gain (loss) on crypto assets and receivable, crypto assets pledged	201,528	28,324	(46,664)	184,903	290,420	(36,626)	(19,844)	228,936	(128,929)	166,784
Realized and unrealized gain (loss) on related party crypto loans	(195,368)	(29,866)	45,859	(175,979)	(273,083)	51,347	4,989	(200,588)	99,001	(161,049)
Change in fair value on related party convertible notes	—	—	—	(4,138)	(7,682)	(5,839)	(9,775)	(7,367)	(8,187)	(9,424)
Change in fair value on related party term loans	—	—	—	—	—	—	—	—	(55,547)	(38,773)
Interest expense on related party loans	(3,886)	(3,554)	(3,968)	(5,676)	(8,512)	(9,915)	(11,235)	(13,142)	(13,897)	(16,346)
Interest expense on third party loans	(487)	(2,250)	(3,060)	(3,060)	(3,041)	(2,966)	(2,994)	(3,197)	(3,228)	(3,265)
Other income (expense), net	(508)	3,721	(3,117)	5,092	20,402	32,877	(58)	1,798	4,538	(5,628)
Total other income (expense)	1,279	(3,625)	(10,950)	1,142	18,504	28,878	(38,917)	6,440	(106,249)	(67,701)
Net income (loss) before income taxes	(54,249)	(73,750)	(59,910)	(135,840)	(11,718)	(25,703)	(91,199)	(22,300)	(154,276)	(133,136)
Income tax benefit (provision)	1,171	3,350	462	(909)	(1,598)	(2,353)	1,019	(4,694)	5,012	(76)
Net income (loss)	$(53,078)	$(70,400)	$(59,448)	$(136,749)	$(13,316)	$(28,056)	$(90,180)	$(26,994)	$(149,264)	$(133,212)

Quarterly Components of Revenue
The following table sets forth a quarterly breakdown of the components of revenue of our consolidated statements of operations.
	Three Months Ended				Three Months Ended				Three Months Ended
($ in thousands):	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
Net revenue
Transaction revenue
Exchange	$13,649	$12,871	$11,362	$18,481	$28,993	$21,853	$14,023	$30,958	$23,538	$20,233
OTC	506	480	337	208	242	388	519	1,221	129	611
Nifty	718	644	787	469	500	311	34	34	461	2
Total transaction revenue	14,873	13,995	12,486	19,158	29,735	22,552	14,576	32,213	24,128	20,846
Services revenue
Credit card revenue	426	1,605	1,661	2,116	2,390	2,590	2,617	4,035	3,748	4,882
Staking revenue	163	212	212	236	2,290	2,807	3,101	3,282	3,106	2,690
Custodial fee revenue	981	1,055	828	1,240	1,835	1,673	1,609	1,887	1,862	1,878
Total services revenue	1,570	2,872	2,701	3,592	6,515	7,070	7,327	9,204	8,716	9,450
Total net revenue from contracts with customers	16,443	16,867	15,187	22,750	36,250	29,622	21,903	41,417	32,844	30,296
Other revenue
Other income	87	106	82	48	73	72	90	58	85	105
Total other revenue	87	106	82	48	73	72	90	58	85	105
Revenue not from contracts with customers
Interest income	8,859	6,637	6,032	3,538	3,297	4,355	2,453	1,567	2,273	2,501
Corporate interest	395	385	374	347	370	284	96	258	120	387
Total revenue not from contracts with customers	9,254	7,022	6,406	3,885	3,667	4,639	2,549	1,825	2,393	2,888
Total revenue	$25,784	$23,995	$21,675	$26,683	$39,990	$34,333	$24,542	$43,300	$35,322	$33,289
Quarterly Key Business Metrics
The following table sets forth a quarterly breakdown of our key business metrics, as well as a comparison of the one-month period for July 2024 and July 2025.
	Three Months Ended				Three Months Ended				Three Months Ended		One-Month Period
($ in thousands):	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	July 2024	July 2025
Monthly Transacting Users (in thousands)	444	442	438	448	478	497	478	512	502	523	482	549
Lifetime Transacting Users (in thousands)	1,255	1,273	1,291	1,313	1,337	1,358	1,372	1,400	1,441	1,499	1,362	1,531
Card Sign Ups (in thousands)	2.2	1.3	1.2	0.9	1.6	1.2	1.1	4.1	6.0	17.1	0.3	14.8
Trading Volume (in billions)
Retail	$1.1	$0.8	$0.6	$1.1	$1.7	$1.5	$1.2	$2.6	$1.8	$1.5	$0.4	$0.7
Institutional	2.0	2.0	1.5	3.4	7.6	5.8	5.5	12.7	11.7	9.8	2.1	5.8
Total	$3.1	$2.8	$2.1	$4.5	$9.3	$7.3	$6.7	$15.3	$13.5	$11.3	$2.5	$6.5
Trading Volume by Crypto Asset (in billions)
Bitcoin	$1.4	$1.5	$1.2	$2.6	$5.7	$4.5	$4.2	$9.2	$8.0	$5.7	$1.5	$2.6
Ether	0.8	0.6	0.4	0.9	2.0	1.5	1.3	2.9	2.9	3.1	0.6	2.2
Other	0.9	0.7	0.5	1.0	1.6	1.3	1.2	3.2	2.6	2.5	0.4	1.7
Total	$3.1	$2.8	$2.1	$4.5	$9.3	$7.3	$6.7	$15.3	$13.5	$11.3	$2.5	$6.5

	Three Months Ended				Three Months Ended				Three Months Ended		One-Month Period
($ in thousands):	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	July 2024	July 2025
Exchange Revenue by Crypto Asset (in millions)
Bitcoin	$7	$6	$5	$8	$12	$9	$6	$13	$10	$11	$2	$4(1)
Ether	3	3	2	4	5	5	3	5	3	3	1	2(1)
Other	4	4	4	6	12	8	5	13	11	6	2	3(1)
Total	$14	$13	$11	$18	$29	$22	$14	$31	$24	$20	$5	$9(1)
Assets on Platform (in billions)
Bitcoin	$3.6	$4.1	$2.8	$5.2	$10.0	$8.2	$8.5	$11.8	$10.6	$13.6	$8.9	$15.3
Ether	2.1	2.2	1.6	2.3	4.1	3.7	2.8	3.6	1.8	2.6	3.6	4.1
Other crypto	0.7	0.5	0.5	1.8	2.6	1.5	1.5	2.2	1.3	1.5	1.5	1.8
Customer custodial fiat assets	0.8	0.9	0.6	0.4	0.6	0.5	0.4	0.6	0.5	0.5	0.5	0.6
Total	$7.2	$7.7	$5.5	$9.7	$17.3	$13.9	$13.2	$18.2	$14.2	$18.2	$14.5	$21.8

(1)
These preliminary results should not be viewed as a substitute for financial statements prepared in accordance with U.S. GAAP. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures with respect to this financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. It is possible that we or our independent registered public accounting firm may identify items that would require us to make adjustments to the results set forth above as we complete our financial statements and that our actual results may differ materially from these preliminary numbers. Accordingly, undue reliance should not be placed on these preliminary numbers. These preliminary numbers are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Quarterly Non-GAAP Financial Measure
The following table sets forth a quarterly reconciliation of net income (loss) to Adjusted EBITDA:
	Three Months Ended				Three Months Ended				Three Months Ended
($ in thousands):	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
Net income (loss)	$(53,078)	$(70,400)	$(59,448)	$(136,749)	$(13,316)	$(28,056)	$(90,180)	$(26,994)	$(149,264)	$(133,212)
Adjusted to exclude the following:
Provision for (benefit from) income taxes	(1,171)	(3,350)	(462)	909	1,598	2,353	(1,019)	4,694	(5,012)	76
Depreciation and amortization	6,560	9,504	8,324	7,833	8,372	8,133	8,151	8,305	7,855	7,662
Interest expense	4,373	5,804	7,028	8,736	11,553	12,881	14,229	16,339	17,125	19,611
Stock-based compensation	5,510	4,607	4,039	11,692	1,407	1,738	1,338	1,113	1,455	1,753
Impairment	0	13,929	7,474	0	0	0	376	0	0	0
Non-recurring legal contingencies, settlements, and related costs	6,264	7,280	6,809	78,408	3,085	7,917	5,106	(3,942)	2,580	3,848
Change in fair value on related party convertible notes	—	—	—	4,138	7,682	5,839	9,775	7,367	8,187	9,424
Change in fair value on related party term loans	—	—	—	—	—	—	—	—	55,547	38,773
Unrealized foreign exchange loss (gain)	885	(549)	(30)	2,862	815	41	1,522	(1,458)	(53)	190
Adjusted EBITDA	$(30,657)	$(33,175)	$(26,266)	$(22,171)	$21,196	$10,846	$(50,702)	$5,424	$(61,580)	$(51,875)
Liquidity and Capital Resources
Since our inception, we have financed our operations primarily with cash flow from operating activities, proceeds from the private sale of equity securities, related party indebtedness from WCF denominated in bitcoin, ether, or U.S. dollars, and loan agreements with an unrelated third party. We utilize crypto assets, specifically bitcoin, as a treasury asset and given our belief that bitcoin is a better store of value and hedge against inflation than fiat, we have generally sought to incur borrowing costs in U.S. dollars rather than sell bitcoin.
As of June 30, 2025 and December 31, 2024, we had (i) cash and cash equivalents of $51.1 million and $42.8 million, respectively, which consisted primarily of cash and highly liquid investments with an original maturity of three months or less when purchased; (ii) restricted cash and cash equivalents of $63.6 million and $28.4 million, respectively, which consisted primarily of cash deposited into money market funds and restricted cash deposits held at financial institutions as part of our capital reserve requirements and as collateral associated with our banking partnerships and surety bonds; and (iii) customer custodial funds of $483.2 million and $575.6 million, respectively, which consisted of restricted cash and cash equivalents maintained in segregated bank accounts that are held for the exclusive benefit of users. We restrict the use of the assets underlying the customer custodial funds to meet regulatory requirements and classify the assets as current based on their purpose and availability to fulfill our direct obligation under custodial funds due to users.
Additionally, Crypto assets held on our consolidated balance sheets represent corporate assets that are used as part of the ordinary course of business. The Company uses crypto assets primarily to support its core operations, facilitate the efficiency of the exchange, and as a reserve to satisfy regulatory requirements for certain subsidiaries. Uses to support core operations include receiving crypto assets as a form of payment for Transaction revenue and Services revenue. Crypto assets received as a form of payment are converted to cash or used to fulfill operating expenses, including crypto rewards. Certain crypto assets are designated to satisfy regulatory capital or reserve requirements imposed by certain jurisdictions and regulators. These assets are subject to operational and regulatory restrictions that limit their use in day-to-day business operations. Applicable regulatory frameworks require us to maintain a minimum level of assets to meet ongoing licensing and regulatory obligations and prohibit the lending, pledging, rehypothecation and encumbrance of such assets, but do not prohibit the sale of assets held for regulatory capital purposes above regulatory minimums thereof. As of June 30, 2025, December 31, 2024, and December 31, 2023, we held approximately $304.4 million, $290.9 million, and $211.9 million, respectively, in crypto assets for regulatory requirements.
We believe our existing cash and cash equivalents, together with the proceeds from this offering, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors, including continued market acceptance of crypto assets and blockchain technology, our ability to attract and retain users on our platform, the continuing market acceptance of our products and services, and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for covenants that would restrict our operations. In the event that additional financing is required from outside sources, there is a possibility we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.
Indebtedness
Lending Agreements
As of June 30, 2025, we have entered into lending agreements with WCF to borrow an aggregate amount of 133,430 ETH and 10,051 BTC, at loan fees between 4% and 8% per annum since December 2022. As of June 30, 2025, loans in respect of 39,699 ETH and 4,682 BTC remained outstanding under these agreements. The purpose of these lending agreements includes meeting capital reserve requirements of regulators as well as satisfying obligations under the Galaxy Lending Agreement. For more information, see “Certain Relationships and Related Party Transactions—Other Related Party Transactions.”

Galaxy Lending Agreement
In March 2023, we entered into a Master Digital Currency Loan Agreement with Galaxy Digital LLC (“Galaxy Digital”), an unrelated third party, that was amended and restated in April 2023 (as amended and restated, the “Galaxy Lending Agreement”). The Galaxy Lending Agreement permits us to make lending requests of various types to Galaxy Digital to borrow digital currency, including BTC, BCH, ETH, ETC, or LTC, or U.S. dollars. While term deals have stipulated maturity dates, if the lending request is in the form of an open deal, we and Galaxy Digital each have the right to exercise a callable option and recall all or any portion of the borrowed asset. All lending requests are subject to providing collateral (defined as a percentage of the value of the borrowed asset) as well as paying borrow fees and late fees. In certain circumstances, if the value of a borrowed asset changes relative to the collateral provided, we may be required to provide additional collateral to Galaxy Digital. As of June 30, 2025, there was a U.S. dollar denominated principal amount of $116,500,000 outstanding under the Galaxy Lending Agreement. The foregoing summary and description of the provisions of the Galaxy Lending Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Galaxy Lending Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Ripple Credit Agreement
In July 2025, we entered into a credit agreement with Ripple Labs Inc. (“Ripple”), an unrelated third party (the “Ripple Credit Agreement”). The Ripple Credit Agreement permits us to make lending requests, from time to time, of no less than $5,000,000 each, up to an aggregate commitment amount of $75,000,000 (the “Initial Commitment”), which can be increased or decreased, from time to time, subject to the attainment of certain agreed upon metrics, provided that at no time shall the aggregate commitment amount exceed $150,000,000. Once the Initial Commitment is exceeded, lending requests may be made in the form of USD-denominated Ripple Stablecoin, upon our request and Ripple’s consent. All lending requests under the Ripple Credit Agreement must be secured by collateral, shall bear an interest rate per annum of 6.50% or 8.50%, and must be repaid in U.S. dollars. As of August 31, 2025, there was a U.S. dollar denominated principal amount of approximately $42.0 million outstanding under the Ripple Credit Agreement. The foregoing summary and description of the provisions of the Ripple Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Ripple Credit Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
NYDIG MRA
In July 2025, we entered into a Master Repurchase Agreement with NYDIG Funding LLC (“NYDIG”), an unrelated third party (such Master Repurchase Agreement, the “NYDIG MRA”). The NYDIG MRA permits us to sell digital assets to NYDIG and simultaneously agree to repurchase such assets at a later date and at a predetermined price. Each transaction is subject to margin requirements and other customary terms relating to events of default and remedies, as set forth in the NYDIG MRA. NYDIG may allow third parties to participate in (and in certain circumstances, may assign to such third parties) its rights and obligations under the NYDIG MRA. As of August 31, 2025, there were repurchase obligations in an aggregate U.S. dollar denominated amount of approximately $75.0 million outstanding under the NYDIG MRA, and such obligations were collateralized by digital assets with an aggregate fair market value of approximately $118.4 million. The foregoing summary and description of the provisions of the NYDIG MRA do not purport to be complete and are qualified in their entirety by reference to the full text of the NYDIG MRA, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Convertible Debt
Between September 2023 and March 2024, we issued four outstanding unsecured convertible notes to WCF (the “Convertible Notes”), with an aggregate principal amount of $200,000,000. The Convertible Notes accrue interest at 8% per annum, payable at the earlier of the maturity date, which is June 1, 2027, or on the date the notes convert. Pursuant to the terms of the Convertible Notes, immediately prior to the consummation of this offering, the outstanding amounts thereunder, as well as all accrued and unpaid interest thereon, will automatically convert into LLC Interests at a discount rate of 20% to the initial public offering price.

In May 2024, we entered into a loan agreement with WCF (as subsequently amended, the “2024 Term Loan Agreement”), to make loan requests from time to time in a U.S. dollar denominated principal amount of up to $275,000,000 to be funded in bitcoin, ether, or such other crypto asset at an interest rate of no less than 4% and no greater than 16% per annum. The 2024 Term Loan Agreement has a maturity date of June 1, 2027. As of June 30, 2025, $275,000,000 remained outstanding under the 2024 Term Loan Agreement.
In January 2025, we entered into a second term loan agreement with WCF, on substantially the same terms as the 2024 Term Loan Agreement (as subsequently amended, the “2025 Term Loan Agreement,” and together with the 2024 Term Loan Agreement, the “Convertible Term Loans”), to make loan requests from time to time of a U.S. dollar denominated principal amount of up to $200,000,000 to be funded in bitcoin, ether, or such other crypto asset at an interest rate of no less than 4% and no greater than 16% per annum. The 2025 Term Loan Agreement has a maturity date of June 1, 2027. As of June 30, 2025, there is a U.S. dollar denominated principal amount of $130,522,836 outstanding under the 2025 Term Loan Agreement. Immediately prior to the consummation of this offering, the outstanding amounts under the Convertible Term Loans, as well as all accrued and unpaid interest thereon, will automatically convert into LLC Interests at a discount rate of 20% to the initial public offering price.
Cash Flows
The following table presents information regarding our consolidated cash flows for the periods presented:
	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2023	2024	2024	2025
Net cash used in operating activities	$(207,294)	$(108,960)	$(95,374)	$(18,528)
Net cash provided by investing activities	33,218	83,609	78,590	45,623
Net cash provided by (used in) financing activities	(521,436)	225,379	156,710	(76,062)
Net increase (decrease) in cash, cash equivalents, restricted cash and cash equivalents	$(695,512)	$200,028	$139,926	$(48,967)
Operating Activities
Net cash provided by (used in) operating activities includes net income (loss) adjusted for non-cash expenses and non-cash movements in crypto assets and liabilities, as well as the effect of changes in operating assets and liabilities.
Net cash used in operating activities was $18.5 million for the six months ended June 30, 2025, driven by net loss of $282.5 million and non-cash adjustments of $170.9 million, which primarily consisted of changes in fair value on related party convertible term loans and related party convertible notes, realized and unrealized losses on related party crypto loans, depreciation and amortization, crypto asset payments for expenses, provision for transaction losses and stock-based compensation, partially offset by realized and unrealized gains on crypto assets and receivable, crypto assets pledged as well as crypto assets received as revenue. Additionally, cash used in operating activities was impacted by a net inflow from changes in operating assets and liabilities of $93.1 million, driven by the timing of cash receipts and payments, and vendor payment terms.
Net cash used in operating activities was $95.4 million for the six months ended June 30, 2024, driven by net loss of $41.4 million and non-cash adjustments of $99.5 million, which primarily consisted of realized and unrealized losses on related party crypto loans, crypto asset payments for expenses, depreciation and amortization, fair value changes on related party convertible notes, provision for transaction losses and stock-based compensation, partially offset by realized and unrealized gains on crypto assets and receivable, crypto assets pledged as well as crypto assets received as revenue. Additionally, cash used in operating activities was impacted by a net outflow from changes in operating assets and liabilities of $153.5 million, driven by the timing of cash receipts and payments, and vendor payment terms.
Net cash used in operating activities was $109.0 million for the year ended December 31, 2024, driven by net loss of $158.5 million and non-cash adjustments of $130.4 million, which primarily consisted of realized and unrealized losses on related party crypto loans, crypto asset payments for expenses, depreciation and amortization, fair value changes on related party convertible notes, provision for transaction losses and stock-based compensation, partially offset by realized and unrealized gains on crypto assets and receivable, crypto assets pledged as well as crypto assets received as revenue. Additionally, cash used in operating activities was impacted by a net outflow from changes in operating assets and liabilities of $80.8 million, driven by the timing of cash receipts and payments, and vendor payment terms.
Net cash used in operating activities was $207.3 million for the year ended December 31, 2023, driven by net loss of $319.7 million and non-cash adjustments of $94.3 million, which primarily consisted of realized and unrealized losses on related party crypto loans, depreciation and amortization, provision for transaction losses, impairments and stock-based compensation, partially offset by realized and unrealized gains on crypto assets and receivable, crypto assets pledged. Additionally, cash used in operating activities was impacted by a net inflow from changes in operating assets and liabilities of $18.1 million, driven by the timing of cash receipts and payments, and vendor payment terms.
Investing Activities
Net cash provided by investing activities was $45.6 million for the six months ended June 30, 2025, primarily driven by $76.5 million in proceeds from the sale of crypto assets. This was partially offset by $28.8 million in net outflow for the purchase and sale of credit card receivables and $2.0 million of capitalization of internally developed software costs and purchases of software, property and equipment.
Net cash provided by investing activities was $78.6 million for the six months ended June 30, 2024, primarily driven by $106.1 million in proceeds from the sale of crypto assets. This was partially offset by $25.7 million in net outflow for the purchase and sale of credit card receivables and $1.9 million of capitalization of internally developed software costs and purchases of software, property and equipment.
Net cash provided by investing activities was $83.6 million for the year ended December 31, 2024, primarily related to $145.5 million in proceeds from the sale of crypto assets. This was partially offset by $55.6 million in net outflow for the purchase and sale of credit card receivables and $6.0 million of capitalization of internally developed software costs and purchases of software, property and equipment, as well as $0.4 million of equity investment purchases.
Net cash provided by investing activities was $33.2 million for the year ended December 31, 2023, primarily related to $56.5 million in proceeds from the sale of crypto assets and $0.3 million in net inflow for the purchase and sale of equity investments. This was partially offset by $16.7 million in net outflow for the purchase and sale of credit card receivable and $6.9 million of capitalization of internally developed software costs and purchases of software, property and equipment.
Financing Activities
Net cash used in financing activities was $76.1 million for the six months ended June 30, 2025, primarily driven by $91.2 million in net outflow from custodial funds due to customers from elevated redemptions, partially offset by $15.1 million in proceeds from related party loans.
Net cash provided by financing activities was $156.7 million for the six months ended June 30, 2024, primarily driven by $132.1 million in net inflow from custodial funds due to customers from increased customer deposits and $24.6 million of proceeds from related party convertible notes.
Net cash provided by financing activities was $225.4 million for the year ended December 31, 2024, primarily driven by $190.8 million of net inflow from custodial funds due to customers from increased customer deposits, $24.6 million of proceeds from related party convertible notes, and $10.0 million of proceeds from third party loans.
Net cash used in financing activities was $521.4 million for the year ended December 31, 2023, primarily driven by $698.4 million of net outflow from custodial funds due to customers from elevated redemptions and $5.0 million in net outflows related to repayments of and proceeds from related party demand notes. This was partially offset by $106.5 million of third-party loan proceeds and $75.4 million in proceeds from related party convertible notes.

Material Cash Commitments
Our material future cash commitments are to repay our current indebtedness obligations, as described above, and make payments under leases for our facilities. We have operating leases for office facilities with remaining terms of less than a year to ten years. Many leases include one or more options to renew, but renewals are not assumed in the determination of the lease term due to uncertainty. For more information, see Note 12. Leases to our consolidated financial statements included elsewhere in this prospectus.
The following table summarizes our material cash commitments as of December 31, 2024.
($ in thousands) Year ended December 31,	Leases	Indebtedness(1)(2)	Total
2025	$6,090	$38,994	$45,084
2026	6,243	—	6,243
2027	6,098	—	6,098
2028	5,581	—	5,581
2029	2,560	—	2,560
Thereafter	2,231	—	2,231
Total	$28,803	$38,994	$67,797

(1)
Convertible debt has been excluded from the table above because it will convert to equity immediately prior to the consummation of this offering. See “—Indebtedness—Convertible Debt.”

(2)
The Company has open-term borrowing facilities with outstanding principal amounts of $116.5 million, 5,054 BTC, and 26,629 ETH as of December 31, 2024. These facilities are repayable on demand and do not have fixed maturity dates. See “—Indebtedness—Galaxy Lending Agreement” and “— Indebtedness—Lending Agreements.” Accordingly, principal repayment amounts are not included in the table above. Estimated future interest payments on these open-term loans are presented in the table above based on current interest rates and expected average borrowings. Actual interest payments may vary depending on prevailing rates and utilization.

Off-Balance Sheet Arrangements
Under our agreement with WebBank, we have an outstanding commitment to purchase all Gemini Credit Card customer receivables offered for sale by WebBank. In addition, we are generally required to purchase certain other Gemini Credit Card customer receivables from WebBank in the event of identity theft or other types of fraud, as well as receivables that have been delinquent for more than 90 days. As of June 30, 2025, we were obligated to purchase $93.5 million in Gemini Credit Card customer receivables pursuant to this arrangement. We maintain sufficient cash on hand to fund these payments as they become due.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements and the related notes, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date, as well as report amounts of revenue and expenses during the period. We base our estimates on historical experience, known trends and events, and various other assumptions that we believe to be reasonable under the circumstances. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties. To the extent there are differences between our estimates and actual results, our future financial statement presentation, financial condition, operating results, and cash flows will be affected.
We believe that the following critical accounting policies and estimates involve a greater degree of judgment and complexity than our other significant accounting policies. Accordingly, these are the significant estimates and assumptions we believe are most critical to understand when evaluating our financial condition and results of operations. Our significant accounting policies are more fully described in

Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus.
Strategic Investments
We hold strategic investments in privately held companies in the form of equity investments without readily determinable fair values in which we do not have a controlling interest or significant influence. We account for these investments under the measurement alternative method whereby they are measured at cost, less impairment, subject to upward and downward adjustments resulting from observable price changes for identical or similar investments of the same issuer (“pricing adjustments”). We determined that valuation of privately held strategic investments represents a critical accounting estimate because impairment evaluations involve significant judgment, estimates, and assumptions, and to the extent that these estimates and assumptions change materially or if actual circumstances differ from those in the assumptions, our financial statements could be materially impacted.
Pricing adjustments require quantitative assessments of the fair value of our strategic investments and involve the use of estimates using the best information available, which may include observable transaction prices from additional rounds of funding.
Privately-held strategic investments are evaluated regularly for impairment. Our qualitative analysis includes a review of the companies’ financial condition and business outlook, industry performance, regulatory, economic or technological environment, and other relevant events and factors affecting the company. When indicators of impairment exist, we estimate the fair value of these nonmarketable equity securities using the market approach and/or the income approach. If any impairment is identified, we write down the investment to its fair value and record the corresponding charge through other income, net on our consolidated statements of operations and comprehensive loss. Estimating fair value requires judgment and use of estimates such as discount rates, forecasted cash flows, and market data of comparable companies, among others. See Note 8. Prepaid Expenses and Other Assets to our consolidated financial statements included elsewhere in this prospectus for further details.
Convertible Notes
Gemini LLC regularly enters into convertible note lending agreements with a related party whereby the outstanding principal and accrued interest may be converted by the holder, into a variable number of shares of preferred units at a fixed discount to the market price of the common units at the time of conversion. We account for our convertible notes under Accounting Standards Update 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. We record the convertible note liability at fair value at each period end using a scenario-based approach which considers various conversion and repayment scenarios along with a discounted cash flow analysis. The assumptions underlying these valuations are unobservable and represent our best estimate, which involve inherent uncertainties and the application of judgment. If we had used different assumptions or estimates, the estimated fair value of the instruments described above could have been materially different.
Subsequent changes in fair value are recorded as Change in fair value on related party convertible notes on the consolidated statement of operations and comprehensive loss. The portion of total changes in fair value of the notes attributable to changes in instrument-specific credit risk are determined through specific measurement of periodic changes in the discount rate assumption exclusive of base market changes and are presented as a component of comprehensive income on the consolidated statement of operations and comprehensive loss.
Stock-Based Compensation
We recognize stock-based compensation expense using a fair-value based method for costs related to all equity awards issued under our equity incentive plans, including common units and phantom units. We estimate the fair value of equity awards with only service-based conditions on the date of grant using the closed form option-pricing model. The fair value of the equity award is expensed over the related service period which is typically the vesting period and the straight-line method is used for expense attribution.

In connection with this offering we expect to grant restricted stock units and stock options to certain of our employees and directors. A portion of these awards will vest upon the completion of this offering, resulting in stock-based compensation expense in the period in which the offering is completed. The remaining awards will vest over their respective requisite service periods and will be expensed ratably over the requisite service period of the applicable award. The total amount of stock-based compensation expense associated with these awards has not yet been finalized because it will depend on their grant date fair value and the actual timing of the completion of this offering. However, we expect such expenses to be significant both in the period in which the offering is completed and in subsequent periods. For additional information, see “Executive and Director Compensation Compensation—Equity Based Compensation.”
The model requires management to make a number of assumptions, including the fair value and expected volatility of Gemini LLC’s underlying common units, expected term of the equity award, risk-free interest rate, and expected dividend yield. The expected term of the equity award is based on the average period the unit award is expected to remain outstanding based on the equity award’s vesting and contractual terms. We have elected to account for forfeitures of equity awards as they occur, with previously recognized stock-based compensation reversed in the period that the awards are forfeited.
With reference to equity valuation, in the absence of a public trading market, the fair value of the Gemini LLC’s equity was determined by Gemini LLC’s board of managers, with input from management, taking into account our most recent valuations from an independent third-party valuation specialist. Gemini LLC’s board of managers intended all unit awards granted to have a participation threshold not less than the current equity value on the date of the grant and we believe that Gemini LLC’s board of managers has the relevant experience and expertise to determine the fair value of the Company. The valuations of the Company were determined in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the models were based on future expectations combined with management judgment and considered numerous and subjective factors to determine the fair value of the Company as of the date of each profits interest or phantom unit, including the following factors:
•
the results of contemporaneous valuations performed at periodic intervals by an independent valuation firm;

•
the prices, rights, preferences, and privileges of Gemini LLC’s preferred units relative to common units;

•
the participation threshold of the granted profits interests or phantom units;

•
the prices of Gemini LLC’s preferred units and common units sold to investors in arms-length transactions or offered to investors through a tender offer;

•
our actual operating and financial performance and estimated trends and prospects for our future performance;

•
our stage of development;

•
the likelihood of achieving a liquidity event, such as an initial public offering, direct listing, or sale of our company, given prevailing market conditions;

•
the lack of marketability involving securities in a private company;

•
the market performance of comparable publicly-traded companies; and

•
U.S. and global capital market conditions.

Our board of directors determined the equity value of our business generally considering the income and market approach valuation methods with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using an appropriate discount rate based on a weighted-average cost of capital and are adjusted to reflect the risks inherent in us achieving these estimated cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

Following the closing of our initial public offering, the fair value per unit of our Class A common stock for purposes of determining stock-based compensation will be the closing price of our Class A common stock as reported on the applicable grant date.
Income Taxes
We utilize the asset and liability method for computing our income tax provision. Deferred tax assets and liabilities reflect the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities as well as operating loss, capital loss, and tax credit carryforwards, using enacted tax rates. Management makes estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are recognized within provision for income taxes.
Legal and Other Contingencies
We are subject to various legal proceedings and claims that arise in the ordinary course of business, the outcomes of which are inherently uncertain, and such uncertainty may be enhanced due to the industry in which we operate. We record a liability when it is probable that a loss has been incurred and the amount is reasonably estimable, the determination of which requires significant judgment. In addition, we record recoveries of these losses when it is probable that they will be collected. These estimates are highly sensitive to change and involve variables that are not completely within our control nor practicable to model, including decisions made by regulators and settlement negotiations. Resolution of legal and other contingencies in a manner inconsistent with management’s expectations could have a material impact on our financial condition and results of operations.
Allowance for Transaction Losses
Transaction losses primarily include expenses associated with our retail receivables, custodial and staking fee receivables, and credit losses associated with our credit card program. Our transaction losses fluctuate depending on many factors, including: macroeconomic conditions, fraud events, and the credit quality of loans receivable arising from transactions funded with our credit card program.
We establish allowances for estimated transaction losses arising from processing customer transactions, such as retail receivables, custodial funds receivable, and staking fees receivable. Additions to the allowance, in the form of provisions, are reflected in Transaction losses on our consolidated statements of operations and comprehensive loss. The allowances are based on known facts and circumstances and internal factors including the fair value of any collateral held, experience with similar cases, historical trends involving collections and write-off patterns. The Company has no expectation of transaction losses for receivables where the fair value of the collateral securing the balance is equal to or in excess of the receivable amount. In cases where the fair value of the collateral is less than the outstanding receivable balance, and it is not reasonably expected that the customer will replenish such a shortfall, the Company recognizes an allowance for transaction loss in the amount of the difference.
We also establish an allowance for credit card receivables including the related interest receivable, which represents our estimate of current expected credit losses inherent in our portfolio of credit card receivables and interest receivables and includes expected credit losses from modifications of receivables to borrowers experiencing financial difficulty. Determining appropriate current expected credit loss allowances for loans and interest receivable is an inherently uncertain process and ultimate losses may vary from the current estimates. We regularly update our allowance estimates as new facts become known and events occur that may impact the settlement or recovery of losses. The allowances are maintained at a level we deem appropriate to adequately provide for current expected credit losses at the balance sheet date after incorporating the impact of externally sourced macroeconomic trends, as appropriate. We considered externally published U.S. gross domestic product growth rate data, the U.S. federal funds rate data, U.S. credit card delinquency data, and the consumer product index trends. A significant change in the forecasted macroeconomic factors could result in a material change in our allowances.
Recent Accounting Pronouncements
See Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statements of financial position included in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Market risk is the risk associated with the effect of changes in market factors on the value of the assets and liabilities held on our balance sheet, including the following.
Interest Rate Risk
Our results of operations are exposed to changes in interest rates, among other macroeconomic conditions because we derive a portion of our revenue and net income from interest earned from funds held in custodial USD balances and GUSD reserves. Higher interest rates increase the amount of the above interest income. In addition, we incur interest expense on loans and other debt facilities. When short-term interest rates decline, our revenue and net income derived from interest correspondingly decline, which negatively impacts our profitability.
Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.
A hypothetical 100 basis points increase or decrease in interest rates would have resulted in a $3.5 million and a $6.4 million increase or decrease in total revenue for the years ended December 31, 2024 and December 31, 2023, respectively, and a $2.6 million increase or decrease in total revenue for the six months ended June 30, 2025.
Assets on Platform
We hold digital assets on platform in a fiduciary or agency capacity for our users. These are assets that we hold directly or indirectly on behalf of users under a safekeeping or custody arrangement and are beneficially owned by our users. Crypto assets are safeguarded using proprietary technology and operational processes designed to ensure their security. User cash balances are tracked through internal ledgering systems and held in segregated company bank accounts for the benefit of users with financial institution partners or in short-term U.S. treasuries, both directly and indirectly via money market funds.
Under our user agreements, users may deposit digital assets that are transferred into our custody and held in one or more Gemini pooled digital wallets controlled and secured by us. Users have a beneficial ownership interest in the digital assets that are allocated to them on our ledger. Digital asset balances held in the user deposit accounts are restricted from general use of our operations.
We engage an affiliated captive insurer, along with another carrier, to provide $25.0 million in crime insurance coverage for digital assets held in our hot wallet, and various third-party insurance carriers to provide $100.0 million in specie insurance coverage for digital assets held in Gemini Custody cold storage. The hot wallet insurance coverage protects, subject to policy terms, against theft from a security breach, a fraudulent transfer, or employee theft. Should any losses not be covered by insurance, the Company may be required to use our own digital assets held in reserve, or to acquire additional digital assets, in order to make users whole in the event of a loss of Assets on Platform.
Liquidity Risk
Liquidity risk is the risk that we will encounter difficulty in meeting obligations associated with our financial liabilities, including digital assets. Liquidity could be impaired by an inability to access adequate sources of financing or access digital assets to cover user obligations, and by the inability to generate sufficient cash flow from operations. In the event we require additional liquidity, there can be no guarantee we will be able to obtain such financing on reasonable terms or at all.
Bank Counterparty Risk
Our fiat banking relationships are concentrated in a limited number of financial institutions. Closure of any of these institutions could adversely impact our business, operating results, and financial condition. In 2023, due to the closures of Silvergate Bank and Signature Bank, we migrated a number of banking relationships and associated balances onto new banking platforms. We work with multiple banking partners to mitigate this risk but in the event of a banking counterparty’s failure, we could experience interrupted service or financial loss.
Digital Assets Risks
Our operations are concentrated in relatively few digital assets, primarily bitcoin and ether, and we are subject to related market, regulatory, and other risks. For the six months ended June 30, 2025 and for the year ended December 31, 2024, 65.5% and 69.7%, respectively, of our total revenue was earned from transaction fees on the trading of digital assets. Investing in digital assets is highly speculative and volatile. The price of digital assets may be affected by global supply and demand, competition from other forms of digital currency, or other independent factors. The process by which digital asset transactions are settled is dependent on peer-to-peer networks and is subject to operational and market risk with regard to technical vulnerabilities.
Digital assets are controllable only by the possessor of a unique private cryptographic key controlling the address in which the digital asset is held. The theft, loss or destruction of a private key required to access a digital asset is irreversible, and such private keys would not be capable of being restored by us. The loss of private keys relating to digital wallets used to store digital assets could result in the loss of the digital assets and our Company and our users could incur substantial, or even total, loss of capital. We must adapt to technological change in order to secure and safeguard client accounts. While we believe we have developed an appropriate proprietary security system reasonably designed to safeguard digital assets from theft, loss, destruction, or other issues relating to hackers and technological attack, such assessment is based upon known technology and threats.

BUSINESS
Gemini Overview
Our mission is to unlock the next era of financial, creative, and personal freedom. Gemini envisions a future where crypto will redesign the global financial system, the internet, and money in a way that provides greater choice, independence, and opportunity for all. As a trusted bridge between the traditional financial system and the emerging cryptoeconomy, we are providing access for individuals and institutions to a decentralized future that is more open, fair, and secure.
Gemini was founded in 2014 to be the most trusted, secure, and easy way to buy, sell, and store crypto assets. As of July 31, 2025, we serve approximately 549,000 MTUs and approximately 10,000 institutions in over 60 countries, with over $21 billion of assets on our platform, over $285 billion in lifetime trading volume, and over $830 billion in transfers processed on our platform. Since our founding, we have watched the overall crypto market capitalization expand from under $10 billion to over $3 trillion as users discover the onchain world.
The traditional financial system can be inherently limited. It is closed, inaccessible to many, and technologically limited in the functionality it can provide. The advent of blockchain technology has unlocked a paradigm shift in how individuals and institutions send, receive, and store value, enabling us to move financial and other digital assets with the speed and efficiency with which we move information on the internet. These trends have driven us to create a critical on-ramp into the cryptoeconomy and a secure platform for our users to access digital assets.
Our core exchange product has expanded over time to become a comprehensive platform for our users to engage with the cryptoeconomy, including a derivatives exchange, staking services, an OTC trading desk, institutional-grade custody, a NYDFS-regulated stablecoin, a U.S. credit card, and a Web3 studio for NFTs. We support a large variety of crypto assets on our platform, including bitcoin, ether, and stablecoins.
We strive to deliver a seamless user experience to both retail and institutional users:
•
Retail:   We often serve as a primary gateway for individual retail users into the cryptoeconomy. We provide a user-friendly, secure platform and mobile app for users to buy, sell, store, stake, and transfer a variety of crypto assets. Our products aim to suit the needs of beginners and sophisticated users alike.

•
Institutional:   We provide institutional investors, including asset managers, hedge funds, proprietary trading firms, and corporations with a robust and secure platform to access crypto markets. We offer advanced trading, OTC trading, and institutional-grade custody.

On the Gemini platform, a user can begin their crypto journey with $1 or $1 million and engage with our continually updated educational materials to learn about all aspects of the cryptoeconomy.
Since our founding, we have sought to adhere to high standards of security, regulation, and compliance. We operate exchanges through regulated entities in the United States and abroad. In addition, we offer digital asset custody services through Gemini Trust, a New York limited purpose trust company. All customer assets are held in full on our platform, ensuring every unit of cryptocurrency or fiat held by a user is available to the user. We hold MTLs or the statutory equivalent in all states that require such licenses so that we are able to operate in all 50 states and have direct access to fiat banking rails. We believe our early focus on security and compliance has made us one of the most trusted brands in crypto and on-ramps into the cryptoeconomy.
Our crypto-native technology stack at the core of our platform enables us to support advanced functionality and complex blockchain integrations while serving the demands of a global, 24/7/365 crypto market. Our proprietary, in-house custody solutions enable us to offer products that are both secure and easy to use.
Our commitment to utilizing and providing both leading-edge crypto technology and institutional-grade security has fueled our track record of innovation. For example, in 2016, we became the world’s first licensed exchange to list ether. In 2018, we launched one of the world’s first regulated stablecoins. In 2020, we became the first crypto exchange to support hardware security keys on mobile apps. And in 2021, we became one of the world’s first crypto asset custodians and exchanges to have completed both SOC 1 Type 2 and SOC 2 Type 2 examinations. Our product innovation and our leadership in advocating for thoughtful regulation in the space have solidified our position as an industry leader.
This approach to security, innovation, and an elegant user experience has created a powerful flywheel effect. Our product innovation and security have attracted a growing, loyal user base, which has allowed us to reinvest in new, innovative products at the forefront of a complex and rapidly growing industry. This furthers our competitive position and helps solidify us as one of the leading on-ramps into the cryptoeconomy.
Our total revenue is largely generated from transaction fees earned on volume-based trades across retail and institutional users. For the year ended December 31, 2024, transaction revenue represented 69.7% of total revenue, and our total revenue was $142.2 million, with net income (loss) of $(158.5) million and Adjusted EBITDA of $(13.2) million. For the six months ended June 30, 2025, transaction revenue represented 65.5% of total revenue, and our total revenue was $68.6 million, with net income (loss) of $(282.5) million and Adjusted EBITDA of $(113.5) million.
The Rise of the Cryptoeconomy
The traditional financial system was not built for the internet age. At its core are a set of pre-internet technologies and processes that do not work with the ease and at the speed that information moves on the internet. Conversely, our internet information systems were not built to natively secure and transfer value.
Crypto assets and blockchains have revolutionized both our financial and information systems. In 2009, the Bitcoin network launched the first crypto asset, bitcoin, a form of digital money. In doing so, it invented a new way to represent virtually any asset cryptographically, from in-game tokens and creative artwork, to sovereign currencies and traditional stocks and bonds. Blockchain networks operate with speed, functionality, and transparency that offer a step change over traditional systems and unlock entirely new global digital economies.
In the 16 years since Bitcoin’s launch in 2009, monthly active crypto addresses have grown exponentially to over 220 million in 2024, a growth trajectory similar to the early adoption of the internet:
Internet vs. Crypto Growth | Global Internet Users vs. Monthly Active Crypto Addresses (Log Scale)
Source: a16z crypto State of Crypto Report 2024 (10/16/24)
Crypto market capitalization was over $3.0 trillion as of December 31, 2024, according to CoinGecko. This global decentralized infrastructure scales and supports a diverse range of use cases today, including:
•
Globally connected, digitally-native financial networks.   Blockchain networks enable user-controlled ownership of digital assets and access to a 24/7 real-time settlement layer. Blockchain networks are capable of operating without relying on traditional financial intermediaries and are globally accessible to anyone with an internet connection.
•
Digital markets for any asset.   Tokenization holds the potential to enable almost any asset—such as currencies, commodities, financial or capital assets, or even one-of-one digital collectibles—to be represented onchain and integrated with a globally interoperable infrastructure. Tokenization makes these assets transferable, tradable, or storable in a secure and transparent ecosystem.

•
Borderless payments.   Tokenized fiat currencies such as stablecoins offer near-instant, low-cost global transfers of fiat value. By bypassing traditional intermediaries and payment systems, tokenized fiat currencies can cut fees and latency, creating an always-on cross-border payment system.

•
Interoperable financial applications and markets.   Smart contracts built on blockchain networks unlock programmable financial applications and markets (DeFi) that can be open source, auditable, and natively compatible with other applications built on the network. These smart contract protocols include decentralized asset exchanges, derivative markets, prediction markets, foreign exchange (“FX”) markets, secured lending and borrowing, automated market making, and more.

•
Networks and applications that are community owned and governed.   Blockchain networks can be governed by a broad community of stakeholders instead of a single authority. This collective ownership can foster innovative governance frameworks, where users directly influence the evolution and direction of these networks and applications.

•
Decentralized Physical Infrastructure Networks (DePin).   DePin platforms use tokenized incentives and distributed governance to coordinate the deployment, operation, and maintenance of real-world infrastructure—ranging from decentralized broadband to energy grids and computer networks.

•
AI-based value exchange.   Autonomous AI agents can leverage crypto rails to initiate, verify, and settle value transactions without human intervention. This frictionless, always-on infrastructure can enable AI-based micro-transactions and unlock new agent-to-agent value exchange.

We believe the industry today is positioned for significant growth and widespread, transformative adoption globally. This is driven by several factors, including continued regulatory milestones, such as the approval of the first spot Bitcoin exchange-traded funds (“ETFs”) in 2024; the rapid adoption of key applications, such as stablecoins and self-custodial crypto wallets; and the continued integration of crypto rails within traditional financial markets infrastructure.
Gemini sits at the center of the crypto revolution by serving as one of the few trusted bridges between the traditional financial system and the emerging cryptoeconomy.
Our Market Opportunity
We believe that the cryptoeconomy and blockchain technology have the potential to revolutionize our global financial and information systems, similar to how the internet revolutionized communication and commerce. The unique attributes of crypto and blockchain networks—including their digital format, speed in transactions, decentralization, and security features—have widespread potential use cases across a variety of markets. These include peer-to-peer payments, digital store of value, smart contracts, tokenization of real-world assets, in-game tokens, and collectible digital assets. These markets collectively represent trillions of dollars of untapped opportunity.
While we are still in the early stages of adoption, we believe that the cryptoeconomy will be embraced by billions of individuals and businesses globally in the coming decades. We have seen the market value of exchange-traded crypto assets grow from a few billion dollars at our founding in 2014, to over $3.3 trillion as of December 2024. While the total crypto market capitalization experienced significant growth in recent years, it still represents only a small fraction of the value of the global equities market, which was valued at over $100 trillion at the end of 2024. This vast difference highlights the potential for crypto as broader adoption continues to increase.
In 2024, the crypto assets sector recorded spot and futures trading volumes of over $18 trillion and $53 trillion, respectively, and the CAGR for both was over 50% from 2020 to 2024. Demonstrated growth was also seen in stablecoin activity as stablecoins settled $10.8 trillion worth of transactions in 2023, of which

$2.3 trillion were related to organic activities including payments and cross-border remittances, among others. In comparison, the payments volume for Visa alone in 2023 was $12.3 trillion.
Other use cases, such as the tokenization of financial and real-world assets, could reach a market value of up to $10 trillion by 2030. Additionally, U.S. card payments volume exceeded $9 trillion in 2024, which we view as an opportunity for our credit card offering. With an increase in adoption and emerging use cases, we believe that the total addressable market for the cryptoeconomy could expand significantly over the coming decades, and capture multi-trillion-dollar opportunities. These market opportunities represent immense untapped potential for Gemini’s growth.
We believe Gemini is in a strong position to capitalize on the growth of the cryptoeconomy. With our focus on innovation and a long history of firsts in the crypto industry, we believe our products and services can fulfill the needs of our ever-expanding user base, including as traditional financial market participants enter the space. Our objective is to drive the growth of the overall cryptoeconomy by serving all user types, both retail and institutional, across a variety of products in this emerging industry. We believe that we are still in the early stages and that Gemini is well-positioned to capture market share over the coming years.
Our Platform
Our platform is designed as a comprehensive and trusted bridge to the cryptoeconomy. It is intended to simplify and secure the process of buying, selling, storing, staking, and collecting the digital assets that power the cryptoeconomy. Our complementary set of products and services addresses core aspects of our users’ crypto journeys, whether they are sophisticated users or new entrants into the space.
Our platform centers on five core elements:
•
Learn:   Education is at the forefront of everything we do. We provide accessible and straightforward educational resources to help our users understand the intricacies of crypto assets. By leveraging our platform, users can access resources similar to those offered by traditional educational tools like NerdWallet and Investopedia but tailored specifically for the crypto landscape.

•
Invest:   Our platform empowers users to seamlessly buy and sell a wide range of digital assets through an intuitive trading experience. For more advanced traders, our Gemini ActiveTrader® tool features advanced charting and multiple order types. Users are able to seamlessly trade and monitor multiple markets simultaneously, execute sophisticated trading strategies and hedge positions in real-time. Our Gemini Derivatives offering allows users to gain directional exposure by trading perpetual contracts while managing risk and capital through cross collateralization.

•
Store:   Our highly secure custody solutions are designed to safeguard our users’ assets in offline wallets. As a fiduciary and qualified custodian, we believe the custody technology underlying our exchange and custody products is on par with that offered by traditional financial institutions. Gemini Custody is supported by a segregated wallet structure, offering institutional grade storage to users who want to custody their digital assets on a segregated basis.

•
Earn:   The Gemini Credit Card®, an innovative credit card made available by Gemini, allows users to earn and grow crypto rewards every time they swipe. By making a purchase anywhere in the world where Mastercard is accepted, crypto rewards are automatically and instantly deposited into the card holder’s Gemini account where they can then be held, traded, staked, or used however the user wishes.

•
Collect:   Nifty Gateway Studio is our full-service, digital production studio that uses onchain technologies to help creators and brands expand the reach and value of creative intellectual property to digital audiences. Nifty Gateway Studio’s immersive, social and creative experiences provide familiar ways for global consumers to access the crypto landscape, without typical barriers to entry—accepting fiat payment methods, and providing safe, custodial wallets.

The core elements of our platform are foundationally rooted in our commitment to building the most trusted brand in crypto. We believe our focus on the following pillars underpins our position as a trusted brand in crypto:

•
Licensing:   We were one of the first crypto exchanges to receive a license from the NYDFS, and we hold multiple other licenses in the U.S., Europe, and Singapore.

•
Compliance:   Our robust compliance framework includes comprehensive KYC and market surveillance processes. We conduct transaction monitoring to ensure a high level of compliance. Our staff undergoes regular BSA and AML compliance training, reinforcing our commitment to maintaining a secure and compliant platform.

•
Security:   Our infrastructure features geographically distributed Hardware Security Modules (“HSM”) supporting cold storage, as well as MPC technology. We hold certifications including SOC 1 Type 2, SOC 2 Type 2, and ISO 27001, which reflect our adherence to rigorous security standards. We are one of the world’s first crypto asset custodians and exchanges to have completed both SOC 1 Type 2 and SOC 2 Type 2 examinations.

•
Technology:   We have a team of engineers with deep crypto expertise that built our crypto native platform and continue to be at the forefront of innovation in the cryptoeconomy.

Competitive Strengths of Our Platform
A Trusted Brand in Crypto
Since our founding, we have sought to adhere to high standards of security, regulation, and compliance, which has established us as a trusted platform for both retail and institutional users. Despite the challenges inherent in operating in an industry with a substantial degree of regulatory uncertainty, we strive to proactively adhere to the standards set by regulatory authorities worldwide, and we believe we are well positioned to continue to conform to new regulatory changes globally. We hold all MTLs or the statutory equivalent in all states that require such licenses so that we are able to operate in all 50 states in the United States, and we have direct access to fiat banking rails. This foundation of trust and market leadership makes Gemini a leading platform for users seeking a regulated crypto service provider.
Relentless Commitment to our Users
Gemini’s loyal user base represents a valuable asset built on trust, security, and consistent service delivery. Our educational resources—from beginner guides to advanced market insights—empower users to make informed decisions while fostering deeper engagement with our platform. This engaged community not only provides growing revenue but we believe also serves as a powerful network for organic growth through word-of-mouth referrals.
Purpose-Built and Vertically-Integrated Platform
Gemini is a crypto-native platform that provides a highly differentiated “full stack” offering, enabling users to buy, sell, store, and stake in crypto assets on a single platform. As a new industry, the crypto market continues to be highly fragmented. Multiple providers offer specific services that make up the full user journey. Several companies focus specifically on custody, trading, stablecoins, and even rewards. Our team is made up of technologists that specialize in cryptography and blockchain technology and understand the unique security and user experience needs of crypto users.
First-Mover with a History of Innovation
We pride ourselves on continuous innovation and have a long history of pioneering new products in crypto. In 2016, we became the world’s first licensed exchange to list ether. In 2018, we released one of the world’s first regulated stablecoins. In 2020, we became the first crypto exchange to support hardware security keys on mobile apps. In 2021, we became one of the world’s first crypto asset custodians and exchanges to have completed both SOC 1 Type 2 and SOC 2 Type 2 examinations. And in 2022, we launched the Gemini Credit Card® in partnership with Mastercard to offer instantaneous crypto rewards with no annual or exchange fees—one of the only credit cards of its kind. Most recently, in June 2025, we made tokenized equities, backed 1:1 by underlying equities, available to Gemini users in the E.U. We are dedicated to remaining at the forefront of the crypto industry and strive to continually provide our users with innovative products and services.

Consistently Innovating

We've led a history of firsts

2013
Cameron and Tyler filed for the first Bitcoin Spot ETF

2014
Gemini is founded by Cameron and Tyler - offering secure, regulated crypto access

2017
We helped launch the first ever Bitcoin futures contract

2021
Independently assessed by our Big-4 independent auditor, achieving SOC 1 + SOC 2, Type 2 certifications, marking a milestone in security compliance

2022
Launched one of the world's only credit cards that offers instantaneous crypto rewards

2025
One of the first US Crypto Platforms to list Tokenized Stocks in EU

AICPA
SOC 2
TYPE2

Founder-Led and Mission Driven
Our founders, Tyler and Cameron Winklevoss, are at the center of everything Gemini does. Tyler and Cameron were early believers in the crypto movement, investing in bitcoin amounting to approximately 1% of all bitcoin in circulation over a decade ago, and they have been at the forefront of crypto innovation ever since. Our executive team has an extensive track record of founding and building successful ventures, along with operating experience at blue-chip financial services and technology firms. We believe this depth of experience gives our executive team an edge for both embracing disruptive technologies as they emerge and building a foundation of compliance and security that positions Gemini for long-term success.
Our Flywheel
Gemini’s large and loyal user base helps us improve our platform and user experience. As more users buy, sell, store, and stake different crypto assets, our platform gathers valuable insights into user preferences and behaviors. This data allows for ongoing platform optimization through tailored product development and an overall more engaging experience for users. For example, Gemini’s flagship education platform is its Cryptopedia, which provides our users with in-depth, curated articles covering a broad range of crypto topics, from blockchain fundamentals to advanced trading strategies. Insights from user behavior and platform activity help inform the development and prioritization of Cryptopedia content, allowing us to tailor educational materials to areas of user interest or need. In addition, our Crypto News newsletter leverages automated data aggregation, editorial curation, and segmentation logic to deliver timely market updates and insights tailored to users’ interests and portfolio behaviors.
We employ a variety of digital engagement practices to foster a dynamic and informative user experience. These include a dynamic, cohort-based marketing carousel within the app, personalized email and push notifications, and segmented market and price alerts, all of which are designed to inform users about the cryptoeconomy and Gemini’s product offerings, and in turn encourage deeper engagement with our platform. Certain practices, such as market and price alerts, recurring buy features, and trend-based market filters (e.g., top movers, top traded assets), may encourage users to trade more frequently, invest in different crypto assets, or explore new investment strategies. Features like empty-state designs and watchlist prompts help guide new users towards their first trading activities, while advanced order types provide tools for users to better control and time their trades without necessarily increasing their trading frequency. While these tools are designed to enhance user engagement and education, they may also influence a user’s trading behavior by encouraging broader exploration of the crypto market.

Our engaged user base further serves as the foundation of a self-reinforcing investment flywheel, enabling us to strategically allocate capital toward product development, innovation, and ecosystem expansion. By channeling user and market insights into product development, we continue to create offerings that complement and enhance the user experience with innovative products.
New products not only meet evolving user needs but also attract new users, deepen engagement and retention, and drive long-term growth. For example, Gemini users who hold the Gemini Credit Card have a higher on average LTV than those who do not, demonstrating the value of creating interconnected services. Likewise, users who set up recurring buys tend to be more loyal and consistent, with higher LTV. In turn, this contributes to increased product stickiness by fostering recurring engagement. Over 60% of our MTUs onboarded prior to 2022, which we believe exemplifies such recurring user engagement.
In this way, our engagement and investment flywheel builds sustainable momentum: a growing user base powers product expansion, which in turn drives user retention, loyalty, increased revenue, and improved unit economics—fueling further innovation and market leadership.
Our Growth Strategies
The majority of our revenue is generated through our exchange platform via transaction fees, representing 65.5% of our revenue for the six months ended June 30, 2025 and 69.7% and 61.7% of our revenue for the years ended December 31, 2024 and 2023, respectively. To grow our business, we are predominantly focused on expanding our exchange platform via increased MTUs, increased ADV and increasing the number of assets available on our platform. Outside of our organic growth strategies, we also regularly evaluate investment and acquisition opportunities that may help drive growth.
Increasing Monthly Transacting Users
To increase MTUs on our platform, we are investing in targeted retail marketing strategies, an expanded institutional sales force, international expansion, and continued product development, all while remaining obsessively focused on improving our product experience:
•
Acquire new and retain existing retail users:   We focus on multifaceted user acquisition while maintaining strong retention of our existing user base. We are implementing targeted marketing and outreach initiatives to improve sign-up and conversion rates for new retail users, and continue to differentiate ourselves with a white-glove service approach for our user experience.
•
Acquire new and retain existing institutional users:   We have a dedicated sales force that focuses on increasing the number of institutional users on our platform. We are deepening relationships with key industry stakeholders including developers, blockchain projects, and corporate partners. This includes expanding our strategic distribution partnerships with companies like VanEck and developing relationships with companies looking to hold crypto assets on their balance sheets. These strategic distribution partnerships generally involve revenue-sharing arrangements based on institutional trading volume, co-marketing efforts to jointly promote our platforms, and technology integrations that streamline user access to our services. We have a renewed focus on targeting client segments through being more present at industry conferences and events.

•
Expand internationally:   Geographic expansion into new markets and jurisdictions will further amplify our global reach, creating a robust foundation for sustained growth. Crypto is inherently global, and operates 24/7, underpinning our focus on investments in both the European and Asia-Pacific (“APAC”) regions.

•
Focus on user experience:   We believe our user experience is core to our identity and we strive for continual improvement. We regularly work to improve the quality of our orderbooks and liquidity across listed tokens, solicit feedback from users, and seek to offer superior user service at all times.

•
Develop new product offerings:   We continue to innovate and expand the depth of our product offerings to attract new users, increase retention of existing users, and drive engagement on our platform. For example, our upcoming initiatives include Gemini’s launch of event contracts, which will enable our users to trade actively-traded themes, such as economic and political events, as well embedded onchain capabilities. We also plan to introduce a self-custody smart wallet that enables access to onchain applications, including lending protocols, directly from our platform—providing users with secure passkey-based access and sponsored gas for certain transactions.

Developing New Product Offerings

GEMINI
mastercard

New Credit Card Products

Serving a wider audience with new experiences and products

$391
More than just crypto
Buy U.S Stocks. Now in the Gemini App
Balance

Tokenized U.S. Stocks

Ability to trade tokenized shares of major U.S. companies and ETFs 24/5, alongside crypto

Approve Onchain Swap
BTC
-0.027134
BONK
+141,848,680
Paying from
Exchange account
Network
Polygon
Fees
Deny
Approve

Embedded Onchain Capabilities

Support for Gemini Spend, Onchain Discovery Hub, and more

July Fed Decision
Choose a contract

Event Contracts Trading

Prediction markets for economic, financial, political, and sports forecasts

Increasing Average Daily Trading Volume
To drive increased transaction activity on our platform, we are focused on investing in exchange infrastructure improvements, expanding our derivatives offerings, and improving the synergies and usage across our products:

•
Invest in our core exchange infrastructure:   We continually invest in our core exchange infrastructure to support high-volume, real-time global operations. We support over 80 crypto tokens on our exchanges as of June 30, 2025 and continue to improve the speed and efficiency with which we onboard new assets.

•
Grow our derivatives offerings:   Gemini’s derivatives exchange allows eligible users to leverage their crypto assets to achieve long or short crypto exposure in order to manage risk, generate returns, and gain directional exposure. The exchange offers users a capital-efficient, highly available, and trusted venue to trade derivatives with no expiry on traded perpetual contracts. It is purpose-built for both individuals and institutions, and combines powerful trading tools with an elegant user experience. As of June 30, 2025, we support over 25 crypto assets for buying and selling on our derivatives exchange, and we expect that with a constantly improving product, increasing awareness, and additional listings, our derivatives platform will continue to attract more volume and users.

•
Improve the synergies and usage across products:   We anticipate that increasing the number of multi-product users will lead to increased engagement, Trading Volumes, and retention of users.

Increasing the Number of Assets Available on Our Platform.
We will continue to actively evaluate and list for support new tokens that appeal to investors for trading as well as for staking and custody. As of June 30, 2025, the Gemini platform offers over 80 different tradeable assets, of which two are available for staking in the United States. We maintain a digital asset listing and custody framework that governs the process for evaluating whether to support a digital asset for custody and/or trading, which was subject to review by, and developed in accordance with, the NYDFS. Under this framework, there are a number of factors that we consider, including, but not limited to, a digital asset’s maturity, its relative liquidity, market demand, utility (including the asset’s technical design and intended use), regulatory and legal considerations, and potential risks related to cybersecurity, illicit finance, and concentration of control. We remain committed to growing the number and type of assets on our platform as the cryptoeconomy evolves, and providing users with seamless access to the latest networks without compromising safety or reliability. Expanding the number of assets available on our platform not only impacts Trading Volume and related fees, but also custody and staking, which we believe supports overall user retention and growth.
Opportunistic Inorganic Growth
Beyond our organic growth initiatives, we also regularly evaluate investment and acquisition opportunities that may help drive growth inorganically. Gemini Frontier Fund is Gemini’s strategic venture arm focused on growing the crypto ecosystem through investment in early-stage crypto projects and startups. Gemini Frontier Fund invests broadly across all sectors, blockchain networks, geographies, and organizational structures in an effort to help foster innovation and usher in the promise of crypto. Our portfolio focuses on what we consider to be the next generation of builders and visionaries who are pushing the boundaries of what is possible in crypto.
We have also made several acquisitions in the past to bring new capabilities to our platform and will continue to thoughtfully explore new opportunities that we believe are complementary to the Gemini platform. We remain hyper-focused on building our own suite of products but are continually inspired by the innovations of others.
Our User Base
Our platform serves as a trusted bridge for users to the cryptoeconomy. We offer a comprehensive platform of exchange-based products and services and a growing number of crypto-linked products. Our platform is designed to provide a trusted, secure, and easy way to buy, sell, store, stake, and collect within the cryptoeconomy, for retail, protail, and institutional users.
Our platform is designed to meet the needs of any individual or institution that seeks to engage in crypto. As a result, we have a diverse set of users ranging from individual retail investors and sophisticated protail traders to institutional financial services companies, large corporations, and crypto developers.

As of June 30, 2025, we have approximately 523,000 MTUs on the Gemini platform. Approximately 89% of our MTUs are located in the United States, 7% are located in the Asia-Pacific region (with Singapore representing most of such MTUs), 2% are located in Europe (including non-E.U. countries), 1% are located in Latin America, and 1% are located in the Middle East and Africa. In all, Gemini presently serves users in over 60 countries across the world. For more information on the Gemini entities that serve such users, see “—Government Regulations.”
Retail Users
Our retail users are individual investors ranging from beginners to experienced investors seeking to engage in the cryptoeconomy.
Protail Traders
Protail traders are a segment of individual investors and high net worth individuals who possess deeper market knowledge, employ more sophisticated strategies, and leverage our advanced tools to engage with the market. They generally exhibit:
•
Higher Engagement:   They actively research, monitor, and adjust their portfolios rather than passively investing.

•
Use of Advanced Tools & Analysis:   They may utilize technical analysis software, algorithmic trading platforms, or other specialized resources more commonly associated with professional investors.

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Greater Market Awareness:   They stay updated on trends, regulatory changes, and industry news to inform their investment decisions.

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Intermediate to High Trading Volume:   While not always matching large institutions, their Trading Volume often exceeds that of casual retail investors.

Overall, protail traders bridge the gap between typical retail users and institutional users, bringing a blend of retail accessibility and near-professional expertise.
Institutional Users
Our institutional users include:
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Financial Institutions:   Banks, broker-dealers, hedge funds, family offices, and other financial services and financial technology (“Fintech”) firms exploring cryptocurrency offerings for their customers or for their own investment purposes.

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Fund Issuers:   Asset managers and investment firms looking to launch cryptocurrency-based investment products such as ETFs, mutual funds, or trusts. These entities require a reliable, security-focused exchange to facilitate large-scale cryptocurrency transactions and provide custodial services for their funds’ digital assets.

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Corporates:   Large public and private corporations interested in adding crypto assets to their balance sheets as a treasury reserve asset or exploring blockchain technology for their operations. These companies need a trusted platform to execute large transactions and securely store their digital assets.

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Crypto Developers and Projects:   Teams and foundations building on blockchain technology who need exchange and custody services to manage their token economies or access liquidity for their projects.

Go to Market
We pursue a multifaceted go-to-market strategy centered on expanding and retaining our global user base, enhancing product depth, and fostering industry partnerships. We combine targeted retail marketing, institutional outreach, international expansion, and proactive product development, all underpinned by our commitment to a secure and seamless user experience.

Expanding and Engaging Our User Base
Our growth combines digital channels including social media, search optimization, and user referrals with out-of-home brand campaigns like “Go Where Dollars Won’t.” We strategically allocate our marketing budget between brand awareness and performance marketing channels, ensuring both broad market presence and efficient user acquisition. To strengthen relationships with institutional customers and cultivate high-net-worth partnerships, we maintain a presence at key industry conferences and events.
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Targeted Retail Marketing:   We deploy a blend of brand campaigns, performance marketing, and user education to reach new audiences and boost conversion. Our referral and rewards-based programs also encourage organic growth by leveraging existing users as ambassadors.

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High-Touch Institutional Engagement:   A dedicated sales team and active conference presence help us deepen relationships with financial institutions, fund issuers, corporate treasuries, and developers. We emphasize white-glove service, addressing the complex needs of entities exploring crypto for balance sheet management, investment products, or technological innovation.

•
International Growth:   By extending our operational footprint into key global markets, we aim to serve the inherently borderless nature of crypto. In particular, our international expansion plans have focused on obtaining our newly-issued MiCA and MiFID licenses in the E.U., converting the in-principle approval that we obtained from the Monetary Authority of Singapore into a full Major Payments Institution license, offering derivatives products to U.K. high net worth individuals, offering tokenized equities to Gemini users in the E.U., establishing licensed spot and derivatives exchanges in Australia, and establishing licensed spot and derivatives exchanges in Bermuda (intended to serve international users not residing in a jurisdiction where we have a regulated entity). Our international expansion plans, including the timing thereof, are still being formulated and are uncertain, with the predominant factors guiding such expansion including a region’s competitive and regulatory landscape, crypto adoption rates, and unique opportunities that arise. Gemini’s intended expansions into Europe and APAC align with the 24/7 trading environment and broaden our reach to users worldwide.

Strategic Partnerships
We believe our strategic alliances serve as efficient channels for user acquisition and product distribution. Collaborations with financial and technology leaders, such as Mastercard, extend our reach to new user segments and enable us to provide a seamless on-ramp for fiat-to-crypto transactions. We also engage with asset management firms, Fintech companies, and crypto-native organizations to integrate our platform within traditional financial workflows and emerging digital ecosystems.
Collaborations with established financial players and blockchain innovators are intended to extend our distribution channels and strengthen our position as a trusted bridge to the cryptoeconomy.
Product Innovation and Service Excellence
•
Continuous Asset Evaluation:   We regularly assess market interest in new tokens, balancing investor demand with regulatory and security considerations. By adding promising digital assets for trading, custody, or staking, we aim to keep pace with market trends and foster ongoing user engagement.

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Enhanced Retail Products:   Building on products like our credit card, we seek to provide new market participants with an intuitive, low-friction way to begin investing in digital assets. This approach is also designed to provide additional touchpoints and introduce users to broader crypto features.

•
User-Centric Innovation:   Through frequent user feedback and platform enhancements, we strive to deliver a best-in-class experience for both seasoned traders and newcomers, with the goal of driving higher engagement and retention.

Referral Programs and Cross-Sell Opportunities
We view peer referrals as a powerful driver of our retail user growth. We are enhancing our referral initiatives by extending them to our crypto rewards credit card. Cross-selling opportunities align with our broader strategy of introducing users to crypto through everyday spending, which we believe encourages deeper engagement with our platform’s exchange, staking, and other product offerings.
Our go-to-market strategy is designed to sustain Gemini’s user growth while reinforcing our reputation for security, regulatory rigor, and innovation. By balancing retail and institutional priorities, expanding our product suite, and maintaining high quality service, we believe we are well-positioned to capture the ongoing global adoption of digital assets.
Our Products and Services
Our platform serves as a bridge for users to cryptoeconomy and onchain applications. We offer a comprehensive platform of exchange-based products and services and a growing number of crypto-linked products. Our platform is designed to provide a trusted, secure, and easy way to buy, sell, store, stake, and collect within the cryptoeconomy, for both retail and institutional users.
Our diversified product platform includes:
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Exchange:   Our platform empowers users to seamlessly buy and sell a wide range of crypto assets through an intuitive trading experience, comparable to traditional brokers and exchanges. The Gemini Exchange® is designed with a simple, user-friendly interface that users can use to navigate the market with confidence. For more advanced traders, our Gemini ActiveTrader® product features advanced charting and multiple order types for more complex trading needs. Within ActiveTrader is our Gemini Derivatives offering, which allows users to achieve long or short crypto exposure in order to manage risk, generate returns, and gain directional exposure by trading perpetual contracts and manage risk and capital through features such as cross collateral.

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The Gemini Instant Liquidity Provider (“GILP”) facilitates the execution of instant orders on our exchange platform. When a user initiates an order, GILP provides a firm quote that is sourced from our Central Limit Order Book, developed using our own proprietary technology. We accept orders on behalf of users using standard price and time priority. When users’ orders match on our exchange, the transaction is immediately settled and the settled assets are available to users for trade or withdrawal.

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Our exchange platform is offered to users on both mobile and web where we offer two modes, Gemini and Gemini ActiveTrader. We also offer a broad range of WebSocket, REST and FIX application programming interfaces that allow users to connect to our platform and power real-time data streaming and automated, high speed trading capabilities for both retail, protail, and institutional customers. These user interfaces are available to all users (with exception of FIX), however, our Gemini products are aimed at our retail users and our ActiveTrader product is more appropriate for more sophisticated trading strategies employed by institutions and protail traders.

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OTC:   Alongside our exchange offerings, Gemini electronic OTC (“eOTC”) and voice OTC present users with an over-the-counter trading platform built for a seamless trading experience that is either automated (eOTC) or conducted over the phone (voice OTC). Our OTC offerings provide real-time visibility into changing asset prices as well as the status and execution details of placed orders. Large-scale orders may be placed through Gemini eOTC or voice OTC for immediate execution while incurring minimal transaction costs. Trading is accompanied by delayed net settlement, maximizing capital efficiency. Pricing is sourced from the top liquidity providers for tight spreads and deep liquidity. When an order is placed, it is executed using the best price across those providers, ensuring optimal price execution.

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Custody:   Security is paramount when it comes to digital assets. We provide highly secure custody solutions that safeguard our users’ assets. As a qualified custodian we believe our custody services are on par with those offered by traditional financial institutions. Our secure custody infrastructure features geographically distributed HSM supporting cold storage with advanced multi-signature technology, as well as MPC technology. We hold certifications including SOC 1 Type 2, SOC 2 Type 2, and ISO 27001, which reflect our adherence to rigorous security standards. Gemini is one of the world’s first crypto asset custodians and exchanges to have completed both SOC 1 Type 2 and SOC 2 Type 2 examinations.

Custody
$1,073,188.37
Assets
Transfer history
Staking
$187,013.41
Average APR
3.97%
Rewards
+$6,909.32
Staked Assets
Ether
$116,839.16
Polygon
$70,174.25
Solana
4.32% APR

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Stablecoin:   Gemini dollar (GUSD) is our U.S. dollar-backed stablecoin, which combines the creditworthiness and price stability of the U.S. dollar with the speed and efficiency of cryptocurrency to create a digital representation of cash that can be used to interact with the cryptoeconomy. GUSD, one of the world’s first regulated stablecoins, has been fully regulated by the NYDFS since 2018. Every GUSD in circulation is backed on a 1:1 exchange basis—with no conversion fees—using cash or cash equivalents held across bank accounts, money market funds, and U.S. Treasury bills. The NYDFS has issued public guidance, dated June 8, 2022, describing its supervisory expectations for NYDFS-regulated stablecoin issuers, including that stablecoins issued under NYDFS supervision be fully backed by a reserve of assets consisting only of short-term U.S. Treasury bills, specified reverse repurchase agreements, government money-market funds, and deposit accounts at U.S. depository institutions; that stablecoin issuers adopt clear, conspicuous redemption policies that confer on any lawful holder a right to redeem stablecoins at par in a timely manner; and monthly and annual attestation as to the stablecoin issuer’s reserves and compliance policies. Reserve asset attestations are published monthly by an independent registered accounting firm and our investment of reserve funds are ultimately overseen by our Chief Financial Officer, with certain operational functions performed by the Treasury team in consultation with the Legal Team.

6:26
Gemini dollar
GUSD
$1.00
Stability and trust
GUSD is your stable 1:1 USD partner, backed by transparent monthly audits for trust.
About Gemini dollar
Gemini dollar (GUSD) is a stablecoin backed by the US dollars. It combines the creditworthiness and price stability of the U.S. dollar with the technological advant...
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Staking:   We offer innovative ways for our users to grow their crypto holdings and participate in blockchain networks. With Gemini Staking, both retail and institutional users are able to accrue rewards by delegating their crypto assets to staking pools that participate in validating transactions on proof-of-stake networks. With Gemini Staking, users can currently stake ether (ETH), solana (SOL), and polygon (MATIC) with no minimum amount, and rewards determined by the applicable network and shared proportionally among participants. We deduct a 15% fee from rewards earned through Staking. Staking is currently available to users in the United States (excluding New York) and in more than 30 other regions around the world. In addition, our Staking Pro service is also available to users in the United Kingdom, and offers access to dedicated Ethereum validators with a 32 ETH minimum and applies a 15% agent fee that is deducted in-kind from earned rewards.

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Credit Card:   We have partnered with WebBank and Mastercard to offer an industry-leading crypto credit card, The Gemini Credit Card®, which allows users to earn crypto rewards on every purchase. Rewards are available in bitcoin, ether, solana, and over 50 other crypto currencies offered on Gemini. Crypto rewards are instantly deposited into the user’s Gemini account when the purchase occurs, so users can immediately gain market exposure to the crypto asset. This serves as a way for consumers to invest in bitcoin and other crypto assets without changing their existing spending behavior. Cardholders are also not subjected to any trading fees that typically would accompany crypto purchases. As of July 31, 2025, there are over 70,000 cards issued and open, with over $1.4 billion in lifetime transaction volume and $104.0 million in total receivables, and for the six months ended June 30, 2025, we had over 23,000 Card Sign-Ups. In 2024, the Gemini Credit Card facilitated over $375 million in transaction volume while distributing over $5.5 million in crypto rewards.

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Collect:   Nifty Gateway Studio is our full-service, digital production studio that uses onchain technologies to help creators and brands expand the reach and value of creative intellectual property to digital audiences. Nifty Gateway Studio’s immersive, social and creative experiences provide familiar ways for global consumers to access the crypto landscape, without typical barriers to entry—accepting fiat payment methods, and providing safe, custodial wallets. Before NFTs are listed for primary sale on our marketplace, we review creators and submitted content to confirm compliance with the Nifty Gateway Terms of Use, including verification that content does not infringe third-party rights or applicable legal standards. We do not play a role in setting prices for NFTs listed on our secondary marketplace, where owners independently set resale prices, although we may highlight certain NFTs for visibility through features like our discovery page.

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We monetize our comprehensive product and service offerings in a diversified way:
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Transaction Fees:    Over the period of the six months ended June 30, 2025, average monthly retail exchange fees ranged from 1% to 1.3% depending on the mix of retail volume by trade channel. Institutional exchange fees ranged from 0.02% to 0.03% for the same period. Over the period of 2024, average monthly retail exchange fees ranged from 1% to 1.4% depending on the mix of retail volume by trade channel. Institutional exchange fees ranged from 0.03% to 0.05% over the same period. For the year ended December 31, 2024, we generated $95.8 million and $2.4 million in transaction revenue from our exchange and OTC platform, respectively. For the six months ended June 30, 2025, we generated $43.8 million and $0.7 million in transaction revenue from our exchange and OTC platform, respectively.

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Assets Under Custody Fees:   As of June 30, 2025, our annualized custody fees were 0.1% of assets held in custody in our Gemini Custody product.

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Interest Income:   We earn interest revenue on user custodial USD balances and GUSD reserves backing our stablecoin. As of June 30, 2025, the blended interest rate on USD and GUSD reserves was approximately 1.8% and 1.2%, respectively. Our average monthly interest rate ranged from 1% to 2% over the six months ended June 30, 2025, depending on the mix of assets held across transactional and investment accounts.

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Withdrawal Fees:   We earn withdrawal fees when users withdraw fiat via wire or crypto assets from the platform. We generated $1.0 million, $4.2 million and $2.9 million in withdrawal fees for the six months ended June 30, 2025, and the years ended December 31, 2024 and 2023, respectively.

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Credit Card-Specific:   Our Credit Card product generates interchange revenue on transaction volume, as well as interest and fees. As of June 30, 2025, APRs range from 17.24% to 29.25% for the Gemini Credit Card on revolving balances, and interchange revenue was approximately 2.1% on transaction volume. As of June 30, 2025, the Gemini Credit Card has generated $1.3 billion in lifetime transaction volume and $93.5 million in total receivables.

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Nifty Gateway Studio-Specific:   We earn fees on both primary and secondary NFT sales. For the six months ended June 30, 2025, the blended effective transaction fee on Nifty Gateway was 15.1% of transaction volume. As of June 30, 2025, Nifty Gateway has generated $769.4 million in lifetime gross sales.

Technology and Data
Security is at the forefront of our operations. Our infrastructure features geographically distributed HSM supporting cold storage with advanced multi-signature technology, as well as MPC technology. We hold certifications including SOC 1 Type 2, SOC 2 Type 2, and ISO 27001, which reflect our adherence to rigorous security standards. Gemini is one of the world’s first crypto asset custodians and exchanges to have completed both SOC 1 Type 2 and SOC 2 Type 2 examinations.
At Gemini, data is a core competency that drives decision-making and innovation across the organization. Our management and IT teams regularly utilize our enterprise analytics tool to extract valuable insights and optimize operations.
In marketing, a proprietary attribution model informs strategic decisions around promotional offers and media spend, ensuring efficient allocation of resources. Our product teams rely on onboarding analytics to refine product development and enhance the user experience, driving engagement and satisfaction.
In user support, our chatbot, which is powered by advanced large language models and currently available to U.S. mobile app users, delivers immediate, effective assistance while significantly reducing the workload on human agents. Support tickets generated through these interactions are processed by an internal generative AI system, which produces daily and weekly summary reports. These reports provide actionable insights that guide product improvements and further optimize user interactions.
Gemini also prioritizes safeguarding financial transactions through sophisticated ACH fraud modeling. Our models address potential ACH returns such as R01 (insufficient funds) and R10 (unauthorized transactions or unknown originators). These models assess transaction risk in real time on our exchange platform, leveraging historical user data and third-party vendor data (e.g., Plaid) to identify patterns of fraudulent and benign transactions. We believe that this proactive approach has significantly helped mitigate losses associated with fraudulent ACH activity and enhanced platform security.
Research and Development
Providing our users with the best possible user experience drives everything we do. Since our inception we have been at the forefront of innovation in the cryptoeconomy, and we have built a leading engineering team that includes a blend of crypto-native backgrounds as well as traditional finance backgrounds. As of June 30, 2025, approximately half of our employees were technical staff, consisting of engineers, cryptographers, and others whose roles center around enhancing and maintaining the Gemini technology stack and platform.
We are obsessed with creating the best experience and most efficient journeys for our users. We are focused on continuing to improve our onboarding experiences, removing friction at each step of the process, from signing-up to ultimately placing a first trade.
Our core crypto-native technology stack, which includes our exchange and custody services, is proprietary. This ownership allows us to be nimble and make improvements quickly. We are excited to be launching our MPC technology stack in the near term, which we believe will increase our flexibility going forward and help us to meet our regulatory requirements across different jurisdictions. Moving forward, we remain focused on expanding our capabilities to enhance the Gemini user’s experience. Enhancements with self-custody wallets, staking, and increasing the number of available tokens are key priorities as we continue to push forward.
Competition
The crypto industry is fragmented and evolving rapidly. Gemini has been at the forefront of innovation in the industry since our inception and we distinguish ourselves through our commitment to compliance with applicable regulations, high quality user experience, and leading product innovation.
As a diversified crypto platform, we primarily face competition from players across the crypto-native and Fintech landscapes that offer similar comprehensive, diversified crypto platforms including exchange, custody, staking, and other crypto-related products. These include Coinbase and Robinhood, among others.

There are also other crypto-native and Fintech companies that we compete with across individual products or services. For example, Circle offers a stablecoin that may compete with GUSD and OpenSea operates an NFT marketplace that may compete with Nifty Gateway Studio. We do not view these companies as our primary competition given their narrower, oftentimes singular, product focus.
We believe that the primary competitive factors in our industry include:
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Breadth of products and services that meet the needs of crypto users

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Crypto-native, vertically-integrated technology platform

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Secure custody solutions

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Investment in regulatory compliance and operating licenses

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Ease of use and accessibility of products

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Investment in innovation to drive new products and services

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Durability through market cycles

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Deep crypto talent and expertise

The cryptoeconomy is rapidly growing and we expect that we will face competition from new entrants in the future that may increase competition in the markets in which we operate.
Intellectual Property
The protection of our brands, technology and intellectual property is an important aspect of our business. We protect our intellectual property, including our brands, through a combination of trademarks, patents, copyrights, trade secrets, contractual provisions, confidentiality procedures and non-disclosure agreements.
As of June 30, 2025, we owned 68 issued utility patents and had 76 pending utility patent applications (64 filed utility patent applications and 12 to-be-filed patent applications), and owned one issued design patent and had 10 pending design patent applications in the United States. As of June 30, 2025, we owned 284 issued trademarks registrations and had 65 pending trademark applications across the United States and certain other jurisdictions. These registrations are effective for varying periods of time and may be renewed periodically provided that we comply with all applicable renewal requirements, including, where necessary, their continued use in the applicable jurisdictions. We continually review our development efforts to assess the existence and patentability of new intellectual property and, to the extent they would be beneficial to our business and cost-effective, we intend to continue to file additional patent applications with respect to our technology and trademark applications with respect to our brands.
In addition to the above, we have registered several domain names, including www.gemini.com. We also enter into, and rely on, confidentiality and proprietary rights agreements with our employees, consultants, contractors and business partners to protect our trade secrets, proprietary technology and other confidential information. We further protect the use of our proprietary technology and intellectual property through provisions in both our user terms of use on our website and in our agreements with service providers.
Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology. For additional information regarding risks related to our intellectual property, see “Risk Factors—Risks Related to Intellectual Property.”
Culture and Employees
We foster a high-performance culture based on merit. Gemini is a place where hard-working problem-solvers and creative builders thrive. Our core values emphasize long-term thinking, an ownership mentality, and working collaboratively with a security- and compliance-first mindset. We prioritize curiosity, continuous learning, and encouraging team members to push boundaries while maintaining our commitment to regulatory compliance and risk management. This approach fosters a beginner’s mind and a shared, crypto-native vision for building the decentralized future. Our talent pool is comprised of professionals from leading technology and financial institutions, providing the comprehensive skill set needed to drive innovation in the cryptoeconomy. We believe our team’s track record of building scalable, distributed software systems, navigating complex regulatory environments, and delivering innovative products positions us strongly for continued growth.
As of June 30, 2025, we had approximately 700 employees globally.
Facilities
Our principal executive offices are located in New York, New York. In addition to our New York office, we have additional offices located in London, Singapore, Miami, and Seattle. We lease or rent each of our offices.
We institute a hybrid mode of work that allows a combination of remote work and work from the office tailored to the needs and circumstances of each office and team. We believe that our facilities are adequate to meet our current needs, and that, should we need additional physical office space, suitable additional space will be available in the future.
Legal Proceedings
We are subject to claims and lawsuits in the ordinary course of business, including arbitrations, class actions and other litigation, some of which include claims for substantial or unspecified damages. In addition, we operate in a highly regulated industry and many aspects of our business involve substantial risk of liability, and we are regularly the subject of actions, inquiries, investigations, examinations and proceedings by regulatory and other governmental agencies. The outcomes of the legal and regulatory matters discussed in this section are inherently uncertain and some of these matters may result in adverse judgments or awards, including penalties, injunctions or other relief, and we may also determine to settle a matter because of the uncertainty and risks of litigation. Litigation is inherently uncertain, and any judgment entered against us, or any adverse settlement, could materially and adversely impact our business, financial condition, operating results and cash flows. Unless otherwise noted below with respect to a specific matter, we are unable to provide a reasonable estimate of any potential liability given the uncertain nature of litigation and the stage of proceedings in these matters. With respect to all other matters not disclosed below, based on current information, we do not believe that such matters, individually or in the aggregate, would have a material adverse impact on our business, operating results, financial condition, or cash flows.
Earn-Related Litigation
As part of an optional digital asset lending program (“Earn”), we introduced certain of our users to an unrelated company, Genesis, which agreed to pay interest on digital assets lent by our users who opted to participate in this program (“Earn Users”). The Earn program began in February 2021 and ended in November 2022 when Genesis halted redemptions. Genesis filed for bankruptcy in January 2023. Approximately 232,000 Earn Users lost access to approximately $1.05 billion in digital assets as of the date of this bankruptcy. On April 19, 2024, the bankruptcy court presiding over the Genesis bankruptcy approved a global settlement between Genesis, Gemini, and other creditors. Pursuant to this settlement, Earn Users received a coin-for-coin recovery of all digital assets held in the program. For example, an Earn User who had 1 bitcoin in the program (worth approximately $21,000 at the time of the bankruptcy) recovered 1 bitcoin at the time of distribution (worth more than three times the January 2023 value). This settlement was funded by a combination of (a) more than $1 billion in collateral procured by Gemini for the benefit of Earn Users, (b) assets from the Genesis bankruptcy estate, and (c) a substantial contribution by Gemini. The notional value of the digital assets distributed to Earn Users pursuant to this settlement was approximately $2.18 billion—more than twice the value of the assets at the time Genesis filed for bankruptcy.
The following actions involving our subsidiary, Gemini Trust, were initiated in connection with the Earn lending program.

Gemini Trust has been named a defendant in a civil lawsuit brought by the SEC. The SEC alleges that the Earn program involved the sale of unregistered securities. Gemini Trust is in the process of defending this action and believes that it has substantial defenses available to it. On April 2, 2025, the court ordered a 60‑day stay of the case, as requested by the parties, to explore a potential resolution, which stay was recently extended until September 15, 2025. Genesis, which was also named in this complaint, entered into a settlement with the SEC.
On February 28, 2024, Gemini Trust entered into a consent order with the NYDFS, the focus of which was safety and soundness issues related to the Earn program. The consent order also resolved other issues relating to governance and historical non-core compliance matters. In material part, Gemini Trust agreed to pay a $37 million civil monetary penalty, make an initial contribution of $40 million toward Earn Users’ recovery in the Genesis bankruptcy, and ensure that Earn Users received a full in-kind recovery. On May 29, 2024, Earn Users received approximately $2.18 billion of their crypto assets in kind, or approximately 97% of the total assets owed by Genesis, as part of a stipulated settlement reached between the relevant parties. To expedite closure, on June 20, 2024 Gemini Trust distributed to Earn Users the remaining approximately 3% of in-kind assets, worth approximately $50 million at the time of the settlement.
In October 2023, the New York Attorney General (the “NYAG”) named Gemini Trust as a defendant in a civil lawsuit filed in New York state court alleging violations of New York’s Martin Act. The other defendants in this action are Genesis, two affiliated Genesis debtors, Digital Currency Group, Inc. (“DCG”), Michael Moro, and Barry Silbert (collectively, the “Genesis Parties”). The NYAG complaint alleged as against the Genesis Parties, but not as against Gemini Trust, a criminal scheme to defraud and a criminal conspiracy, including whereby Gemini Trust was a victim of the Genesis Parties’ scheme to defraud. Gemini Trust settled with the NYAG on June 14, 2024 pursuant to a consent order in which it neither admitted nor denied liability. We agreed to contribute approximately $50 million toward the full coin-for-coin recovery, as described above, but did not pay any civil monetary penalty.
Four class action cases were previously filed against Gemini Trust, including three that also named our co-founders, in connection with the Earn program. All were ordered to arbitration. Three of these class actions were dismissed in court before arbitrations commenced. The remaining class action was dismissed in arbitration.
On July 7, 2023, Gemini Trust filed a complaint against DCG and its CEO, Barry Silbert (“Silbert”). The complaint alleged fraud by DCG and Silbert in inducing Earn Users to lend digital assets to its subsidiary, Genesis, as part of the Earn program. As a result of the settlement in Genesis’ bankruptcy proceedings discussed above, Gemini Trust agreed to assign its claims against DCG and Silbert to the bankruptcy estate. Pursuant to this agreement, Gemini Trust dismissed its complaint on May 15, 2025, and the bankruptcy estate filed a new complaint shortly thereafter.
Other Ongoing Litigation
In 2024, Gemini Trust began receiving pre-filing arbitration demands from Earn Users claiming that they are entitled to interest on the digital assets that they loaned to Genesis as part of the Earn program. As of the date of this prospectus, approximately 109 arbitrations have been initiated with the arbitration provider, National Arbitration and Mediation (“NAM”). Consistent with NAM’s rules, Gemini Trust has agreed to participate in 15 “bellwether” arbitrations and all other matters have been stayed pending the outcome of these arbitrations. On July 24, 2025, all of the claims in two of the bellwether arbitrations were dismissed, with the arbitrator finding that the Genesis bankruptcy settlement and Earn user agreement barred the claims relating to interest.
Greene v. Prince, Marquez, Laura, Hill, and Gemini Trading, LLC is a putative securities class action filed in the United States District Court for the District of New Jersey on February 28, 2023 related to a defunct digital asset yield program run by a separate company, BlockFi, for which Gemini Trust served as the digital asset custodian. Greene does not correctly name a Gemini entity, and no Gemini entity has been properly served. A motion to approve a class action settlement of the matter is pending, which we believe will resolve the matter in full. If litigation continues, and if a correct Gemini entity is named as a defendant and served with process, we intend to vigorously defend the matter, as Gemini Trust was not directly involved in BlockFi’s operation of its yield program.

National Association of Consumer Advocates v. Gemini Trust Company, LLC is an action for injunctive and declaratory relief filed in the Superior Court of the District of Columbia on June 26, 2024. The plaintiff is a consumer organization that claims that the Gemini User Agreement contains terms that violate EFTA and that such violations further violate D.C. consumer protection statutes. The complaint seeks only declaratory and injunctive relief. The complaint does not seek damages or other monetary relief. The matter is in its preliminary stages, and the Company is unable to predict the outcome at this time.
Other Past Litigation
Gemini Trust was the subject of a lawsuit that the CFTC filed in the Southern District of New York (“SDNY”) on June 2, 2022. Gemini Trust and the CFTC settled the matter by means of a consent order that was filed on January 6, 2025. In material part, the consent order states that Gemini Trust violated Section 6(c)(2) of the Commodity Exchange Act by making certain statements to CFTC staff that Gemini Trust reasonably should have known were false or misleading, and Gemini Trust also failed to disclose certain facts needed to make its statements not false or misleading. Without admitting or denying liability, Gemini Trust agreed to pay a $5 million civil monetary penalty and to be permanently enjoined from making false or misleading statements or omitting to state material facts to the CFTC.
On June 6, 2022, a complaint was filed against Gemini Trust in the SDNY by IRAF arising from an early 2022 breach of IRAF’s systems by a malicious third party and subsequent theft of crypto assets of IRAF’s users stored on the Gemini platform. The matter was compelled to arbitration. On March 14, 2024, the arbitrator ruled that the losses were the result of IRAF’s failures and that Gemini was not liable for any of the IRAF losses.
Relatedly, approximately 141 customers of IRAF brought approximately 49 arbitrations against Gemini Trust. They alleged a variety of claims, including violations of EFTA, and sought damages in the amount of their stolen funds, as well as punitive damages and attorney’s fees and costs. Gemini Trust resolved these claims with settlements valued at approximately $4 million. In connection with the prosecution of one of the individuals involved in the IRAF theft, the government recovered certain digital assets. Gemini recently filed a remission petition seeking the return of more than $9 million.
Government Regulations
We operate globally in a complex and rapidly evolving regulatory environment and are subject to a wide range of laws and regulations enacted by U.S. federal, state, local, and foreign governments and regulatory authorities. Since our inception approximately ten years ago, we have worked with regulatory stakeholders and lawmakers around the world to help shape thoughtful regulation that fosters both consumer protection and innovation. We have spent considerable time applying for and becoming licensed and regulated in various jurisdictions across the world.
Gemini’s platform operates in the United States through Gemini Trust, which is primarily regulated by NYDFS, and Gemini Moonbase, which is regulated by various regulators, including Florida’s Office of Financial Regulation. We hold MTLs or the statutory equivalent in all states that require such licenses so that our platform is able to operate in all 50 states, and both entities are also registered with FinCEN as money services businesses. In addition, Gemini Trust is chartered as a limited purpose trust company by NYDFS, which requires it to meet stringent capital requirements as well as applicable requirements of the New York banking law and BitLicense regulations. As of June 30, 2025, approximately 89% of our MTUs are located in the United States.
Gemini serves users located in the United Kingdom through two London-based entities: Gemini Intergalactic UK, Ltd. (“GIUK”) and Gemini Payments UK, Ltd. (“GPUK”). GIUK is Gemini’s exchange in the United Kingdom and is supervised by the Financial Conduct Authority (“FCA”). GPUK offers e-money issuance and e-money redemption in the United Kingdom, and is licensed as an electronic money institution by the FCA. As of June 30, 2025, less than approximately 1% of our MTUs are located in the United Kingdom.
In the European Union (“E.U.”), Gemini serves users through two Dublin-based entities: Gemini Intergalactic Europe Limited (“GIEL”) and Gemini Payments Europe Limited (“GPEL”). GIEL operates an exchange that is a registered Virtual Asset Service Provider (“VASP”) with the national competent authorities in Ireland (Central Bank of Ireland), France (Autorité Des Marchés Financiers), Italy (Organismo Agenti e Mediatori), Greece (Hellenic Securities Market Commission), and Spain (Bank of Spain). GPEL is authorized and regulated by the Central Bank of Ireland as an electronic money institution. On August 20, 2025, the MFSA granted Gemini Intergalactic EU, Ltd. (“GIEU”) a MiCA license. Users served by GIEL will have been migrated to GIEU, which will serve all of our E.U. users moving forward. In addition, Gemini E.U. holds a MiFID license issued by the MFSA.
Gemini serves users in Singapore through Gemini Digital Payments Pte. Ltd., which has obtained in-principle approval for a spot license (Major Payments Institution) from the Monetary Authority of Singapore. As of June 30, 2025, approximately 5% of our MTUs are located in Singapore.
Our Australian entity, Gemini Intergalactic Australia, Pty Ltd, is registered with the Australian Transaction Reports and Analysis Centre (AUSTRAC) to provide digital currency exchange services in Australia. We expect to launch our services in Australia in the fourth quarter of 2025.
The laws and regulations to which we are subject, including those pertaining to digital assets, are rapidly evolving. Therefore, we monitor these areas closely and invest significant resources in our legal, compliance, product, and engineering teams to ensure our business practices evolve to help us comply with the current laws, regulations, and legal standards to which we are subject, as well as changes in interpretations thereof and additional laws, regulations, and legal standards that are introduced in the future. For additional information relating to regulation and regulatory actions, see “Risk Factors—Risks Relating to Regulatory and Legal Matters” and “—Legal Proceedings.”
Anti-Money Laundering and Counter-Terrorist Financing
We are subject to various AML and counter-terrorist financing laws, including the BSA in the United States, and similar laws and regulations abroad. In the United States, as a money services business registered with FinCEN, the BSA requires us to among other things, develop, implement, and maintain a risk-based AML program, provide an AML-related training program, report suspicious activities and transactions to FinCEN, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our users. In addition, the BSA requires us to comply with certain customer due diligence requirements as part of our AML obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify a customer’s identity. Many states and other countries impose similar and, in some cases, more stringent requirements related to AML and counter-terrorist financing. We have implemented a compliance program designed to prevent our platform from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists promulgated by OFAC and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing risks associated with money laundering and terrorist financing. AML regulations are constantly evolving and vary from jurisdiction to jurisdiction. We continuously monitor our compliance with AML and counter-terrorist financing regulations and industry standards and implement policies, procedures, and controls in light of the most current legal requirements.
Money Transmission, Stored Value, and Virtual Currency Business Activity
Gemini’s platform operates through Gemini Trust and Gemini Moonbase in the United States. Gemini Trust is a New York-based limited purpose trust company whose primary prudential regulator is the NYDFS. Gemini Moonbase is based in Florida and operates pursuant to MTLs, and is regulated by Florida’s Office of Financial Regulation and other state regulators. Both entities are registered with FinCEN as money services businesses. Until 2025, Gemini Trust served as our primary digital asset custodian and exchange, serving all domestic U.S. users. In early 2025, we began transitioning most domestic U.S. users to Gemini Moonbase. Gemini Trust continues to serve users in New York and users requiring their assets to be custodied by a qualified custodian, as well as users located in Idaho, which requires digital asset exchanges to operate with a trust charter. We intend for Gemini Moonbase to serve all of our other domestic U.S. users, including those residing in the District of Columbia and Puerto Rico. However, at present, Gemini Moonbase holds MTLs or is otherwise authorized to operate in 43 of 50 states. Therefore, our users in

Kentucky, Louisiana, Nebraska, New Jersey, Ohio, Tennessee, and Texas will be served by Gemini Trust until Gemini Moonbase obtains MTLs in these jurisdictions.
Gemini Trust and Gemini Moonbase are each subject to, among other things, affiliate transaction limitations, notice and reporting requirements, restrictions and requirements with respect to the investment of user funds and use and safeguarding of user funds and digital assets, user notice and disclosure requirements, and applicable reporting and recordkeeping requirements. State licensing laws also cover matters such as regulatory approval of controlling stockholders, directors, and senior management of the licensed entity.
Electronic Money and Payment Institution
We serve our U.K. and E.U. users through GPUK and GPEL, which are Electronic Money Institutions authorized by the FCA and the Central Bank of Ireland. We comply with rules and regulations applicable to the European financial services industry, including those related to funds management, corporate governance, AML, disclosure, reporting, and inspection. We are, or may be, subject to banking-related regulations in other countries now or in the future related to our role in the financial industry.
Economic and Trade Sanctions
We are required to comply with economic and trade sanctions administered by the United States, the E.U., relevant E.U. member states, and other jurisdictions in which we operate. Economic and trade sanctions programs administered by OFAC and by certain foreign jurisdictions prohibit or restrict transactions to or from (or dealings with or involving) certain countries, regions, governments, and in certain circumstances, specified individuals and entities such as narcotics traffickers, terrorists, and terrorist organizations, as well as certain digital currency addresses. See “Risk Factors—Risks Relating to Regulatory and Legal Matters—As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and AML.”
Securities
Determining whether a specific digital asset is a security or sold in a securities transaction under U.S. law has been historically complex and continues to remain subject to considerable uncertainty. The decisions of federal courts addressing such questions are conflicting. Many operating in the digital asset space hope that Congress and the SEC will provide clarity on the applicability of federal securities laws to transactions involving digital assets. For example, in January 2025, the SEC announced the launch of a new crypto task force “dedicated to developing a comprehensive and clear regulatory framework for crypto assets,” which “will collaborate with Commission staff and the public to set the SEC on a sensible regulatory path” regarding digital assets, including to “draw clear regulatory lines, provide realistic paths to registration, craft sensible disclosure frameworks, and deploy enforcement resources more judiciously.” The current Chair of the SEC could continue to take a different approach to digital assets than has been undertaken by the former Chair, including with respect to rulemaking, formal and informal guidance, and enforcement decisions. For example, on July 31, 2025, Chairman Atkins announced “Project Crypto,” a Commission-wide initiative to modernize securities rules for digital assets and reshore innovation in the United States. Chairman Atkins had directed the SEC’s policy divisions to work with the crypto task force to draft “clear and simple rules of the road for cryptoasset distributions, custody, and trading,” and stated that the Commission and SEC staff will also consider using interpretive, exemptive, and other authorities with respect to digital asset markets.
The 2024 U.S. presidential election and change of administration could have a significant impact on the digital asset industry and our business in the United States, which will depend upon the approach the new administration takes with respect to the industry. For example, in January 2025, President Trump signed an Executive Order titled “Strengthening American Leadership in Digital Financial Technology,” which, among other things, stated that the current administration’s policy will be “to support the responsible growth and use of digital assets, blockchain technology, and related technologies across all sectors of the economy” by “providing regulatory clarity and certainty” regarding digital assets and blockchain technologies. The

Executive Order also established an interagency working group that is tasked with “proposing a Federal regulatory framework governing the issuance and operation of digital assets” in the United States. Pursuant to this Executive Order, the working group released a report in July 2025 outlining the administration’s recommendations to Congress and various agencies reflecting the administration’s “pro-innovation mindset toward digital assets and blockchain technologies.” In particular, the report recommends that Congress enact legislation regarding self custody of digital assets, clarifying the applicability of Bank Secrecy Act obligations with respect to digital asset service providers, granting the CFTC authority to regulate spot markets in non-security digital assets, prohibiting the adoption of a central bank digital currency, and clarifying tax laws as relevant to digital assets. In addition, the report recommends that agencies reevaluate existing guidance on digital asset activities, use existing authorities to enable the trading of digital assets at the federal level, embrace DeFi, launch or relaunch crypto innovation efforts, and promote U.S. private sector leadership in the responsible development of cross-border payments and financial markets technologies, among others. In addition, More recently, the GENIUS Act, providing a regulatory framework for stablecoins, was signed into law and market structure legislation—the Digital Asset Market Clarity Act of 2025—was passed by the U.S. House of Representatives.
We have policies and procedures to analyze whether transactions in digital assets on our platform, as well as our products and services, could be deemed to be securities transactions subject to state or federal securities laws. We perform ongoing monitoring of digital assets supported on our platform and we maintain a rigorous listing and delisting policy. Given the lack of clear guidance, a standard, or policy on digital assets and securities transactions, our policies and procedures represent our company-developed risk-based assessment, including with respect to the likelihood that a particular digital asset, product, or service could be deemed a security or securities transaction under applicable laws. In the event that we determine that a supported digital asset has been ultimately determined to be offered and sold as a security, or that the continued offering or sale of a digital asset presents risk to us or our users, we endeavor to take prompt action, which can include discontinuing the trading of the digital asset.
If a regulatory authority determines that a digital asset transaction on our platform qualifies as a securities transaction, we may need to remove a particular digital asset, and could face penalties for non-compliance with registration requirements. Such a ruling could trigger an enforcement investigation, involving significant time and expense, with potential outcomes including fines, sanctions, injunctions and/or reputational damage. Management could face restrictions on serving in their roles, and users who experienced trading losses might seek rescission, increasing our liability. We may also be required to restrict or cease certain trading activities, and in the worst case, could face the need to wind down certain operations in certain regions entirely. For example, some of the digital assets formerly and currently available on our platform have been previously alleged to be securities in SEC enforcement actions by prior administrations. Enforcement actions have been brought against other digital asset industry participants alleging that certain digital assets, which may be available on our platform, are the subject of securities transactions. Though such an enforcement action has not been brought against Gemini, there is a risk that the SEC or other securities regulators view certain of our activities as violations of federal or state securities laws. For additional information regarding risks related to digital assets and digital asset transactions being classified as securities or securities transactions, see “Risk Factors—Risks Relating to Regulatory and Legal Matters—A particular digital asset, digital asset transaction, or product or service offering’s status as a security or sold as part of a securities transaction in any relevant jurisdiction is subject to a high degree of uncertainty. If we incorrectly conclude that a digital asset, digital asset transaction, or product or service offering is not offered and sold as a security or securities transaction, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.”

Broker-Dealer
Gemini Galactic is a broker-dealer registered with the SEC and is a member of FINRA. Gemini Galactic may operate an ATS that can offer its subscribers the ability to trade “virtual” or “tokenized” digital asset securities. While Gemini Galactic is not yet operational, broker-dealer and alternative trading system activities are subject to regulation, examination, investigation, and disciplinary action by the SEC, FINRA, and state securities regulators, as well as other governmental authorities and self-regulatory organizations with which they are registered or licensed or of which they are a member.
Commodities and Derivatives
The CFTC has stated and CFTC enforcement actions have confirmed that at least some digital assets, including bitcoin, fall within the definition of a “commodity” under the CEA. Under the CEA the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital assets that do not utilize margin, leverage, or financing. The National Futures Association (the “NFA”) is the self-regulatory agency for the U.S. futures industry, and as such has jurisdiction over bitcoin futures contracts and certain other digital assets derivatives. However, the NFA does not have regulatory oversight authority for the cash or spot market for digital assets trading or transactions. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products, and certain leveraged commodity transactions involving digital assets, including the markets on which these products trade.
Prohibitions on Bribery and Anti-Corruption
We are subject to regulations imposed by the Foreign Corrupt Practices Act in the United States and similar laws in other countries, such as the Bribery Act 2010 in the United Kingdom, which generally prohibit companies and those acting on their behalf from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Some of these laws, such as the Bribery Act, also prohibit improper payments between private entities and persons.
Privacy and Protection of User Data
We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, transfer and other processing of personal data about our users and employees in the countries where we operate. Our business relies on the processing of personal data in many jurisdictions and the movement of data across national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships. See “Risk Factors—Risks Relating to Legal and Regulatory Matters—We obtain and process a large amount of personal data, including sensitive data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.”
Consumer Protection
The FTC, the CFPB, and other U.S. federal, state, and local and foreign regulatory agencies regulate financial products, including money transfer services related to remittance or peer-to-peer transfers. These agencies, as well as certain other governmental bodies, in particular state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive acts or practices, or UDAAPs, and they promulgate, interpret, and enforce rules and regulations that affect our business. For example, all persons offering or providing financial services or products to consumers in the United States, directly or indirectly, can be subject to enforcement actions related to the prohibition of UDAAPs. The CFPB can enforce subpoenas and civil investigative demands, conduct hearings and adjudication proceedings, commence a civil action, grant relief (e.g., limit activities or functions; rescission of contracts), and refer matters for criminal proceedings.

Credit and Debit Card State and Federal Laws
Our credit card operations are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider such as the CARD Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The CARD Act includes rules and restrictions on credit card pricing, finance charges and fees, user billing practices and payment application. The Dodd-Frank Act was enacted in 2010 and increased the regulatory requirements affecting providers of consumer credit. The Dodd-Frank Act granted each of the CFPB and the Financial Stability Oversight Council authority to determine whether any non-bank financial company, such as us, should be supervised by the CFPB or Board of Governors of the Federal Reserve System, respectively. Any new rules or regulations implemented by the CFPB or the Financial Stability Oversight Council or in connection with the Dodd-Frank Act that are applicable to us, or any changes that are adverse to us resulting from litigation brought by third parties challenging such rules and regulations, could increase our cost of doing business or limit permissible activities.
The CFPB has proposed and issued rules that impact, have previously impacted, or could impact in the future the industry and our credit card operations. For example, the CFPB’s Credit Card Penalty Fees Rule, issued on March 5, 2024, would lower the regulatory safe harbor for certain credit card late fees under the CARD Act from $30 ($41 for subsequent violations) to $8. The Credit Card Penalty Fees Rule was challenged in court, and in April 2025, the CFPB agreed to a judgment vacating that rule. Further, on January 13, 2025, the CFPB issued a proposed rule that would prohibit certain contract terms in agreements for consumer financial products or services, including credit cards. The proposed rule would prohibit any “term or condition that expressly reserves the covered person’s right to unilaterally change, modify, revise, or add a material term of a contract for a consumer financial product or service.” In May 2025, the CFPB withdrew this proposed rule.
In addition, the Dodd-Frank Act directed the Federal Reserve to regulate debit interchange transaction fees that a card issuer or payment network receives or charges for an electronic debit transaction. Pursuant to the Dodd-Frank Act, debit interchange transaction fees must be “reasonable and proportional” to the cost incurred by the card issuer in authorizing, clearing, and settling the transaction. On November 14, 2023, the Federal Reserve issued a notice of proposed rulemaking, pursuant to which the Federal Reserve proposed to update certain interchange rates for card issuers operating in the U.S. with assets of $10 billion or more. Further, members of Congress have periodically introduced legislation to reduce credit card interchange fees, such as The Credit Card Competition Act of 2023. There could be similar legislation implemented at the state level, such as the Illinois Interchange Fee Prohibition Act. If any such legislation is passed, our business, operating results, or financial condition may be adversely affected.
We anticipate more legislation, regulations, and interpretations of existing rules, and, depending on the nature and extent of these new laws, regulations, and interpretations, we may be required to make changes to our practices and systems, including with respect to our credit card program. See “Risk Factors—Risks Relating to Regulatory and Legal Matters—The Gemini Credit Card is subject to various laws, regulations, and industry standards, all of which are subject to change and some of which are subject to uncertain interpretation.”

MANAGEMENT
The following table provides information regarding our executive officers and our board of directors:
Name	Age	Position
Executive Officers
Tyler Winklevoss	44	Co-Founder, Chief Executive Officer and Director
Cameron Winklevoss	44	Co-Founder, President and Director
Dan Chen	50	Chief Financial Officer
Marshall Beard	39	Chief Operating Officer and Director
Tyler Meade	58	Chief Legal Officer
Non-Employee Directors
Sachin Jaitly	44	Director
Jonathan Durham	43	Director
James “Jim” Esposito	50	Director
Maria Filipakis	58	Director
Executive Officers
Tyler Winklevoss.   Mr. Tyler Winklevoss is Gemini’s Co-Founder and Chief Executive Officer, and has served as a director of Gemini since August 2025. Mr. Tyler Winklevoss has been a member of Gemini LLC’s board of managers since November 2021 and is also the Co-Founder and Principal of WCF, a private investment firm he co-founded in 2012, which invests in a variety of asset classes with a focus on early-stage, technology startups. He graduated from Harvard University with a Bachelor of Arts in Economics in 2004 and received a Masters of Business Administration from the Saïd Business School at the University of Oxford in 2010. Together with his brother Cameron, he represented the United States and finished sixth in the men’s pair rowing event at the 2008 Summer Olympic Games in Beijing, China. Mr. Winklevoss began participating in the digital asset space through direct investment in bitcoin in 2012. We believe Mr. Tyler Winklevoss is qualified to serve as a member of our board of directors because of his perspective and experience building and leading our business as a Co-Founder and Chief Executive Officer.
Cameron Winklevoss.   Mr. Cameron Winklevoss is the Co-Founder and President of Gemini, and has served as a director of Gemini since August 2025. Mr. Cameron Winklevoss has been a member of Gemini LLC’s board of managers since November 2021 and is also the Co-Founder and Principal of WCF, a private investment firm he co-founded in 2012, which invests in a variety of asset classes with a focus on early-stage, technology startups. He graduated from Harvard University with a Bachelor of Arts in Economics in 2004 and received a Masters of Business Administration from the Saïd Business School at the University of Oxford in 2010. Together with his brother Tyler, he represented the United States and finished sixth in the men’s pair rowing event at the 2008 Summer Olympic Games in Beijing, China. Mr. Winklevoss began participating in the digital asset space through direct investment in bitcoin in 2012. We believe Mr. Cameron Winklevoss is qualified to serve as a member of our board of directors because of his perspective and experience building and leading our business as a Co-Founder and President.
Dan Chen.   Mr. Dan Chen is Gemini’s Chief Financial Officer and joined Gemini in March 2025. Mr. Chen is a seasoned finance leader with nearly 30 years of experience across fintech, investment banking, asset management, and traditional banking. Prior to joining Gemini, Mr. Chen served as the Head of Capital Markets and Bank Partnerships at Affirm, and prior to Affirm, as the Chief Financial Officer of Blue Foundry Bank, where he successfully led its initial public offering. Mr. Chen’s other past experience includes serving as the Treasurer of Cross River Bank, as a Managing Director at MetLife Investments, and as a Vice President in Capital Markets at Morgan Stanley. Mr. Chen is a licensed CPA with audit experience at PricewaterhouseCoopers. Mr. Chen received his Bachelor of Science in Economics at the Wharton School of the University of Pennsylvania in 1996, and his Masters of Business Administration from Columbia Business School in 2004.
Marshall Beard.   Mr. Marshall Beard is Gemini’s Chief Operating Officer and has served as a director of Gemini since August 2025. Mr. Beard has served as Gemini LLC’s Chief Operating Officer since

November 2023, and previously served as Chief Strategy Officer having joined Gemini in 2018. Prior to joining Gemini, Mr. Beard worked for digital media brand Barstool Sports as their Chief of Staff, focusing on corporate strategy and operations. Previously, Mr. Beard worked at PricewaterhouseCoopers as a management consultant in their Mergers and Acquisitions Advisory group. Mr. Beard started his career at Prudential Financial with a focus on corporate finance. Mr. Beard holds a Masters of Business Administration from the University of Massachusetts and a Bachelor of Science in Finance from the University of Southern Maine. We believe Mr. Beard is qualified to serve as a member of our board of directors because of his intimate knowledge of Gemini and his perspective and experience building our business as Chief Operating Officer.
Tyler Meade.   Mr. Tyler Meade is Gemini’s Chief Legal Officer and has led Gemini’s Legal Team since April 2023, including as Chief Legal Officer of Gemini LLC. Mr. Meade began his legal career in 1993 as a Deputy Attorney General with the Criminal Division of the California Attorney General’s Office in San Francisco. He transitioned to civil litigation practice in 1998. After he founded his own law firm in 2004, which ultimately became known as The Meade Firm p.c., Mr. Meade represented plaintiffs and defendants in complex litigation around the United States, where Messrs. Tyler and Cameron Winklevoss and Gemini were among his clients. Mr. Meade began advising Gemini LLC full time in late 2022. In April 2023, he agreed to serve as Interim General Counsel of Gemini Trust. In October 2023, he became Gemini LLC’s Chief Legal Officer on a permanent basis. Mr. Meade holds a Bachelor of Arts from the University of Michigan, Ann Arbor and a Juris Doctor from the University of California San Francisco College of the Law (f/k/a UC Hastings College of the Law).
Non-Employee Directors
Sachin Jaitly.   Dr. Sachin Jaitly has served as a director of Gemini since August 2025 and as a member of Gemini LLC’s board of managers since November 2021. Since April 2021, Dr. Jaitly has served as General Partner at Morgan Creek Capital Management, LLC, where he founded Morgan Creek Digital, a venture capital fund focused on Web3 technologies, and since January 2018, he has also served as founding Managing Partner of Tessera Venture Partners, a venture capital fund focused on blockchain and AI. Previously, Dr. Jaitly co-founded flexEngage, Inc. and held various leadership roles at Datalogix Holdings Inc., The Neat Company, Nokia Corporation, and General Electric, where he was involved with various acquisitions. Dr. Jaitly holds a Bachelor of Arts in International Business and a Masters of Business Administration in Finance and Management from Rollins College, as well as a Doctor of Business Administration in Finance from the University of Florida. Dr. Jaitly also holds an Executive Education Certificate in Blockchain Technologies, Business Innovation and Application from the Massachusetts Institute of Technology. We believe Dr. Jaitly is qualified to serve as a member of our board of directors because of his investment, strategic, and operational expertise, as well as his extensive experience and investments in the digital asset space.
Jonathan Durham.   Mr. Jonathan Durham has served as a director of Gemini since August 2025 and as a member of Gemini Trust’s board of managers from 2015 until 2024. Mr. Durham is currently a Managing Director and Global Head of General Atlantic’s Technology Buyouts, where he focuses on corporate buyouts in the technology sector and tech-enabled business models globally. He is also a member of the board of directors of Hire Right. Previously, Mr. Durham served as a director of EverCommerce, a portfolio investment of SilverLake. Prior to that, Mr. Durham spent more than 16 years with SilverLake, where his investments included market leaders in software, fintech, digital marketing, and education technology. Mr. Durham holds a Bachelor of Arts in History from Harvard University. We believe Dr. Durham is qualified to serve as a member of our board of directors because of his strategic and operational expertise and his extensive experience with Gemini.
James “Jim” Esposito.   Mr. Jim Esposito has served as a director of Gemini since August 2025. Mr. Esposito is a fintech and financial services executive with over 30 years of leadership experience, and over 20 years of experience across banking, payments, equities, card issuance, consumer lending, and crypto. He has spent the last 10 years scaling businesses, including Cash App, Square, and Etsy. Mr. Esposito currently consults and is a strategic advisor to a variety of companies operating across financial services, crypto, and fintech, including Accrue, Modern Treasury and others. He also serves as the managing member of JSPV Investments LLC. Previously, he served as Chief Operating Officer at Credit Genie, a cash advance fintech where he remains as an advisor, and at MoonPay, a crypto infrastructure company. Prior to that, Mr. Esposito was a member of the Cash App executive team, where he served as the licensed President and CEO of Cash App Investing, LLC, as well as led Etsy Payments and Partnerships and Operations at Square. Mr. Esposito started his career in technology at Nortel Networks and later Andrx (n/k/a Allergan), before spending eight years building and leading the payments business for Subway globally. Mr. Esposito has also previously served as a director of Merchant Advisory Group. Mr. Esposito holds a Bachelor of Arts from Tulane University and a Masters in Business Administration from Nova Southeastern University. We believe Mr. Esposito is qualified to serve as a member of our board of directors because of his strategic and operational expertise and his experience in senior leadership roles at other financial services, crypto, and fintech companies.
Maria Filipakis.   Ms. Maria Filipakis has served as a director of Gemini since August 2025 and as a member of Gemini Trust’s board of managers since April 2022. Ms. Filipakis has over 20 years of experience across both public and private sectors, with a background in regulatory and compliance. In addition to serving as a member of Gemini Trust’s board of managers, Ms. Filipakis presently serves as a Senior Managing Director at FTI Consulting, a regulatory advisory firm specializing in digital assets, banking, insurance, and cybersecurity. Previously, she served as Managing Partner at the Topside Group, Managing Director at Global Atlantic Financial Company, and as Executive Deputy Superintendent at the NYDFS, where she led the Capital Markets Division. Ms. Filipakis has also held senior enforcement and legal roles at the New York State Attorney General’s Office and Insurance Department, advising on securities fraud, financial crimes, and supervisory policy. She holds a Bachelor of Arts from New York University and a Juris Doctor from Brooklyn Law School. We believe Ms. Filipakis is qualified to serve as a member of our board of directors because of her significant experience and background in regulatory and compliance.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our amended and restated articles of incorporation and amended and restated bylaws will provide that the number of members of our board of directors shall be established from time to time by our board of directors. Our board of directors is initially composed of seven members. Mr. Tyler Winklevoss serves as the chair of our board of directors and Mr. Cameron Winklevoss serves as the vice chair of our board of directors.
Director Independence
Prior to the completion of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Mr. Jaitly, Mr. Durham, Mr. Esposito, and Ms. Filipakis each meet the definition of “independent director” under the rules of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our Class A common stock by each director and the transactions involving them described in “Certain Relationships and Related Party Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the listing requirements of Nasdaq, in the case of members of the audit and risk committee, our board of directors made an affirmative determination that such members also satisfy separate independence requirements and current standards imposed by the SEC.
Messrs. Tyler Winklevoss and Cameron Winklevoss are brothers. There are no other family relationships among any of our directors or executive officers.
Controlled Company
Upon the completion of this offering, the Founders will continue to control a majority of our voting power. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that within one year of the completion of this offering we have a board of directors that is composed of a majority of independent directors and a compensation committee and a nomination committee that are composed entirely of independent directors. While we have a compensation committee and a nomination committee, as a controlled company neither of these committees is composed entirely of independent directors. In the event we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to Our Organization and Structure—Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq and, as a result, we will qualify for exemptions from certain corporate governance requirements of Nasdaq.”
Committees of the Board of Directors
Our board of directors has an Audit and Risk Committee, a Compensation Committee, and a Nominating and Governance committee, each of which have the composition and responsibilities described below.
Audit and Risk Committee
Our audit and risk committee is responsible for, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

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discussing with our independent registered public accounting firm their independence from management;

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reviewing with our independent registered public accounting firm the scope and results of their audit;

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approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

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overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

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reviewing our policies on risk assessment and risk management;

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reviewing related party transactions;

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establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

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internal audit; and

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risk.

Our audit and risk committee consists of Mr. Jaitly, Mr. Esposito, and Ms. Filipakis, with Mr. Jaitly serving as chair. Rule 10A-3 under the Exchange Act and the rules of Nasdaq require that our audit and risk committee have at least one independent member upon the listing of our shares of Class A common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Mr. Jaitly, Mr. Esposito and Ms. Filipakis each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Each member of our audit and risk committee also meets the financial literacy requirements of Nasdaq. In addition, our board of directors has determined that Mr. Jaitly qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit and risk committee, which will be available on our principal corporate website at www.gemini.com substantially concurrently with the completion of this offering. The information contained on, or that can be accessed through, our website is not a part of this prospectus; we have included this website address solely as an inactive textual reference.
Compensation Committee
Our compensation committee is responsible for, among other things:
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reviewing, modifying and approving our overall compensation strategy and policies;

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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

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overseeing our stock and equity incentive plans; and

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appointing and overseeing any compensation consultants.

Our compensation committee consists of Mr. Durham, Mr. Esposito, and Mr. Beard, with Mr. Esposito serving as chair. Our board of directors has adopted a written charter for the compensation committee, which will be available on our principal corporate website at www.gemini.com substantially concurrently with the completion of this offering. The information contained on, or that can be accessed through, our website is not a part of this prospectus; we have included this website address solely as an inactive textual reference.
Nominating and Governance Committee
Our nominating and governance committee is responsible for, among other things:
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identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

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evaluating the overall effectiveness of our board of directors and its committees; and

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developing and recommending to our board of directors a set of corporate governance principles, reviewing and assessing these principles and their application and recommending to our board of directors any changes to such principles.

Our nominating and governance committee consists of Ms. Filipakis, Mr. C. Winklevoss, and Mr. Beard, with Ms. Filipakis serving as chair. Our board of directors has adopted a written charter for the nominating and governance committee, which will be available on our principal corporate website at www.gemini.com substantially concurrently with the completion of this offering. The information contained on, or that can be accessed through, our website is not a part of this prospectus; we have included this website address solely as an inactive textual reference.
Our board of directors may, from time to time, establish other committees.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.
Indemnification and Insurance
We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. Our amended and restated articles of incorporation will include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. In addition, prior to the completion of this offering, we expect to enter into indemnification agreements with all of our directors and executive officers that provide them and certain of their affiliated parties with additional indemnification and related rights. See “Description of Capital Stock—Limitation on Liability and Indemnification.”
Code of Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our principal corporate website at www.gemini.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus; we have included this website address solely as an inactive textual reference. In addition, we intend to post on our website all disclosures that are required by law or the rules of Nasdaq concerning any amendments to, or waivers from, any provision of the code.

EXECUTIVE AND DIRECTOR COMPENSATION
Our named executive officers, or “NEOs,” for the fiscal year ended December 31, 2024, which consist of the individuals who served as our “principal executive officers” during the fiscal year ended December 31, 2024, and our two other most highly compensated executive officers who were serving as executive officers during the fiscal year ended December 31, 2024, are as follows:
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Tyler Winklevoss, Chief Executive Officer;

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Cameron Winklevoss, President;

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Dan Chen, Chief Financial Officer*;

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Marshall Beard, Chief Operating Officer; and

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Tyler Meade, Chief Legal Officer.

*We appointed Dan Chen to serve as our Chief Financial Officer effective March 17, 2025.
Because Mr. Chen was not employed by us at any time during the fiscal year 2024, he would not be considered a NEO for the fiscal year ended December 31, 2024, and he has no historical compensation to disclose for that period. However, we have elected to include him in our NEO disclosure and to disclose his current compensation arrangements with the Company.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an emerging growth company as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table for 2024
The following table provides information regarding the compensation earned by our NEOs for the year ended December 31, 2024.
Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Tyler Winklevoss Chief Executive Officer	2024	500,000	—	—	—	1,931,924
Cameron Winklevoss President	2024	500,000	—	—	—	1,931,924
Dan Chen Chief Financial Officer	2024(5)	—	—	—	—	—
Marshall Beard Chief Operating Officer	2024	803,661	250,000	—	150,000	13,800
Tyler Meade Chief Legal Officer	2024	960,000	—	$316,000	—	—

(1)
Amounts shown in this column reflect the annual base salary earned by the NEO in respect of 2024. Mr. Beard was paid at the following rates during fiscal year 2024: (a) $750,000 per annum from January 1, 2024 through June 30, 2024; (b) $772,500 per annum from July 1, 2024 through November 30, 2024; and $1,272,500 per annum from December 1, 2024 through December 31, 2024. Additionally, Mr. Meade worked as an independent contractor for Gemini LLC until November 30, 2024, after which time he became a full-time employee of Gemini LLC on December 1, 2024 for the balance of the year. While he was a contractor, the amount of fees payable to Mr. Meade was nominally denominated in U.S. dollars at a rate of $80,000 per month. At the time of payment, Mr. Meade’s consulting fees were converted from U.S. dollars into bitcoin by the payment processor and then deposited into his digital wallet. Mr. Meade then promptly sold the bitcoin, such that little to no gain was realized upon the exchange of the bitcoin amount for U.S. dollars in connection with the sale. Mr. Meade was paid directly in U.S. dollars for his base salary when he became an employee. Specifically, Mr. Meade was paid at the following rates during fiscal year 2024: (a) $80,000 per month during the period from January 1, 2024 through November 30, 2024; and (b) $960,000 per annum during the period from December 1, 2024, through December 31, 2024.

(2)
Represents a guaranteed annual bonus payment of $250,000 for Mr. Beard, which he receives in lieu of an equivalent portion of his annual base salary.

(3)
For Mr. Meade, the aggregate grant date fair value of Incentive Units granted during fiscal year 2024 in connection with his hiring was $316,000, as determined in accordance with FASB ASC Topic 718. The Incentive Units are intended to constitute “profits interests” and represent actual (non-voting) equity interests that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets have realized a certain level of growth and return to those persons who hold certain other classes of equity. We believe that, despite the fact that the Incentive Units do not require the payment of an exercise price, these awards are most similar economically to stock options and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in Item 402(m)(5)(i) of Regulation S-K since these awards have “option-like features.” For more information on the Incentive Units, see “— Outstanding Equity Awards at December 31, 2024.”

(4)
Represents the amount of discretionary cash bonuses awarded for the fiscal year ended December 31, 2024 based on achievement of performance criteria established by the Company at the beginning of the fiscal year.

(5)
Amounts in this column reflect (a) for all NEOs, matching contributions to the 401(k) Plan (as defined below) made on behalf of our NEOs for 2024, as applicable, and (b) for each of Cameron and Tyler Winklevoss, the $1,918,124 cost per individual for the provision of personal security services, as described in more detail below.

(6)
No amounts are shown for Mr. Chen because he was not employed by us at any time during fiscal year ended December 31, 2024, and he has no historical compensation to disclose for that period. Mr. Chen became an employee, and began serving as Chief Financial Officer, on March 17, 2025.

Narrative to Summary Compensation Table
Employment Agreements
In connection with this offering, Gemini Space Station, Inc. entered into an employment agreement with Mr. Beard, effective August 14, 2025, which supersedes Mr. Beard’s prior employment agreements with Gemini LLC, dated January 1, 2025, and Gemini Trust, dated January 18, 2018, and November 1, 2024. Mr. Beard’s employment agreement provides for an annual base salary of $1,272,500 and a target bonus of 20% of his base salary.
Additionally, Gemini Space Station, Inc. entered into an employment agreement with Mr. Meade, effective August 14, 2025, which supersedes Mr. Meade’s employment agreement with Gemini LLC, dated December 1, 2024, Mr. Meade’s consulting agreement with Gemini LLC, dated December 27, 2023, and Mr. Meade’s consulting agreement with Gemini Trust, dated July 6, 2023. Mr. Meade’s employment agreement provides for an annual base salary of $960,000 and a target bonus of 20% of his base salary.
Further, Gemini Space Station, Inc. entered into an employment agreement with Mr. Chen, effective August 14, 2025, which supersedes Mr. Chen’s prior employment agreement with Gemini LLC, dated March 17, 2025. Mr. Chen’s employment agreement follows substantially the same form as the employment agreements for Mr. Beard and Mr. Meade, except that it also provides that upon successful completion of an initial public offering, Mr. Chen will receive a one-time bonus of $130,000 and his annual base salary will increase to $730,000. Mr. Chen’s employment agreement provides for an initial annual base salary of $600,000 and a target bonus of 20% of his base salary. Mr. Chen’s prior employment agreement, dated March 17, 2025, provides that Mr. Chen will receive an RSU grant in an amount equal to $15,000,000, upon successful completion of an initial public offering. Following the effectiveness of the registration statement of which this prospectus forms a part, we will grant under the Equity Plan an aggregate of RSUs to Mr. Chen determined by dividing $15,000,000 by the initial public offering price and rounding down to the nearest whole share, resulting in the issuance of an aggregate of 600,000 RSUs to Mr. Chen, based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. These RSUs will vest in quarterly installments over six years, commencing as of his start date and subject to a one-year cliff. See “—Equity-based Compensation” below.
Finally, in connection with this offering, Gemini Space Station, Inc. entered into employment agreements with each of Messrs. C. Winklevoss and T. Winklevoss, each effective August 14, 2025, which supersede their prior employment agreements with Gemini LLC, each dated November 19, 2021.
The employment agreements set forth the terms and conditions of employment, including payment of annual base salary, subject to annual review and, for Messrs. Beard, Meade and Chen, an initial annual target bonus under our discretionary bonus program expressed as a percentage of the named executive officer’s annual base salary. The employment agreements for each of Messrs. C. Winklevoss and T. Winklevoss additionally provide that Gemini will provide personal security services for each of them and their families. The employment agreements also contain restrictive covenants relating to confidential information, non-solicitation and non-competition. Additionally, the employment agreements have no specific term and provide for at-will employment.
Potential Payments upon Termination and Change of Control
Each of Messrs. C. Winklevoss, T. Winklevoss, Beard and Meade participates in the Gemini Space Station Senior Executive Severance Plan (the “Senior Executive Severance Plan”). Pursuant to the Senior Executive Severance Plan, in the event that the named executive officer is terminated without “cause” or resigns for “good reason” in either case, within three months before or 12 months following a “change of control” of the company (as such terms are defined in the Senior Executive Severance Plan), such named executive officer will be entitled to: (i) an amount equal to the sum of (A) one times the named executive officer’s annual base salary at the rate in effect immediately prior to such termination and (B) one times the named executive officer’s then-current target bonus, payable in substantially equal monthly installments over a period of 12 months; (ii) accelerated vesting of 50% of any time- and performance-based equity awards at the greater of target or actual performance; and (iii) an amount in cash each equal to the excess of (x) the COBRA premium for such named executive officer over (y) the employee portion of the cost of continued participation for such named executive officer in the Company’s group health, medical, dental, and vision programs or policies in which the such named executive officer participated as of the termination date on the same basis as active employees for such month, which coverage shall become secondary to any coverage provided to such named executive officer by a subsequent employer and to any Medicare coverage for which such named executive officer becomes eligible (the “Healthcare Continuation Benefit”) for a period of 12 months.
Additionally, in the event that our named executive officers are terminated without “cause” or resign for “good reason” outside of the period three months before or 12 months after a “change of control” (as such terms are defined in the Senior Executive Severance Plan), each of our named executive officers will be entitled to: (i) an amount equal to the sum of 0.75 times his base salary at the rate in effect immediately prior to the termination, payable in substantially equal monthly installments over a period of nine months; (ii) immediate vesting of all time-based equity awards that would have become vested had the named executive officer remained employed with us through the end of nine months, and, if applicable, pro rata vesting of all performance-based equity awards based on achievement of performance criteria at the end of the nine-month period; and (iii) the Healthcare Continuation Benefit for a period of nine months. All such severance payments and benefits are subject to each named executive officer’s execution of a general release of claims against us.
Mr. Chen is eligible to participate in the Gemini Space Station Executive Severance Plan (the “Executive Severance Plan”).
Pursuant to the Executive Severance Plan, in the event that Mr. Chen’s employment is terminated without “cause” or he resigns for “good reason,” in either case, within three months before or 12 months following a “change of control” of the Company (as such terms are defined in the Executive Severance Plan), Mr. Chen will be entitled to: (i) an amount equal to the sum of (A) 0.75 times Mr. Chen’s annual base salary at the rate in effect immediately prior to such termination and (B) 0.75 times Mr. Chen’s then-current target bonus, payable in substantially equal monthly installments over a period of nine months; (ii) accelerated vesting of 50% of any time- and performance-based equity awards at the greater of target or actual performance; and (iii) the Healthcare Continuation Benefit for a period of nine months.
Additionally, in the event that Mr. Chen’s employment is terminated without “cause” or he resigns for “good reason” outside of the period three months before or 12 months after a “change of control” (as such terms are defined in the Executive Severance Plan), Mr. Chen will be entitled to: (i) an amount equal to the sum of 0.5 times his base salary at the rate in effect immediately prior to the termination, payable in substantially equal monthly installments over a period of six months; (ii) immediate vesting of all time-based equity awards that would have become vested had Mr. Chen remained employed with us through the end of six months, and, if applicable, pro rata vesting of all performance-based equity awards based on achievement of performance criteria at the end of the six-month period; and (iii) the Healthcare Continuation Benefit for a period of six months. All such severance payments and benefits are subject to Mr. Chen’s execution of a general release of claims against us.
Finally, Messrs. Beard and Meade have been granted common units of Astronaut, which award agreements provide that, upon the occurrence of a Change of Control (as defined in the award agreement), all Incentive Units that have not yet vested shall become vested on the date, if any, that Mr. Beard’s or Mr. Meade’s, as applicable, employment is terminated without Cause (as defined in the applicable employment agreement) if such termination occurs within six months following such a Change of Control.
Base Salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The annual rate of base salary for each named executive officer was established at levels commensurate with historical compensation, with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate relative to their expertise and experience.
The annual base salaries for each of Messrs. C. Winklevoss and T. Winklevoss in fiscal year 2024 was $500,000. Pursuant to the employment agreements that each of Messrs. C. Winklevoss and T. Winklevoss entered into with Gemini Space Station, Inc. on August 14, 2025, each will receive an annual base salary of $1. Effective July 1, 2024, the annual base salary for Mr. Beard increased to $772,500 from $750,000, and effective December 2, 2024, Mr. Beard’s annual base salary was increased to $1,272,500. Effective December 1, 2024, the annual base salary for Mr. Meade was $960,000. Before that, Mr. Meade was an independent contractor for Gemini LLC and was paid in BTC at a rate of $80,000 per month pursuant to Mr. Meade’s consulting agreement with Gemini LLC, dated December 27, 2023. At the time of payment, Mr. Meade’s consulting fees were converted from U.S. dollars into bitcoin and then deposited into his digital wallet. Mr. Meade then promptly sold the bitcoin, such that little to no gain was realized upon the exchange of the bitcoin amount for U.S. dollars. Finally, effective March 17, 2025, the annual base salary for Mr. Chen was $600,000. Mr. Chen’s annual base salary will increase to $730,000 upon the completion of this offering.
Following the completion of this offering, our Compensation Committee will annually assess base salary levels for our NEOs taking into account base salary levels for positions with similar roles and scope of responsibilities within our peer group, as well as personal performance.
Short-term incentive compensation
We have historically used cash incentive awards to motivate and reward our named executive officers. We do not maintain a formal annual cash incentive award plan; instead, whether such awards are awarded have historically been determined annually on a discretionary basis, based on the employee’s and Gemini LLC’s attainment of financial or other subjective or objective criteria established by Gemini LLC. With respect to fiscal year 2024, Messrs. C. Winklevoss and T. Winklevoss were eligible to receive a target bonus of 25% of base salary, and Mr. Beard was eligible to receive to a target bonus of 20% of base salary. The prior employment agreements with Gemini LLC for each of Messrs. Beard and Meade include a target bonus of 20% of base salary. Effective March 17, 2025, Mr. Chen became entitled to a target bonus of 20% of base salary.
The employment agreements entered into on August 14, 2025 between Gemini Space Station, Inc. and each of Messrs. C. Winklevoss and T. Winklevoss provide that the amount of their annual cash bonuses, if any, will be determined based on the achievement of performance criteria established with respect to the applicable fiscal year. The target bonus opportunities for each of Messrs. Beard, Meade and Chen remains 20% of base salary under their employment agreements with Gemini Space Station, Inc., effective August 14, 2025.
Equity-based compensation
For all periods prior to this offering, we have not maintained a formal equity compensation program but have historically used long-term equity incentive awards consisting of Incentive Units. Astronaut was formed for the sole purpose of holding a common unit or a catch up common unit of Gemini LLC. Each Incentive Unit awarded to a recipient directly corresponds to a common unit or catch up common unit of Gemini LLC that was held by Astronaut, such that recipients indirectly received such units of Gemini LLC as awards.
The Incentive Units of Astronaut and the corresponding units of Gemini LLC are considered as profits interests of Astronaut and Gemini LLC, respectively. Gemini LLC and certain subsidiaries also issued phantom units to certain employees, with the issuing subsidiary depending on the employee’s location. The vested phantom units generally entitled the recipients to receive equivalent cash payment when and if payments were made to corresponding Incentive Units or upon the recipient’s termination of service with Gemini LLC. Upon certain separation events, vested phantom units could be repurchased from recipients by Gemini LLC with cash, based on the fair value of the corresponding Incentive Units as of the repurchase date.
Incentive Unit awards vested solely according to service-based conditions. In the past, the service-based vesting condition was typically met over a four-year period, with 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in consecutive monthly installments over the remaining three-year period. The service-based vesting condition for the most recent 2025 grants was met with monthly vesting over two years. Gemini LLC has also awarded Incentive Unit awards that were 100% vested at grant. The phantom unit awards typically vested in a similar manner to the service-based Incentive Unit awards. On March 15, 2024, Mr. Meade received a new hire award of 200,000 Incentive Units. None of our other named executive officers received Incentive Units in 2024. For more information, see the “Outstanding Equity Awards at December 31, 2024” table below.
Additionally, Messrs. Beard and Meade received additional grants of Incentive Units on January 24, 2025. Specifically, we granted Mr. Beard a total of 2,836,748 Incentive Units, and we granted Mr. Meade a total of 2,131,849 Incentive Units on that date. The service-based vesting condition for each of these grants is met with monthly vesting over two years.
Following the effectiveness of the registration statement of which this prospectus forms a part, we intend to adopt the Equity Plan and the ESPP in which certain of our employees, including the named executive officers, will be eligible to participate going forward. For more information, see “—Anticipated Equity Compensation Additions to Our Compensation Program Following the Offering” below.
Following the effectiveness of the registration statement of which this prospectus forms a part, we will grant under the Equity Plan new hire RSUs to employees (including the RSUs being granted to Mr. Chen as described under “—Employment Agreements”) with an aggregate value equal to $66,332,835, with the number of RSUs subject to each grant determined by dividing the value of the applicable award by the initial public offering price and rounding down to the nearest whole share, resulting in an aggregate of 2,653,312 new hire RSUs being granted to employees, based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. These RSUs will generally vest in quarterly installments over four years, commencing as of the applicable employee’s start date and subject to a one-year cliff. Any portion of these RSUs that vests prior to the expiration of the lock-up period will settle in shares of our Class A common stock on March 11, 2026, which is the date following the expiration of the lock-up period.
Following the effectiveness of the registration statement of which this prospectus forms a part, we will grant under the Equity Plan bonus RSUs to employees with an aggregate value equal to $15,154,000, with the number of RSUs subject to each grant determined by dividing the value of the applicable award by the initial public offering price and rounding down to the nearest whole share, resulting in an aggregate of 606,164 bonus RSUs being granted to employees, based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. These RSUs will vest in full upon the closing of this offering and will settle in shares of our Class A common stock on March 11, 2026, following the expiration of the lock-up period. The bonus RSUs described above include bonus RSUs being granted to Messrs. Beard and Meade with respective value of $254,500 and $111,000, resulting in 10,180 and 4,440 bonus RSUs being granted to Messrs. Beard and Meade, respectively.

Following the effectiveness of the registration statement of which this prospectus forms a part, we will grant under the Equity Plan RSUs to certain board members of one of our subsidiaries with an aggregate value equal to $9,000,000, with the number of RSUs subject to each grant determined by dividing the value of the applicable award by the initial public offering price and rounding down to the nearest whole share, resulting in an aggregate of 360,000 RSUs being granted to such board members, based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. These RSUs will vest in full upon the closing of this offering and will settle in shares of our Class A common stock on March 11, 2026, following the expiration of the lock-up period.
Additionally, following the effectiveness of the registration statement of which this prospectus forms a part, we will grant under the Equity Plan to each of Messrs. Beard and Meade additional RSUs sufficient to result in them holding 1.35% and 1%, respectively, of our common stock on a fully diluted basis, as of immediately following the closing of this offering, without giving effect to any exercise by the underwriters of their option to purchase additional shares in this offering, resulting in 1,573,677 and 1,149,991 additional RSUs being granted to Messrs. Beard and Meade, respectively, based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. These RSUs will vest according to their respective equity awards granted on January 24, 2025. 458,989 and 335,414 the RSUs being granted Messrs. Beard and Meade, respectively, will settle upon the closing of this offering, and the remaining RSUs will settle upon vesting in accordance with the terms of the awards.
Furthermore, following the effectiveness of the registration statement of which this prospectus forms a part, each of Messrs. C. Winklevoss, T. Winklevoss, Beard, and Meade will be granted long-term incentive awards under the Equity Plan, the terms of which were determined by our compensation committee working closely with its compensation consultant, Exequity. It is anticipated that Messrs. C. Winklevoss and T. Winklevoss (or, in the Board or compensation committee’s discretion, a respective entity designated by Messrs. C. Winklevoss and T. Winklevoss, respectively), will each be granted a performance-based option award equal to 2.5% of our common stock on a fully diluted basis (5% in total) as of immediately following the closing of this offering, without giving effect to any exercise by the underwriters of their option to purchase additional shares in this offering, resulting in a performance-based option award being granted to each of Messrs. C. Winklevoss and T. Winklevoss equal to 3,266,363 shares of our Class A common stock, based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.
The anticipated performance-based option awards granted to Messrs. C. Winklevoss and T. Winklevoss will have an exercise price equal to the initial public offering price and will be subject to the satisfaction of performance-based and service-based vesting conditions, which are expected to include the following:
Each performance-based option award is expected to be subject to the following stock price hurdles, measured based on a 90-day trailing volume-weighted average trading price:
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25% on the achievement of 2x the initial public offering price

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25% on the achievement of 3x the initial public offering price

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25% on the achievement of 4x the initial public offering price

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25% on the achievement of 5x the initial public offering price

In addition, it is anticipated that each performance-based option award will be subject to service-based vesting conditions that are satisfied by continuous service of the applicable executive with us as follows: (i) 50% service-vest upon service through August 15, 2028 and (ii) 50% service-vest upon service through August 15, 2030.
Following the effectiveness of the registration statement of which this prospectus forms a part, Mr. Beard will receive a time-based RSU award and a time-based option award each equal to $7,500,000 ($15,000,000 in total), and Mr. Meade will receive a time-based RSU award and a time-based option award each equal to $6,000,000 ($12,000,000 in total), each calculated by dividing the grant’s respective value by the initial public offering price and rounding down to the nearest whole share, resulting in a time-based RSU award of 300,000 shares of Class A common stock and a time-based option award of 300,000 shares of Class A common stock being granted to Mr. Beard, and a time-based RSU award of 240,000 shares of Class A common stock and a time-based option award of 240,000 shares of Class A common stock being granted to Mr. Meade, in each case based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. The time-based RSU awards and time-based option awards granted to Messrs. Beard and Meade will be subject to time-based vesting over four years, with a one-year cliff and the remaining portion vesting in quarterly installments, subject to the applicable executive’s continued service with us through the applicable vesting date.
Each long-term incentive award will be subject to the terms and conditions approved by our compensation committee, based on recommendations from Exequity and set forth in the applicable award agreement with each executive. In addition, the performance-based option awards granted to Messrs. C. Winklevoss and T. Winklevoss will have certain termination protections approved by our compensation committee, based on recommendations from Exequity and set forth in the applicable award agreement with each executive.
Other elements of compensation
Each named executive officer is entitled to vacation and paid time off in accordance with the terms and conditions of his employment agreement. Subject to the terms of any applicable plans, policies or programs, each named executive officer is entitled to receive such employee benefits, including any and all medical, dental, vision, life and accidental death and disability, short-term and long-term disability, and voluntary life and disability benefits available to executives generally, and such other benefits as we may from time to time establish for the named executive officers. Each named executive officer is reimbursed by us for all ordinary and reasonable expenses incurred in the course of the performance of employment services subject to the terms of our reimbursement policy. We currently maintain a retirement plan intended to provide benefits under section 401(k) of Internal Revenue Code (the “Code”) (the “401(k) Plan”) in which employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) Plan.
Additionally, Gemini LLC provides continuous personal, travel, residential, and operational security for Cameron and Tyler Winklevoss, integrating threat management strategies to safeguard their well-being. We do not pay the cost of any named executive officer’s private air travel in connection with such security services. In 2024, the total cost to us for the provision of security services to Tyler and Cameron Winklevoss was approximately $3.9 million.
Anticipated Equity Compensation Additions to Our Compensation Program Following the Offering
Following the effectiveness of the registration statement of which this prospectus forms a part, we will adopt the Gemini Space Station, Inc. 2025 Omnibus Incentive Plan (the “Equity Plan”) and the Gemini Space Station, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”). The following are summaries of the material terms of the Equity Plan and ESPP and are qualified in their entirety by reference to the Equity Plan and ESPP, each of which will be filed as exhibits to the registration statement of which this prospectus forms a part.
2025 Omnibus Incentive Plan
No awards may be granted under our Equity Plan prior to the effectiveness of the registration statement of which this prospectus forms a part. Our Equity Plan will terminate on the tenth anniversary of its adoption date, unless terminated earlier by our board of directors. Our Equity Plan allows for the grant of incentive stock options to our employees, including employees of any subsidiary, and for the grant of nonstatutory stock options, restricted stock awards, RSUs, and other equity-based or cash-based awards to employees, directors, and consultants, including employees and consultants of any parent, subsidiary, or affiliate.

Authorized shares.   The maximum number of shares of our Class A common stock that may be issued under our Equity Plan is equal to 17% of the Company’s outstanding common stock on a fully diluted basis as of immediately following the closing of this offering, without giving effect to any exercise by the underwriters of their option to purchase additional shares in this offering or the concurrent private placement, resulting in 25,427,350 shares of Class A common stock, based on 16,666,667 shares of Class A common stock offered by us. The maximum number of shares of our Class A common stock that may be issued on the exercise of incentive stock options under our Equity Plan is also equal to 17% of the Company’s outstanding common stock on a fully diluted basis as of immediately following the closing of this offering, without giving effect to any exercise by the underwriters of their option to purchase additional shares in this offering. Shares of our Class A common stock subject to awards granted under our Equity Plan that expire, are forfeited, are retained by us in order to satisfy any exercise price or any tax withholding, are repurchased us at their original purchase price, or are settled in cash do not reduce the number of shares available for issuance under our Equity Plan. Further, shares of our Class A common stock covered by awards granted in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger shall not reduce the number of shares available for issuance under our Equity Plan. In addition, the number of shares of our Class A common stock reserved for issuance under our Equity Plan will automatically increase on the first day of each fiscal year, commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to 5% of the total number of shares of all classes of the Company’s common stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our board of directors.
Non-employee director compensation limit.   The maximum number of shares of our Class A common stock subject to stock awards (and of cash subject to cash-based awards) granted under the Equity Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on our board of directors, will not exceed $1,000,000 in total value; provided, however, that such maximum will instead be $2,000,000 for the first year in which a non-employee director serves on our board of directors (or the second year, if such non-employee director does not receive any awards under the Equity Plan during the first year).
Plan administration.   Our board of directors or our compensation committee, acting as the plan administrator, administers our Equity Plan and the awards granted under it. The plan administrator may also delegate to one or more of our officers or other employees the authority to make awards under the Equity Plan to employees (other than executive officers) and consultants, and to otherwise administer the Equity Plan, within parameters specified by the plan administrator. Under our Equity Plan, the plan administrator has the authority to determine and amend the terms of awards and the applicable award agreements, including:
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selecting the employees, consultants, or directors to receive such awards;

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determining the fair market value of shares of our Class A common stock underlying such awards and setting the exercise or purchase price of such awards, if any;

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setting the number of shares or amount of cash subject to each such award;

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determining the vesting conditions applicable to each such award, and providing for the acceleration of awards in its discretion;

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providing for the accrual of dividends or dividend equivalents on awards (provided that no payment in respect thereof may be made prior to the vesting of an award);

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determining whether all or a portion of an equity-based award should be settled in cash instead of in shares of our Class A common stock; and

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amending the terms of outstanding awards (with the consent of any recipient whose rights would be materially and adversely affected by such amendment), including adjusting the vesting of an award, reducing the exercise price of a stock option, or canceling stock options in exchange for stock options with a lower exercise price, restricted stock awards, RSUs, cash, or other property.

Stock options.   Incentive stock options and nonstatutory stock options are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options within the terms and conditions of the Equity Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our Class A common stock on the date of grant. Options granted under the Equity Plan vest based on vesting criteria specified in the stock option agreement as determined by the plan administrator.
Restricted stock unit awards.   RSUs are granted under RSU award agreements adopted by the plan administrator. An RSU may be settled by cash, delivery of stock, or a combination of cash and stock, as deemed appropriate by the plan administrator. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU. RSUs granted under the Equity Plan vest based on vesting criteria specified in the RSU award agreement as determined by the plan administrator.
Restricted stock awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for services or may be offered by the plan administrator for purchase. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Class A common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right (at the original purchase price).
Other awards.   The plan administrator may grant other cash-based, equity-based, or equity related awards. The plan administrator will set the number of shares or the amount of cash under the award and all other terms and conditions of such awards. Such other awards granted under the Equity Plan vest based on vesting criteria specified in the award agreement as determined by the plan administrator.
Changes to capital structure.   In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, proportionate adjustments will be made to (1) the number and class of shares available for issuance under the Equity Plan (including pursuant to incentive stock options), and (2) the number and class of shares, and the exercise price, strike price, or repurchase price, if applicable, of all outstanding awards.
Corporate transactions.   Our Equity Plan provides that each outstanding award will be treated as the plan administrator determines in the event of certain specified significant corporate transactions, including (i) a sale of all or substantially all of our assets, (ii) a merger, consolidation or other similar transaction of the Company with or into another entity, (iii) a person or group becoming the beneficial owner of more than 50% of our then outstanding voting power (subject to certain exclusions); or (iv) a change in control. Such determination may, without limitation, provide for one or more of the following: (A) the assumption, continuation or substitution of such outstanding awards by the Company, the surviving corporation or its parent, (B) the cancellation of such awards in exchange for a payment to the recipients equal to the excess of the fair market value of the shares subject to such awards over the exercise price of such awards (if any), or (C) the cancellation of any outstanding awards for no consideration. The plan administrator is not obligated to treat all awards (or portions thereof), even those that are of the same type, or all recipients, in the same manner, and is not obligated to obtain the consent of any recipient to effectuate the treatment described above.
Transferability.   Under our Equity Plan, awards are generally not transferable (other than by will or the laws of descent and distribution), except as otherwise provided under our Equity Plan or the applicable award agreements.
Plan amendment or termination.   Our board of directors has the authority to amend or terminate our Equity Plan, although certain material amendments would require the approval of our stockholders, and amendments that would materially and adversely affect the rights of any recipient would require the consent of such recipient with respect to his or her awards.
2025 Employee Stock Purchase Plan
No awards may be granted under our ESPP prior to the effectiveness of the registration statement of which this prospectus forms a part. The ESPP permits our employees to contribute a specified percentage of compensation to purchase shares of our Class A common stock at a discount. The ESPP and the options to purchase shares of our Class A common stock granted to participants under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Our board of directors may at any time and for any reason terminate or amend the ESPP. The purpose of our ESPP is to facilitate our employees’ participation in the ownership and economic progress of Gemini by providing our employees with an opportunity to purchase shares of our common stock.
Authorized Shares.   Subject to adjustment, a number of shares of our Class A common stock equal to 5% of the Company’s outstanding common stock on a fully diluted basis as of immediately following the closing of this offering, without giving effect to any exercise by the underwriters of their option to purchase additional shares in this offering or the concurrent private placement, will be available for sale under the ESPP, resulting in 7,478,632 shares of Class A common stock, based on 16,666,667 shares of Class A common stock offered by us. In addition, the number of shares of our Class A common stock reserved for issuance under our ESPP will automatically increase on the first day of each fiscal year, for a period of not more than ten years from the date the ESPP is approved by our stockholders, commencing on January 1, 2026, and ending on (and including) January 1, 2035, in an amount equal to the lesser of (i) 1% of the total number of shares of all classes of the Company’s common stock outstanding on the last day of a given year; (ii) 1,500,000 shares of Class A common stock; and (iii) such lesser number of shares as determined by our board of directors at any time prior to the first day of a given year.
Administration.   Our board of directors or a committee of members of the board will administer the ESPP and will have full and exclusive authority to:
•
construe, interpret and apply the terms of the ESPP;

•
determine eligibility (subject to Section 423 of the Internal Revenue Code); and

•
adjudicate all disputed claims filed under the ESPP.

Eligibility.   Our employees who have been continuously employed by us for at least 30 days and who remain employed by us on the first day of any offering period may participate in the ESPP, except that no employee will be eligible to participate in the ESPP if, immediately after the grant of an option to purchase shares under the ESPP, that employee would own 5% of the total combined voting power or value of all classes of our common stock. In addition, employees who are citizens or residents of a foreign jurisdiction will be prohibited from participating in the ESPP if the grant of an option to such employees would be prohibited under the laws of such foreign jurisdiction or if compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code.
Participation.   In order to participate in the ESPP, an employee who is eligible at the beginning of an offering period will authorize payroll deductions between 1% and 30% of compensation on an after-tax basis for each pay date during the offering period (subject to the $25,000 annual statutory limit described in Section 423(b)(8) of the Code). A participant may not make any separate cash payment into his or her account, but may alter the amount of his or her payroll deductions during an offering period and may withdraw from participation. No participant may accrue options to purchase shares of our Class A common stock at a rate that exceeds $25,000 in fair market value of our Class A common stock (determined as of the first day of the offering period during which such rights are granted) for each year in which such rights are outstanding at any time.
Offering Periods.   The ESPP provides for consecutive offering period that are approximately 6 months in length, commencing on the date, as determined by the plan administrator prior to the start of the applicable offering period, with purchases being made on the last trading day of each offering period. The initial offering period under the ESPP will commence after the effectiveness of the registration statement of which this prospectus forms a part, on a date to be determined by the plan administrator.
Purchases.   On the last day of an offering period, also referred to as the exercise date, a participant’s accumulated payroll deductions are used to purchase shares of our Class A common stock. The maximum number of full shares subject to option shall be purchased for such participant at the applicable purchase price with the accumulated payroll deductions (and contributions) in his or her account. Participants are not entitled to any dividends or voting rights with respect to options to purchase shares of our Class A common stock under the ESPP. Shares received upon exercise of an option shall be entitled to receive dividends on the same basis as other outstanding shares of our Class A common stock.

Withdrawal and Termination of Employment.   A participant can withdraw all, but not less than all, of the payroll deductions and other contributions credited to his or her account for the applicable offering period by delivery of notice prior to the exercise date for such offering period. If a participant’s employment is terminated on or before the exercise date (including due to retirement or death), the participant will be deemed to have elected to withdraw from the ESPP, and the accumulated payroll deductions held in the participant’s account will be returned to the participant or his or her beneficiary (in the event of the participant’s death).
Adjustments upon Changes in Capitalization and Certain Transactions.   In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or other similar transaction, or other change in corporate structure affecting shares of our Class A common stock or their value, the plan administrator, in its sole discretion, is authorized to take action to:
•
terminate outstanding options in exchange for an amount of cash equal to the amount that would have been obtained if such options were currently exercisable;

•
provide for the assumption of outstanding options by a successor or survivor corporation (or a parent or subsidiary) or the substitution of similar rights covering such successor or survivor (or a parent or subsidiary);

•
make adjustments to the number and type of common stock subject to outstanding options under the ESPP or to the terms and conditions of outstanding options and options which may be granted in the future; and/or

•
shorten the offering period then in progress and set as the new exercise date the date immediately prior to the date of any transaction or event described above and provide for necessary procedures to effectuate such actions.

Amendment and Termination.   Our board of directors may amend, alter, suspend, discontinue, or terminate the ESPP at any time and for any reason, except that our board of directors may not, without stockholder approval, increase the maximum number of shares of Class A common stock that may be issued under the ESPP (except pursuant to or in connection with a change in capitalization or other transaction summarized above). Except as required to comply with Section 423 of the Code, as required to obtain a favorable tax ruling from the Internal Revenue Service, or as specifically provided in the ESPP, no such amendment, alteration, suspension, discontinuation, or termination of the ESPP may be made to an outstanding option which adversely affects the rights of any participant without the consent of such participant.
Outstanding Equity Awards at December 31, 2024
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2024.
Option Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Tyler Winklevoss
Cameron Winklevoss
Dan Chen(1)
Marshall Beard
Tyler Meade

(1)
No awards are shown for Mr. Chen because he did not hold any awards in the fiscal year ended December 31, 2024. Mr. Chen became an employee, and began serving as Chief Financial Officer, on March 17, 2025.

Director Compensation
None of our directors have received any compensation for their services as directors during the fiscal year ended December 31, 2024.
Following the effectiveness of the registration statement of which this prospectus forms a part, we will adopt the Gemini Space Station, Inc. Non-Employee Director Compensation Policy, which is designed to attract and retain the most qualified individuals to serve on our board of directors. The following summary is qualified in its entirety by reference to the policy, which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Director Compensation Policy
Our non-employee director compensation policy will become effective following the effectiveness of the registration statement of which this prospectus forms a part for each of our non-employee directors. Under the policy, our non-employee directors are eligible to receive cash retainers, which are payable quarterly and pro-rated for partial quarters of service, as set forth below.
Annual Retainer for Board Service
Annual service on the board of directors	$75,000
Additional retainer for annual service as a lead independent director of the board of directors	$50,000
Additional Annual Retainer for Committee Chairpersons
Annual service as audit and risk committee chairperson	$25,000
Annual service as compensation committee chairperson	$20,000
Annual service as nominating and governance committee chairperson	$15,000
Each individual who first becomes a non-employee director (other than at an annual meeting of the Company’s stockholders) is eligible to receive a one-time initial RSU grant with a grant date value of $200,000, with the aggregate number of RSUs subject to these grants determined by dividing $800,000 by the initial public offering price and rounding down to the nearest whole share, resulting in the issuance of an aggregate of 32,000 RSUs to non-employee directors, based on an assumed initial public offering price of $25.00 per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. The RSUs will vest on the first anniversary of the grant date, subject to the non-employee director’s continuous service through such date. Each individual who is serving as a non-employee director at an annual meeting of the Company’s stockholders (including each individual who first becomes a non-employee director at such annual meeting) is eligible to receive an annual RSU grant with a grant date value of $200,000 on the trading day following such annual meeting, which will vest on the earlier to occur of (i) the first anniversary of the grant date and (ii) the day immediately preceding the first annual meeting of stockholders to occur after the grant date, in each case, subject to the non-employee director’s continuous service through such date. A non-employee director will not be eligible to receive an annual RSU grant if such individual previously received a one-time initial RSU grant during the same calendar year. In the event of a change in control, all then-outstanding RSUs held by non-employee directors will become fully vested.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any of our non-employee directors for service as a non-employee director in a calendar year period will not exceed $1,000,000; provided, however, that such maximum will instead be $2,000,000 for the first year in which a non-employee director serves on our board of directors (or the second year, if such non-employee director does not receive any awards under the Equity Plan during the first year).
We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors for their attendance at meetings of the board of directors or any committee thereof.
Employee directors will receive no additional compensation for their service as a director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above under “Executive and Director Compensation,” the following is a description of transactions since January 1, 2022, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5.0% of our common stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
The Transactions
In connection with the Transactions, we will engage in transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions.
Other Related Party Transactions
Lending Agreements
We have entered into lending agreements with WCF to borrow ether and bitcoin for the purposes and on the terms set forth below. These agreements have no affirmative or negative covenants and are payable upon written notice from WCF, and are otherwise prepayable at our option, at any time and from time to time, with no fixed maturity date stipulated.
Margin:   Between March 2023 and July 2025, we entered into lending agreements for an aggregate amount of 103,430 ether and 5,486 bitcoin at loan fees between 4% and 8% per annum. The purpose of these lending agreements was to transfer all or a portion of such ether and bitcoin to Galaxy Digital and/or NYDIG, as applicable, in order to satisfy obligations to post collateral under the Galaxy Lending Agreement and NYDIG MRA, as applicable, and otherwise retain the remaining portion as additional margin as required under the Galaxy Lending Agreement and NYDIG MRA, as applicable. As of June 30, 2025, repayment obligations in respect of 39,699 ether and 1,031 bitcoin remained outstanding under these lending agreements. For the years ended December 31, 2023 and December 31, 2024, and for the six months ended June 30, 2025, $5,906,262, $8,510,666, and $4,037,427, respectively, in loan fees have been paid or accrued under these lending agreements.
Collateral:   Between May 2023 and October 2023, we entered into lending agreements for an aggregate amount of 840 bitcoin at loan fees between 4% and 5% per annum. The purpose of these lending agreements was to satisfy collateral obligations under certain indemnity and insurance agreements, dated May 4, 2023 and October 5, 2023, with Indemnity National Insurance Company and KEWA US Inc., which were entered into in connection with regulatory requirements for the MTLs that we hold. As of June 30, 2025, repayment obligations in respect of 840 bitcoin remained outstanding under these lending agreements. For the years ended December 31, 2023 and December 31, 2024, and for the six months ended June 30, 2025, $511,423, $2,436,442, and $2,068,144, respectively, in loan fees have been paid or have accrued under these agreements.
Other:   In December 2022, we entered into lending agreements for an aggregate amount of 30,000 ether and 5,000 bitcoin at loan fees of 4% per annum. The purpose of these lending agreements was to meet NYDFS capital reserve requirements and for general operations. As of June 30, 2025, repayment obligations in respect of nil ether and 2,811 bitcoin remained outstanding under these lending agreements. For the years ended December 31, 2023 and December 31, 2024 and for the six months ended June 30, 2025, $7,270,025, $10,151,545 and $6,284,923, respectively, in loan fees have been paid or have accrued under these lending agreements.
Convertible Debt
Convertible Notes:   Between September 2023 and March 2024, we issued four convertible promissory notes to WCF. The Convertible Notes accrue interest at 8% per annum, payable at the earlier of the maturity date, which is June 1, 2027, or on the date the notes convert. As of December 31, 2023 and December 31, 2024, the aggregate principal amount of the Convertible Notes was $130,103,179 and $200,000,000, respectively, and $1,351,205 and $16,551,278, respectively, of interest had accrued but remained unpaid. As of June 30, 2025, an aggregate principal amount of $200,000,000 was outstanding and $24,485,525 in interest had accrued but remained unpaid. The Convertible Notes provide liquidity for general operations. Pursuant to the terms of the Convertible Notes, immediately prior to the consummation of this offering, the outstanding amounts thereunder, as well as all accrued and unpaid interest thereon, will automatically convert into LLC Interests at a discount rate of 20% to the initial public offering price.
Convertible Term Loans:   In May 2024 and January 2025, we entered into two term loan agreements with WCF to make loan requests from time to time of a U.S. dollar denominated principal amount of up to $275,000,000 and $200,000,000, respectively, to be funded in bitcoin, ether, or such other cryptocurrency at an interest rate of no less than 4% and no greater than 16% per annum. The Convertible Term Loans provide liquidity for general operations and have a maturity date of June 1, 2027. As of December 31, 2024, an aggregate amount of $230,703,674 was outstanding and $6,505,261 in interest had accrued but remained unpaid. As of June 30, 2025, an aggregate amount of $405,522,836 was outstanding and $17,422,174 in interest had accrued but remained unpaid. Pursuant to the terms of the Convertible Term Loans, immediately prior to the consummation of this offering, the outstanding amounts thereunder, as well as all accrued and unpaid interest thereon, will automatically convert into LLC Interests at a discount rate of 20% to the initial public offering price.
Demand Notes
Between December 2022 and September 2023, we entered into six demand notes with WCF, with an aggregate principal amount of $38,640,000, and interest rates between 4.50% and 5.50% (the “Demand Notes”). The Demand Notes provided liquidity for general operations. For the year ended December 31, 2023, $241,294 in interest was paid under the Demand Notes. The Demand Notes were repaid in full in 2023 and there is no amount outstanding thereunder.
Other
In 2017, we entered into agreements with Elysian Networks, LLC (“Elysian”), Salient Systems, LLC (“Salient”), and Winklevoss Capital Management, LLC (“WCM”), each related parties through common ownership. The purpose of the 2017 Elysian agreement was for equipment leasing, cloud-based servers, data storage, and computer processing services. A nominee agreement for lease payments was also entered into with Elysian in 2019. For the years ended December 31, 2022, 2023, and 2024, and for the six months ended June 30, 2025, we incurred expenses of approximately $2.7 million, $1.7 million, $0.7 million, and $0.2 million, respectively, under the 2017 and 2019 Elysian agreements. On July 31, 2025, we incurred $0.5 million of expenses under this agreement in connection with repurchasing leased equipment. The purpose of the Salient agreement was for data center leased space, cloud based computing, and internet connectivity services. For the year ended December 31, 2022, we incurred expenses of approximately $0.3 million (no material amounts were incurred under the Salient agreement in other applicable periods). The purpose of the WCM agreement was for management and consulting services. For the year ended December 31, 2022 and for the six months ended June 30, 2025, we incurred expenses of approximately $0.3 million and $0.1 million (no material amounts were incurred under the WCM agreement in other applicable periods).
The agreements with Elysian, Salient, and WCM have been terminated. No further expenses will be incurred and no further payments will be made pursuant to these agreements.
In the future, we intend to enter into a services agreement with WCM for executive protection services.
Indemnification Agreements
Our amended and restated articles of incorporation and amended and restated bylaws, each as expected to be in effect upon the consummation of this offering, will provide that we shall indemnify each of our directors and officers to the fullest extent permitted by applicable law. For further information, see the section entitled “Description of Capital Stock—Limitation on Liability and Indemnification.” In connection with this offering, we will enter into customary indemnification agreements with each of our executive officers and directors that provide them with customary indemnification in connection with their service to us or on our behalf.

Registration Rights Agreement
Upon the completion of this offering, the holders of up to 19,040,525 shares of our Class A common stock and 75,372,380 shares of our Class B common stock will be entitled to certain registration rights. At any time beginning 180 days after the date of this prospectus, subject to certain exceptions and limitations, the holders of at least 25% of registrable securities then outstanding can request that we register the offer and sale of their shares on a registration statement on Form S-1 so long as the amount of anticipated aggregated offering proceeds, net of underwriting discounts and commissions and offering expenses, is at least $75 million.
If the Company is eligible to use a Form S-3 registration statement, the holders of at least 10% of registrable securities then outstanding can request that we register the offer and sale of their shares on such registration statement so long as the amount of anticipated aggregated offering proceeds, net of underwriting discounts and commissions and offering expenses, is at least $75 million.
Following this offering, if we propose to register any of our Class A common stock under the Securities Act, either for our account or for the account of our other security holders, holders will be entitled to certain piggyback registration rights allowing each to include their shares in the registration.
We must pay all registration expenses (including certain expenses of counsel for selling holders, but excluding underwriting discounts, selling commissions and transfer taxes) in connection with effecting any demand registration, piggyback registration, or shelf registration, and indemnify the holders against certain liabilities which may arise under the Securities Act.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our common stock (or their immediate family members or affiliates) is implicated, each of whom we refer to as a “related person,” or has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to Gemini’s Legal Team. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit and Risk Committee. In approving or rejecting such proposed transactions, the Audit and Risk Committee will be required to consider the relevant facts and circumstances available and deemed relevant to the Audit and Risk Committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit and Risk Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit and Risk Committee determines in the good faith in the exercise of its discretion. In the event that any member of our Audit and Risk Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the Audit and Risk Committee will review and may, in its discretion, ratify the related person transaction retroactively.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 1,666,667 shares of Class A common stock, or 10% of the shares being offered pursuant to this prospectus, to certain individuals and entities. The directed share program will not limit the ability of our directors, officers and their family members, or holders of more than 5% of our common stock, to purchase more than $120,000 in value of our shares of Class A common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or the extent to which they will purchase more than $120,000 in value of our Class A common stock.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2025, after giving effect to (i) the Transactions and (ii) the Additional Borrowings, by:
•
each person known by us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•
each member of our board of directors upon the consummation of this offering and each of our named executive officers;

•
the members of our board of directors upon the consummation of this offering and our executive officers as a group; and

•
each of the selling stockholders.

The number of shares of our Class A common stock and Class B common stock beneficially owned and percentages of beneficial ownership set forth below are based on (i) the number of shares of our capital stock to be issued and outstanding after giving effect to the Transactions and the Additional Borrowings (other than this offering), (ii) the concurrent private placement, and (iii) an assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power over such security, which includes the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by them.
A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding and to be beneficially owned by such person for the purposes of computing the ownership and percentage ownership of such person, but are not deemed to be outstanding for purposes of computing the ownership or percentage ownership of any other person, except with respect to the ownership and percentage ownership of all directors and executive officers as a group.
Unless otherwise indicated in the footnotes to the following table, the address of each of our directors, named executive officers and principal stockholders listed below is 600 Third Avenue, 2nd Floor, New York, NY 10016.

Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering and the Concurrent Private Placement				% Total Voting Power before this Offering and the Concurrent Private Placement(2)	Number of Shares Being Offered		Shares Beneficially Owned After this Offering and the Concurrent Private Placement Assuming No Exercise of Underwriters’ Option				% Total Voting Power after this Offering and the Concurrent Private Placement Assuming No Exercise of Underwriters’ Option(2)	Shares Beneficially Owned After this Offering and the Concurrent Private Placement Assuming Full Exercise of Underwriters’ Option				% Total Voting Power After this Offering and the Concurrent Private Placement Assuming Full Exercise of Underwriters’ Option(2)
	Class A(1)		Class B(1)					Class A(1)		Class B(1)			Class A(1)		Class B(1)
	Shares	%	Shares	%		No Exercise of Underwriters’ Option	Full Exercise of Underwriters’ Option	Shares	%	Shares	%		Shares	%	Shares	%
>5% Stockholders
Winklevoss Capital, Fund, LLC(3)	—	—	75,372,380	100.0%	96.8%	—	—	—	—	75,372,380	100.0%	94.5%	—	—	75,372,380	100.0%	94.5
Entities affiliated with Morgan Creek(4)	2,967,999	12.1%	—	—	*	—	—	2,967,999	6.8%	—	—	*	2,967,999	6.8%	—	—	*
Named Executive Officers, and Directors
Tyler Winklevoss(5)	—	—	75,372,380	100.0%	96.8%	—	—	—	—	75,372,380	100.0%	94.5%	—	—	745,372,380	100.0%	94.5%
Cameron Winklevoss(5)	—	—	75,372,380	100.0%	96.8%	—	—	—	—	75,372,380	100.0%	94.5%	—	—	75,372,380	100.0%	94.5%
Dan Chen	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Marshall Beard(6)	1,133,399	4.5%	—	—	*	—	209,779	1,133,399	2.6%	—	—	*	923,620	1.0%	—	—	*
Tyler Meade(7)	875,818	3.4%	—	—	*	—	170,747	875,818	2.0%	—	—	*	705,071	*	—	—	*
Sachin Jaitly(8)	39,998	*	—	—	*	—	—	39,998	*	—	—	*	39,998	*	—	—	*
Jonathan Durham	43,281	*	—	—	*	—	—	43,281	*	—	—	*	43,281	*	—	—	—
Jim Esposito	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Maria Filipakis(9)	7,379	*	—	—	*	—	—	7,379	*	—	—	*	7,379	*	—	—	*
Executive Officers and Directors as a Group (9 persons)	2,099,875	8.3%	75,372,380	100.0%	97.1%	—	308,526	2,099,875	4.8%	75,372,380	100.0%	94.7%	1,676,068	3.8%	75,372,380	100.0%	94.6%

(1)
Each holder of Class B common stock is entitled to ten votes per share and each holder of Class A common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(2)
Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock voting together as a single class (subject to class-specific weightings). See “Description of Capital Stock.”

(3)
Messrs. Tyler Winklevoss and Cameron Winklevoss are the Co-Founders and Principals of Winklevoss Capital Fund, LLC, as well as the Managers of the managing entity of Winklevoss Capital Fund, LLC, and exercise shared voting and dispositive control over the shares held by Winklevoss Capital Fund, LLC. The principal business address of Winklevoss Capital Fund, LLC is Farmers Bank Building, 301 N. Market Street, Suite 1463, Wilmington, Delaware 19801.

(4)
Consists of 2,514,070 shares of Class A common stock owned by Morgan Creek Private Opportunities, LLC Series M—Gemini and 453,929 shares of Class A common stock owned by Morgan Creek Digital Fund III, LP. Mark Yusko is the Manager of MCCM Group LLC, which is the Manager of Morgan Creek Capital Management LLC, which is the sole member in Morgan Creek Capital Partners, LLC, which is the Managing Member of Morgan Creek Private Opportunities, LLC Series M—Gemini. Mr. Yusko is also the Manager of Morgan Creek Digital, LLC, which is the General Partner of Morgan Creek Digital Fund III LP. The address of the foregoing entities is 301 W. Barbee Chapel Road, Suite 200, Chapel Hill, NC 27517. Mr. Yusko disclaims beneficial ownership of the shares held by the foregoing entities, except to the extent of his pecuniary interest in such shares.

(5)
Consists of the shares described in footnote 3 above. Messrs. Tyler Winklevoss and Cameron Winklevoss, our Chief Executive Officer and President, respectively, and members of our board of directors, are the Managers of the managing entity of Winklevoss Capital Fund, LLC, and as such may be deemed to have voting and dispositive power with respect to such shares. The principal business address of Winklevoss Capital Fund, LLC is Farmers Bank Building, 301 N. Market Street, Suite 1463, Wilmington, Delaware 19801.

(6)
Includes (i) 464,631 shares of restricted Class A common stock and (ii) 458,989 shares of Class A common stock issuable upon the vesting and settlement of RSUs held by Mr. Beard that will vest and settle in connection with this offering or within 60 days of August 31, 2025.

(7)
Includes (i) 369,657 shares of restricted Class A common stock and (ii) 335,414 shares of Class A common stock issuable upon the vesting and settlement of RSUs held by Mr. Meade that will vest and settle in connection with this offering or within 60 days of August 31, 2025.

(8)
Consists of 39,998 shares of Class A common stock beneficially owned by Tessera Venture Capital Fund II, LP (“Tessera Fund”). Mr. Jaitly is a Managing Partner of Tessera Fund and may be deemed to beneficially own the shares held by Tessera Fund. The principal business address of the foregoing entity is 101 W, 24th St, 14E, New York, NY, 10011. Mr. Jaitly disclaims beneficial ownership of the shares held by Tessera Fund, except to the extent of his pecuniary interest in such shares.

(9)
Includes 4,660 shares of restricted Class A common stock.

*
Represents beneficial ownership of less than 1%.

DESCRIPTION OF CAPITAL STOCK
The following is a description of our capital stock. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, each of which will be in effect upon the completion of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the NRS.
General
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the NRS. Upon the completion of this offering, our authorized capital stock will consist of:
•
1,000,000,000 shares of Class A common stock, par value $0.001 per share;

•
100,000,000 shares of Class B common stock, par value $0.001 per share; and

•
20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock
We have two classes of common stock: Class A and Class B. The Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by Nevada law or our amended and restated articles of incorporation.
Class A common stock
Voting Rights.   Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Dividend and Distribution Rights.   Holders of shares of our Class A common stock are entitled to receive dividends or other distributions ratably with holders of shares of our Class B common stock when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends or other distributions and to any restrictions on the payment of dividends or other distributions imposed by the terms of any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.
Liquidation Rights.   Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class B common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.
Other Matters.   All shares of our Class A common stock that will be outstanding at the time of the consummation of the offering will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Class B common stock
Voting Rights.   Holders of shares of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders.

Dividend Rights.   Holders of shares of our Class B common stock are entitled to receive dividends or other distributions ratably with holders of shares of our Class A common stock when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends or other distributions and to any restrictions on the payment of dividends or other distributions imposed by the terms of any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.
Liquidation Rights.   Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class B common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A common stock and the holders of a majority of the outstanding shares of the Class B common stock, each voting separately as a class.
Conversion.   Shares of our Class B common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class A common stock, on a one-for-one basis (in which case shares of our Class B common stock will be canceled on a one-for-one basis upon any such conversion and issuance). Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer (as defined in our amended and restated articles of incorporation), whether or not for value, except for certain permitted transfers described in our amended and restated articles of incorporation. All outstanding shares of Class B common stock will convert automatically into shares of our Class A common stock at 5:00 p.m. New York City time on the date fixed by the Board that is no less than 61 days and no more than 180 days following the earliest to occur of (a) the date of the death or disability of the last to die or become disabled of the Founders; provided that if only one of the Founders has died or become disabled, a voting proxy will be automatically granted to the other Founder over all of the shares of Class B common stock held by the dead or disabled person, his controlled entities which will hold the Class B common stock as of the closing of this offering, and their permitted transferees, such that the proxy holder will have exclusive voting control over such shares of Class B common stock; or (b) the date that the number of shares of Class B common stock or securities convertible into or exchangeable for Class B common stock held by the Founders, their controlled entities which will hold the Class B common stock as of the closing of this offering, and their permitted transferees, is less than 20% of the number of such shares held by them immediately following the closing of this offering.
Other Matters.   Our amended and restated articles of incorporation will not entitle holders of our Class B common stock to preemptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to our Class B common stock. All shares of our Class B common stock that will be outstanding at the time of the consummation of this offering will be fully paid and non-assessable. Upon the completion of this offering, the Founders will collectively own 100% of our outstanding Class B common stock.
Authorized but Unissued Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our amended and restated articles of incorporation permit our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders.
We will be able to issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium for their Class A common stock over the market price of the Class A common stock. In addition, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends or other distributions on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control, or other corporate action. As a result of these or other factors, the issuance of preferred stock may have an adverse impact on the market price of our Class A common stock.
Anti-Takeover Effects of Our Amended and Restated Articles of incorporation and Amended and Restated Bylaws and Certain Provisions of Nevada Law
The provisions of the NRS, our amended and restated articles of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Nevada Law
Combinations with Interested Stockholders
Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.”
These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.
In our original articles of incorporation, we opted out of these provisions, and in our amended and restated articles of incorporation, we will opt out of these provisions.
Acquisitions of Controlling Interests
Nevada law also protects a corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. These provisions are found in NRS 78.378 through 78.3793. Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights with respect to any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held at the request and at the expense of the acquiring person. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights, and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissenter’s rights under NRS Chapter 92A.
NRS 78.3788 provides that these statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business in Nevada directly or indirectly or through an affiliated corporation. NRS 78.378(2) provides that the corporation, by virtue of its articles of incorporation, bylaws or resolutions adopted by directors, may impose stricter requirements if it so desires. A corporation is entitled to opt out of these acquisition of controlling interest statutes by making an election in its articles of incorporation or bylaws, provided that the opt-out is in effect on the 10th day following the acquisition of a controlling interest by the acquiring person.
In our amended and restated bylaws, we will opt out of these statutes.
Dissenter’s Rights
Dissenting stockholders of a corporation engaged in certain major corporate transactions may be entitled to dissenter’s rights in Nevada. Pursuant to the NRS, stockholders who properly demand and perfect dissenter’s rights in connection with any corporate action giving rise to dissenter’s rights will have the right to receive payment of the fair value of their shares as determined by the District Court of the State of Nevada, plus interest, calculated in accordance with the applicable provisions of the NRS, on the amount to be the fair value, from the effective time of such corporate action through the date of payment of the judgment, in lieu of the consideration such stockholder would otherwise receive as a result of such action.
Under the NRS, a stockholder is entitled to dissent from, and obtain payment for, the fair value of the stockholder’s shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required for the merger, regardless of whether the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, or if the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133, (iii) consummation of a plan of conversion to which the corporation is a party, (iv) consummation of a plan of exchange in which the corporation is a party, (iv) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares, or (v) any corporate action to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.
Our amended and restated articles of incorporation will not provide for any dissenter’s rights in addition to those provided by the NRS.
Stockholder Derivative Actions
Under Nevada law, any of our stockholders may bring an action in our name to enforce any rights we have and procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Nevada law regarding derivative actions, including by making a pre-suit demand on our board of directors to pursue the claims or satisfying its burden to show that any pre-suit demand would be futile, and demonstrating that it is a fair and adequate representative of the interests of similarly-situated stockholders. Derivative actions may not be dismissed—including if there is a settlement—without notice to the stockholders and court approval.

Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws
Our amended and restated articles of incorporation and our amended and restated bylaws, each of which will become effective immediately prior to the completion of this offering, contain provisions that could make the following actions and transactions, among others, more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
Multiple Classes of Stock
Our amended and restated articles of incorporation will provide for a multiple class common stock structure, which will provide the Founders with significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions otherwise approved by our board of directors, such as a merger or other sale of our company or its assets.
Undesignated Preferred Stock
The ability to designate a series of our authorized “blank check” preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.
Special Stockholder Meetings
Our amended and restated articles of incorporation and amended and restated bylaws will provide that, subject to the terms of any series of preferred stock, a special meeting of stockholders may only be called by the chair of our board of directors, a majority of the directors then in office or by the Chief Executive Officer. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications.
Stockholder Action by Written Consent
Our amended and restated articles of incorporation will provide that, before the date (the “Trigger Date”) that the Founders collectively no longer beneficially own more than fifty percent (50%) of the total combined voting power of the outstanding common stock entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting with a written consent by stockholders holding at least a majority of the voting power of the then-outstanding capital stock entitled to vote thereon, and from and after the Trigger Date, no action may be taken by our stockholders by written consent.
Requirements for Advance Notification of Stockholder Proposals and Nominations
Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Classified Board; Election and Removal of Directors; Filling Vacancies
Our amended and restated articles of incorporation will provide that, from and after the Trigger Date, our board of directors will be divided into three classes, divided as nearly as equal in number as possible, where such directors in each class will serve for staggered three-year terms, with only one class of directors elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of the then-outstanding capital stock will be able to elect any director standing for election. Consistent with the minimum requirements under Nevada law, our amended and restated articles of incorporation will provide for the removal of any of our directors only upon a stockholder vote by the holders of not less than the minimum percentage of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon, voting together as a single class, then permitted under the NRS (and not less than a majority), which presently is not less than 66⅔% of such voting power. Our amended and restated articles of incorporation will provide that, from and after the Trigger Date, in addition to the minimum percentage of the voting power permitted under the NRS, directors may only be removed for cause.
Further, our board of directors has the exclusive right to set the size of the board of directors, and any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors.
Amendment
Any amendment of our amended and restated articles of incorporation relating to our capital stock, the management of our business, our board of directors, stockholder action by written consent, calling special meetings of stockholders, forum selection and the liability of our directors and officers, or the amendment, alteration, rescission or repeal our amended and restated bylaws will require approval by holders of at least 66⅔% of the voting power of all of the then-outstanding capital stock entitled to vote thereon, voting together as a single class. In addition, any amendment to our amended and restated bylaws will require approval by holders of at least 66⅔% of the voting power of all of the then-outstanding capital stock entitled to vote thereon, voting together as a single class.
Exclusive Forum and Limited Waiver of Jury Trial
Our amended and restated articles of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Eighth Judicial District Court of the State of Nevada sitting in Clark County, Nevada, will be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of us or on our behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, stockholder, employee, or agent or fiduciary of us to us or our stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against us arising pursuant to any provision of NRS Chapters 78 or 92A, our amended and restated articles of incorporation or our amended and restated bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our amended and restated bylaws, or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Further, our amended and restated articles of incorporation will provide that, in the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada will be the sole and exclusive forum and, in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal district court of the United States located within the State of Nevada will be the sole and exclusive forum. Unless we consent otherwise to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act, against any person in connection with any offering of the our securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and, accordingly, we cannot be certain that a court would enforce such provision.
Our amended and restated articles of incorporation will further provide that, to the fullest extent not inconsistent with any applicable U.S. federal laws (including the Securities Act and the Exchange Act), any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction (subject to the exclusive forum provisions in our amended and restated articles of incorporation) before the presiding judge as the trier of fact and not before a jury. Pursuant to NRS 78.046 (as amended effective May 30, 2025, pursuant to Assembly Bill No. 239), such requirement will conclusively operate as a waiver of the right to trial by jury by each party to any such internal action, but not to the extent any such waiver would be inconsistent with or prohibited under the federal securities laws (including the Securities Act and the Exchange Act) and the rules and regulations thereunder. Under NRS 78.046, the limited waiver of trial by jury is only intended to apply to “internal actions” brought in state courts in the State of Nevada and does not limit or otherwise affect any right to a jury trial in any other action, suit or proceeding (including in state courts outside of Nevada and U.S. federal courts). Therefore, the limited waiver of trial by jury will not apply to claims brought under the Exchange Act, which are subject to exclusive federal jurisdiction, and will only apply to Securities Act claims if such claims are properly brought in state courts in the State of Nevada and constitute an “internal action” under NRS 78.046.
To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum and limited jury waiver provisions in our amended and restated articles of incorporation, except our stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws (including the Securities Act and the Exchange Act) and the rules and regulations thereunder. These choice of forum and jury waiver provisions, to the extent applicable and enforceable, may limit a stockholder’s ability to bring a claim in a judicial forum, even if such stockholder may believe such different forum or trial by jury to be favorable or convenient for disputes with us or any of our current or former directors, officers, other employees, or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find these provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions or before a jury, which could harm our business, results of operations, and financial condition.
Limitation on Liability and Indemnification
To the fullest extent permitted by NRS Chapter 78, our directors and officers are not liable to us or any of our stockholders or creditors for monetary damages for breaches of fiduciary duties as a director or officer. Under Nevada law, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, a director or officer is not individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption established under NRS 78.138(3) (that such person, in deciding upon matters of business, acted in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted, and it is proven both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law. Our amended and restated articles of incorporation and amended and restated bylaws will include a provision that eliminates the individual liability of our directors and officers to the fullest extent permitted under Nevada law. In addition, we will indemnify, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is or was a director or officer of ours or, at our request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. We will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay the amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.
Registration Rights
Upon the completion of this offering, certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. For more information, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock will be Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.
Listing
We have been approved to list our Class A common stock on Nasdaq under the symbol “GEMI.” We do not intend to apply to have any other class of our common stock listed on a national securities exchange.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for shares of our Class A common stock. Future sales of shares of our Class A common stock in the public market after this offering, and the availability of shares for future sale, could adversely affect the market prices prevailing from time to time. As described below, only a limited number of shares of common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nonetheless, sales of substantial amounts of our Class A common stock in the future, or the perception that these sales could occur, could adversely affect prevailing market prices for our Class A common stock and could impair our future ability to raise equity capital.
Upon consummation of the offering and the concurrent private placement, we will have outstanding 43,410,689 shares of Class A common stock (or a maximum of 43,863,496 shares of Class A common stock if the underwriters exercise their option to purchase additional shares) and 75,372,380 shares of Class B common stock. Of these shares, 16,666,667 shares of Class A common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.
The remaining outstanding shares of our Class A common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.
As a result of the lock-up agreements described below and the provisions of Rules 144 or 701, all of the shares of our Class A common stock that will be deemed “restricted securities” will be available for sale in the public market beginning 180 days after the date of this prospectus.
Rule 144
The shares of common stock to be issued to existing holders of LLC Interests pursuant to the Transactions will be restricted securities under the meaning of Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.
In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of our Class A common stock then outstanding or the average weekly trading volume of our Class A common stock on Nasdaq during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Registration Statement on Form S-8
In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of   shares of Class A common stock that we expect to reserve for issuance under the Equity Plan and ESPP. The registration statement will become effective automatically upon filing with the SEC, and Class A common stock covered by the registration statement will be eligible for resale in the public market immediately after the effective date of the registration statement, subject to the lock-up agreements described below under “—Lock-Up Agreements.”

Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who received shares from us in connection with a compensatory plan or other written agreement before the effective date of this offering are entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.
Lock-Up Agreements
In connection with this offering, we, our executive officers, our directors, and the holders of substantially all of our shares of capital stock, including the selling stockholders and the purchaser of our shares of Class A common stock in the concurrent private placement, have agreed with the underwriters that they will not, subject to certain exceptions, dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus. See “Underwriting.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of certain U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined herein) with respect to the ownership and disposition of shares of our Class A common stock sold pursuant to this offering and who hold such shares as a capital asset (generally, property held for investment) within the meaning of the Code. This summary is based on the Code, Treasury Department regulations promulgated thereunder (the “Regulations”), administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS, and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. This summary is not a complete description of all of the U.S. federal income tax considerations that may be relevant to a particular Non-U.S. Holder. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
banks, insurance companies and other financial institutions;

•
brokers, dealers or traders in securities;

•
certain former citizens or residents of the United States;

•
persons that elect to mark their securities to market;

•
persons holding our common stock as part of a straddle, hedge, conversion or other integrated transaction;

•
persons whose functional currency is not the U.S. dollar;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons who acquired shares of our common stock as compensation or otherwise in connection with the performance of services;

•
controlled foreign corporations;

•
passive foreign investment companies; and

•
tax-exempt organizations.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our Class A common stock.
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions, or (ii) that has otherwise validly elected to be treated as a U.S. person under the applicable Regulations.

If a partnership (or other entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner or beneficial owner of the entity or arrangement will generally depend on the status of the partner or beneficial owner and the activities of the entity or arrangement. Partners in a partnership (or beneficial owners of another entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our Class A common stock.

Distributions
As discussed under the section titled “Dividend Policy,” while we do not currently anticipate paying regular cash dividends or other distributions to our Class A common stockholders on an annual or quarterly basis, we may pay special dividends from time to time. If we do make distributions of cash or property (other than certain stock distributions) with respect to our Class A common stock (or if we engage in certain redemptions that are treated as distributions with respect to our Class A common stock), any such distributions generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our Class A common stock and thereafter as capital gain from the sale, exchange or other taxable disposition of our Class A common stock, with the tax treatment described below in “—Sale or Other Disposition of Shares of Our Class A Common Stock.”
Subject to the discussion below on effectively connected income, distributions treated as dividends paid on our Class A common stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will generally be required to (i) provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or any appropriate successor or replacement forms), as applicable, certifying that it is not a U.S. person as defined under the Code and that it is entitled to benefits under the treaty or (ii) if such Non-U.S. Holder’s Class A common stock is held through certain foreign intermediaries or foreign partnerships, satisfy the relevant certification requirements of applicable Regulations, including by having the Non-U.S. Holder provide appropriate documentation to the foreign intermediary or foreign partnership, who then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation but that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Subject to the discussion below under “—Foreign Account Tax Compliance Act,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI or other applicable or successor form. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax on a net income basis as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).
Sale or Other Disposition of Shares of Our Class A Common Stock
A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our Class A common stock unless:
•
such gain is “effectively connected” with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or
•
we are or become a United States real property holding corporation (as defined in Section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, and either (i) our Class A common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs, or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of our Class A common stock.

Although there can be no assurance in this regard, we believe that we are not a USRPHC, and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Certain rules may require withholding at a rate of 30% on dividends in respect of our Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with an intergovernmental agreement between the United States and an applicable foreign country to report such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Treasury Department. We will not pay any amounts to holders in respect of any amounts withheld. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

UNDERWRITING
The Company, the selling stockholders, and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are the representatives of the underwriters (the “Representatives”).
Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Cantor Fitzgerald & Co.
Evercore Group L.L.C.
Mizuho Securities USA LLC
Truist Securities, Inc.
Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC
Keefe, Bruyette & Woods, Inc.
Needham & Company, LLC
Rosenblatt Securities Inc.
Academy Securities, Inc.
AmeriVet Securities, Inc.
Roberts & Ryan, Inc.
Total	16,666,667
The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares of Class A common stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 452,807 and 380,526 shares of Class A common stock from the Company and the selling stockholders, respectively, to cover sales by the underwriters of a greater number of shares of Class A common stock than the total number set forth in the table above. They may exercise that option for 30 days. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares of Class A common stock in approximately the same proportion as set forth in the table above.
We will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 452,807 and 380,526 additional shares of Class A common stock from the Company and the selling stockholders, respectively.
Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share	—	$
Total	—	$
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $11.2 million (of which approximately $2.7 million was paid as of June 30, 2025). We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $50,000. The underwriters have agreed to reimburse certain of our expenses in connection with the offering. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. After the initial offering of the shares of Class A common stock, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We currently anticipate that up to 30% of the shares of Class A common stock offered hereby will, at our request, be offered to retail investors through Robinhood Financial, LLC, SoFi Securities LLC, Futu Securities International (Hong Kong) Limited, Moomoo Financial Singapore Pte. Ltd, Moomoo Financial Inc., Webull Financial LLC and/or other platforms, as selling group members, via their respective online brokerage platforms. These platforms are not affiliated with us. Purchases through the these platforms will be subject to the terms, conditions and requirements set by each selling group member. Any purchase of our Class A common stock in this offering through these platforms will be at the same initial public offering price, and at the same time, as any other purchases in this offering, including purchases by institutions and other large investors. The selling group members’ platforms and information on the selling group members’ applications do not form a part of this prospectus.
We have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of the Representatives, (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the shares offered by this prospectus, including, but not limited to, any options or warrants to purchase shares of Class A common stock, shares of Class B common stock or any other securities that are convertible into or exchangeable for, or that represent the right to receive shares of our common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, provided that the foregoing restrictions will not apply to:
(a)   the shares to be sold by us under this offering;
(b)   the securities issued, transferred, redeemed or exchanged in connection with the Transactions;
(c)   our issuance of common stock or any securities or other awards convertible into, exercisable for, or that represent the right to receive common stock pursuant to our equity incentive plans or employee stock purchase plans described in this prospectus or otherwise in equity compensation arrangements described in this prospectus or any shares of common stock issuable upon the conversion, exercise or settlement of such awards;
(d)   our issuance of shares upon the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise, conversion or settlement and in respect of tax withholding payments due upon the exercise of options or the vesting of equity-based awards) or the settlement of RSUs or other equity awards (including net settlement and in respect of tax withholding payments), in each case, outstanding on or prior to the date of this prospectus or as otherwise contemplated by any Lock-Up Agreement (as defined below) entered into by our securityholders;
(e)   facilitating the establishment of a trading plan on behalf of a securityholder, officer or director of ours pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common stock as permitted by a Lock-Up Agreement;
(f)   the entry into an agreement providing for our issuance of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with the acquisition by us or any of our subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement;
(g)   the entry into any agreement providing for the issuance of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement; and
(h)   the filing of any registration statement on Form S-8 or a successor form thereto relating to the resale of securities as contemplated by any Lock-Up Agreement or our equity incentive plans or employee stock purchase plans described in this prospectus or any assumed employee benefit plan contemplated by clause (f);
provided that in the case of clauses (f) and (g), the aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to clauses (f) and (g) shall not exceed 7.5% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering; and provided further that, in the case of clauses (c), (f) and (g), the recipient of such securities shall have executed a Lock-Up Agreement on or prior to the date of issuance of such securities.
Our directors and executive officers, and holders of substantially all of our capital stock, including the selling shareholders and the purchaser of our shares of Class A common stock in the concurrent private placement (each, a “Lock-Up Party”), have entered into lock-up agreements (each, a “Lock-Up Agreement”) with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the Representatives:
•
offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Class A common stock, or any options or warrants to purchase any shares of the Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock (such options, rights, warrants or other securities, collectively, “Derivative Instruments”), including, without limitation, any such Class A common stock or Derivative Instruments now owned or hereafter acquired by the Lock-Up Party (collectively, the “Lock-Up Securities”);

•
engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Lock-Up Party or someone other than the Lock-Up Party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any

Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Class A common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”);
•
make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, provided that, to the extent the Lock-Up Party has demand and/or piggyback registration rights, the foregoing shall not prohibit such Lock-Up Party from notifying the Company privately that it is or will be exercising its demand and/or piggyback registration rights following the expiration of the Lock-up Period and undertaking any preparations related thereto, including any confidential submission of a registration statement with the SEC during the Lock-up Period; or

•
otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described above.

Notwithstanding the foregoing, the Lock-Up Party may:
(a)
transfer its Lock-Up Securities:

(i)
as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes;

(ii)
upon death by will, testamentary document or intestate succession;

(iii)
if the Lock-Up Party is a natural person, to any member of such Lock-Up Party’s immediate family or to any trust for its direct or indirect benefit or its immediate family or, if the Lock-Up Party is a trust, to a trustor, trustee or beneficiary of the trust or the estate of a beneficiary of such trust or an entity wholly-owned by one or more members of its immediate family;

(iv)
to a corporation, partnership, limited liability company or other entity of which the Lock-Up Party and its immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)
to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a)(i) through (iv) above;

(vi)
if the Lock-Up Party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is its affiliate (as defined in Rule 405 under the Securities Act), or to any investment fund or other entity which fund or entity is controlling, controlled by, managing or managed by or under common control with such Lock-Up Party or its affiliates, or (B) as part of a distribution, transfer or disposition by the Lock-Up Party to its stockholders, limited partners, general partners, limited liability company members or other equityholders or to the estate of any such stockholders, limited partners, general partners, limited liability company members or other equityholders;

(vii)
by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or other court or regulatory agency order;

(viii)
to us from an employee of our upon death, disability or in connection with the termination of employment, in each case, of such employee;

(ix)
if the Lock-Up Party is not an officer or director of ours, in connection with a sale of its shares of Class A common stock acquired (A) from the underwriters in this offering or (B) in open market transactions after the closing date of this offering;

(x)
to us in connection with the vesting, settlement or exercise of RSUs, restricted stock, options, warrants, or other rights to purchase shares of Class A common stock (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or vest during the Lock-Up Period, including any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such RSUs, restricted stock, options, warrants or other rights, or in connection with the conversion or exchange of convertible or exchangeable securities of ours or any of our subsidiaries, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan or arrangement, or pursuant to the terms of convertible or exchangeable securities, as applicable, each as described in this prospectus; provided that any securities received upon such vesting, settlement, exercise or conversion that are not transferred to cover any such tax obligations shall be subject to the terms of the Lock-Up Agreement;
(xi)
in connection with the sale or other transfer of the Lock-Up Party’s shares of Class A common stock to satisfy any tax obligations or payments due as a result of (A) the exercise of stock options, if such options expire or the post-termination exercise period applicable to such options expire during the Lock-Up Period or (B) the settlement of RSUs pursuant to awards granted under a stock incentive plan or other equity award plan or arrangement described in this prospectus, provided that, in each case, any securities received upon such exercise or settlement that are not transferred to cover any such tax obligations shall be subject to the terms of the Lock-Up Agreement;

(xii)
to us in connection with the conversion, exchange or reclassification of any outstanding equity securities of ours into shares of Class A common stock, or any reclassification, exchange or conversion of the Class A common stock, in each case as described and as contemplated in this prospectus; provided that any such shares of Class A common stock received upon such conversion, exchange or reclassification shall be subject to the terms of the Lock-Up Agreement;

(xiii)
in “sell to cover” or similar open market transactions (including, without limitation, sales pursuant to any written plan meeting the requirements of Rule 10b5-1 under the Exchange Act) relating to the transfer, sale or other disposition of the Lock-Up Party’s Lock-Up Securities during the Lock-Up Period to satisfy tax withholding obligations as a result of the exercise, vesting and/or settlement of Company equity awards (including options and RSUs) held by the Lock-Up Party and issued pursuant to a plan or arrangement described in the Prospectus;

(xiv)
with the prior written consent of the Representatives on behalf of the underwriters; or

(xv)
to the underwriters pursuant to the Underwriting Agreement; provided that (A) in the case of clauses (a)(i), (ii), (iii), (iv), (v) and (vi) above, such transfer or distribution shall not involve a disposition for value, (B) in the case of clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, shall sign and deliver a lock-up agreement in the form of the Lock-Up Agreement, (C) in the case of clauses (a)(i) (ii), (iii), (iv), (v), (vi) (vii), (viii), (ix), (x), (xi), (xii) and (xiii) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under the Exchange Act, or other public filing, report or announcement shall be voluntarily made, and if any such filing, report or announcement shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clauses (a)(i) or (vii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of the Lock-Up Agreement;

(b)
enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the Lock-Up Party’s Lock-Up Securities, if then permitted by us, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the Lock-Up Period and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made regarding the establishment of such plan during the Lock-Up Period, and if any such filing, report or announcement shall be legally required during the

Lock-Up Period, such filing, report or announcement shall include a statement that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the Lock-Up Period; and
(c)
transfer the Lock-Up Party’s Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of the our capital stock involving a change of control of the Company; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-Up Party’s Lock-Up Securities shall remain subject to the provisions of the Lock-Up Agreement.

Prior to the offering, there has been no public market for the shares of Class A common stock. The initial public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares of Class A common stock, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have been approved to list the common stock on Nasdaq under the symbol “GEMI.”
In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares of Class A common stock for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of Class A common stock pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares of Class A common stock for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Class A common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
Directed Share Program
At our request, the underwriters have reserved up to 1,666,667 shares of Class A common stock, or 10% of the shares offered by this prospectus, for sale, at the initial public offering price through a directed share program to:

•
certain of our long-standing users who meet our internally-defined engagement criteria;

•
our current employees;

•
members of our board of directors and executive officers;

•
friends and family members of our directors, officers, and employees;

•
strategic business partners; and

•
pre-IPO investors and other individuals or entities with whom we have significant professional relationships

The sales will be made at our direction by Goldman Sachs & Co. LLC and its respective affiliates through a directed share program. At this time, no indications of interest will be taken. Once the preliminary prospectus has been filed, an invitation package will be made available or sent to each person identified by management, which will include the preliminary prospectus and other directed share program documentation. An invitation to participate in the directed share program does not guarantee that the participant will receive an allocation of shares. Accordingly, we cannot provide any assurance that any category of participant set forth above will receive an invitation or an allocation in the directed share program. If a potential participant is interested in participating, that participant will be required to complete the required documentation and will be required to return such documentation to the program administrator. The program administrator will not accept funds from any participant until after the registration statement for this offering is declared effective, this offering is priced, and the participants are notified of their final allocation and given an opportunity to confirm that they wish to purchase the shares allocated to them. After the registration statement has been declared effective and this offering is priced, we and the program administrator will prepare a final approved list of allocations. Allocations may be reduced below requested amounts if demand exceeds the directed share program allotment. The program administrator will notify each participant who has been allocated shares of the number of shares that have been allocated and the total purchase price due upon confirmation of their participation. Thereafter, participants will be required to wire or transfer their funds to the program administrator. The shares under the directed share program will be allocated following pricing and settle in the same manner as the shares sold to the general public.
If purchased, these shares will not be subject to a lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up agreements as a result of their relationships with us. The number of shares Class A common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares reserved for the directed share program.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities, and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of Class A common stock may not be made in that Relevant Member

State, except that an offer to the public in that Relevant Member State of any shares of Class A common stock may be made at any time under the following exemptions under the EU Prospectus Regulation:
(a)
to any legal entity which is a “qualified investor” as defined under the EU Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of shares of Class A common stock shall result in a requirement for the Company and/or selling stockholders or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Representatives and the Company that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.

In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.
The Company, the Representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Representatives of such fact in writing may, with the prior consent of the Representatives, be permitted to acquire shares of Class A common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
An offer to the public of any shares of Class A common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of Class A common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided that no such offer of shares of Class A common stock shall result in a requirement for the Company or any Representatives to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Representatives and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.
The Company, the Representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Representatives of such fact in writing may, with the prior consent of the Representatives, be permitted to acquire shares of Class A common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock.
This prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high-net-worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1) – (3) together being referred to as “relevant persons”). The shares of Class A common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of Class A common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a “relevant person” (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (“FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Brazil
THE OFFER AND SALE OF THE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE BRAZILIAN SECURITIES COMMISSION (COMISSÃO DE VALORES MOBILIÁRIOS, OR “CVM”) AND, THEREFORE, WILL NOT BE CARRIED OUT BY ANY MEANS THAT WOULD CONSTITUTE A PUBLIC OFFERING IN BRAZIL UNDER CVM RESOLUTION NO 160, DATED 13 JULY 2022, AS AMENDED (“CVM RESOLUTION 160”) OR UNAUTHORIZED DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. THE SECURITIES MAY ONLY BE OFFERED TO BRAZILIAN PROFESSIONAL INVESTORS (AS DEFINED BY APPLICABLE CVM REGULATION), WHO MAY ONLY ACQUIRE THE SECURITIES THROUGH A NON-BRAZILIAN ACCOUNT, WITH SETTLEMENT OUTSIDE BRAZIL IN NON-BRAZILIAN CURRENCY. THE TRADING OF THESE SECURITIES ON REGULATED SECURITIES MARKETS IN BRAZIL IS PROHIBITED.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Class A common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.
Italy
The offering of shares of Class A common stock has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no shares of Class A common stock may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the shares of Class A common stock may not be distributed in Italy except:
•
to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•
in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

•
Any offer, sale or delivery of the shares of Class A common stockor distribution of copies of this prospectus or any other documents relating to the shares of Class A common stock in the Republic of Italy must be:

•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•
in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•
in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

•
Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the shares of Class A common stock on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

•
Furthermore, shares of Class A common stock which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the shares of Class A common stock being declared null and void and in the liability of the intermediary transferring the shares of Class A common stock for any damages suffered by such non-qualified investors.

Switzerland
The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the shares of Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares of Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.
Monaco
The shares of Class A common stock may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

Peoples Republic of China
This prospectus will not be circulated or distributed in the PRC and the shares of Class A common stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Korea
The shares of Class A common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea (the “FSCMA”), and the decrees and regulations thereunder and the shares of Class A common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the Class A common stock may be offered, sold, or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea (the “FETL”), and the decrees and regulations thereunder. The Class A common stock has not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Class A common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Class A common stock. By the purchase of the Class A common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Class A common stock pursuant to the applicable laws and regulations of Korea.
Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than to persons falling within the categories specified under Schedule 6 or Section 229(l)(b), Schedule 7 or Section 230(l)(b) and Schedule 8 or Section 257(3) of the Capital Market and Services Act, 2007 of Malaysia: (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares of Class A common stock as principal, if the offer is on terms that the shares of Class A common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of Class A common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital

Markets and Services Act 2007. The Securities Commission of Malaysia shall not be liable for any non-disclosure on the part of our company and assumes no responsibility for the correctness of any statements made or opinions or reports expressed in this prospectus.
Thailand
This prospectus does not, and is not intended to, constitute a public offering in Thailand. The shares of Class A common stock may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares Class A common stock to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.
Taiwan
The Class A common stock has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A common stock in Taiwan
Saudia Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (the “CMA”), pursuant to resolution number 2-11-2004 dated October 4, 2004, as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Qatar
The shares of Class A common stock described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
United Arab Emirates
The shares of Class A common stock have not been, and are not being, publicly offered, sold, promoted, or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering, and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, or the DFSA.
Abu Dhabi Global Market
The Abu Dhabi Global Market (“ADGM”), including the Financial Services Regulatory Authority and the Registration Authority does not accept any responsibility for the content of the information included in this prospectus, including the accuracy or completeness of such information. The liability for the content of this prospectus lies with the issuer of this prospectus and other persons, such as experts, whose opinions are included in this prospectus with their consent. The ADGM has also not assessed the suitability of the securities to which this prospectus relates to any particular investor or type of investor. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus or are unsure whether the securities to which this prospectus relates are suitable for your individual investment objectives and circumstances, you should consult an authorized financial adviser.
Dubai International Financial Centre (the “DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
CONCURRENT PRIVATE PLACEMENT
Nasdaq, Inc. has entered into an agreement with us pursuant to which it has agreed to purchase $50 million of our Class A common stock in a private placement at a per share price equal to the initial public offering price less underwriting discounts and commissions. Based on the initial public offering price of $25.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, Nasdaq, Inc. will purchase 2,116,402 shares of our Class A common stock. We will receive the full proceeds and will not pay any underwriting discounts or commissions with respect to the shares that are sold in the private placement. Our agreement with Nasdaq, Inc. is contingent upon, and is scheduled to close immediately subsequent to, the closing of this offering as well as the satisfaction of certain conditions to closing. The sale of these shares will not be registered in this offering and will be subject to a 180 day lock-up agreement with the underwriters. See the section titled “Shares Eligible for Future Sale—Lock-Up Arrangements” for additional information regarding such restrictions. We refer to the private placement as the concurrent private placement.
LEGAL MATTERS
Certain matters of U.S. federal and New York state law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. The validity of the shares of the Class A common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.
EXPERTS
The financial statements of Gemini Space Station, LLC as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statement of Gemini Space Station, Inc. as of February 5, 2025, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm,

as stated in their report. Such financial statement is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, with respect to the shares of Class A common stock offered hereby. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. References in this prospectus to any of our contracts or other documents are not necessarily complete, and each such reference is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. For additional information about us and the shares of Class A common stock offered hereby, you should refer to the registration statement and the exhibits thereto, which are available on the internet website maintained by the SEC at www.sec.gov.
Upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic and current reports, proxy statements and other information with the SEC. We expect to make these reports and other information filed with or furnished to the SEC available, free of charge, through our website at www.gemini.com as soon as reasonably practicable after the reports and other information are filed with or furnished to the SEC. Additionally, the SEC maintains an internet website that contains such reports and other information filed electronically with the SEC at www.sec.gov.
The information contained on, or that can be accessed through, the websites referenced in this prospectus is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making an investment decision to purchase shares of our shares of Class A common stock. We have included the website addresses referenced in this prospectus only as inactive textual references and do not intend them to be active links to such website addresses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholder and the Board of Directors of Gemini Space Station, Inc.
Opinion on the Financial statement
We have audited the accompanying balance sheet of Gemini Space Station, Inc. (the “Company”) as of February 5, 2025, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of February 5, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York, New York
August 15, 2025
We have served as the Company’s auditor since 2025.

Gemini Space Station, Inc.
Balance Sheets
	June 30, 2025	February 5, 2025
	(Unaudited)
Stockholder’s equity
Common stock, par value $0.001 per share, 100 shares authorized, issued and outstanding	$0.10	$0.10
Additional paid-in capital	9.90	9.90
Deemed non-cash contribution from Gemini Space Station, LLC	(10.00)	(10.00)
Total stockholder’s equity	$—	$—
The accompanying notes are an integral part of this balance sheet.

1.   Organization
Gemini Space Station, Inc., (the “Corporation”) a Nevada corporation, was formed on February 4, 2025 with a fiscal year end of December 31. Pursuant to a reorganization, the Corporation will become a holding company, and its principal asset will be a controlling equity interest in Gemini Space Station, LLC (“GSS, LLC”), a related party. The Corporation will be the sole managing member of GSS, LLC and will control all of the businesses and affairs of GSS, LLC.
2.   Summary of Significant Accounting Policies
Basis of Accounting
The balance sheets have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Separate statements of operations, comprehensive income, changes in stockholder’s equity and cash flows have not been presented in the financial statements because there have been no activities in this entity or because the single transaction is fully disclosed below.
Unaudited Interim Financial Information
The accompanying interim balance sheet as of June 30, 2025, and the related notes are unaudited. The unaudited interim balance sheet has been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial statements. In management’s opinion, the unaudited balance sheet includes all the adjustments necessary to state fairly the Corporation’s position as of June 30, 2025. Separate interim statements of operations, comprehensive income, changes in stockholder’s equity and cash flows have not been presented in the financial statements because there have been no activities in this entity or because the single transaction is fully disclosed below.
3.   Stockholder’s Equity
The Corporation is authorized to issue 100 shares of Common Stock, par value $0.001 per share (“Common Stock”). Under the corporation’s certificate of incorporation in effect as of February 5, 2025, all shares of Common Stock are identical. In exchange for a related party receivable of $10, the Corporation has issued 100 shares of Common Stock, all of which were held by GSS, LLC as of February 5, 2025 and June 30, 2025 (unaudited), respectively.
4.   Subsequent Events
The Corporation has evaluated subsequent events through August 15, 2025 and is not aware of any subsequent events that would require recognition or disclosure.

Gemini Space Station, LLC and Subsidiaries

Consolidated Financial Statements and Report of Independent
Registered Public Accounting Firm
As of and for the years ended December 31, 2024 and 2023

Gemini Space Station, LLC and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the members and the Board of Managers of Gemini Space Station, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Gemini Space Station, LLC and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, cash flows and changes in convertible preferred units and members’ deficit, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for digital assets in 2023 due to the adoption of Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60).
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York, NY
May 30, 2025
We have served as the Company’s auditor since 2022.

Gemini Space Station, LLC and Subsidiaries
Consolidated Balance Sheets
(in thousands)
	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$42,847	$32,769
Restricted cash and cash equivalents	28,383	30,834
Customer custodial funds	575,628	383,227
Crypto assets held	470,101	327,866
Receivable, crypto assets pledged	168,300	159,427
Accounts receivable, net(1)	65,368	26,507
Prepaid expenses and other current assets	37,134	16,070
Total current assets	1,387,761	976,700
Software, property and equipment, net	17,152	21,397
Intangible assets, net	162,143	184,966
Other non-current assets	26,872	27,945
Total assets	$1,593,928	$1,211,008
Liabilities, Convertible Units, and Members’ Deficit
Current liabilities:
Custodial funds due to customers	$574,080	$382,350
Accounts payable(2)	17,568	12,483
Accrued expenses(2)	38,907	188,021
Third party loans	117,612	107,531
Related party loans	562,162	464,024
Other current liabilities	38,448	8,596
Total current liabilities	1,348,777	1,163,005
Non-current liabilities:
Lease liabilities	20,153	23,010
Related party convertible notes	248,783	134,928
Related party loans	237,209	—
Total non-current liabilities	506,145	157,938
Total liabilities	1,854,922	1,320,943
Commitments and contingencies (Note 21)
Convertible preferred units: 30,955 Series A Units authorized, issued and outstanding with an aggregate liquidation preference of $223,022 as of December 31, 2024 and 2023; 8,910 Series B Units authorized as of December 31, 2024 and 2023; 8,887 Series B Units issued and outstanding as of December 31, 2024 and 2023; and the Series B Units had an aggregate liquidation preference of $423,903 as of December 31, 2024 and 2023	534,368	534,368
Members’ deficit:
Common Units: 54,201 Common Units authorized as of December 31, 2024 and 2023; 50,761 and 49,694 Common Units issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	662,091	656,495
Accumulated other comprehensive income	2,987	1,096
Accumulated deficit	(1,460,440)	(1,301,894)
Total members’ deficit	(795,362)	(644,303)
Total liabilities, convertible units, and members’ deficit	$1,593,928	$1,211,008

(1)
Includes related party amounts of $0.2 million and $0.5 million in Accounts receivable, net as of the years ended December 31, 2024 and 2023, respectively, as outlined in Note 20. Related Party Transactions.

(2)
Includes related party amounts of $0.1 million and $0 in Accrued expenses and $0 and $0.1 million in Accounts payable as of the year ended December 31, 2024 and 2023, respectively, as outlined in Note 20. Related Party Transactions.

See accompanying notes to consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per unit data)
	Year Ended December 31,
	2024	2023
Revenue:
Net revenue(1)	$140,864	$96,313
Other revenue	1,301	1,824
Total revenue	142,165	98,137
Operating expenses:
Salaries and compensation	130,487	140,757
Technology(1)	63,663	55,036
General and administrative(2)	39,135	56,727
Legal expense	12,166	98,761
Transaction losses	19,915	27,613
Sales and marketing	22,565	20,627
Transaction processing	20,059	10,211
Total operating expenses	307,990	409,732
Operating loss	(165,825)	(311,595)
Other income (expense):
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	462,886	368,091
Realized and unrealized loss on related party crypto loans	(417,335)	(355,354)
Change in fair value on related party convertible notes	(30,663)	(4,138)
Interest expense on related party loans	(42,804)	(17,084)
Interest expense on third party loans	(12,198)	(8,857)
Other income, net	55,019	5,188
Total other income (expense)	14,905	(12,154)
Net loss before income taxes	(150,920)	(323,749)
Income tax benefit (provision)	(7,626)	4,074
Net loss	$(158,546)	$(319,675)
Net loss per unit attributable to common unitholders
Basic	$(9.86)	$(20.26)
Diluted	$(9.86)	$(20.26)
Weighted average Common Units outstanding – basic and diluted:	16,081	15,777
Net loss	(158,546)	(319,675)
Other comprehensive income (loss):
Foreign currency translation, net of tax	(15)	600
Change in fair value attributable to instrument-specific credit risk	1,906	664
Total other comprehensive income	1,891	1,264
Comprehensive loss	$(156,655)	$(318,411)

(1)
Includes related party amounts of $2.2 million and $1.0 million in Net revenue and $0.7 million and $1.7 million in Technology expenses for the years ended December 31, 2024 and 2023, respectively, as outlined in Note 20. Related Party Transactions.

(2)
Includes related party amounts of $0 and less than $0.1 million in General and administrative expenses for the years ended December 31, 2024 and 2023, respectively, as outlined in Note 20. Related Party Transactions.

See accompanying notes to consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(158,546)	$(319,675)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	32,961	32,221
Impairment of intangible assets	—	13,929
Lease and leasehold improvement impairment	376	7,474
Change in fair value on related party convertible notes	30,663	4,138
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	(462,886)	(368,091)
Realized and unrealized loss on related party crypto loans	417,335	355,354
Provision for transaction losses	19,915	27,613
Stock-based compensation	5,596	15,840
Crypto assets received as revenue	(15,664)	(8,759)
Crypto asset payments for expenses	98,413	9,706
Non-cash lease expense	1,417	2,321
Other operating activities, net	2,301	2,562
Changes in operating assets and liabilities:
Purchase of crypto assets	(62,390)	(35,562)
Disposal of crypto assets	87,390	25,975
Accounts receivable	(249)	(27,637)
Other assets	42,967	2,381
Accounts payable and accrued expenses	(143,765)	67,200
Payables due to related parties	34,674	(4,853)
Payables due to third parties	11,167	1,031
Lease liabilities	(2,282)	(3,599)
Other liabilities	(48,353)	(6,863)
Net cash used in operating activities	(108,960)	(207,294)
Cash flows from investing activities
Proceeds from disposal of crypto assets	145,488	56,544
Purchases of credit card receivables	(431,034)	(87,953)
Proceeds from repayments of credit card receivables	375,484	71,264
Capitalization of internally developed software costs	(4,753)	(6,207)
Purchase of software, property and equipment	(1,226)	(729)
Purchase of equity investments	(350)	(101)
Sale of equity investments	—	400
Net cash provided by investing activities	83,609	33,218
See accompanying notes to consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)
(in thousands)
	Year Ended December 31,
	2024	2023
Cash flows from financing activities
Custodial funds due to customers, net of redemptions	190,811	(698,368)
Proceeds from related party convertible notes	24,568	75,432
Proceeds from third party loan	10,000	106,500
Proceeds from issuance of related party demand notes	—	33,640
Repayment of related party demand notes	—	(38,640)
Net cash provided by (used in) financing activities	225,379	(521,436)
Net increase (decrease) in cash, cash equivalents, restricted cash and cash	200,028	(695,512)
Cash, cash equivalents, restricted cash and cash equivalents, beginning of year	446,830	1,142,342
Cash, cash equivalents, restricted cash and cash equivalents, end of year	$646,858	$446,830
Cash, cash equivalents, restricted cash and cash equivalents consisted of the following:
Cash and cash equivalents	$42,847	$32,769
Restricted cash and cash equivalents	28,383	30,834
Customer custodial funds	575,628	383,227
Total cash, cash equivalents, restricted cash and cash equivalents	$646,858	$446,830
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$21,678	$29,763
Cash paid during the period for income taxes	492	1,143
Supplemental schedule of non-cash investing and financing activities
Repayments of related party loans denominated in crypto assets	$301,723	$364,225
Related party loans received in crypto assets	200,259	203,583
Crypto assets posted as collateral for third party loans, net	109,179	101,975
Related party convertible notes received in crypto assets	45,329	54,671
Crypto assets received as collateral	15,275	—
Repayment of third party loan interest denominated in crypto	11,086	—
Account receivable collections denominated in crypto assets	8,479	4,472
Change in fair value attributable to instrument-specific credit risk	1,906	664
NFT artist commissions and cross listings paid with crypto assets	—	5,851
See accompanying notes to consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Consolidated Statements of Changes in Convertible Preferred Units and Members’ Deficit
(in thousands)
	Convertible Preferred Units		Common Units		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Units	Amount	Units	Amount
Balance at December 31, 2022	39,842	$534,368	52,462	$—	$640,655	$(168)	$(1,131,579)	$(491,092)
Cumulative effects of changes in accounting principles (Note 2)	—	—	—	—	—	—	149,360	149,360
Balance at January 1, 2023	39,842	534,368	52,462	—	640,655	(168)	(982,219)	(341,732)
Issuance of Common Units due to equity awards granted, net of forfeitures	—	—	(2,768)	—	—	—	—	—
Stock-based compensation	—	—	—	—	15,840	—	—	15,840
Net loss	—	—	—	—	—	—	(319,675)	(319,675)
Other comprehensive income	—	—	—	—	—	1,264	—	1,264
Balance at December 31, 2023	39,842	$534,368	49,694	$—	$656,495	$1,096	$(1,301,894)	$(644,303)
Issuance of Common Units due to equity awards granted, net of forfeitures	—	—	1,067	—	—	—	—	—
Stock-based compensation	—	—	—	—	5,596	—	—	5,596
Net loss	—	—	—	—	—	—	(158,546)	(158,546)
Other comprehensive income	—	—	—	—	—	1,891	—	1,891
Balance at December 31, 2024	39,842	$534,368	50,761	$—	$662,091	$2,987	$(1,460,440)	$(795,362)
See accompanying notes to consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
1.   Description of Business
Gemini Space Station, LLC (together with its consolidated subsidiaries, the “Company”, “Gemini”, or “Space Station”) is a Delaware limited liability company founded in 2018. Several of the consolidated subsidiaries were founded as early as 2015 and became subsidiaries of Gemini Space Station, LLC during a reorganization that occurred in 2018.
The Company offers a mobile and web based crypto asset exchange platform, proprietary wallet infrastructure and custody solutions, high-performance over-the-counter trading solutions tailored to institutions and professionals, a digital art auction platform, a proprietary United States dollar backed stablecoin, and a credit card product that offers crypto asset rewards on customer purchases. The Company operates globally and provides security solutions across all of its product offerings.
Certain subsidiaries are regulated and/or indirectly impacted by various state, federal and self-regulatory organizational governing bodies such as the New York State Department of Financial Services (“NYSDFS”) and the Financial Industry Regulatory Authority (“FINRA”).
2.   Summary of Significant Accounting Policies
Basis of presentation
The accompanying consolidated financial statements include the accounts of Gemini Space Station, LLC, and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of estimates
The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are used for, but not limited to, the fair value of crypto assets, allowance for transaction losses, contingent liabilities, the Company’s incremental borrowing rate, fair value of derivatives, fair value of convertible notes, fair value of strategic investments, stock-based compensation expense, the useful life of long-lived assets, and the recoverability of long-lived assets.
Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.
Foreign currency transactions
The Company’s reporting currency is the U.S. Dollar. The Company is exposed to foreign currency translation gains and losses related to transactions denominated in foreign currencies and its investments in foreign subsidiaries with functional currencies other than the U.S. Dollar. The financial statements of foreign subsidiaries and the Company’s assets and liabilities denominated in foreign currencies are translated from their respective functional currencies into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenue and expense amounts are translated at the average exchange rate for the period. Foreign currency translation gains and losses, net of tax as applicable, are recorded in Other comprehensive income within the consolidated statements of operations and comprehensive loss.
Cumulative translation adjustments are released from Other comprehensive income and recorded on the consolidated statements of operations and comprehensive loss when the Company disposes or no longer

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
has control of a consolidated subsidiary. Realized and unrealized gains and losses on foreign currency transactions represent the remeasurement of assets and liabilities into U.S. Dollars and are included in Other income, net within the consolidated statements of operations and comprehensive loss. Non-monetary assets are measured based on historical exchange rates.
Fair value measurements
The Company applies fair value measurement principles to certain assets and liabilities that are disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying a three-level hierarchy which reflects the degree to which objective prices in active markets are available. The fair value hierarchy requires the Company to maximize the use of observable inputs and outlines the following levels used to classify measurement:
•
Level 1:   Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

•
Level 2:   Observable inputs other than those that meet the criteria outlined in Level 1, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be validated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3:   Inputs that are generally unobservable and significant to the fair value measurement of the assets or liabilities typically resulting in a situation in which management would make an estimate of assumptions that market participants would use in pricing the asset or liability.

Cash and cash equivalents
The Company maintains its cash primarily as deposits at various banks. All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Funds held on behalf of customers are reported separately on the consolidated balance sheets and outlined in further detail under the Customer custodial funds and custodial funds due to customers section below.
Restricted cash and cash equivalents
The Company holds restricted cash deposits at financial institutions as part of its capital reserve requirements set forth under its Supervisory Agreement with the NYSDFS and program agreement with its credit card partner. The Company also holds restricted cash and cash equivalent deposits at financial institutions as collateral associated with its banking partnerships and surety bonds. The Company considers all highly liquid investments with an original maturity of three months or less when purchased, that also fit the criteria outlined earlier in this paragraph, to be restricted cash equivalents, including money market funds. Cash and cash equivalents subject to restrictions that expire within one year is included as Restricted cash and cash equivalents on the consolidated balance sheets.
Customer custodial funds and custodial funds due to customers
Customer custodial funds represent restricted cash and cash equivalents maintained in segregated Company bank accounts that are held for the exclusive benefit of customers. Custodial funds due to customers represent cash deposits held by customers in their fiat wallets. The Company restricts the use of the assets underlying the customer custodial funds to meet regulatory requirements and classifies the assets as current based on their purpose and availability to fulfill its direct obligation under custodial funds due to customers.
The Company has restricted cash deposits at financial institutions related to the Gemini Dollar (“GUSD”). In 2018, the Company began issuing GUSD, as its sole issuer, after obtaining approval from the NYSDFS to do so. GUSD is a cryptographic stored value token built on the Ethereum network that is

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
pegged to the USD on a one-to-one basis. For each GUSD issued, the Company receives one corresponding U.S. Dollar (“USD”) from its customers which the Company deposits in separate bank accounts for the benefit of GUSD holders or invests in short-term U.S. treasuries, both directly and indirectly via money market funds. Restricted cash related to GUSD is included in Customer custodial funds on the consolidated balance sheets with the related obligation included in Custodial funds due to customers.
Customer custodial funds related to GUSD were $58.7 million and $39.0 million as of December 31, 2024, and 2023, respectively. Custodial funds due to customers related to GUSD were $58.4 million and $38.7 million as of December 31, 2024, and 2023, respectively.
Accounts receivable, net
Accounts receivable are contractual rights to receive cash or crypto assets for services rendered but not yet paid for and rights to future cash payments for purchased credit card receivables. The Company disaggregates its accounts receivable portfolio into categories of receivables, referred to as portfolio segments. These segments consist of retail receivables, custodial fees receivable, staking fees receivable, credit card receivables, and other fees receivable. All portfolio segments are recognized as an asset on the Company’s consolidated balance sheets within Accounts receivable, net.
The Company evaluates and writes off receivable balances at each reporting date when they are outstanding for over 180 days or when the balance is otherwise deemed to be uncollectible. The write-off policy was updated for the year ended December 31, 2024 to reflect a reduction in the number of days outstanding from 360 to 180. The provision for losses is recorded in Transaction losses on the consolidated statements of operations and comprehensive loss.
Retail receivables
Retail receivables consist of balances outstanding relating to canceled or unfunded deposit transactions. Transaction losses typically arise when a customer’s ACH deposit is prefunded or advanced by the Company, allowing for immediate trading via an affiliated entity, and subsequently canceled by the customer, after execution of the trade but before the advanced deposit is sufficiently funded.
The Company formulates an expected loss estimate using historical loss experience, the aging of its receivable balance, and the fair value of any collateral held. Retail receivables which do not have sufficient collateral in their related customer accounts, and are more than five days outstanding, are deemed not collectable. The Company has no expectation of transaction losses for receivables where the fair value of the collateral securing the balance is equal to or in excess of the receivable amount. In cases where the fair value of the collateral is less than the outstanding receivable balance, and it is not reasonably expected that the customer will replenish such a shortfall, the Company recognizes an allowance for transaction loss in the amount of the difference. For the years ended December 31, 2024 and 2023, the Company maintained an allowance for transaction losses relating to retail receivables.
Custodial fees receivable and staking fees receivable
Custodial fees receivable represent the fees earned and receivable by the Company for providing a dedicated secure cold storage solution to customers. The fee is based on a contractual percentage of the daily value of assets under custody and is generally collected on a monthly basis. Such custodial fee revenue is included in Net revenue in the consolidated statements of operations and comprehensive loss.
Staking fees receivable represent the fees earned and receivable by the Company for providing customers with the ability to transfer specific assets for staking and, as a result, the opportunity to receive staking rewards from the associated blockchain network. In exchange for performing this service, the Company earns a fee that is calculated based on the amount of crypto assets the customer earns staking. Such staking fee revenue is included in Net revenue in the consolidated statements of operations and comprehensive loss.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Certain custodial fees and staking fees receivable included in Accounts receivable, net are denominated in crypto assets. Refer to the Derivatives section below for further details.
The Company considers historical loss experience, the aging of its receivable balance, and the fair value of any collateral held when determining the need for an expected loss allowance for transaction losses on custodial fees and staking fees receivable. Many of these receivable balances are collateralized by the balances within the customers’ accounts. In cases where the fair value of the collateral is less than the outstanding receivable balance from a user, we recognize an allowance for transaction losses in the amount of the difference, or unsecured balance, immediately. For the years ended December 31, 2024 and 2023, the Company did not deem it necessary to maintain an allowance for transaction losses relating to custodial fees or staking fees receivable.
Credit card receivables
In partnership with a credit card issuing bank (the “Issuing Bank”), the Company offers a credit card product (the “Gemini Credit Card”) to customers. During the 2023 fiscal year, the Company agreed to purchase certain fee and interest bearing consumer receivables from the Issuing Bank that originates loans relating to the issuance of the credit card. The Company had outstanding commitments to purchase any credit card receivables which exceed the Issuing Bank’s credit card receivables threshold of $39.0 million. Additionally, the Company is generally required to purchase certain other credit card receivables (“Ineligible Receivables”) in the event of identity theft or other types of fraud as well as receivables which are greater than 90 days delinquent.
In 2024, the Company amended its agreement with the Issuing bank to purchase all fee and interest bearing consumer receivables from Issuing Bank that originates loans relating to the issuance of the credit card. The Company has outstanding commitments to purchase all credit card receivables from the Issuing Bank. Gemini Credit Card receivables are recorded net of allowance for current expected transaction losses in Accounts receivable, net on the consolidated balance sheets.
The Company has the unconditional right to cancel any unfunded commitments and as such the Company did not record a liability in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 460, Guarantees.
The Company closely monitors the credit card receivable balance and records an allowance for transaction losses based on historical loss experience and aging of its receivable balance using the roll rate method. The provision for current expected credit losses related to the credit card receivables is recorded on the consolidated statements of operations and comprehensive loss within Transaction losses. For the years ended December 31, 2024 and 2023, the Company maintained an allowance for transaction losses relating to credit card receivables.
Other fees receivable
The Company additionally has various other receivables with individually immaterial balances which have been assessed for loss based on the nature of the receivable. The Company considers historical loss experience, the aging of its receivable balance, and the fair value of any collateral held when determining the need for an expected loss allowance for transaction losses on other receivable accounts.
Concentration of credit risk
Certain financial instruments, primarily consisting of cash and cash equivalents, restricted cash and cash equivalents, customer custodial funds, and accounts receivable, may subject the Company to concentrations of credit risk. The Company generally maintains cash balances in excess of federally insured limits.
As of December 31, 2024 and 2023, the Company had no customers that accounted for more than 10% of the Company’s Accounts receivable, net.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
In addition, for the years ended December 31, 2024 and 2023, no customer accounted for more than 10% of Total revenue.
Crypto assets held
Crypto assets held by the Company are valued using fair value measurement principles and are reflected in Crypto assets held on the consolidated balance sheets. The Company uses a first-in, first-out methodology to assign costs to crypto assets and liabilities and the fair value of each crypto asset is measured using the quoted price, sourced from the Company’s exchange platform, at the time of measurement. The changes in fair value are reflected in Realized and unrealized gain on crypto assets and receivable, crypto assets pledged on the consolidated statements of operations and comprehensive loss. The Company considers crypto assets purchased and disposed of nearly immediately as operating activities. Such activities include receiving crypto assets as a form of payment for Transaction revenue and Services revenue. Crypto assets received as a form of payment are converted to cash or used to fulfill operating expenses, including crypto rewards. All other crypto assets purchased and held prior to disposal primarily as investing activities in the consolidated statements of cash flows.
For any assets received through forks and airdrops, the Company initially assigns no cost basis, as there was no monetary exchange for the crypto assets nor any service performed for them. A fork is a fundamental change to the software underlying a blockchain which results in two different blockchains, the original, and the new version. In some instances, the fork results in the creation of a new crypto asset. An airdrop is when a token is distributed, free of charge, to a specified list of wallet addresses, generally as a way to promote the token. The Company analogizes to applicable accounting guidance for nonreciprocal transfers of nonmonetary assets.
Receivable, crypto assets pledged
Receivable, crypto assets pledged, represent crypto assets which the Company has pledged as collateral for a loan with an unaffiliated third party (“Lender”). The Lender has the right to sell, transfer or rehypothecate the pledged assets posted as collateral. If the notional value of crypto assets pledged falls 10% or below from the initial collateral level there will be a margin call and additional crypto will be pledged to reset the collateral balance to the initial level. Receivable, crypto assets pledged is accounted for as a receivable with an embedded derivative which is carried at fair value. Changes in fair value are reflected in Realized and unrealized gain on crypto assets and receivables, crypto assets pledged on the consolidated statements of operations and comprehensive loss. Refer to Note 14. Third Party Loans for further details.
Software, property and equipment, net
Software, property and equipment is stated at cost less accumulated amortization and depreciation. Depreciation and amortization is computed using the straight-line method over the lesser of the estimated useful life of the asset or the remaining lease term. The estimated useful lives of the Company’s software, property and equipment are reassessed on an ongoing basis and are generally as follows:
Software, property and equipment	Useful life
Software	Three years
Leasehold improvements	Lesser of useful life or remaining lease term
Computer equipment	Three years
Furniture and fixtures	Seven years
Internally developed software consists of costs incurred during the application development stage of internal-use software or implementation of a hosting arrangement that is a service contract. Capitalized costs consist of salaries and compensation costs for employees, fees paid to third party consultants who are

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
directly involved in development efforts, and costs incurred for upgrades and enhancements to add functionality of the software. Other costs that do not meet the capitalization criteria are expensed as incurred.
Intangible assets, net
Intangible assets consist of identifiable intangible assets, including patents, developed technology, and assembled workforce, resulting from asset acquisitions. Finite-lived intangible assets are recorded at fair value, net of accumulated amortization and are amortized on a straight-line basis over their estimated useful lives.
Intangible Assets	Useful life
Patents	Fifteen years
Developed technology	Five years
Assembled workforce	Five years
Customer relationships	Five years
Leases
The Company, as lessee, has entered into long-term lease agreements for office space. At contract inception, the Company determines that an arrangement contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. For contracts that contain a lease, the Company recognizes a right-of-use asset and a lease liability on its consolidated balance sheets, where the current and non-current portion of the lease liability is presented in other current liabilities and lease liabilities, respectively.
Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are determined using the Company’s incremental borrowing rate based upon information available at commencement date to recognize the present value of lease payments over the lease term. The Company’s right-of-use assets also include prepaid lease payments and are net of any lease incentives.
The Company elects to apply a practical expedient permitted for purposes of measuring and recognizing short-term leases. As a result, leases with an initial term of 12 months or less are not recorded on the Company’s consolidated balance sheets, and the associated lease expense is recognized on a straight-line basis over the lease term. The Company has also elected to not separate lease and non-lease components and accounts for its lease agreements as a single lease component for all asset classes.
Impairment of long-lived assets
The Company evaluates its long-lived assets, including software, property, equipment, intangible assets, and lease right-of-use assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. During the years ended December 31, 2024 and 2023, events occurred which caused the Company to evaluate the recoverability of certain long-lived assets. As a result of the evaluation performed, the Company identified impaired long-lived assets relating to leases during the years ended December 31, 2024 and 2023. In addition, the Company impaired long-lived assets associated with the wind down of operations at the Company’s subsidiary, Bitria, Inc. (“Bitria”) during the year ended December 31, 2023. Refer to Note 12. Leases and Note 10. Intangible Assets, Net for further details.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Investments
The Company holds available-for-sale debt securities, consisting of corporate bonds, and equity securities. The Company classifies and accounts for these securities as available-for-sale and carries the investments at fair value. These securities are included in Prepaid expenses and other current assets on the consolidated balance sheets.
The Company, via its wholly owned subsidiary Gemini Frontier Fund, LLC (“Frontier Fund”), also holds strategic investments where the Company (1) holds less than 20% ownership in the investee, and (2) does not exercise significant influence. The Company accounts for these investments under the measurement alternative method whereby they are measured at cost, less impairment, subject to upward and downward adjustments resulting from observable price changes for identical or similar investments of the same issuer. These investments are included in Other non-current assets on the consolidated balance sheets.
Additionally, Frontier Fund holds multiple investments in early stage crypto asset projects. Certain of these investments are in tokens that are restricted or digitally locked via the underlying protocol preventing the Company from selling until a predetermined time.
The Company evaluates each investment and classifies them as either (1) crypto assets that meet the definition of Accounting Standards Update 2023-08 (“ASU 2023-08”), (2) strategic investments or (3) other intangible assets subject to cost less impairment treatment.
Related party loans and convertible notes
Related party loans
The Company entered into crypto lending agreements with Winklevoss Capital Fund, LLC (“WCF”), a related party through common ownership, during the years ended December 31, 2024 and 2023. The principal balances of the crypto asset loans are denominated in bitcoin (“BTC”) and ether (“ETH”) and are fixed at the time of each loan’s inception. The terms of the Company’s crypto asset lending agreements specify the use of the crypto assets and the Company has control within the permitted scope to transfer and post certain crypto assets as collateral to access operational liquidity with third parties, including holding such assets in satisfaction of regulatory capital reserve requirements. The borrowed bitcoin and ether held at December 31, 2024 and 2023 is included in Crypto assets held on the consolidated balance sheets. The Company also received cash as a result of related party demand notes and term loan agreements. Crypto asset loans, demand notes and term loan liabilities are included in Related party loans on the consolidated balance sheets. See Note 13. Related Party Loans and Convertible Notes for further details.
Related party convertible notes
The Company entered into convertible note agreements with WCF during the years ended December 31, 2024 and 2023. As permitted under ASC Topic 825, Financial Instruments (“ASC 825”), the Company elected to account for its convertible notes, which meet the required criteria, at fair value at inception. Subsequent changes in fair value are recorded as Change in fair value on related party convertible notes on the consolidated statements of operations and comprehensive loss. The portion of total changes in fair value of the notes attributable to changes in instrument-specific credit risk are determined through specific measurement of periodic changes in the discount rate assumption exclusive of base market changes and are presented as a component of other comprehensive income (loss) in the accompanying consolidated statements of operations and comprehensive loss. As a result of electing the fair value option, direct costs and fees related to the convertible notes are expensed as incurred. See Note 13. Related Party Loans and Convertible Notes for further details.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Derivatives
Embedded derivatives
Certain custodial fees and staking fees receivable included in Accounts receivable, net are denominated in crypto assets. These receivables are hybrid instruments consisting of receivable host contracts containing embedded derivatives driven by changes in fair value of the underlying crypto assets. The receivable host contracts are recorded at fair value at the time customers are charged based on the fair value of the underlying crypto assets at that time. The embedded derivatives are carried at fair value, with changes in fair value recognized in Other income, net on the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2024 and 2023, the change in fair value of the embedded derivatives increased by $0.3 million and decreased by $2.2 million, respectively. The receivable host contracts and embedded derivatives are included in Accounts receivable, net on the consolidated balance sheets. Cash flows related to the embedded derivatives are recognized as adjustments to reconcile Net loss to Net cash used in operating activities in the consolidated statements of cash flows.
Our related party loans may be denominated in bitcoin and ether. As such, these hybrid instruments consist of liability host contracts containing embedded derivatives driven by changes in the fair value of the underlying bitcoin and ether. The liability host contracts are recorded at fair value on the loan inception dates based on the fair value of the underlying bitcoin and ether at that time and carried at amortized cost on a go forward basis. The embedded derivatives are carried at fair value, with changes in fair value recognized in Unrealized gain on crypto assets on the consolidated statements of operations and comprehensive loss. The liability host contracts and embedded derivatives are included in Related party loans on the consolidated balance sheet. Cash flows related to the embedded derivatives are recognized as adjustments to reconcile Net loss to Net cash used in operating activities in the consolidated statements of cash flows.
Derivative options
During the years ended December 31, 2024 and 2023 the Company, via its wholly-owned subsidiary Gemini Voyager Pte. Ltd. (“Voyager”), operates a line of business acting as a principal over-the-counter (“OTC”) broker specializing in digital asset derivatives. Voyager engages exclusively in bilateral transactions involving primarily vanilla options on bitcoin and ether. All contracts are negotiated bilaterally with counterparties and settled in fiat or digital assets. To minimize risk of loss on each OTC option transaction Gemini enters into with a counterparty, the Company typically enters into a corresponding offsetting option on a third party exchange.
Derivative assets and liabilities are recorded at fair value using active market prices. Derivative assets are included in Prepaid expenses and other current assets, and derivative liabilities are included in Other current liabilities on the consolidated balance sheets at fair value. Subsequent changes in fair value are recognized in Other income, net on the consolidated statements of operations and comprehensive loss. Cash flows from derivative future contracts are recognized as adjustments to reconcile Net loss to Net cash used in operating activities in the consolidated statements of cash flows. The Company does not apply hedge accounting to these instruments and as such no offsetting is applied.
The Company requires customers to pledge crypto collateral on short option transactions to serve as security for potential losses that may exceed the customer’s initial investment. For certain arrangements, the Company has the right to use, sell, or otherwise control the crypto collateral under the applicable agreements and as such this pledged crypto collateral is recorded within Prepaid expenses and other current assets on the consolidated balance sheets. The Company has an obligation to return the pledged crypto collateral received upon expiration of the derivative contract. This obligation is accounted for within Other current liabilities on the consolidated balance sheets.
The Company also holds certain collateral for customers’ short options whereby the Company does not have rights to use, sell, or otherwise control these crypto collateral under the applicable agreements and as such this pledged crypto collateral is not recorded on the Company’s balance sheet. For these collateral

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
arrangements, the Company does not retain control of the collateral and does not recognize the collateral on the consolidated balance sheets. In the event that a customers losses exceed their initial investment, the Company can utilize the pledged crypto collateral to cover the customer’s losses.
The Company is required to pledge crypto assets as collateral to a third party derivative exchange when executing short option transactions. As control of the pledged collateral is maintained by the Company, the collateral does not meet the derecognition criteria and is reflected in Crypto assets held on the consolidated balance sheets.
Derivative futures
The Company enters into bitcoin and ether derivative future contracts for trading purposes. The contracts are executed through third party exchanges and are recorded at fair value using active market prices. Derivative assets are reported separately from derivative liabilities. Derivative assets are included in Prepaid expenses and other current assets, and derivative liabilities are included in Other current liabilities on the consolidated balance sheets at fair value. Subsequent changes in fair value are recognized in Other income, net on the consolidated statements of operations and comprehensive loss. Cash flows from derivative future contracts are recognized as adjustments to reconcile Net loss to Net cash used in operating activities in the consolidated statements of cash flows. The Company does not apply hedge accounting to these instruments and as such no offsetting is applied.
Revenue recognition
See Note 3. Revenue, for information on the Company’s accounting policies for revenue recognition.
Transaction processing
Transaction processing expense includes costs incurred to operate and monitor the Company’s exchange platform, wallet services and other business lines. These costs include account payment processing fees, mining fees, and fees paid to other financial institutions for customer transaction activity.
Transaction losses
Transaction losses are expenses relating to canceled or unfunded deposit transactions from retail customers, current expected losses relating to credit card receivables and any other miscellaneous operational losses. Refer to the description of transaction losses in the Accounts receivable, net section above for further details.
Technology expense
Technology expenses include amortization of intangible assets, software licenses and equipment costs related to operating and maintaining the Company’s exchange platform and other business lines.
Sales and marketing
Sales and marketing expense includes primarily credit card rewards and advertising costs.
The Company is responsible for determining and paying out all credit card related rewards. Customers earn credit card rewards instantaneously in the form of specified crypto assets. The Company values these crypto rewards using methodology consistent with all other crypto assets held by the Company. Credit card rewards expense is recognized daily as card members earn crypto from their spend activity.
During the years ended December 31, 2024 and 2023, advertising expense was $9.9 million and $3.4 million, respectively.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Other income, net
Other income, net includes unrealized foreign currency translation and derivative gains and losses, changes in fair value of embedded derivatives and strategic investments, realized gains and losses related to customer liability settlement and accrued expenses and realized gains related to settlement matters disclosed in Note 21. Commitments and Contingencies.
Stock-based compensation
The Company issues three classes of common units (collectively referred to as the “Common Units”) including basic common units (the “Basic Common Units”), catch up common units (the “Catch Up Common Units”), and capital common units A (the “Capital Common A Units”). The Company enters into profits interest compensation arrangements with employees and non-employees settled in the form of Basic Common Units and Catch Up Common Units of Gemini Astronaut Corps, LLC (the “Incentive Units”). Gemini Astronaut Corps, LLC was formed for the sole purpose of holding Basic Common Units and Catch Up Common Units of the Company. Each Incentive Unit awarded to a recipient directly corresponds to a Basic Common Unit or Catch Up Common Units of the Company that is held by Gemini Astronaut Corps, LLC, such that recipients indirectly receive Common Units of the Company as awards.
The Incentive Units of Gemini Astronaut Corps, LLC and the corresponding Common Units of the Company are profits interests of Gemini Astronaut Corps, LLC and the Company, respectively. Under the Company’s operating agreement, 28,763,146 Basic Common Units of the Company and 10,400,000 Catch Up Common Units of the Company are authorized for issuance.
The Company also issues phantom awards (the “Original Phantom Units”) to certain employees. The vested Original Phantom Units entitle the recipients to receive equivalent cash payment when and if payments are made to Incentive Units. Upon certain separation events, vested Original Phantom Units are repurchased from recipients by the Company with cash, based on the fair value of Incentive Units as of the repurchase date. The Original Phantom Units are accounted for as a liability under ASC 710, Compensation, as they are not legal form equity and they do not provide recipients with the ability to retain residual interests upon vesting after termination.
Beginning in 2024, the Company granted phantom awards (the “Phantom Units”) with adjusted terms such that upon a termination event without cause, the Company will not repurchase with cash the vested Phantom Units. Instead, the recipient will retain the Phantom Units until a change in control event. As the repurchase event is not probable to occur as of the reporting date, the Phantom Units are treated as equity classified under ASC 718, Stock-Based Compensation.
Phantom Unit awards and certain Incentive Unit (“Service-Based Incentive Unit”) awards vest solely according to service-based conditions. The service-based vesting condition is typically met over a four-year period, with 25% vesting on the first anniversary of the vesting commencement date and 75% vesting in consecutive monthly installments over the remaining three-year period. As the awards vest solely on service-based vesting conditions, the Company has elected to recognize expense using the straight-line method over the entire requisite service period of each individual grant.
The Original Phantom Units typically vest in a similar manner to the Phantom Units described above, however, under ASC 710, the Company recognizes compensation expense associated with the Original Phantom Units based on their estimated present value. The expense is recorded straight-line over the service period of the award. The outstanding Original Phantom Unit liability is remeasured at each reporting period until the date on which the units are cash settled or repurchased.
Certain awards granted in 2020, for up to 1,300,000 Incentive Units, (the “Performance-Based Incentive Units”) vest on the basis of achieving certain performance metrics relating to the gross monthly merchandise volume (“GMV”) of Nifty Gateway, LLC, a consolidated subsidiary, over a specified period, in addition to continuous service throughout such period. For these awards, recognition is performed using

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
the accelerated attribution method, such that each individual vesting tranche is recognized over the requisite service period for that specific tranche. Recognition of expense for performance-based awards occurs to the extent the performance conditions are probable of being met, or have been met, as of each reporting date.
In January 2022, the Company entered into two asset acquisitions for which the Company granted sellers common stock units (“Service-Based Common Units”) which vest solely according to service-based conditions for key employees. The number of Service-Based Common Units issued to sellers is based on the continued employment of certain key employees. The service-based vesting condition is met over a two year service period with 50% vesting on the first anniversary of the grant date and the remaining vesting at the end of the service period. The Company has elected to recognize expense using the straight-line method over the entire requisite service period of the grant.
The Company has elected to account for the effects of all stock-based compensation forfeitures of awards at the time the forfeitures occur. Refer to the Note 17. Stock-Based Compensation for further details.
Stock-based compensation expense relating to Incentive Units, Service-Based Common Units, and Phantom Units is included in Salaries and compensation on the consolidated statements of operations and comprehensive loss. Bonus expense relating to Original Phantom Units is included in Salaries and compensation on the consolidated statements of operations and comprehensive loss.
Income taxes
The Company is a limited liability company treated as a partnership for federal and state income tax purposes. Accordingly, taxable income or loss is passed through to the Company’s members. As such, no recognition of income taxes for the Company has been provided for in the accompanying consolidated financial statements, with an exception for U.S. domestic corporations and certain foreign operations, as discussed below. Uncertain tax positions, if any, taken by the members are not uncertain positions of the Company.
The Company has wholly owned U.S. subsidiaries, including Gemini Intergalactic, LLC (“Intergalactic”) and others, that made an election to be taxed as an association taxable as a corporation for U.S. income tax purposes. Intergalactic, similar corporations, and certain wholly owned controlled foreign corporations (“CFCs”) owned by Intergalactic, follow the guidance of FASB ASC Topic 740, Income Taxes (“ASC 740”) for income tax purposes. In addition, any U.S. C Corporations held by the Company also follow the same ASC 740 guidance (collectively, “Income Taxed Affiliates”).
Accordingly, the respective Income Taxed Affiliates record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with ASC 740, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those deferred tax assets are expected to be realized or settled. If applicable, Income Taxed Affiliates adjust deferred taxes to reflect estimated tax rate changes. Additionally, Income Taxed Affiliates conduct periodic evaluations to determine whether it is more likely than not that some or all of its deferred tax assets will not be realized, and are required to provide a valuation allowance for any such portion as of December 31, 2024 and 2023.
Further, the Company, including its Income Taxed Affiliates, recognizes the financial statement benefit of an income tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company has evaluated income tax positions taken or expected to be taken in the course of preparing the consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authorities. Income tax positions, with respect to the Company, not deemed to meet the more likely than not threshold would be recorded as an income tax expense in the current period, including interest and penalties, if any. As of December 31, 2024 and 2023, the Company does not have any unrecognized income tax benefits.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Net loss per unit
The Company computes net loss per unit using the two-class method required for participating securities. The two-class method requires income available to common unitholders for the period to be allocated between common units and participating securities based upon their respective rights to receive distributions as if all income for the period had been distributed. The Company’s convertible preferred units and vested Incentive Units are deemed participating securities. These participating securities do not contractually require the holders of such units to participate in the Company’s losses, and therefore, no losses have been allocated to them.
Basic net loss per unit is computed using the weighted-average number of outstanding units of common units during the period. Diluted net loss per unit is computed using the weighted-average number of outstanding units of common units and, when dilutive, potential common units outstanding during the period. Potential common units consist of certain service-based stock-based awards granted in certain acquisitions, conversion of the convertible preferred units, and conversion of the convertible notes.
Market risk factors
The Company is subject to the market risk factors listed below.
Crypto Assets Under Custody
The Company holds crypto assets under custody in a fiduciary or agency capacity for its customers. These are assets that the Company holds directly or indirectly on behalf of customers under a safekeeping or custody arrangement and are beneficially owned by the Company’s customers. In accordance with U.S. GAAP, these assets and liabilities are not included on the Company’s consolidated balance sheets.
Under the Company’s standard user agreement with customers, customers may deposit crypto assets that are transferred into the custody of the Company and held in one or more Gemini pooled digital wallets controlled and secured by the Company. Customers have a beneficial ownership interest in the crypto assets that are allocated to them on Gemini’s ledger. Crypto asset balances held in the customer deposit accounts are restricted from general use of the Company.
The Company engages Nakamoto, LLC, an affiliated captive insurer, along with another carrier, to provide $25.0 million in crime insurance coverage for crypto assets held in Gemini’s hot wallet, and various third party insurance carriers to provide $100.0 million and $75.0 million in insurance specie coverage for crypto assets held in Gemini Custody cold storage for the years ended December 31, 2024 and 2023, respectively. The hot wallet insurance coverage protects, subject to policy terms, against theft from a security breach, a fraudulent transfer, or employee theft. Should any losses not be covered by insurance, the Company may be required to use our own crypto assets held in reserve, or to acquire additional crypto assets, in order to make customers whole in the event of a loss of assets on the platform.
Liquidity Risk
Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities, including crypto assets. Liquidity could be impaired by an inability to access adequate sources of financing, access to crypto assets to cover customer obligations and by the inability to generate sufficient cash flow from operations. In the event the Company requires additional liquidity, there can be no guarantee the Company will be able to obtain such financing on reasonable terms or at all.
Based on the terms of our user agreement, the structure of our crypto offerings, and applicable law, and after consultation with internal and external legal counsel, we believe that the cryptocurrency we hold in custody for users should be considered their property. Consequently, these assets should not be available to satisfy claims from our general creditors in the unlikely event of our bankruptcy. While we remain well-capitalized, users’ concerns about the security of crypto assets in a platform bankruptcy may impact their willingness to hold cryptocurrencies in custodial accounts or their general interest in trading crypto currencies.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Bank Counterparty Risk
The Company’s fiat banking relationships are concentrated in a limited number of financial institutions. Closure of any of these institutions could adversely impact our business, operating results, and financial condition. In 2023, due to the closures of Silvergate Bank and Signature Bank, the Company migrated a number of banking relationships and associated balances onto new banking platforms. The Company works with multiple banking partners to mitigate this risk but in the event of a banking counterparty’s failure, the Company could experience interrupted service or financial loss.
Crypto Assets Risks
The Company’s operations are concentrated in relatively few crypto assets, primarily Bitcoin and Ether, and the Company is subject to related market, regulatory, and other risks. The vast majority of the Company’s revenues are earned from transaction fees on the trading of crypto assets. Investing in crypto assets is highly speculative and volatile. The price of crypto assets may be affected by global supply and demand, competition from other forms of cryptocurrency, or other independent factors. The process by which crypto asset transactions are settled is dependent on peer-to-peer networks and is subject to operational and market risk with regard to previously unknown technical vulnerabilities. Additionally, the volatility in crypto asset prices and limited history could influence the valuation of the Company’s and its customers’ crypto assets, potentially resulting in loss of value.
Crypto assets are controllable only by the possessor of a unique private cryptographic key controlling the address in which the crypto asset is held. The theft, loss or destruction of a private key required to access a crypto asset is irreversible, and such private keys would not be capable of being restored by the Company. The loss of private keys relating to digital wallets used to store crypto assets could result in the loss of the crypto assets and the Company and its customers could incur substantial, or even total, loss of capital. The Company must adapt to technological change in order to secure and safeguard client accounts. While the Company believes it has developed an appropriate proprietary security system reasonably designed to safeguard crypto assets from theft, loss, destruction or other issues relating to hackers and technological attack, such assessment is based upon known technology and threats.
Equity Investment Risks
The Company holds strategic investments in privately held companies in the form of equity investments without readily determinable fair values in which it does not have a controlling interest or significant influence. The strategic investments are subject to a variety of market-related risks that could substantially reduce or increase the carrying value of the portfolio. The Company records changes to the fair value of these strategic investments in Other income, net on the consolidated statements of operations and comprehensive loss. The strategic investments are evaluated regularly for impairment. If indicators of impairment exist and the estimated fair value of an investment is below the carrying value, the investment is written down to fair value and the impairment is recorded in Other income, net on the consolidated statements of operations and comprehensive loss.
Market Risk of Derivatives
The Company has exposure to derivatives measured and recorded at fair value. Market risk on derivatives is the exposure created by potential fluctuations in market prices and other factors and is a function of the type of derivative product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Executive Officer and President are collectively the Company’s CODM. While the Company does have revenue from multiple customers and products, no measures of profitability by customer or product are available, so discrete segment financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.
The primary measure of profit and loss regularly reviewed by the CODM is consolidated net income (loss) for the purposes of making key operating decisions, allocating resources, and evaluating financial performance. In addition, segment expenses and total segment assets are regularly provided to the CODM on a consolidated basis. These figures align with those presented in the Company’s consolidated statements of operations and comprehensive loss and consolidated balance sheets, respectively.
Recent accounting pronouncements
Recently adopted accounting pronouncements
In December 2023, the FASB issued Accounting Standards Update 2023-08 (“ASU 2023-08”), Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60), which provides an update to existing crypto asset guidance and permits an entity to measure crypto assets at fair value. In addition, this guidance also outlines enhanced fair value footnote disclosures required once it is adopted. As of January 1, 2023, the Company has adopted ASU 2023-08 and reflects crypto assets held at fair value on the financial statements and includes the required expanded disclosures in Note 7. Crypto Assets Held. The Company’s adoption of this guidance also resulted in a $149.4 million decrease in Accumulated deficit on the consolidated statements of changes in convertible preferred units and members’ deficit, as a result of the cumulative-effect adjustment upon adoption.
In March 2024, the FASB issued Accounting Standards Update No. 2024-01, Scope Application of Profits Interest and Similar Awards (“ASU 2024-01”), which clarifies how an entity determines whether a profits interest award is within the scope of share-based payment guidance or not a share-based payment arrangement and therefore in the scope of other guidance. The Company adopted this ASU on January 1, 2023, under a retrospective approach. There was no impact to the Company’s financial statements as a result of adopting this accounting standard.
In June 2016, the FASB issued Accounting Standards Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 replaces the “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. The Company adopted this ASU on January 1, 2023, under a modified retrospective approach for which there was no material impact.
In March 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet. In January 2025, staff of the SEC issued Staff Accounting Bulletin No. 122 (“SAB 122”) which rescinded SAB 121. As the Company never adopted SAB 121, there was no material impact to the Company’s financial statements as a result of adopting SAB 122 on January 1, 2023.
In November 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15,

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this ASU beginning on January 1, 2024, under a retrospective approach. There was no material impact to the Company’s financial statements as a result of adopting this accounting standard.
Accounting pronouncements pending adoption
In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is currently evaluating the impact of adopting the standard.
In November 2024, FASB issued Accounting Standards Update No. 2024-03, Final Standard on Disaggregation of Income Statement Expenses (“ASU 2024-03”). The new guidance requires disaggregated disclosure of income statement expenses for public business entities (PBEs). The amendments in ASU 2024-03 are required to be adopted for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company is currently evaluating the impact of adopting the standard.
3.   Revenue
Revenue recognition
The Company determines revenue recognition from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) through the following steps:
•
identification of the contract, or contracts, with the customer;

•
identification of the performance obligations in the contract;

•
determination of the transaction price;

•
allocation of the transaction price to the performance obligations in the contract; and

•
recognition of the revenue when, or as, the Company satisfies the performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The majority of revenue generated by the Company is through transaction fees charged on the Company’s exchange platform.
The following table presents revenue of the Company disaggregated by revenue source (in thousands):
	Year Ended December 31,
	2024	2023
Net revenue
Transaction revenue
Exchange	$95,827	$56,364
OTC(1)	2,370	1,531
Nifty(2)	879	2,617
Total transaction revenue	99,076	60,512

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
	Year Ended December 31,
	2024	2023
Services revenue
Credit card revenue	11,632	5,808
Staking revenue	11,480	823
Custodial fee revenue	7,004	4,104
Total services revenue	30,116	10,735
Total net revenue from contracts with customers	129,192	71,247
Other revenue
Other	293	323
Total other revenue	293	323
Revenue not from contracts with customers(3)
Interest income	11,672	25,066
Corporate interest	1,008	1,501
Total revenue not from contracts with customers	12,680	26,567
Total revenue	$142,165	$98,137

(1)
The Company’s over-the-counter trading desk (“OTC”).

(2)
The Company’s digital art auction platform, Nifty Gateway (“Nifty”).

(3)
Amounts represent revenue that is not accounted for as revenue from contracts with customers, as defined in ASC 606. Interest income is included within Net revenue and corporate interest is included within Other revenue, respectively, on the consolidated statements of operations and comprehensive loss.

Transaction revenue
Transaction revenue represents transaction fees earned from retail and institutional customers, such as wealth and asset managers, public and private companies, and other entities designated as investment vehicles.
The service provided by the Company consists of a performance obligation to provide a crypto asset matching service when customers buy, sell, or trade crypto assets on the platform.
The Company’s performance obligation is satisfied once a transaction is processed, and the Company will then recognize revenue. Contracts with customers are usually open-ended and can be terminated by either party without a penalty prior to fulfillment. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided.
The Company charges a fee at the transaction level that is calculated based on a percentage of order volume and varies depending on the value of the transaction and/or the customer’s transaction volume processed over the previous thirty-day period. The Company has concluded that this volume based pricing approach does not constitute a future material right since the discount is within a range typically offered to a group of customers with similar volume. Instant orders also incur a convenience fee that is calculated at a rate around 50 basis points above the market price. In certain instances, the transaction fee can be collected in crypto assets, primarily bitcoin and ether, with revenue measured based on the fair value of the underlying crypto assets at the time of the transaction.
Transaction revenue also includes revenue earned from customers using Nifty and OTC. The Company’s service as it relates to Nifty Gateway consists of a single performance obligation to provide a non-fungible token, or “NFT”, matching service when customers buy or sell an NFT on the platform. The Company will generally receive 20% of all proceeds from the sale of an NFT creator’s NFTs in the primary market and

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
will generally receive 5% of all proceeds from the sales in the secondary market. The Company’s OTC trading desk fulfills orders of crypto assets for certain institutions and high-net worth individuals who wish to trade off of the exchange. As a result of performing this white glove service, the Company recognizes a commission fee.
In recording Transaction revenue, the Company evaluates whether it is the principal or the agent in transactions between customers and, based on that determination, evaluates whether the presentation of revenue should be on a gross or net basis. This evaluation is based on whether the Company controls the crypto or NFT assets before they are transferred to customers (gross) or whether the Company acts as an agent by providing a matching service for customers on the platform to provide the crypto or NFT assets to other customers (net). The Company does not control the crypto or NFT asset before it is transferred to the buyer, does not have inventory risk related to the crypto or NFT asset, and is not responsible for the fulfillment of the crypto or NFT asset. The Company also does not set the price for the crypto asset as the price is established by market rates. As a result, the Company acts as an agent in facilitating its customers’ ability to purchase crypto or NFT assets from another customer and revenue for the fees earned on a net basis.
Interest income and corporate interest
Customer custodial funds and cash and cash equivalents, restricted cash and restricted cash equivalents are held at third-party banks and earn interest. Interest income is calculated using the interest method and is not within the scope of ASC 606. Interest earned on customer custodial funds is included in interest income within Services revenue. Interest earned on cash and cash equivalents, restricted cash and restricted cash equivalents is included in corporate interest within Other revenue.
Credit card revenue
The Company offers a credit card product that provides customers with access to an electronic form of payment through a multi-rail payment network supported by Mastercard. Crypto asset rewards are issued to customers after each credit card purchase is executed.
The Gemini Credit Card program generates interest, fees and interchange income relating to the credit card product. The Company earns interest and fees for all credit card receivables purchased from Issuing Bank and held at the Company. Additionally, the Company earns interchange revenue for each credit card transaction net of revenue share paid to Issuing Bank.
The Company has evaluated the credit card arrangement and determined the Company acts as an agent on behalf of the Issuing Bank. As such, the Company reports their portion of credit card revenues net of interest, fees, interchange, and bank settlement fees paid to third-party Issuing Bank within Net revenue in line with ASC 606 on the consolidated statements of operations and comprehensive loss.
Custodial fee revenue
The Company provides a proprietary cold storage system to customers that is used to securely store crypto assets offline. In exchange for this service the Company earns a fee from the customer which is based on a contractual percentage of the daily value of assets under custody and accrues each calendar day against the respective crypto asset balance. These services have a single performance obligation that is provided and satisfied over the term of the custody agreement. The customer receives and consumes the benefit of the custody services simultaneously and the agreement may be terminated by a customer at any time, without incurring a penalty. In certain instances, custody fees can be collected in crypto assets, primarily bitcoin and ether, with revenue measured based on the fair value of the underlying crypto assets at the time of the transaction.
Staking revenue
The Company offers customers a feature allowing transfers of specific assets for staking and, as a result, the opportunity to receive staking rewards from the associated blockchain network. The Company

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
acts as a facilitator introducing customers to the staking pool. In exchange for these staking services, the Company earns a fee from the customer that is calculated based on the amount of crypto assets the customer earns through staking. Staking fees are collected in crypto assets by the Company with the type of asset collected being dependent on which blockchain network the customer is staking assets on, Ether, Solana, or Polygon. Crypto asset revenue is measured based on the fair value of the underlying crypto assets at the time of the transaction.
For Ether staking, the Company provides staking services using the staking validators that it controls on our own platform. The Company determined it is the principal in Ether staking transactions as it is the primary party responsible for fulfilling the staking service. As a result, the Company discloses revenue associated with the fees earned on a gross basis. The associated payments to the Company’s users related to Ether staking are recorded within Transaction processing on the consolidated statements of operations and comprehensive loss.
For Solana and Polygon staking, the Company uses a third-party staking validator. The Company determined it is the agent in these staking transactions. The Company does not control the crypto assets before or during the staking process and the Company is not responsible for the fulfillment of staking transactions or the determination of the fees earned by the pool. As a result, the Company discloses revenue associated with the fees earned on a net basis.
Revenue by geographic location
The following table presents revenue of the Company disaggregated by geography based on domiciles of the customer or other counterparty (in thousands):
	Year Ended December 31,
	2024	2023
U.S.	$119,862	$82,261
International(1)	22,303	15,876
Total revenue(2)	$142,165	$98,137

(1)
No country accounted for more than 10% of Total revenue.

(2)
Total revenue includes $12.7 million and $26.6 million for the years ended December 31, 2024 and 2023, respectively, that are not recognized within the scope of ASC 606, Revenue from Contracts with Customers, as outlined above.

4.   Accounts Receivable, Net
Accounts receivable, net of allowance consisted of the following (in thousands):
	Year Ended December 31,
	2024	2023
Credit card receivables(1)(2)	$65,821	$20,848
Retail receivables	4,402	17,318
Custodial fees receivable	1,608	5,291
Staking fees receivable	936	207
Other fees receivable	2,869	3,116
Allowance for transaction losses	(10,268)	(20,273)
Total Accounts receivable, net of allowance	$65,368	$26,507

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements

(1)
Credit card receivables includes $1.8 million and $3.8 million of in-transit receivables for the years ended December 31, 2024 and 2023, respectively.

(2)
Includes $0.3 million and $0.2 million of accrued interest receivable, net for the years ended December 31, 2024 and 2023, respectively.

Allowance for transaction losses consisted of the following for the years ended December 31, 2024 and 2023 (in thousands):
	Retail receivables	Custody fees receivable	Staking fees receivable	Credit card receivables	Other fees receivable	Total(1)
Ending balance at December 31, 2022	$17,196	$—	$—	$48	$1,625	$18,869
Provision for losses	13,205	—	—	11,437	2,971	27,613
Write-offs(1)	(14,413)	—	—	(7,234)	(4,562)	(26,209)
Ending balance at December 31, 2023	15,988	—	—	4,251	34	20,273
Provision for losses	4,727	84	165	12,820	2,119	19,915
Write-offs(1)	(16,935)	(84)	(165)	(10,508)	(2,228)	(29,920)
Ending balance at December 31, 2024	$3,780	$—	$—	$6,563	$(75)	$10,268

(1)
Credit card receivable write-offs include $0.1 million and less than $0.1 million related to accrued interest receivable for the years ended December 31, 2024 and 2023, respectively.

For all accounts receivable, the Company will evaluate and write-off unsecured balances annually when they are outstanding for over 180 days and 360 days for the year ended December 31, 2024 and 2023, respectively, or when the balance is otherwise deemed to be uncollectible. The provision for transaction losses is recorded in Transaction losses on the consolidated statements of operations and comprehensive loss.
In considering credit quality of the credit card receivable portfolio, 89.2% and 85.8% of the Company’s receivables were current and less than 30 days past due as of December 31, 2024 and 2023, respectively.
5.   Fair Value Measurements
The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Restricted cash equivalents:
Money market funds	$1,607	$—	$—	$1,607
Crypto assets held:
Bitcoin	412,115	—	—	412,115
Ether	17,562	—	—	17,562
Other crypto assets	—	40,424	—	40,424
Receivable, crypto assets pledged:
Bitcoin	—	86,708	—	86,708
Ether	—	81,592	—	81,592
Accounts receivable, net:
Derivative assets(1)	—	307	—	307
Prepaid expenses and other current assets:
Crypto asset collateral held	—	15,275	—	15,275
Equity securities	219	—	—	219
Corporate bonds	—	774	—	774
Crypto asset options	—	6,354	—	6,354
Total assets	$431,503	$231,434	$—	$662,937
Liabilities
Related party loans:
Derivative liabilities(1)	$—	$413,700	$—	$413,700
Related party convertible notes:
Convertible notes	—	—	248,783	248,783
Other current liabilities:
Crypto asset collateral payable	—	15,275	—	15,275
Crypto asset options	—	6,371	—	6,371
Crypto asset futures	—	1,249	—	1,249
Total liabilities	$—	$436,595	$248,783	$685,378

(1)
Excludes the related host contracts which are not measured and recorded at fair value as of December 31, 2024 and 2023 and are disclosed in the table below.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Customer custodial funds:
Money market funds	10,025	—	—	10,025
U.S. treasuries	18,210	—	—	18,210
Crypto assets held:
Bitcoin	295,320	—	—	295,320
Ether	25,718	—	—	25,718
Other crypto assets	—	6,828	—	6,828
Receivable, crypto assets pledged:
Bitcoin	—	74,792	—	74,792
Ether	—	84,635	—	84,635
Accounts receivable, net:
Derivative assets(1)	—	2,167	—	2,167
Prepaid expenses and other current assets:
Equity securities	200	—	—	200
Corporate bonds	—	789	—	789
Total assets	$349,473	$169,211	$—	$518,684
Liabilities
Related party loans:
Derivative liabilities(1)	$—	$217,188	$—	$217,188
Related party convertible notes:
Convertible notes	—	—	134,928	134,928
Total liabilities	$—	$217,188	$134,928	$352,116

(1)
Excludes the related host contracts which are not measured and recorded at fair value as of December 31, 2024 and 2023 and are disclosed in the table below.

Refer to Note 2. Summary of Significant Accounting Policies for further details on the valuation methods and significant inputs of the Level 2 and Level 3 assets and liabilities identified above.
During the years ended December 31, 2024 and 2023, the Company did not make any transfers in or out of the levels of the fair value hierarchy.
The following table is a roll-forward of Level 3 investments measured and recorded at fair value on a recurring basis (in thousands):

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Level 3 Investments—Convertible Notes
	Year Ended December 31,
	2024	2023
Beginning balance related party convertible notes	$134,928	$—
Additions	85,098	131,454
OCI – Change in fair value attributable to instrument-specific credit risk	(1,906)	(664)
Unrealized loss attributable to change in fair value	30,663	4,138
Ending balance related party convertible notes	$248,783	$134,928
The Company fair values its convertible notes utilizing a scenario-based approach that considers various conversion and repayment scenarios, along with a discounted cash flow analysis, which is used to determine the value of an investment today based on projections of future cash flows. The significant input utilized in the discounted cash flow analysis included the discount rate which ranged from 19.5% – 20.8%.
Assets and liabilities measured and recorded at fair value on a non-recurring basis
The Company’s non-financial assets and liabilities, such as intangible assets, software, property and equipment, and lease right-of-use assets, are adjusted to fair value on a non-recurring basis when an impairment charge is recognized. The fair value used in assessing an impairment for these assets are largely based on Level 2 or Level 3 inputs.
The Company’s strategic investments are also measured at fair value on a non-recurring basis. Such fair value measurements are based predominantly on Level 3 inputs such as the recent transaction price involving the same or similar investment, adjust as necessary to reflect relevant market conditions and investment-specific factors.
Financial assets and liabilities not measured and recorded at fair value
The following tables summarize the estimated fair values of our financial assets and financial liabilities that are measured at amortized cost, and not required to be carried at fair value on a recurring basis, as of December 31, 2024 and 2023 (in thousands):

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
	December 31, 2024
	Level 1	Level 2	Level 3	Total(1)
Financial Assets:
Financial assets for which carrying values equal or approximate fair value
Cash and cash equivalents	$42,847	$—	$—	$42,847
Restricted cash and cash equivalents	26,776	—	—	26,776
Customer custodial funds	575,628	—	—	575,628
Accounts receivable, net(2)	5,802	—	59,259	65,061
Total assets	$651,053	$—	$59,259	$710,312
Financial Liabilities:
Financial liabilities for which carrying values equal or approximate fair value
Custodial funds due to customer	$574,080	$—	$—	$574,080
Third party loans	—	117,612	—	117,612
Related party loans(2)	—	385,671	—	385,671
Total liabilities	$574,080	$503,283	$—	$1,077,363
	December 31, 2023
	Level 1	Level 2	Level 3	Total(1)
Financial Assets:
Financial assets for which carrying values equal or approximate fair value
Cash and cash equivalents	$32,769	$—	$—	$32,769
Restricted cash and cash equivalents	30,834	—	—	30,834
Customer custodial funds	354,992	—	—	354,992
Accounts receivable, net(2)	3,492	—	20,848	24,340
Total Assets	$422,087	$—	$20,848	$442,935
Financial Liabilities:
Financial liabilities for which carrying values equal or approximate fair value
Custodial funds due to customer	$382,350	$—	$—	$382,350
Third party loans	—	107,531	—	107,531
Related party loans(2)	—	246,836	—	246,836
Total liabilities	$382,350	$354,367	$—	$736,717

(1)
The total carrying value is equal to the total estimated fair value for all financial assets and liabilities.

(2)
Excludes the embedded derivatives which are measured and recorded at fair value as of December 31, 2024 and 2023 and are disclosed in the table above.

The carrying values of financial assets and liabilities equal or approximate fair value because they are short-term in duration, have no defined maturity or have a floating interest rate.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
The Company determined credit card receivables to be Level 3 assets. While credit card receivables are short term in duration similar to above, the Company applied the current expected loss model to determine the value of receivables and therefore Level 3 classification is appropriate.
6.   Derivatives
The following table summarizes the balance sheet impact of crypto asset options and futures not designated as hedges and measured at fair value as of December 31, 2024 (in thousands):
	December 31, 2024
	Gross Notional(1)	Assets	Liabilities
Crypto asset options	$229,546	$6,354	$(6,371)
Crypto asset futures	11,671	—	(1,249)
Total		$6,354	$(7,620)

(1)
Gross notional amounts represent the U.S. Dollar denominated size of the underlying asset for the derivative instrument. They do not accurately reflect the Company’s economic exposure as they do not reflect the Company’s long and short derivative positions.

Please refer to Note 5. Fair Value Measurements for fair value details on embedded derivatives. The Company’s option and future balances were immaterial as of December 31, 2023.
Gain (loss) on changes in the fair value of options and futures recorded in Other income, net on the consolidated statements of operations and comprehensive loss were as follows (in thousands):
Year Ended December 31, 2024
Derivative assets
Crypto asset options	$22,094
Crypto asset futures	(26,673)
Total	$(4,579)
Derivative liabilities
Crypto asset options	$(16,804)
Crypto asset futures	23,327
Total	$6,523
The below table represents the breakdown of crypto asset collateral associated with derivative positions (in thousands):
December 31, 2024
Crypto assets held as collateral meeting the recognition criteria	$15,275
Crypto assets held as collateral not meeting the recognition criteria	$4,875
Crypto assets pledged as collateral not meeting the derecognition criteria	$4,616

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
7.   Crypto Assets Held
The following table presents a summary of the crypto assets held at fair value by the Company (in thousands except for units):
	December 31, 2024
	Units	Cost Basis	Fair Value
Bitcoin	4,414	$117,005	$412,115
Ether	5,301	17,009	17,562
Other crypto assets	nm(1)	8,200	40,424
Total		$142,214	$470,101

(1)
not meaningful

	December 31, 2023
	Units	Cost Basis	Fair Value
Bitcoin	6,967	$144,462	$295,320
Ether	11,198	19,317	25,718
Other crypto assets	nm(1)	7,503	6,828
Total		$171,282	$327,866

(1)
not meaningful

The following table is a fair value roll-forward of the Company’s crypto assets held at fair value (in thousands):
	Bitcoin	Ether	Other	Total
Crypto assets held at December 31, 2022	$86,041	$36,799	$6,078	$128,918
Cumulative effect of the adoption of ASU 2023-08	147,264	345	1,751	149,360
Crypto assets held January 1, 2023	$233,305	$37,144	$7,829	$278,278
Addition of crypto assets(1)	243,790	186,701	11,234	441,725
Disposition of crypto assets(1)	(456,514)	(228,638)	(17,628)	(702,780)
Realized gain on crypto assets	271,546	24,918	840	297,304
Realized loss on crypto assets	(847)	(851)	(2,586)	(4,284)
Unrealized gain (loss) on crypto assets(2)	4,040	6,444	7,139	17,623
Crypto assets held at December 31, 2023	$295,320	$25,718	$6,828	$327,866
Addition of crypto assets(3)	431,487	299,660	11,887	743,034
Disposition of crypto assets(3)	(608,225)	(327,979)	(9,428)	(945,632)
Realized gain on crypto assets(4)	149,878	26,555	1,095	177,528
Realized loss on crypto assets	(610)	(545)	(609)	(1,764)
Unrealized gain (loss) on crypto assets(2)	144,265	(5,847)	30,651	169,069
Crypto assets held at December 31, 2024	$412,115	$17,562	$40,424	$470,101

(1)
Includes acquisitions of 2,678 Bitcoin and 43,756 Ether totaling $144.2 million and dispositions of 4,442 Bitcoin and 80,610 Ether totaling $246.2 million and to manage collateral obligations under its loan agreements as of December 31, 2023. Refer to Note 2. Summary of Significant Accounting Policies for additional detail.

(2)
Excludes unrealized loss on Receivable, crypto assets pledged of $17.8 million and $57.4 million as of December 31, 2024 and 2023, respectively.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(3)
Includes acquisitions of 2,715 Bitcoin and 68,996 Ether totaling $384.3 million and dispositions of 1,879 Bitcoin and 56,766 Ether totaling $275.1 million to manage collateral obligation under its loan agreements as of December 31, 2024. Refer to Note 2. Summary of Significant Accounting Policies for further details.

(4)
Excludes realized gain on Receivable, crypto assets pledged of $135.8 million as of December 31, 2024.

The Company acquires digital assets primarily through related party loans, revenue denominated in crypto assets, and purchases of crypto assets. The Company disposes of crypto assets through payments of principal and interest on crypto loans, sales of crypto assets and payments for operating expenses.
As part of normal course of business the Company uses crypto assets as investments to fund operating activities and in reserve to satisfy regulatory requirements for certain subsidiaries relating to liquidity coverage and capital needs in relation to customer balances. The cost basis used to calculate gains and losses of crypto assets is the original cost at the time of addition, utilizing the first-in-first-out (“FIFO”) method.
Certain subsidiaries of the Company engage with insurance providers to obtain surety bonds necessary for money transmitter licenses. The Company designates 660 bitcoin to the insurance providers to satisfy a collateral requirement that is reassessed on an annual basis.
Included in the Company’s Crypto assets held on the condensed consolidated balance sheets as December 31, 2024, and December 31, 2023, are 3,116 bitcoin and 5,000 bitcoin, respectively, with a fair value of $290.9 million and $211.9 million, respectively. These assets are restricted in use under the terms of certain related party crypto asset loan agreements and are designated and maintained to meet regulatory capital requirements. The restrictions remain in effect while the related party crypto asset loan agreements are outstanding, and may lapse upon repayment or termination of the loans, or other contractual modifications. This bitcoin is included in the Company’s crypto asset loans with a December 29, 2022, draw date as described in Note 13. Related Party Loans and Convertible Notes.
8.   Prepaid Expenses and Other Assets
Prepaid expenses and other assets consisted of the following (in thousands):
	Year Ended December 31,
	2024	2023
Prepaid expenses and other current assets
Crypto asset collateral held	$15,275	$—
Prepaid expenses	7,232	$8,130
Derivative assets	6,354	—
Other	8,273	7,940
Total prepaid expenses and other current assets	$37,134	$16,070
Other non-current assets
Lease right-of-use assets	$14,512	$15,928
Strategic investments	10,638	11,708
Other	1,722	309
Total other non-current assets	$26,872	$27,945

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Measurement alternative investments
The changes in the carrying value of strategic investments accounted for under the measurement alternative are presented below (in thousands):
Carrying amount, balance at December 31, 2022	$10,106
Net reductions(1)	(333)
Upward adjustments	2,872
Impairments and downward adjustments	(937)
Carrying amount, balance at December 31, 2023	11,708
Net reductions(1)	(1,021)
Upward adjustments	73
Impairments and downward adjustments	(122)
Carrying amount, balance at December 31, 2024	$10,638

(1)
Includes additions from purchases, reductions due to exits of securities and reclassifications due to changes to capital structure.

Cumulative upward adjustments for strategic investments held were $4.5 million and $4.4 million as of December 31, 2024 and 2023, respectively. Cumulative impairments and downward adjustments were $1.2 million and $1.1 million as of December 31, 2024 and 2023, respectively. Upward adjustments, impairments, and downward adjustments are included in Other income, net on the consolidated statements of operations and comprehensive loss.
9.   Software, Property and Equipment, Net
Software, property and equipment, net consisted of the following (in thousands):
	Year Ended December 31,
	2024	2023
Software	$43,821	$39,127
Leasehold improvements	12,652	13,997
Furniture and fixtures	3,303	3,286
Computers and other equipment	2,584	2,142
Total	62,360	58,552
Accumulated amortization and depreciation	(45,208)	(35,081)
Loss on impairment of leasehold improvements	—	(2,074)
Software, property and equipment, net	$17,152	$21,397
Depreciation expense attributable to software, property, and equipment was $1.7 million and $3.8 million for the years ended December 31, 2024 and 2023, respectively, and is reflected in General and administrative on the consolidated statements of operations and comprehensive loss. Amortization expense attributable to software, property and equipment was $8.4 million and $6.7 million for the years ended December 31, 2024 and 2023, respectively, and is reflected in Technology, on the consolidated statements of operations and comprehensive loss. Total additions to software were $4.8 million and $6.2 million for the year ended December 31, 2024 and 2023, respectively.
Substantially all software, property and equipment was located and utilized within the United States during the years ended December 31, 2024 and 2023.
During the years ended December 31, 2024 and 2023, the Company recorded an impairment loss on software of less than $0.1 million and $0.2 million, respectively.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
10.   Intangible Assets, Net
Intangible assets consisted of the following as of December 31, 2024 (in thousands):
	Gross Carrying Amount	Accumulated Amortization	Impairment	Intangible Assets, Net
Amortizing intangible assets
Patents	$178,005	$(36,590)	$—	$141,415
Developed technology	50,781	(30,779)	—	20,002
Customer relationships	1,250	(750)	—	500
Assembled workforce	670	(444)	—	226
	$230,706	$(68,563)	$—	$162,143
Amortization expense of intangible assets was $22.8 million for the year ended December 31, 2024.
Intangible assets consisted of the following as of December 31, 2023 (in thousands):
	Gross Carrying Amount	Accumulated Amortization	Impairment	Intangible Assets, Net
Amortizing intangible assets
Patents	$178,005	$(24,723)	$—	$153,282
Developed technology	70,766	(26,704)	(13,514)	30,548
Customer relationships	1,580	(589)	(233)	758
Assembled workforce	984	(424)	(182)	378
	$251,335	$(52,440)	$(13,929)	$184,966
Amortization expense of intangible assets was $21.7 million for the year ended December 31, 2023.
In June 2023, the Company ceased all operations related to the developed technology acquired from Bitria. As a result, on June 30, 2023 the Company recorded impairment on Bitria developed technology of $13.5 million, assembled workforce of $0.2 million, and customer relationships of $0.2 million.
The expected future amortization expense for intangible assets as of December 31, 2024 is as follows (in thousands):
December 31, 2024
2025	$22,363
2026	22,124
2027	11,867
2028	11,867
2029	11,867
Thereafter	82,055
Total expected future amortization expense	$162,143

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
11.   Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):
	Year Ended December 31,
	2024	2023
Accrued expenses:
Accrued expenses	$29,711	$27,572
Accrued loss contingencies(1)	6,083	157,745
Accrued salaries and benefits	3,113	2,704
Total accrued expenses	38,907	188,021
Other current liabilities:
Crypto asset collateral payable	15,275	—
Derivative liabilities	7,620	—
Current lease liabilities	4,737	4,334
Commissions to NFT artists payable	1,896	2,421
Other current liabilities	1,513	1,520
Deferred tax liabilities	7,407	321
Total other current liabilities	38,448	8,596
Total accrued expenses and other current liabilities	$77,355	$196,617

(1)
Refer to Note 21. Commitments and Contingencies for additional information.

12.   Leases
The Company has operating leases for office facilities with remaining terms of 0 to 10 years. Many leases include one or more options to renew, but renewals are not assumed in the determination of the lease term as the Company is not reasonably certain to exercise the renewals.
The Company recognized lease expense in General and administrative on the consolidated statements of operations and comprehensive loss. The components of lease expense were as follows (in thousands):
	Year Ended December 31,
	2024	2023
Operating lease expense	$4,140	$4,598
Short-term lease expense	285	1,005
Total lease expense	$4,425	$5,603
Other information related to the Company’s operating leases was as follows:
	Year Ended December 31,
	2024	2023
Weighted-average remaining lease term (in years)	5.0	6.0
Weighted-average discount rate	6.0%	6.0%

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Maturities of operating lease liabilities as of December 31, 2024 were as follows:
2025	$6,090
2026	6,243
2027	6,098
2028	5,581
2029	2,560
Thereafter	2,231
Total undiscounted lease payments	28,803
Less: imputed interest	(3,913)
Total lease liabilities	$24,890
On November 19, 2024, the Company entered into a sixty month operating lease agreement for office space in Malta with the option to terminate the lease without penalty at any point after twenty four months. The lease is set to commence on March 1, 2025 and requires monthly base payments ranging from $62,100 to $68,465.
The Company entered into an operating lease for office space in India (“India Lease”) which commenced in September 2023. The lease had a five year term of which the first 36 months was noncancellable. There was a single renewal option for four additional years after the five year initial term. In August 2024, the Company closed its India office as it was no longer feasible for the Company to sustain operations in India due to regulatory uncertainty in the region. The Company used the income approach to determine the fair value of the right-of-use assets using a discount rate of 5.8% and a lease term of 3 years. As a result, the Company recorded impairment losses of $0.4 million on right-of-use assets within General and administrative on the consolidated statements of operations and comprehensive loss.
On August 25, 2023, the Company entered into a sublease agreement for the office space in New York City and determined the carrying value of certain right-of-use assets and related leasehold improvements were not recoverable. The Company used the income approach to determine the fair value of the right-of-use assets using a discount rate of 6.0% and a lease term of 5.7 years. As a result, the Company recorded impairment losses of $5.4 million on right-of-use assets and $2.1 million on leasehold improvements within General and administrative on the consolidated statements of operations and comprehensive loss during the year ended December 31, 2023. Sublease income was $2.2 million and $0.5 million for the years ended December 31, 2024 and 2023, respectively, and is reflected in Other income, net within the consolidated statements of operations and comprehensive loss. Of the sublease income earned during the years ended December 31, 2024 and 2023, $1.3 million and $0.3 million, respectively, was recorded within Accounts receivable, net on the consolidated balance sheets.
The Company entered into a five year sublease agreement for the office space in Chicago which commenced on November 1, 2022. As a result, the Company recorded sublease income of $0.4 million for the years ended December 31, 2024 and 2023, which is reflected in Other income, net, within the consolidated statements of operations and comprehensive loss.
13.   Related Party Loans and Convertible Notes
The Company regularly enters into lending agreements with WCF, a related party through common ownership, in order to finance operations, maintain regulatory capital levels in subsidiaries, and fund capital expenditures to grow the business. The Company primarily conducts lending activities with WCF using bitcoin or ether as the loaned instrument or as collateral for USD loans.
Crypto asset loans
The Company entered into several crypto lending agreements with WCF during the years ended December 31, 2024 and 2023. All principal loan amounts have no stated maturity date but are callable upon

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
written notice by WCF. The Company will have until the end of the business day to repay all outstanding loaned crypto amounts when called. The principal will be paid in-kind and interest outstanding will be payable in either (i) crypto or (ii) cash equivalent to the aggregate value of such crypto as measured at fair value on the daily basis at which the fees accrued. These agreements were made to enable the Company to ensure adequate operational liquidity and meet regulatory capital obligations of its subsidiaries.
Crypto asset loans as of December 31, 2024 (in thousands):
Loan(6)	Draw Date	Principal Outstanding as of 12.31.23	Amount Borrowed	Amount Repaid	Realized Gain (Loss)	Principal Outstanding as of 12.31.24	Unrealized Gain (Loss)	Interest Rate	Interest Expense(4)	Interest Payable(5)
5,000 BTC(1)	12/29/2022	$211,948	$—	$123,155	$(91,991)	$290,929	$(110,146)	4.0%	$9,497	$1,037
30,000 ETH	12/29/2022	20,669	—	29,790	(18,990)	—	9,868	4.0%	655	—
2,000 BTC(2)	3/1/2023	84,779	—	63,889	(42,689)	102,516	(38,938)	4.0%	3,620	376
35,000 ETH(3)	3/1/2023	80,378	—	29,247	(15,571)	88,234	(21,532)	4.0%	3,590	334
1,400 BTC	5/24/2023	4,239	—	6,182	(3,553)	—	1,610	4.0%	30	—
20,650 ETH	5/24/2023	24,802	—	32,224	(12,853)	—	5,432	4.0%	140	—
500 BTC	5/11/2023	21,195	—	—	—	46,683	(25,488)	4.0%	1,317	166
340 BTC	10/31/2023	14,412	—	—	—	31,745	(17,332)	5.0%	1,119	142
240 BTC	5/1/2024	—	13,962	16,286	(2,324)	—	—	8.0%	102	—
6,750 ETH	5/1/2024	—	19,765	25,441	(5,676)	—	—	8.0%	145	—
250 BTC	7/5/2024	—	14,006	22,007	(8,001)	—	—	5.0%	280	—
4,150 ETH	7/5/2024	—	12,420	13,473	(1,054)	—	—	5.0%	200	—
7,500 ETH	8/5/2024	—	17,663	30,038	(12,374)	—	—	5.0%	342	—
235 BTC	10/31/2024	—	16,497	22,230	(5,733)	—	—	4.5%	62	—
Total		$462,422	$94,313	$413,962	$(220,809)	$560,107	$(196,526)		$21,099	$2,055

(1)
1,884 bitcoin was repaid during the year ended December 31, 2024.

(2)
902 bitcoin was repaid during the year ended December 31, 2024.

(3)
8,371 ether was repaid during the year ended December 31, 2024.

(4)
Prior year interest accrued of $1.6 million was paid during the year ended December 31, 2024.

(5)
Outstanding interest balances payable to WCF are included in Related party loans on the consolidated balance sheets as of December 31, 2024.

(6)
5,054 bitcoin and 26,629 ether was outstanding as of the year ended December 31, 2024.

On May 1, 2024, July 5, 2024, August 5, 2024 and October 31, 2024, the Company entered into lending agreements with WCF. The Company will primarily use the crypto assets from these agreements as collateral for third party loans. Refer to Note 14. Third Party Loans for additional information.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Crypto asset loans as of December 31, 2023 (in thousands):
Loan(7)	Draw Date	Principal Outstanding as of 12.31.22	Amount Borrowed	Amount Repaid	Realized Gain (Loss)	Principal Outstanding as of 12.31.23	Unrealized Gain (Loss)	Interest Rate	Interest Expense(5)	Interest Payable(6)
10,000 BTC(1)	12/22/2020	$149,016	$—	$251,839	$(102,823)	$—	$—	4.0%	$1,806	$—
5,000 BTC	12/29/2022	82,787	—	—	—	211,948	(129,161)	4.0%	5,763	721
30,000 ETH(2)	12/29/2022	35,906	—	38,880	(13,682)	20,669	(9,961)	4.0%	1,507	69
2,000 BTC	3/1/2023	—	47,006	—	—	84,779	(37,773)	4.0%	2,025	288
35,000 ETH	3/1/2023	—	57,181	—	—	80,378	(23,197)	4.0%	2,162	268
1,400 BTC(3)	5/24/2023	—	36,807	51,247	(17,069)	4,239	(1,610)	4.0%	855	28
20,650 ETH(4)	5/24/2023	—	37,037	22,259	(4,592)	24,802	(5,432)	4.0%	863	95
500 BTC	5/11/2023	—	13,642	—	—	21,195	(7,552)	4.0%	401	72
340 BTC	10/31/2023	—	11,910	—	—	14,412	(2,502)	4.0%	110	61
Total		$267,709	$203,583	$364,225	$(138,166)	$462,422	$(217,188)		$15,492	$1,602

(1)
1,000 bitcoin was repaid during the year ended December 31, 2022.

(2)
21,000 ether was repaid during the year ended December 31, 2023.

(3)
1,300 bitcoin was repaid during the year ended December 31, 2023.

(4)
9,850 ether was repaid during the year ended December 31, 2023.

(5)
Prior year interest accrued of $7.8 million was paid during the year ended December 31, 2023.

(6)
Outstanding interest balances payable to WCF are included in Related party loans on the consolidated balance sheets as of December 31, 2023.

(7)
7,940 bitcoin and 54,800 ether was outstanding as of the year ended December 31, 2023.

On December 22, 2020, the Company entered into a bitcoin lending agreement with WCF for 10,000 bitcoin of which 9,000 was outstanding as of December 31, 2022. On March 23, 2023, the remaining 9,000 bitcoin was repaid to WCF in its entirety.
On December 28, 2022, the Company entered into an additional lending agreement for 5,000 bitcoin and an ether lending agreement for 30,000 ether to provide additional funding for it’s wholly owned subsidiaries. 21,000 of this ether was repaid to WCF during the year ended December 31, 2023. On August 3, 2023, the terms of the remaining 9,000 ether were modified and a new agreement was papered allowing the Company to sell the ether for proceeds of $16.5 million and contribute the proceeds to it’s wholly owned subsidiaries to finance its business operations.
On March 1, 2023 and May 24, 2023, the Company entered into additional lending agreements with WCF. The Company will primarily use the crypto assets from these agreements as collateral for third party loans. Refer to Note 14. Third Party Loans for additional information.
On May 11, 2023 and October 31, 2023 the Company entered into agreements with WCF for 500 bitcoin and 340 bitcoin, respectively, for purposes of enabling subsidiaries of the Company to pledge bitcoin to the surety parties to satisfy the collateral requirements as part of the bond application process. The 500 bitcoin loan pledged 320 of the bitcoin as collateral to satisfy these collateral requirements.
Convertible notes
The convertible notes entered into by the Company are summarized below (in thousands). The aggregate principal amount of these notes is to be used for general operating activities.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Convertible notes as of December 31, 2024 (in thousands):
Loan(1)	Draw Date	Maturity Date	Aggregate Principal Amount	Fair value of Principal Outstanding as of 12.31.23	2024 Amounts Drawn	Unrealized Loss	Change in fair value attributable to instrument-specific credit risk	Interest Expense	Interest Payable(3)(4)
September Note (USD)	9/15/2023	9/15/2025	$50,000	$51,335	$—	$7,101	$(243)	$4,000	$5,450
November Note (BTC)	11/22/2023	11/22/2025	54,671	56,131	—	7,647	(263)	4,374	5,295
December Note (USD)	12/27/2023	12/27/2025	50,000	26,111	24,568	7,821	(510)	3,794	4,163
March Note (BTC)(2)	3/1/2024	3/1/2026	45,329	—	45,329	8,094	(890)	3,032	3,308
Total			$200,000	$133,577	$69,897	$30,663	$(1,906)	$15,200	$18,216

(1)
The effective interest rate for all convertible notes is 8.0%.

(2)
The $45.3 million drawdown is denominated in USD but was received as 734 BTC. The 734 BTC is reported in crypto assets held on the consolidated balance sheet with a fair value of $68.6 million as of December 31, 2024.

(3)
Outstanding interest balances payable to WCF are included in Related party convertible notes on the consolidated balance sheets as of December 31, 2024.

(4)
Includes $1.6 million of fair value adjustments consisting of a $1.7 million unrealized loss and a $0.1 million gain related to change in fair value related to instrument-specific credit risk.

Convertible notes as of December 31, 2023 (in thousands):
Loan(1)	Draw Date	Maturity Date	Aggregate Principal Amount	Principal Drawn and Outstanding	Unrealized Loss	Change in fair value attributable to instrument-specific credit risk	Interest Expense	Interest Payable(4)
September Note (USD)	9/15/2023	9/15/2025	$50,000	$50,000	$2,230	$(895)	$898	$898
November Note (BTC)(2)(3)	11/22/2023	11/22/2025	100,000	54,671	1,229	231	433	433
December Note (USD)	12/27/2023	12/27/2025	50,000	25,432	679	—	20	20
Total	—	—	$200,000	$130,103	$4,138	$(664)	$1,351	$1,351

(1)
The effective interest rate for all convertible notes is 8.0%.

(2)
The $54.7 million principal outstanding is denominated in USD but was received as 1,500 BTC, of which, 787 BTC was sold during the year. The remaining 713 BTC is reported in Crypto assets held on the consolidated balance sheet with a fair value of $30.2M as of December 31, 2023.

(3)
In March of 2024 a portion of the November Note was amended and restated into the March Note as presented in the December 31, 2024 table above.

(4)
Outstanding interest balances payable to WCF are included in Related party convertible notes on the consolidated balance sheets as of December 31, 2023.

On September 15, 2023, the Company entered into a Convertible Note Agreement (“September Note”) with WCF, whereby the September Note may become one of multiple notes with identical terms that may be issued during a period of up to four months after the effective date. The Company may borrow up to an aggregate principal amount of $50.0 million to be used for general operating purposes. The Company has drawn the full $50.0 million, $28.5 million of which was drawn in September 2023 and $21.5 million in October 2023.
On November 22, 2023, the Company entered into a second Convertible Note Agreement (“November Note”), with WCF which included the same terms and conditions as the aforementioned September Note. The Company has drawn the full $54.7 million in November 2023.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
On December 27, 2023, the Company entered into a third Convertible Note Agreement (“December Note”), which included the same terms and conditions as the aforementioned September and November Note. Under the December Note, the Company may borrow up to an aggregate principal amount of $50.0 million to be used for general corporate purposes. The Company has drawn the full $50.0 million, $25.4 million of which was drawn in December 2023 and $24.6 million in January and February 2024.
On March 1, 2024, the Company entered into a fourth Convertible Note Agreement (“March Note”), which included the same terms and conditions as the aforementioned September, November, and December Note (collectively the “Convertible Notes”). Under the March Note, the Company may borrow up to an aggregate principal amount of $45.3 million to be used for general operating purposes. The Company has drawn the full $45.3 million in March 2024.
The Convertible Notes are a general unsecured obligation of the Company and will be subordinate in right of payment to all existing and future outstanding borrowings that are due from the Company and its affiliates to WCF (and any applicable affiliates) under applicable loan documents, including borrowings denominated in BTC and ETH, whether or not secured. The Convertible Notes accrue a simple 8.0% interest payable at the earlier of the (i) maturity date or (ii) the date of conversion of the Convertible Notes into equity. In event of conversion of the Convertible Notes into equity, the payment of accrued interest on the Convertible Notes shall be paid in-kind as additional equity.
The Convertible Notes will be automatically convertible in connection with a qualified financing event where the Company issues convertible preferred units with aggregate gross proceeds to the Company of at least $50.0 million. The Convertible Notes and accrued interest will be automatically converted into Convertible Preferred Units, as defined below, of the same class, at a price per unit equal to 80% of the lowest price per unit paid by the other purchasers of the convertible preferred units sold in the qualified financing event. If the Company enters into a non-qualified financing event where the Company receives proceeds of less than $50.0 million, WCF has the option to convert the outstanding principal and interest amount under the Convertible Notes into convertible preferred units of the same class, at a price per unit equal to 80% of the lowest price per unit paid by the other purchasers of the convertible preferred units.
After the respective maturity dates, defined in the tables above, WCF has the option to convert all principal and interest outstanding into units of the Company’s Series B preferred units at a price per unit equal to 80% of the lowest original issue price per unit of such Series B preferred units.
In the event the Company undergoes a change in control event, the Company will pay WCF the price per unit in equity or cash (at the sole discretion of WCF) that would result from converting the outstanding principal amount under the Convertible Notes and all the accrued interest thereon immediately prior to the change in control event at price per unit equal to 80% of the lowest price per unit offered in the change of control event, or repay WCF the outstanding principal and interest under the Convertible Notes.
Lastly, upon a public company event, the Convertible Notes including principal and interest will be automatically converted immediately prior to such public company event into Common Units in the Company at a price per unit equal to eighty percent (80%) of the price per common unit implied in the public company event.
Term loan
The Term Loan entered into by the Company is summarized below (in thousands). The aggregate principal amount of this is to be used for general business purposes of the Company and its wholly owned subsidiaries.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Loan(1)	Draw Date	Maturity Date	Aggregate Principal Amount	Amount Borrowed(2)	Amount Repaid	Principal Outstanding as of 12.31.24	Interest Expense	Interest Payable(3)
2024 Term Loan	5/16/2024	3/1/2026	$275,000	$230,704	$—	$230,704	$6,505	$6,505

(1)
The term loan is stated at an interest rate of no less than 4.0% and no greater than 16.0%. As of December 31, 2024 the blended interest rate was 6.8%.

(2)
The $230.7 million principal outstanding is denominated in USD but was received as 2,834 BTC, 9,000 ETH, and $11.8 million, of which, 1,234 BTC, 9,000 ETH, and $11.8 million were used during the year for general business purposes. The remaining 1,600 BTC is reported in Crypto assets held on the consolidated balance sheet with a fair value of $149.4 million as of December 31, 2024.

(3)
Outstanding interest balances payable to WCF are included in Related party loans on the consolidated balance sheets as of December 31, 2024.

On May 16, 2024, Gemini entered into a term loan agreement with WCF (the “2024 Term Loan”), for a U.S. dollar denominated principal amount of up to $275.0 million to be funded in bitcoin, ether, or such other cryptocurrency at an interest rate of no less than 4.0% and no greater than 16.0% per annum with an initial maturity date of March 1, 2026.
Demand notes
The Company entered into several fiat lending agreements with WCF as outlined in the table below (in thousands). All loans were paid back in full during 2023 and there is no outstanding balance as of December 31, 2024 or 2023.
Demand Note	Draw Date	Maturity Date	Aggregate Principal Amount	Interest Expense	Interest Rate
Note 1	12/29/2022	03/31/2023	$5,000	$42	4.6%
Note 2	01/27/2023	03/31/2023	15,000	73	4.5%
Note 3	07/28/2023	09/30/2023	5,640	49	5.0%
Note 4	08/17/2023	09/30/2023	5,000	33	5.5%
Note 5	08/31/2023	09/30/2023	6,000	27	5.5%
Note 6	09/06/2023	10/31/2023	2,000	17	5.5%
Total			$38,640	$241
14.   Third Party Loans
The Company entered into several loan agreements with a single unrelated third party as outlined in the table found below. The aggregate principal amount of these agreements is to be used for general operating activities.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Third party loans as of December 31, 2024 (in thousands):
Loan	Loan Date	Maturity Date	Principal Outstanding	Interest Rate	Interest Expense	Interest Payable(9)	Collateral Type(10)	Collateral Rate (Initial Collateral Level)(11)
Loan 1	3/2/2023	3/5/2024	$—	11.0%	$577	$—	ETH	160%
Loan 2	3/2/2023	3/5/2024	—	11.0%	499	—	BTC	150%
Loan 3	4/27/2023	3/5/2024	—	11.5%	104	—	ETH	160%
Loan 4	4/27/2023	3/5/2024	—	11.5%	131	—	BTC	150%
Loan 5	5/24/2023	3/5/2024	—	11.5%	409	—	ETH	160%
Loan 6	5/24/2023	3/5/2024	—	11.5%	409	—	BTC	150%
Loan 7(1)	3/4/2024	3/31/2024	—	11.5%	209	—	ETH	160%
Loan 8(2)	3/4/2024	Evergreen	—	11.0%	428	—	BTC	145%
Loan 9(3)	3/4/2024	Evergreen	—	11.0%	243	—	ETH	155%
Loan 10(4)	3/28/2024	5/31/2024	—	11.5%	489	—	ETH	160%
Loan 11(5)	3/28/2024	Evergreen	—	11.0%	967	—	BTC	145%
Loan 12(6)	3/28/2024	Evergreen	—	11.0%	550	—	ETH	155%
Loan 13(7)	5/29/2024	Evergreen	51,900	11.0%	3,410	492	BTC	145%
Loan 14(8)	5/29/2024	Evergreen	54,600	11.0%	3,570	517	ETH	155%
Loan 15	11/1/2024	Evergreen	10,000	12.0%	203	103	BTC	145%
Total			$116,500		$12,198	$1,112

(1)
On March 4, 2024 an amended agreement was executed that restated loan 3 and loan 5 into loan 7. All of the terms and conditions are the same with the exception of the maturity date being extended to March 31, 2024.

(2)
On March 4, 2024 an amended agreement was executed that restated loan 2, loan 4, and loan 6 into loan 8. All of the terms and conditions are the same with the exception of the maturity date being extended to Evergreen terms.

(3)
On March 4, 2024 an amended agreement was executed that restated loan 1 into loan 9. All of the terms and conditions are the same with the exception of the maturity date being extended to Evergreen terms.

(4)
On March 28, 2024 an amended agreement was executed that restated loan 7 into loan 10. All of the terms and conditions are the same with the exception of the maturity date being extended to May 31, 2024.

(5)
On March 28, 2024 an amended agreement was executed that restated loan 8 into loan 11. All of the terms and conditions are the same.

(6)
On March 28, 2024 an amended agreement was executed that restated loan 9 into loan 12. All of the terms and conditions are the same.

(7)
On May 29, 2024 an amended agreement was executed that restated loan 11 into loan 13. All of the terms and conditions are the same.

(8)
On May 29, 2024 an amended agreement was executed that aggregated the principal of loan 10 with loan 12 and restated them into loan 14. All of the terms and conditions are the same with the exception of loan 10’s collateral rate, interest rate, and maturity date being updated to mirror the terms of loan 12.

(9)
Outstanding interest balances payable to a third party are included in Third party loans on the consolidated balance sheets as of December 31, 2024.

(10)
As of December 31, 2024, the Company has pledged 929 bitcoin and 24,625 ether included in Receivable, crypto assets pledged on the consolidated balance sheets. Total collateral associated with these loans as of December 31, 2024 was approximately $86.7 million, or 140%, for BTC loans; and $81.6 million, or 149%, for ETH loans.

(11)
If the notional value of crypto assets pledged falls 10% from the initial collateral level there will be a margin call and additional crypto will need to be pledged to reset the collateral balance to the initial collateral level.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Third party loans as of December 31, 2023 (in thousands):
Loan	Loan Date	Maturity Date	Principal Outstanding	Interest Rate	Interest Expense	Interest Payable(2)	Collateral Type(3)	Collateral Rate (Initial Collateral Level)(4)
Loan 1	3/3/2023	3/5/2024	$29,500	11.0%	$2,739	$425	ETH	160%
Loan 2	3/3/2023	3/5/2024	25,500	11.0%	2,369	348	BTC	150%
Loan 3(1)	4/27/2023	3/5/2024	5,100	11.5%	404	29	ETH	160%
Loan 4(1)	4/27/2023	3/5/2024	6,400	11.5%	507	37	BTC	150%
Loan 5(1)	5/24/2023	3/5/2024	20,000	11.5%	1,419	96	ETH	160%
Loan 6(1)	5/24/2023	3/5/2024	20,000	11.5%	1,419	96	BTC	150%
Total			$106,500		$8,857	$1,031

(1)
On August 24, 2023, an amended agreement was executed that aggregated the principal of loan 3 with loan 5 and loan 4 with loan 6. All of the terms and conditions are the same with the exception of the maturity date being extended to March 5, 2024.

(2)
Outstanding interest balances payable to a third party are included in Third party loans on the consolidated balance sheets as of December 31, 2023.

(3)
As of December 31, 2023, the Company has pledged 1,764 bitcoin and 36,854 ether included in Receivable, crypto assets pledged on the consolidated balance sheets. Total collateral associated with these loans as of December 31, 2023 was approximately $74.8 million, or 144%, for BTC loans; and $84.6 million, or 155%, for ETH loans.

(4)
If the notional value of crypto assets pledged falls 10% from the initial collateral level there will be a margin call and additional crypto will need to be pledged to reset the collateral balance to the initial collateral level.

15.   Common Units
The Company issued 2,262,977 and 3,535,055 Basic Common Units and—and 29,682 Catch Up Common Units during the years ending December 31, 2024 and 2023, respectively. No Common Unit A were issued in 2023 or 2024. See Note 17. Stock-Based Compensation for further details.
The Company is authorized to issue additional Common Units upon conversion of the convertible preferred units, which were convertible into 111,672,265 Common Units as of December 31, 2024 and 2023.
Voting rights
The Common Units are non-voting units to the extent permitted by applicable law.
Distribution rights
Holders of Common Units are entitled to receive a tax distribution amount paid only on the authority of the Company’s Board of Managers (“Board”) for each unit held within 90 days after the end of each fiscal year (the “Tax Distribution Amount”). This Tax Distribution Amount is the product of: (i) each unit’s respective allocation of the Company’s net taxable income less net tax losses previously allocated (to the extent applicable laws permit such losses be used to offset taxable income) multiplied by (ii) the maximum combined marginal federal, state, and local income tax rate applicable to a New York City resident.
The Company may make other pro rata distributions based on the number of units held. The timing and amount of operating distributions is determined by the Company’s Board and subject to majority consent of Series FF unitholders and Preferred Unitholders, as defined below.
During the years ended December 31, 2024 and 2023 the Company did not make any distributions to its common unitholders.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Liquidation rights
See Note 16. Preferred Units.
16.   Preferred Units
Series FF Units
In 2018, the Company issued a total of 1,000,000 Series FF preferred units (“Series FF Units”) to its founders, Cameron and Tyler Winklevoss, which remained outstanding as of December 31, 2024 and 2023. The Company did not receive consideration associated with its issuance of the Series FF Units. Pursuant to the terms of the Company’s governing documents, the consent of the unitholders holding a majority of the Series FF Units is required in order for the Company to proceed with certain material transactions, including a liquidation, a sale, distributions, changes in units or any series of units authorized or issued by the Company, repurchase of Units, amendments to the Company’s organizational documents, material changes in business operations, investments, debt arrangements, material changes to tax or accounting policies, conversion to a corporation, or filing for an initial public offering. The consent of unitholders holding a majority of the Series FF Units is also required for changes to be made to the size of the Board and for the election of Board thereto. The Series FF Units are non-economic units that are not entitled to distributions, redemptions, conversions, or liquidation rights.
Convertible Preferred Units
The Company has issued 30,954,820 Series A preferred units (“Series A Units”) and 8,887,101 Series B preferred units (“Series B Units”). Series A Units and Series B Units (collectively the “Convertible Preferred Units”) are classified as mezzanine equity on the consolidated balance sheets.
The following schedule summarizes the Company’s authorized, issued and outstanding Convertible Preferred Units as of December 31, 2024 and 2023 (in thousands, except per unit data):
Series	Units Authorized	Units Issued and Outstanding	Original Price per Unit	Liquidation Preference	Carrying Value, Net of Issuance Cost
Series A-1	14,756	14,756	$0.71	$21,078	$10,539
Series A-2	738	738	$0.19	284	142
Series A-3	970	970	$9.72	18,860	9,430
Series A-4	5,676	5,676	$7.90	89,700	44,850
Series A-5	1,486	1,486	$8.35	24,800	12,400
Series A-6	4,091	4,091	$3.12	25,500	12,750
Series A-7	3,238	3,238	$6.61	42,800	21,400
Series B	8,910	8,887	$47.70	423,903	422,857
	39,865	39,842		$646,925	$534,368
Voting rights
Each Convertible Preferred Unit is entitled to the number of votes equal to the number of Common Units of the Company into which it may be converted at such time.
Both (i) the consent of holders of the Convertible Preferred Units (the “Preferred Unitholders”) holding a majority of the Convertible Preferred Units and (ii) the consent of the Preferred Unitholders holding a majority of the Series B Units is required in order for the Company to proceed with the following actions:

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
a.
Authorize or issue a new series of securities or units of the Company that is senior to the Series B Units;

b.
Declare or pay any distribution with respect to any units (other than tax distributions);

c.
Repurchase of units (other than pursuant to the Series B call option);

d.
Authorize a liquidation or any unit sale in which the per unit consideration received for Series B Units is equal to or less than an amount equal to two times the initial purchase price of the Series B Units, less the tax distributions per each Series B Unit;

e.
Amendments to the Company’s organizational documents that (i) adversely impacts any series of Convertible Preferred Units in a manner that is disproportionate to the Series B Units or (ii) amend certain definitions therewithin;

f.
Amendments to junior unit classes that would render such other unit class senior to the Series B Units; or

g.
Certain activities that would dilute the Company’s ownership of subsidiaries or rights to subsidiary assets.

Distribution rights
Holders of the Convertible Preferred Units are entitled to receive a Tax Distribution Amount. During the years ended December 31, 2024 and 2023 the Company did not make any distributions to its Preferred Unitholders.
Liquidation rights
Upon the Company’s liquidation or deemed liquidation, including (i) any merger, consolidation, or recapitalization of the Company in which the Preferred Unitholders immediately prior to such transaction do not own and control a majority of the voting power of the outstanding equity of the surviving entity after the closing of such transaction; or (ii) a sale, exclusive license, or other transfer or disposition of substantially all of the Company’s assets, the Preferred Unitholders are entitled to payment, out of the assets legally available for distribution, in the following order of preference:
a.
Distributions will be made to the Company’s Preferred Unitholders in proportion to relative capital amounts in excess of cumulative distributions until such excess is reduced to zero.

b.
Pro rata distributions will be made to holders of Series A Units, holders of Capital Common Units A, and holders of Basic Common Units until total cumulative distributions amount to the distribution amount to which these units were entitled to as of November 18, 2021.

c.
Pro rata distributions will be made to holders of Capital Common Units A, Catch Up Common Units, and Basic Common Units until holders of Catch Up Common Units have received a cumulative distribution per unit of approximately $28.85.

d.
Pro rata distributions will be made to holders of Series A Units, holders of Capital Common Units A, holders of Catch Up Common Units, and holders of Basic Common Units until holders of Capital Common Units A have received total cumulative distribution per unit of their initial purchase price.

e.
Pro rata distributions will be made to Preferred Unitholders, holders of Capital Common Units A, holders of Catch Up Common Units, and holders of Basic Common Units.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Redemption
In the event of a sale of units such that an outside party obtains beneficial ownership of over 50% of the Company’s units, liquidation, or deemed liquidation, each holder of Series B Units will be entitled to receive per unit consideration for Series B Units of two times their initial purchase price less tax distributions per unit, and the Company will have the option—but not the obligation—to redeem all issued and outstanding Series B Units for this per unit price. The holders of Series B Units may receive less consideration per unit only if the holders of Series B Units representing the majority of Convertible Preferred Units otherwise approve such sale.
Series A Units and Series B Units are preferred units that are redeemable at the option of the holder, and as such the units are classified as a mezzanine equity on the consolidated balance sheets.
Conversion
The Convertible Preferred Units are convertible into Common Units at the option of the holder, at any time after the date of issuance according to a conversion ratio, subject to adjustments for splits, combinations, recapitalizations, or the like. The following schedule summarizes the number of Common Units into which each Convertible Preferred Unit was convertible as of December 31, 2024 and 2023:
Series	Conversion Ratio
Series A-1	3.77
Series A-2	4.08
Series A-3	3.45
Series A-4	3.11
Series A-5	3.06
Series A-6	2.78
Series A-7	2.25
Series B	1.00
Each Convertible Preferred Unit will automatically convert into Common Units, based on the then-effective conversion price on the earlier of (i) an underwritten public offering with aggregate gross proceeds of at least $50.0 million, (ii) a direct listing where the reference price per Series B Unit is at least the original Series B Unit purchase price (as adjusted for any unit splits, combinations, recapitalizations, or the like, or (iii) a business combination with a “special purpose acquisition company” in which the cash and cash equivalents of the special purpose acquisition company, immediately prior to the consummation of the business combination (assuming consummation of any concurrent private placement), are at least $175.0 million.
17.   Stock-Based Compensation
The following table summarizes Service-Based Incentive Units activity for the year ended December 31, 2024 (in thousands):
Number of Service-Based Incentive Units
Unvested at December 31, 2023	4,315
Grants	1,957
Vested	(2,369)
Forfeiture	(1,174)
Unvested at December 31, 2024	2,729

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
During the years ended December 31, 2024 and 2023, the weighted average grant date fair value per Service-Based Incentive Unit granted was $0.97 and $1.72, respectively.
As of and for the year ended December 31, 2024 and 2023, there were 34,673,621 and 33,234,410 Service-Based Incentive Units outstanding and $5.3 million and $9.9 million recognized in compensation expense associated with the Service-Based Incentive Units, respectively.
The total grant date fair value for the 2,368,831 and 3,581,506 Service-Based Incentive Units which vested during the years ended December 31, 2024 and 2023 was $5.4 million and $16.7 million, respectively.
As of December 31, 2024, there were 677,750 Performance-Based Incentive Units outstanding. These Performance-Based Incentive Units were fully vested as of December 31, 2023.
As of December 31, 2024, total unrecognized compensation expense related to unvested Service-Based Incentive Units amounted to $4.7 million. The unrecognized expense for the Service-Based Incentive Units is expected to be recognized over a weighted-average period of 2.34 years, subject to continued vesting.
The Company takes into consideration many factors in determining the fair value of the Incentive Units and estimates the fair value of such awards on the grant date. The Company used an option pricing model to estimate the fair value of the Incentive Units with the following assumptions as of December 31, 2024 and 2023:
	Year Ended December 31,
Assumptions	2024	2023
Expected term in years	0.96	1.50
Volatility	80%	80%
Risk-free rate	4.0%	5.1%
Dividend Yield	0.0%	0.0%
Expected term in years—The expected term is based on the average period the Incentive Units are expected to remain outstanding, generally calculated as the midpoint of the Incentive Units’ remaining vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Volatility—The expected volatility is based on the volatility of peer companies. Management believes this is the best estimate of the expected volatility over the expected life of the Incentive Units.
Risk-free rate—The risk-free interest rate is based on the U.S. Treasury yield curve that corresponds with the expected term at the time of grant.
Dividend yield—The Company has not paid and does not expect to pay dividends. Consequently, the Company uses an expected dividend yield of zero.
The following table summarizes Phantom Units activity for the year ended December 31, 2024 (in thousands):
Number of Phantom Units
Unvested at December 31, 2023	—
Granted	445
Vested	(30)
Forfeited	(39)
Unvested at December 31, 2024	376

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
During the year ended December 31, 2024, the weighted average grant date fair value per Phantom Units granted was $0.90. There were no Phantom Units granted in 2023.
As of and for the year ended December 31, 2024, there were 406,600 Phantom Units outstanding and less than $0.1 million recognized in compensation expense associated with the Phantom Unit awards.
The total grant date fair value for the 30,000 Phantom Units which vested during the year ended December 31, 2024 was less than $0.1 million.
As of December 31, 2024, total unrecognized compensation expense related to unvested Phantom Units amounted to $0.3 million. This unrecognized expense is expected to be recognized over a weighted-average period of 2.94 years subject to continued vesting. As the value of a Phantom Unit is indexed to an Incentive Unit, the reporting date fair value for Phantom Units is estimated based on the reporting date fair value of the corresponding Incentive Unit.
The following table summarizes Service-Based Common Units for the year ended December 31, 2024 (in thousands):
Number of Service-Based Common Units
Unvested at December 31, 2023	306
Vested	(306)
Unvested at December 31, 2024	—
The Company acquired Bitria and Omniex Holdings, Inc. in January of 2022. As part of the acquisitions, the Company granted 553,867 Service-Based Common Units to vest over a two year service period to certain employees. There were no additional Service-Based Common Units granted during the years 2023 or 2024. As of December 31, 2024, there were 553,867 Service-Based Common Units outstanding and vested. The total grant date fair value for the Service-Based Incentive Units that vested during the years ended December 31, 2024 and 2023 was $8.6 million and $7.0 million, respectively. The Company recognized a $0.2 million expense attributable to Service-Based Common Units during the year ended December 31, 2024. As of December 31, 2024, the Service-Based Common Units are fully vested and there is no remaining unrecognized expense.
The Company has granted options to certain employees under the Original Phantom Units plan that require automatic settlement in cash payment upon the occurrence of a change in control event. There were 755,729 Original Phantom Units outstanding as of December 31, 2024. The Original Phantom Units are classified as a liability in Accrued expenses in the related consolidated balance sheets due to the cash settlement requirements. As the service conditions are considered probable, the Company recognized a liability as of December 31, 2024 of $1.3 million.
18.   Income Taxes
The Company is a limited liability company and is not subject to income taxes. Rather, the members of the Company are taxed on their proportionate share of the Company’s taxable income for the years ended December 31, 2024, and 2023, with the exception of certain Income Taxed Affiliates which are subsidiaries of the Company.
The components of income (loss) before income taxes were attributable to the following regions (in thousands):
	Year Ended December 31,
	2024	2023
Domestic	$(146,955)	$(320,956)
Foreign	(3,965)	(2,793)
Total	$(150,920)	$(323,749)

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
For Income Taxed Affiliates, (Benefit from) provision for income taxes consisted of the following (in thousands):
	Year Ended December 31,
	2024	2023
Current
Federal	$—	$—
State	—	—
Foreign	597	646
Total current	$597	$646
Deferred
Federal	$6,609	$(4,962)
State	470	109
Foreign	(50)	133
Total deferred	7,029	(4,720)
Total (benefit from) provision for income taxes	$7,626	$(4,074)
The effective income tax rate differs from the statutory federal income tax rate as follows:
	Year Ended December 31,
	2024	2023
Provision for income taxes at U.S. statutory rate	21.00%	21.00%
State taxes, net of federal benefit	(0.25)%	0.07%
Income not subject to income taxes	(23.07)%	(19.55)%
Provision to return	0.21%	0.29%
Foreign rate differential	(0.75)%	(0.12)%
Valuation Allowance	(2.17)%	(0.18)%
Other	(0.02)%	(0.25)%
Effective income tax rate	(5.05)%	1.26%
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred tax assets and liabilities consisted of the following (in thousands):

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
	Year Ended December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforward	$12,051	$10,569
Other	617	968
Gross deferred tax assets	12,668	11,537
Less: valuation allowance	(8,555)	(5,014)
Total deferred tax assets	$4,113	$6,523
Deferred tax liabilities:
Unrealized gains	$(7,246)	$—
Intangible assets	(4,274)	(6,844)
Total deferred tax liabilities	(11,520)	(6,844)
Net deferred tax liabilities	$(7,407)	$(321)
In assessing the realizability of deferred tax assets, the Company, as of each reporting date, considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, only the portion of the deferred tax asset that is not more-likely than-not to be realized in the future is subject to a valuation allowance. The Company’s valuation allowance increased by $3.5 million and increased by $0.8 million during 2024 and 2023, respectively, as a result of changes in deferred tax assets subject to such valuation allowance.
The Company had approximately $27.5 million and $25.2 million of US federal net operating losses during 2024 and 2023, respectively, which do not have an expiration date. The Company has approximately $119.4 million and $103.7 million of US state and local net operating losses during 2024 and 2023, respectively, which begin to expire in 2037. The Company has approximately $1.6 million and $1.2 million of non-US net operating losses during 2024 and 2023, respectively, which begin to expire in 2041.
The Company does not have any unrecognized tax benefits as of the reporting date. The Company does not believe that its total unrecognized tax benefits will significantly change in the next 12 months. It is the Company’s policy to recognize interest and penalties related to uncertain tax benefits on the interest expense line and other expense line, respectively, in the accompanying consolidated statements of operations. Accrued interest and penalties are included on the related liability lines in the consolidated balance sheets.
The Company has not provided foreign withholding taxes on the undistributed earnings of its foreign subsidiaries as of December 31, 2024, because it intends to permanently reinvest such earnings outside of the U.S. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place by the 2017 Tax Act.
The Company and its Income Taxed Affiliates file income taxes in the U.S. federal, state and local and various foreign jurisdictions. Generally, the returns remain open for three years from the date of filing for federal, state and local and foreign tax examinations. The Company’s tax years remain open as early as 2018 for New York and 2021 for US federal and other state and local jurisdictions.
19.   Net Loss Per Unit
When calculating basic Net loss per unit on the consolidated statements of operations and comprehensive loss, the weighted common units outstanding excludes 25,256,004 and 24,485,635 Common Units and 9,417,617 and 9,426,525 Catch Up Common Units that were issued and outstanding as Incentive Units as of December 31, 2024 and 2023, respectively. Vested Incentive Units and Convertible Preferred Units are considered as participating securities. However, these participating securities do not contractually

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
require the holders to fund loss and were excluded from the basic net loss per unit calculation for the fiscal periods ended December 31, 2024 and 2023.
The weighted average common units outstanding includes only Capital Common Units A and certain Basic Common Units granted directly to individuals. The rights, including the liquidation and dividend rights, of the holders of these certain Basic Common Units and Capital Common Units A are identical and as a result, the undistributed earnings loss are allocated on a proportionate basis and the resulting loss per unit will be the same.
When calculating diluted net loss per unit, the Company determined there were no adjustments to basic net loss per unit required to calculate diluted net loss per unit. The potentially dilutive securities that may be settled in the Company’s Common Units include Convertible Preferred Units, Convertible Notes, and Service-Based Common Units. These units were excluded from the computation of diluted net loss per unit for the period presented because their effect would have been anti-dilutive if the Company had applied the if-converted method to outstanding Convertible Preferred Units and Convertible Notes or if the Company had applied the treasury stock method to the outstanding Service-Based Common Units. For additional information, please refer to Note 13. Related Party Loans and Convertible Notes, Note 16. Preferred Units and Note 17. Stock-Based Compensation.
The following potentially dilutive units were not included in the calculation of diluted units outstanding as the effect would have been antidilutive (in thousands):
	Year Ended December 31,
	2024	2023
Convertible Preferred Units	39,842	39,842
Unvested Service-Based Common Units	—	305,661
Total	39,842	345,503
Additionally, as of December 31, 2024 and 2023, the Company has $248.8 million and $133.6 million of Convertible Notes at fair value, respectively, which can be converted into Series B Units upon their maturity at the option of the holder at 80% of the lowest original issue price per unit of the Series B Units. The underlying Series B Units can be then converted into Common Units on a one-for-one basis. Please refer to Note 13. Related Party Loans and Convertible Notes for additional information.
20.   Related Party Transactions
Services agreement
In 2017, the Company entered into an amended services agreement with Winklevoss Capital Management, LLC (“WCM”), a related party through common ownership, for WCM to provide management and consulting services to the Company (the “Services Agreement”). In exchange for these services, the Company incurs a fee based on an allocation of WCM employee compensation proportional to WCM employee time spent providing services to the Company. The Company incurred expenses of $0 and less than $0.1 million under this agreement during the years ended December 31, 2024 and 2023, respectively. These expenses were classified as General and administrative on the consolidated statement of operations and comprehensive loss.
Computer services and storage facilities
In 2017, the Company entered into an agreement with Elysian Networks, LLC (“Elysian”), a related party through common ownership, for Elysian to provide equipment leasing, cloud based servers, data storage and computer processing services to the Company. The Company incurred expenses of $0.7 million and $1.7 million under this agreement during the years ended December 31, 2024 and 2023, respectively. These expenses were classified as Technology on the consolidated statements of operations and comprehensive

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
loss. Outstanding balances related to Elysian of $0.1 million were included in Accrued expenses as of December 31, 2024 and $0.1 million were included in Accounts payable as of December 31, 2023 on the consolidated balance sheets.
In 2017, the Company entered into an agreement with Salient Systems, LLC (“Salient”), a related party through common ownership, for Salient to provide data center leased space, cloud based computing and internet connectivity services to the Company. The Company did not incur any expenses and ended its agreement with Salient during the year ended December 31, 2024. The Company incurred expenses of less than $0.1 million under this agreement during the year ended December 31, 2023. These expenses were classified as General and administrative on the consolidated statement of operations and comprehensive loss.
Related party revenue
WCF, a related party through common ownership, accounted for $2.2 million and $1.0 million of the Company’s revenue during the years ended December 31, 2024 and 2023, respectively. WCF accounted for $0.2 million and $0.5 million of the Company’s Accounts receivable, net as of December 31, 2024 and 2023, respectively.
Related party loans
Refer to Note 13. Related Party Loans and Convertible Notes.
21.   Commitments and Contingencies
Credit card receivables
During the year ended December 31, 2023, the Company had outstanding commitments to purchase any Gemini Credit Card customer receivables from the Issuing Bank which exceeded the Issuing Bank’s receivable threshold of $39.0 million. Additionally, the Company is generally required to purchase certain Ineligible Receivables from the Issuing Bank in the event of identity theft or other types of fraud as well as receivables which are greater than 90 days delinquent. The Company believes such provisions are customary and consistent with institutional loan and securitization market standards.
During the year ended December 31, 2024, the Company amended its agreement with the Issuing Bank and has outstanding commitments to purchase all credit card receivables.
Legal and regulatory matters
Gemini Trust Company, LLC (“GTC”), a wholly-owned subsidiary of the Company, is currently subject to, and may in the future be involved in, various litigation matters, legal claims, investigations, and regulatory proceedings. Loss contingencies are accrued when management determines both that it is probable that losses have been incurred and that those losses are reasonably estimable. The Company accrued $6.1 million and $157.7 million in estimated loss contingencies as of December 31, 2024 and 2023, respectively.
This estimated loss contingency relates to any unsettled matters in which there is at least a reasonable possibility that a material loss could be incurred. With respect to these matters, management believes losses in excess of amounts accrued, if any, are reasonably possible but cannot be reasonably estimated based on current knowledge. GTC disputes these claims and intends to continue to defend these matters vigorously.
On January 12, 2023, the Securities and Exchange Commission (the “SEC”) charged GTC for the unregistered offer and sale of securities to retail investors through GTC’s facilitation of a program “Earn” that allowed customers to earn interest by lending their crypto assets to a third party partner, Genesis. The SEC’s complaint alleged that the Earn program constituted an offer and sale of securities under applicable

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
law and should have been registered with the SEC. Based on the preliminary nature of the proceedings in this matter, the outcome of this matter remains uncertain.
Described below are certain matters associated with Earn, totaling $137.0 million in expenses, which GTC has settled as of December 31, 2024. GTC fully accrued for these items as of December 31, 2023 and as a result there was no additional loss recorded in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2024. There is corresponding activity recorded in the statement of cash flows for the years ending December 31, 2024 and 2023.
On October 19, 2023, GTC was named as a defendant in a lawsuit brought by the New York Attorney General (“NYAG”) against GTC and various other external parties, including but not limited to Genesis and its parent company Digital Currency Group Inc. (“DCG”), alleging violations and misrepresentations in connection with GTC’s Earn program. On June 14, 2024, GTC entered into a settlement agreement with the NYAG that required GTC to distribute approximately $50.0 million (i.e. approximately 3% of in-kind assets) as described below. GTC accrued for these expenses in 2023.
On February 28, 2024, GTC entered into a settlement with the NYSDFS (“Consent Order”) that required GTC to contribute $40.0 million to Earn users’ recovery. Additionally, GTC paid a civil monetary penalty of $37.0 million related primarily to the Earn program and other matters. GTC paid the $37.0 million of civil monetary penalty to the NYSDFS on March 11, 2024. GTC contributed bitcoin worth $40.0 million, in compliance with the Consent Order, and an additional $10.0 million, in compliance with a settlement agreement associated with the Genesis bankruptcy, towards the Earn users’ recovery. GTC accrued for these expenses in 2023.
On May 29, 2024, Gemini Earn users received approximately $2,180.0 million of their crypto assets in kind, or approximately 97% of the total assets owed by Genesis, as part of a stipulated settlement reached between the relevant parties. To expedite closure, on June 20, 2024, GTC stepped in and distributed the remaining approximately 3% of in-kind assets, worth approximately $50.0 million at the time of the settlement, to Earn users. By stepping in to settle the Earn matters, GTC assumed proprietary right of recovery claims of approximately $50.0 million in addition to a $7.5 million general unsecured creditor claim it already had against Genesis. The aggregate of these amounts was determined to have a book value of $29.5 million, all of which was received prior to December 31, 2024.
GTC was the subject of a lawsuit that the Commodity Futures Trading Commission (“CFTC”) filed in the Southern District of New York on June 2, 2022. GTC and the CFTC settled the matter by means of a consent order that was filed on January 6, 2025. In material part, the consent order states that GTC violated Section 6(c)(2) of the Commodity Exchange Act by making certain statements to CFTC staff that GTC reasonably should have known were false or misleading, and GTC also failed to disclose certain facts needed to make its statements not false or misleading. Without admitting or denying liability, GTC agreed to pay a $5.0 million civil monetary penalty, and to be permanently enjoined from making false or misleading statements or omitting to state material facts to the CFTC.
The Company is also subject to other matters for which it cannot reasonably estimate a range of exposure, if any, to potential associated liabilities incurred. Although occasional adverse decisions or settlements may occur, the Company does not believe that the final disposition of any of these other matters will have a material adverse effect on its results of operations, financial position, or liquidity. The Company cannot give any assurance regarding the ultimate outcome of these matters, and their resolution could be material to the Company’s operating results for any particular period.
22.   Subsequent Events
The Company has evaluated subsequent events through May 30, 2025, the issuance date of these consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Subsequent to year-end the Company entered into a number of borrowing transactions with WCF to fund operations and continue growing the business. The following table summarizes the borrowing transactions with WCF subsequent to year-end that remain outstanding (in thousands):
Loan	Loan Date	Aggregate Principal Amount	Interest Rate
2025 Term Loan	1/23/2025	$200,000	4.0 – 16.0%
5,200 ETH	1/27/2025	16,544	4.3%
3,000 ETH	2/7/2025	7,867	4.3%
5,280 ETH(1)	2/28/2025	11,696	4.3%
Totals		$236,107

(1)
410 ether was repaid prior to the issuance date of May 30, 2025.

Subsequent to year-end the Company entered into a number of borrowing transactions with WCF to fund operations and continue growing the business. The following table summarizes the borrowing transactions with WCF subsequent to year-end that have been repaid in full (in thousands):
Loan	Loan Date	Amount Borrowed	Realized Gain (Loss)	Amount Repaid	Interest Rate	Interest Expense
3,400 ETH	3/10/2025	$6,338	$2,079	$8,417	4.3%	$51
86 BTC	3/11/2025	7,130	1,740	8,871	4.3%	60
2,500 ETH	3/28/2025	4,739	1,450	6,189	4.3%	27
10,000 ETH	4/7/2025	15,525	9,858	25,383	4.0%	79
Totals		$33,732	$15,127	$48,860		$217
On January 23, 2025, Gemini entered into a term loan agreement with WCF (the “2025 Term Loan”), to make loan requests from time to time of a U.S. dollar denominated principal amount of up to $200.0 million to be funded in Bitcoin, ETH, or such other cryptocurrency at an interest rate of no less than 4.0% and no greater than 16.0% per annum with an initial maturity date of March 1, 2026. Upon a public company event, the 2025 Term Loan including principal and interest will be automatically converted immediately prior to such public company event into common units in the Company at a price per unit equal to eighty percent (80%) of the price per common unit implied in the public company event. The Company drew $4.4 million in February 2025, $11.5 million in March 2025, $36.7 million in April 2025, and $15.1 million in May 2025 on the 2025 Term Loan.
On January 23, 2025, the 2024 Term Loan was amended such that upon a public company event, the 2024 Term Loan including principal and interest will be automatically converted immediately prior to such public company event into common units in the Company at a price per unit equal to eighty percent (80%) of the price per common unit implied in the public company event. The Company drew an additional $33.0 million in January 2025 and $11.3 million in February 2025 on the 2024 Term Loan.
On January 23, 2025, WCF exercised its rights under the September Note, November Note, December Note, and March Note to extend the maturity date to March 1, 2026.
On January 24, 2025, the Company increased the total authorized units for Basic Common Units to 44,843,146 and granted 18,729,565 Service-Based Incentive Units. On January 30, 2025 the Company granted 2,507,550 Phantom Units to employees.
On January 29, 2025, the Company received a notice of partial repayment demand from WCF demanding repayment of 145 BTC on the 5,000 BTC Loan disclosed in Note 13. Related Party Loans and

Gemini Space Station, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Convertible Notes. The Company completed repayment by the end of the following business day, as stated per the terms of the notice.
On March 17, 2025, the Company entered into a sixty-five month lease agreement for 8,840 square feet of office space in Miami, Florida which commenced on May 1, 2025. The term of the lease expires on September 30, 2030 and requires monthly base payments ranging from $51,567 to $59,773.
On May 6, 2025, the Company received a notice of partial repayment demand from WCF demanding repayment of 160 BTC on the 5,000 BTC Loan disclosed in Note 13. Related Party Loans and Convertible Notes. The Company completed repayment by the end of the following business day, as stated per the terms of the notice.
On May 15, 2025, WCF exercised its rights under the 2024 Term Loan, 2025 Term Loan, September Note, November Note, December Note, and March Note to extend the maturity date to June 1, 2027.
On May 15, 2025, the Company received notices of partial repayment demands from WCF demanding repayment of 67 BTC on the 2,000 BTC Loan disclosed in Note 13. Related Party Loans and Convertible Notes and repayment of 410 ETH on the 5,280 ETH Loan disclosed above.

Gemini Space Station, LLC and Subsidiaries

Unaudited Condensed Consolidated Financial Statements
As of and for the six months ended June 30, 2025 and 2024

Gemini Space Station, LLC and Subsidiaries

Gemini Space Station, LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$51,053	$42,847
Restricted cash and cash equivalents	63,641	28,383
Customer custodial funds	483,197	575,628
Crypto assets held	474,472	470,101
Receivable, crypto assets pledged	174,053	168,300
Accounts receivable, net(1)	91,755	65,368
Prepaid expenses and other current assets(2)	39,618	37,134
Total current assets	1,377,789	1,387,761
Software, property and equipment, net	14,100	17,152
Intangible assets, net	150,937	162,143
Other non-current assets	30,072	26,872
Total assets	$1,572,898	$1,593,928
Liabilities, Convertible Units, and Members’ Deficit
Current liabilities:
Custodial funds due to customers	$483,055	$574,080
Accounts payable	9,735	17,568
Accrued expenses(3)	43,575	38,907
Third party loans	117,576	117,612
Related party loans	618,461	562,162
Other current liabilities	27,249	38,448
Total current liabilities	1,299,651	1,348,777
Non-current liabilities:
Lease liabilities	20,007	20,153
Related party convertible notes	273,454	248,783
Related party loans	514,868	237,209
Total non-current liabilities	808,329	506,145
Total liabilities	2,107,980	1,854,922
Commitments and contingencies (Note 21)
Convertible preferred units: 30,955 Series A Units authorized, issued and outstanding with an aggregate liquidation preference of $223,022 as of June 30, 2025 and December 31, 2024; 8,910 Series B Units authorized as of June 30, 2025 and December 31, 2024; 8,887 Series B Units issued and outstanding as of June 30, 2025 and December 31, 2024; and the Series B Units had an aggregate liquidation preference of $423,903 as of June 30, 2025 and December 31, 2024	534,368	534,368
Members’ deficit:
Common Units: 70,281 and 54,201 Common Units authorized as of June 30, 2025 and December 31, 2024, respectively; 68,383 and 50,761 Common Units issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	665,299	662,091
Accumulated other comprehensive income	8,167	2,987
Accumulated deficit	(1,742,916)	(1,460,440)
Total members’ deficit	(1,069,450)	(795,362)
Total liabilities, convertible units, and members’ deficit	$1,572,898	$1,593,928

(1)
Includes related party amounts of $0.2 million in Accounts receivable, net as of both June 30, 2025 and December 31, 2024, as outlined in Note 20. Related Party Transactions.

(2)
Includes related party amounts of $10.1 million and $0 in Prepaid expenses and other current assets as of June 30, 2025 and December 31, 2024, respectively, as outlined in Note 8. Prepaid Expenses and Other Assets and Note 13. Related Party Loans and Convertible Notes.

(3)
Includes related party amounts of $0.2 million and $0.1 million in Accrued expenses as of June 30, 2025 and December 31, 2024, respectively, as outlined in Note 20. Related Party Transactions.

See accompanying notes to the condensed consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per unit data)
(unaudited)
	Six Months Ended June 30,
	2025	2024
Revenue:
Net revenue(1)	$67,914	$73,524
Other revenue	697	799
Total revenue	68,611	74,323
Operating expenses:
Salaries and compensation	71,101	67,482
Technology(2)	34,473	31,881
General and administrative(3)	26,819	19,958
Legal expense	6,428	11,002
Transaction losses	7,683	11,877
Sales and marketing	25,158	7,000
Transaction processing	10,411	9,926
Total operating expenses	182,073	159,126
Operating loss	(113,462)	(84,803)
Other income (expense):
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	37,855	253,794
Realized and unrealized loss on related party crypto loans	(62,048)	(221,736)
Change in fair value on related party convertible notes	(17,611)	(13,521)
Change in fair value on related party loans	(94,320)	—
Interest expense on related party loans	(30,243)	(18,427)
Interest expense on third party loans	(6,493)	(6,007)
Other income (expense), net	(1,090)	53,279
Total other income (expense)	(173,950)	47,382
Net loss before income taxes	(287,412)	(37,421)
Income tax benefit (provision)	4,936	(3,951)
Net loss	$(282,476)	$(41,372)
Net loss per unit attributable to common unitholders
Basic	(17.56)	(2.57)
Diluted	(17.56)	(2.57)
Weighted average Common Units outstanding – basic and diluted:	16,088	16,074
Net loss	$(282,476)	$(41,372)
Other comprehensive income (loss):
Foreign currency translation, net of tax	1,909	(2,732)
Change in fair value attributable to instrument-specific credit risk	3,271	3,328
Total other comprehensive income	5,180	596
Comprehensive loss	$(277,296)	$(40,776)

(1)
Net revenue includes related party amounts of $1.2 million and $1.1 million for the six months ended June 30, 2025 and 2024, respectively, as outlined in Note 20. Related Party Transactions.

(2)
Technology expenses includes related party amounts of $0.2 million and $0.5 million for the six months ended June 30, 2025 and 2024, respectively, as outlined in Note 20. Related Party Transactions.

(3)
General and administrative expenses includes related party amounts of $0.1 million and $0 for the six months ended June 30, 2025 and 2024, respectively, as outlined in Note 20. Related Party Transactions.

See accompanying notes to the condensed consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(282,476)	$(41,372)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	15,517	16,505
Change in fair value on related party convertible notes	17,611	13,521
Change in fair value on related party loans	94,320	—
Realized and unrealized gain on crypto assets and receivable, crypto assets pledged	(37,855)	(253,794)
Realized and unrealized loss on related party crypto loans	62,048	221,736
Provision for transaction losses	7,683	11,877
Stock-based compensation	3,208	3,145
Crypto assets received as revenue	(12,169)	(9,454)
Crypto asset payments for expenses	12,987	91,527
Non-cash lease expense	2,436	2,556
Other operating activities, net	5,076	1,867
Changes in operating assets and liabilities:
Purchase of crypto assets	(73,626)	(31,941)
Disposal of crypto assets	150,065	32,694
Accounts receivable	(2,804)	(32,543)
Other assets	61,228	32,520
Accounts payable and accrued expenses	(2,545)	(136,829)
Payables due to related parties	29,557	15,789
Payables due to third parties	5,381	4,976
Lease liabilities	274	(1,913)
Other liabilities	(74,444)	(36,241)
Net cash used in operating activities	(18,528)	(95,374)
Cash flows from investing activities
Proceeds from disposal of crypto assets	76,460	106,113
Purchases of credit card receivables	(298,083)	(106,355)
Proceeds from repayments of credit card receivables	269,266	80,683
Capitalization of internally developed software costs	(1,598)	(1,425)
Purchase of software, property and equipment	(422)	(426)
Net cash provided by investing activities	45,623	78,590
Cash flows from financing activities
Custodial funds due to customers, net of redemptions	(91,162)	132,142
Proceeds from related party convertible notes	—	24,568
Proceeds from related party loans	15,100	—
Net cash provided by (used in) financing activities	(76,062)	156,710
Net increase (decrease) in cash, cash equivalents, restricted cash and cash	(48,967)	139,926
Cash, cash equivalents, restricted cash and cash equivalents, beginning of	646,858	446,830
Cash, cash equivalents, restricted cash and cash equivalents, end of period	$597,891	$586,756
See accompanying notes to the condensed consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (continued)
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2025	2024
Cash, cash equivalents, restricted cash and cash equivalents consisted of the following:
Cash and cash equivalents	$51,053	$33,082
Restricted cash and cash equivalents	63,641	33,011
Customer custodial funds	483,197	520,663
Total cash, cash equivalents, restricted cash and cash equivalents	$597,891	$586,756
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,798	$3,669
Cash paid during the period for income taxes	410	356
Payments for operating lease liabilities	2,799	2,781
Supplemental schedule of non-cash investing and financing activities
Related party loans received in crypto assets	$189,336	$69,147
Repayments of related party loans denominated in crypto assets	56,159	185,985
Crypto assets received as collateral	14,273	4,916
Drawdown of related party loans (crypto in-transit)	10,085	—
Repayment of third party loan interest denominated in crypto	5,417	5,031
Change in fair value attributable to instrument-specific credit risk	3,271	3,328
Crypto assets posted (returned) as collateral for third party loans, net	(211)	62,589
Related party convertible notes received in crypto assets	—	45,329
See accompanying notes to the condensed consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Convertible Preferred Units and Members’ Deficit
For the Six Months Ended June 30, 2025 and June 30, 2024
(in thousands)
(unaudited)
	Convertible Preferred Units		Common Units		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Units	Amount	Units	Amount
Balance at December 31, 2024	39,842	$534,368	50,761	$—	$662,091	$2,987	$(1,460,440)	$(795,362)
Issuance of Common Units due to equity awards granted, net of forfeitures	—	—	17,622	—	—	—	—	—
Stock-based compensation	—	—	—	—	3,208	—	—	3,208
Net loss	—	—	—	—	—	—	(282,476)	(282,476)
Other comprehensive income	—	—	—	—	—	5,180	—	5,180
Balance at June 30, 2025	39,842	$534,368	68,383	$—	$665,299	$8,167	$(1,742,916)	$(1,069,450)
Balance at December 31, 2023	39,842	$534,368	49,694	$—	$656,495	$1,096	$(1,301,894)	$(644,303)
Issuance of Common Units due to equity awards granted, net of forfeitures	—	—	565	—	—	—	—	—
Stock-based compensation	—	—	—	—	3,145	—	—	3,145
Net loss	—	—	—	—	—	—	(41,372)	(41,372)
Other comprehensive income	—	—	—	—	—	596	—	596
Balance at June 30, 2024	39,842	$534,368	50,259	$—	$659,640	$1,692	$(1,343,266)	$(681,934)
See accompanying notes to the condensed consolidated financial statements.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
1.   Description of Business
Gemini Space Station, LLC (together with its consolidated subsidiaries, the “Company”, “Gemini”, or “Space Station”) is a Delaware limited liability company founded in 2018. Several of the consolidated subsidiaries were founded as early as 2015 and became subsidiaries of Gemini Space Station, LLC during a reorganization that occurred in 2018.
The Company offers a mobile and web based crypto asset exchange platform, proprietary wallet infrastructure and custody solutions, high-performance over-the-counter trading solutions tailored to institutions and professionals, a digital art auction platform, a proprietary United States dollar-backed stablecoin, and a credit card product that offers crypto asset rewards on customer purchases. The Company operates globally and provides security solutions across all of its product offerings.
Certain subsidiaries are regulated and/or indirectly impacted by various state, federal and self-regulatory organizational governing bodies such as the New York State Department of Financial Services (“NYSDFS”) and the Financial Industry Regulatory Authority (“FINRA”).
2.   Summary of Significant Accounting Policies
Basis of presentation
The accompanying unaudited condensed consolidated financial statements include the accounts of Gemini Space Station, LLC, and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management, reflect all adjustments, including normal recurring adjustments, necessary for the fair presentation of the Company’s financial statements for the periods presented.
These condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2024. There have been no material changes in the Company’s significant accounting policies, segment reporting or recent accounting pronouncements as described in the audited annual consolidated financial statements for the year ended December 31, 2024.
Use of estimates
The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are used for, but not limited to, the fair value of crypto assets, allowance for transaction losses, contingent liabilities, the Company’s incremental borrowing rate, fair value of derivatives, fair value of convertible notes, fair value of strategic investments, stock-based compensation expense, the useful life of long-lived assets, and the recoverability of long-lived assets.
Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties. To the extent that there are material differences between these estimates and actual results, the Company’s unaudited condensed consolidated financial statements will be affected. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Customer custodial funds and custodial funds due to customers
Customer custodial funds represent restricted cash and cash equivalents maintained in segregated Company bank accounts that are held for the exclusive benefit of customers. The Company has restricted cash deposits at financial institutions related to the Gemini Dollar (“GUSD”).
Customer custodial funds related to GUSD were $47.2 million and $58.7 million as of June 30, 2025 and December 31, 2024, respectively. Customer custodial funds due to customers related to GUSD were to $47.0 million and $58.4 million as of June 30, 2025 and December 31, 2024, respectively.
Deferred offering costs
Deferred offering costs represent legal, accounting and other costs directly attributable to the planned initial public offering. Deferred offering costs are included in Prepaid expenses and other current assets on the condensed consolidated balance sheets and will be deferred until the completion of the initial public offering, at which time they will be reclassified to additional paid-in capital as a reduction of the initial public offering proceeds. If the initial public offering is terminated or significantly delayed, the Company will expense all deferred offering costs to operating expenses. As of December 31, 2024, and June 30, 2025, $0 and $3.7 million of deferred offering costs were capitalized, respectively.
Concentration of credit risk
Certain financial instruments, primarily consisting of cash and cash equivalents, restricted cash and cash equivalents, customer custodial funds, and accounts receivable, may subject the Company to concentrations of credit risk. The Company generally maintains cash balances in excess of federally insured limits.
As of June 30, 2025 and December 31, 2024, the Company had no customers that accounted for more than 10% of the Company’s Accounts receivable, net.
In addition, during both the six months ended June 30, 2025 and 2024, no customer accounted for more than 10% of Total revenue.
Sales and marketing
Sales and marketing expense includes primarily credit card rewards and advertising costs. Advertising costs are expensed as incurred.
During the six months ended June 30, 2025 and 2024, advertising expense was $10.7 million and $0.6 million, respectively.
3.   Revenue
The Company determines revenue recognition from contracts with customers in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”).

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
The following table presents revenue of the Company disaggregated by revenue source and ASC 606 applicability (in thousands):
	Six Months Ended June 30,
	2025	2024
Net revenue
Transaction revenue
Exchange	$43,771	$50,846
OTC(1)	740	630
Nifty(2)	463	811
Total transaction revenue	44,974	52,287
Services revenue
Credit card revenue	8,630	4,980
Staking revenue	5,796	5,097
Custodial fee revenue	3,740	3,508
Total services revenue	18,166	13,585
Total net revenue from contracts with customers	63,140	65,872
Other revenue
Other	190	145
Total other revenue	190	145
Revenue not from contracts with customers(3)
Interest income	4,774	7,652
Corporate interest	507	654
Total revenue not from contracts with customers	5,281	8,306
Total revenue	$68,611	$74,323

(1)
The Company’s over-the-counter trading desk (“OTC”).

(2)
The Company’s digital art auction platform, Nifty Gateway (“Nifty”).

(3)
Amounts represent revenue that is not accounted for as revenue from contracts with customers, as defined in ASC 606. Interest income is included within Net revenue and corporate interest is included within Other revenue, respectively, on the condensed consolidated statements of operations and comprehensive loss.

Revenue by geographic location
The following table presents revenue of the Company disaggregated by geography based on domiciles of the customer or other counterparty (in thousands):
	Six Months Ended June 30,
	2025	2024
U.S.	$56,902	$61,640
International(1)	11,709	12,683
Total revenue(2)	$68,611	$74,323

(1)
No country, outside the U.S., accounted for more than 10% of Total revenue.

(2)
Total revenue includes $5.3 million and $8.3 million for the six months ended June 30, 2025 and 2024, respectively, that is not recognized within the scope of ASC 606, Revenue from Contracts with Customers, as outlined above.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
4.   Accounts Receivable, Net
Accounts receivable, net of allowance consisted of the following (in thousands):
	June 30, 2025	December 31, 2024
Credit card receivables(1)(2)	$93,450	$65,821
Retail receivables	5,492	4,402
Custodial fees receivable	1,908	1,608
Staking fees receivable	528	936
Other fees receivable	2,681	2,869
Allowance for transaction losses	(12,304)	(10,268)
Total accounts receivable, net of allowance	$91,755	$65,368

(1)
Credit card receivables includes $3.8 million and $1.8 million of in-transit receivables as of June 30, 2025 and December 31, 2024, respectively.

(2)
Includes $0.3 million of accrued interest receivable, net as of June 30, 2025 and December 31, 2024.

Allowance for transaction losses consisted of the following for the six months ended June 30, 2025 (in thousands):
Six Months Ended June 30, 2025	Retail receivables	Custody fees receivable	Staking fees receivable	Credit card receivables	Other fees receivable	Total(1)
Beginning balance	$3,780	$—	$—	$6,563	$(75)	$10,268
Provision for losses	2,888	—	165	4,231	399	7,683
Write-offs(1)	(1,529)	—	(165)	(3,825)	(128)	(5,647)
Ending balance	$5,139	$—	$—	$6,969	$196	$12,304

(1)
Credit card receivable write-offs include $0.3 million related to accrued interest receivable for the six months ended June 30, 2025.

Allowance for transaction losses consisted of the following for the six months ended June 30, 2024 (in thousands):
Six Months Ended June 30, 2024	Retail receivables	Custody fees receivable	Staking fees receivable	Credit card receivables	Other fees receivable	Total(1)
Beginning balance	$15,988	$—	$—	$4,251	$34	$20,273
Provision for losses	3,486	—	—	6,839	1,552	11,877
Write-offs(1)	(12,942)	—	—	(4,988)	(1,619)	(19,549)
Ending balance	$6,532	$—	$—	$6,102	$(33)	$12,601

(1)
Credit card receivable write-offs include $0.3 million related to accrued interest receivable for the six months ended June 30, 2024.

For all accounts receivable, the Company will evaluate and write-off unsecured balances at each reporting date when they are outstanding for over 180 days or when the balance is otherwise deemed to be uncollectible. The provision for transaction losses is recorded in Transaction losses on the condensed consolidated statements of operations and comprehensive loss.
In considering credit quality of the credit card receivable portfolio, 94.9% and 89.2% of the Company’s receivables were current and less than 30 days past due as of June 30, 2025 and December 31, 2024, respectively.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
5.   Fair Value Measurements
The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):
	June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets
Restricted cash equivalents:
Money market funds	$1,635	$—	$—	$1,635
Crypto assets held:
Bitcoin	433,189	—	—	433,189
Ether	25,905	—	—	25,905
Other crypto assets	—	15,378	—	15,378
Receivable, crypto assets pledged:
Bitcoin	—	89,561	—	89,561
Ether	—	84,492	—	84,492
Accounts receivable, net:
Derivative assets(1)	—	129	—	129
Prepaid expenses and other current assets:
Crypto asset collateral held	—	14,311	—	14,311
Equity securities	227	—	—	227
Corporate bonds	—	736	—	736
Crypto asset options	—	2,606	—	2,606
Total assets	$460,956	$207,213	$—	$668,169
Liabilities
Related party loans:
Derivative liabilities(1)	$—	$430,714	$—	$430,714
Term loans	—	—	514,868	514,868
Related party convertible notes:
Convertible notes	—	—	273,454	273,454
Other current liabilities:
Crypto asset collateral payable	—	14,273	—	14,273
Crypto asset options	—	4,882	—	4,882
Crypto asset futures	—	1,509	—	1,509
Total liabilities	$—	$451,378	$788,322	$1,239,700

(1)
Excludes the related host contracts which are not measured and recorded at fair value as of June 30, 2025 and are disclosed in the table below.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Restricted cash equivalents:
Money market funds	$1,607	$—	$—	$1,607
Crypto assets held:
Bitcoin	412,115	—	—	412,115
Ether	17,562	—	—	17,562
Other crypto assets	—	40,424	—	40,424
Receivable, crypto assets pledged:
Bitcoin	—	86,708	—	86,708
Ether	—	81,592	—	81,592
Accounts receivable, net:
Derivative assets(1)	—	307	—	307
Prepaid expenses and other current assets:
Crypto asset collateral held	—	15,275	—	15,275
Equity securities	219	—	—	219
Corporate bonds	—	774	—	774
Crypto asset options	—	6,354	—	6,354
Total assets	$431,503	$231,434	$—	$662,937
Liabilities
Related party loans:
Derivative liabilities(1)	$—	$413,700	$—	$413,700
Related party convertible notes:
Convertible notes	—	—	248,783	248,783
Other current liabilities:
Crypto asset collateral payable	—	15,275	—	15,275
Crypto asset options	—	6,371	—	6,371
Crypto asset futures	—	1,249	—	1,249
Total liabilities	$—	$436,595	$248,783	$685,378

(1)
Excludes the related host contracts which are not measured and recorded at fair value as of December 31, 2024 and are disclosed in the table below.

Refer to Note 2. Summary of Significant Accounting Policies for further details on the valuation methods and significant inputs of the Level 2 and Level 3 assets and liabilities identified in the Company’s audited annual consolidated financial statements for the year ended December 31, 2024.
During the six months ended June 30, 2025 and 2024, the Company did not make any transfers in or out of the levels of the fair value hierarchy.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
The following table is a roll-forward of Level 3 investments measured and recorded at fair value on a recurring basis (in thousands):
Level 3 Investments—Convertible Notes
	Six Months Ended June 30,
	2025	2024
Beginning balance related party convertible notes	$248,783	$134,928
Additions	7,935	77,054
OCI – Change in fair value attributable to instrument-specific credit risk	(875)	(3,328)
Unrealized loss attributable to change in fair value	17,611	13,521
Ending balance related party convertible notes	$273,454	$222,175
Level 3 Investments—Term Loans
	Six Months Ended June 30,
	2025	2024(1)
Beginning balance related party term loans	$237,209	$—
Additions	185,735	—
OCI – Change in fair value attributable to instrument-specific credit risk	(2,396)	—
Unrealized loss attributable to change in fair value	94,320	—
Ending balance related party term loans	$514,868	$—

(1)
In 2024, the 2024 Term Loan was not yet amended to include a conversion option and was classified as a Level 2 investment.

The Company fair values its convertible notes and convertible term loans utilizing a scenario-based approach that considers various conversion and repayment scenarios, along with a discounted cash flow analysis, which is used to determine the value of an investment today based on projections of future cash flows. The significant input utilized in the discounted cash flow analysis included the discount rate which ranged from 19.5% – 21.7% for both the six months ended June 30, 2025 and 2024.
Assets and liabilities measured and recorded at fair value on a non-recurring basis
The Company’s non-financial assets and liabilities, such as intangible assets, software, property and equipment, and lease right-of-use assets, are adjusted to fair value on a non-recurring basis when an impairment charge is recognized. The fair value used in assessing an impairment for these assets are largely based on Level 2 or Level 3 inputs.
The Company’s strategic investments are also measured at fair value on a non-recurring basis. Such fair value measurements are based predominantly on Level 3 inputs such as the recent transaction price involving the same or similar investment, and are adjusted as necessary to reflect relevant market conditions and investment-specific factors. Refer to Note 8. Prepaid Expenses and Other Assets for additional information.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Financial assets and liabilities not measured and recorded at fair value
The following tables summarize the estimated fair values of our financial assets and financial liabilities that are measured at amortized cost, and not required to be carried at fair value on a recurring basis, as of June 30, 2025 and December 31, 2024 (in thousands):
	June 30, 2025
	Level 1	Level 2	Level 3	Total(1)
Financial Assets:
Financial assets for which carrying values equal or approximate fair value
Cash and cash equivalents	$51,053	$—	$—	$51,053
Restricted cash and cash equivalents	62,006	—	—	62,006
Customer custodial funds	483,197	—	—	483,197
Accounts receivable, net(2)	5,146	—	86,480	91,626
Related party loan receivable	10,085	—	—	10,085
Total assets	$611,487	$—	$86,480	$697,967
Financial Liabilities:
Financial liabilities for which carrying values equal or approximate fair value
Custodial funds due to customer	$483,055	$—	$—	$483,055
Third party loans	—	117,576	—	117,576
Related party loans(2)	—	187,747	—	187,747
Total liabilities	$483,055	$305,323	$—	$788,378
	December 31, 2024
	Level 1	Level 2	Level 3	Total(1)
Financial Assets:
Financial assets for which carrying values equal or approximate fair value
Cash and cash equivalents	$42,847	$—	$—	$42,847
Restricted cash and cash equivalents	26,776	—	—	26,776
Customer custodial funds	575,628	—	—	575,628
Accounts receivable, net(2)	5,802	—	59,259	65,061
Total Assets	$651,053	$—	$59,259	$710,312
Financial Liabilities:
Financial liabilities for which carrying values equal or approximate fair value
Custodial funds due to customer	$574,080	$—	$—	$574,080
Third party loans	—	117,612	—	117,612
Related party loans(2)	—	385,671	—	385,671
Total liabilities	$574,080	$503,283	$—	$1,077,363

(1)
The total carrying value is equal to the total estimated fair value for all financial assets and liabilities.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
(2)
Excludes the embedded derivatives which are measured and recorded at fair value as of June 30, 2025 and December 31, 2024 and are disclosed in the table above.

The carrying values of financial assets and liabilities equal or approximate fair value because they are short-term in duration, have no defined maturity or have a floating interest rate.
The Company determined credit card receivables to be Level 3 assets. While credit card receivables are short term in duration similar to above, the Company applied the current expected loss model to determine the value of receivables and therefore Level 3 classification is appropriate.
6.   Derivatives
The following table summarizes the balance sheet impact of crypto asset options and futures not designated as hedges and measured at fair value as of June 30, 2025 (in thousands):
	June 30, 2025
	Gross Notional(1)	Assets	Liabilities
Crypto asset options	$53,300	$1,134	$(1,136)
Crypto asset futures	12,859	—	(1,509)
Total		$1,134	$(2,645)

(1)
Gross notional amounts represent the U.S. Dollar denominated size of the underlying asset for the derivative instrument. They do not accurately reflect the Company’s economic exposure as they do not reflect the Company’s long and short derivative positions.

The following table summarizes the balance sheet impact of crypto asset options and futures not designated as hedges and measured at fair value as of December 31, 2024 (in thousands):
	December 31, 2024
	Gross Notional(1)	Assets	Liabilities
Crypto asset options	$229,546	$6,354	$(6,371)
Crypto asset futures	11,671	—	(1,249)
Total		$6,354	$(7,620)

(1)
Gross notional amounts represent the U.S. Dollar denominated size of the underlying asset for the derivative instrument. They do not accurately reflect the Company’s economic exposure as they do not reflect the Company’s long and short derivative positions.

Please refer to Note 5. Fair Value Measurements for fair value details on embedded derivatives. During the six months ended June 30, 2025 and 2024, the change in fair value of the embedded derivatives decreased by $0.2 million and increased by $1.0 million, respectively.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Gain (loss) on changes in the fair value of options and futures recorded in Other income (expense), net on the condensed consolidated statements of operations and comprehensive loss were as follows (in thousands):
	Six Months Ended June 30,
	2025	2024
Derivative assets
Crypto asset options	$(16,846)	$(34,700)
Crypto asset futures	—	(8,380)
Total	$(16,846)	$(43,080)
Derivative liabilities
Crypto asset options	$17,175	$38,746
Crypto asset futures	(1,249)	7,492
Total	$15,926	$46,238
The below table represents the breakdown of crypto asset collateral associated with derivative positions (in thousands):
	June 30, 2025	December 31, 2024
Crypto assets held as collateral meeting the recognition criteria	$14,276	$15,275
Crypto assets held as collateral not meeting the recognition criteria	$3,300	$4,875
Crypto assets pledged as collateral not meeting the derecognition criteria	$2,059	$4,616
7.   Crypto Assets Held
The following table presents a summary of the crypto assets held at fair value by the Company (in thousands except for units):
	June 30, 2025
	Units	Cost Basis	Fair Value
Bitcoin	4,002	$106,478	$433,189
Ether	10,444	24,640	25,905
Other crypto assets	nm(1)	8,693	15,378
Total		$139,811	$474,472

(1)
not meaningful

	December 31, 2024
	Units	Cost Basis	Fair Value
Bitcoin	4,414	$117,005	$412,115
Ether	5,301	17,009	17,562
Other crypto assets	nm(1)	8,200	40,424
Total		$142,214	$470,101

(1)
not meaningful

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
The following table is a fair value roll-forward of the Company’s crypto assets held at fair value (in thousands):
	Bitcoin	Ether	Other	Total
Crypto assets held at December 31, 2023	$295,320	$25,718	$6,828	$327,866
Addition of crypto assets(1)	431,487	299,660	11,887	743,034
Disposition of crypto assets(1)	(608,225)	(327,979)	(9,428)	(945,632)
Realized gain on crypto assets(2)	149,878	26,555	1,095	177,528
Realized loss on crypto assets	(610)	(545)	(609)	(1,764)
Unrealized gain (loss) on crypto assets(3)	144,265	(5,847)	30,651	169,069
Crypto assets held at December 31, 2024	$412,115	$17,562	$40,424	$470,101
Addition of crypto assets(4)	241,673	199,053	11,114	451,840
Disposition of crypto assets(4)	(280,573)	(189,891)	(9,319)	(479,783)
Realized gain on crypto assets(2)	28,939	486	616	30,041
Realized loss on crypto assets	(991)	(839)	(406)	(2,236)
Unrealized gain (loss) on crypto assets(3)	32,026	(466)	(27,051)	4,509
Crypto assets held at June 30, 2025	$433,189	$25,905	$15,378	$474,472

(1)
Includes acquisitions of 2,715 Bitcoin and 68,996 Ether totaling $384.3 million and dispositions of 1,879 Bitcoin and 56,766 Ether totaling $275.1 million to manage collateral obligation under its loan agreements as of December 31, 2024. Refer to Note 2. Summary of Significant Accounting Policies in the Company’s audited annual consolidated financial statements for further details.

(2)
Excludes realized gain on Receivable, crypto assets pledged of $6.8 million and $135.8 million as of June 30, 2025 and December 31, 2024, respectively.

(3)
Excludes unrealized loss on Receivable, crypto assets pledged of $1.2 million and $17.8 million as of June 30, 2025 and December 31, 2024, respectively.

(4)
Includes acquisitions of 550 Bitcoin and 46,473 Ether totaling $163.4 million and dispositions of 448 Bitcoin and 55,832 Ether totaling $163.6 million to manage collateral obligation under its loan agreements as of June 30, 2025. Refer to Note 2. Summary of Significant Accounting Policies in the Company’s audited annual consolidated financial statements for further details.

The Company acquires crypto assets primarily through related party loans, revenue denominated in crypto assets, and purchases of crypto assets. The Company disposes of crypto assets through payments of principal and interest on crypto loans, sales of crypto assets and payments for operating expenses.
As part of normal course of business the Company uses crypto assets as investments to fund operating activities and in reserve to satisfy regulatory requirements for certain subsidiaries relating to liquidity coverage and capital needs in relation to customer balances. The cost basis used to calculate gains and losses of crypto assets is the original cost at the time of addition, utilizing the first-in-first-out (“FIFO”) method.
Certain subsidiaries of the Company engage with insurance providers to obtain surety bonds necessary for money transmitter licenses. The Company designates 660 bitcoin to the insurance providers to satisfy a collateral requirement that is reassessed on an annual basis.
Included in the Company’s Crypto assets held on the condensed consolidated balance sheets as of June 30, 2025 and December 31, 2024, are 2,811 bitcoin and 3,116 bitcoin, respectively, with a fair value of $304.4 million and $290.9 million, respectively. These assets are restricted in use under the terms of certain related party crypto asset loan agreements and are designated and maintained to meet regulatory capital requirements. The restrictions remain in effect while the related party crypto asset loan agreements are outstanding, and may lapse upon repayment or termination of the loans, or other contractual modifications. This bitcoin is included in the Company’s crypto asset loan with a December 29, 2022, draw date as described in Note 13. Related Party Loans and Convertible Notes.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
8.   Prepaid Expenses and Other Assets
Prepaid expenses and other assets consisted of the following (in thousands):
	June 30, 2025	December 31, 2024
Prepaid expenses and other current assets
Crypto asset collateral held	$14,311	$15,275
Related party loan receivable(1)	10,085	—
Prepaid expenses	7,283	7,232
Derivative assets	1,134	6,354
Other	6,805	8,273
Total prepaid expenses and other current assets	$39,618	$37,134
Other non-current assets
Lease right-of-use assets	$15,795	$14,512
Strategic investments	9,568	10,638
Deferred offering costs	3,660	—
Other	1,049	1,722
Total other non-current assets	$30,072	$26,872

(1)
Related party loan receivable reflects a draw made on the 2025 term loan on June 30, 2025. This amount remained in-transit as of June 30, 2025 and was received in full on July 1, 2025. For additional information refer to Note 13. Related Party Loans and Convertible Notes.

Measurement alternative investments
The Company accounts for investments under the measurement alternative method whereby they are measured at cost, less impairment, subject to upward and downward adjustments resulting from observable price changes for identical or similar investments of the same issuer. The changes in the carrying value of strategic investments accounted for under the measurement alternative are presented below (in thousands):
	Six Months Ended June 30,
	2025	2024
Carrying amount, beginning balance	$10,638	$11,708
Net reductions(1)	(1,131)	(580)
Upward adjustments	61	1,629
Impairments and downward adjustments	—	(3,186)
Carrying amount, ending balance	$9,568	$9,571

(1)
Includes additions from purchases, reductions due to exits of securities and reclassifications due to changes to capital structure.

Cumulative upward adjustments for strategic investments held were $4.5 million as of both June 30, 2025 and December 31, 2024. Cumulative impairments and downward adjustments were $1.2 million as of both June 30, 2025 and December 31, 2024. Upward adjustments, impairments, and downward adjustments are included in Other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
9.   Software, Property and Equipment, Net
Software, property and equipment, net consisted of the following (in thousands):
	June 30, 2025	December 31 2024
Software	$45,301	$43,821
Leasehold improvements	12,433	12,652
Furniture and fixtures	3,354	3,303
Computers and other equipment	2,230	2,584
Total	63,318	62,360
Accumulated amortization and depreciation	(49,218)	(45,208)
Software, property and equipment, net	$14,100	$17,152
Depreciation expense attributable to software, property, and equipment was $0.9 million and $0.8 million for the six months ended June 30, 2025 and 2024, respectively. Depreciation expense attributable to software, property, and equipment is reflected in General and administrative on the condensed consolidated statements of operations and comprehensive loss. Amortization expense attributable to software, property and equipment was $3.4 million and $4.1 million for the six months ended June 30, 2025 and 2024, respectively. Amortization expense attributable to software, property, equipment is reflected in Technology, on the condensed consolidated statements of operations and comprehensive loss. Total additions to software were $1.6 million and $1.4 million for the six months ended June 30, 2025 and 2024, respectively.
Substantially all software, property and equipment was located and utilized within the United States as of June 30, 2025 and December 31, 2024.
10.   Intangible Assets, Net
Intangible assets consisted of the following as of June 30, 2025 (in thousands):
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Amortizing intangible assets
Patents	$178,005	$(42,523)	$135,482
Developed technology	50,781	(35,857)	14,924
Customer relationships	1,250	(875)	375
Assembled workforce	670	(514)	156
	$230,706	$(79,769)	$150,937
Amortization expense of intangible assets was $11.2 million for the six months ended June 30, 2025.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Intangible assets consisted of the following as of December 31, 2024 (in thousands):
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Amortizing intangible assets
Patents	$178,005	$(36,590)	$141,415
Developed technology	50,781	(30,779)	20,002
Customer relationships	1,250	(750)	500
Assembled workforce	670	(444)	226
	$230,706	$(68,563)	$162,143
Amortization expense of intangible assets was $11.6 million for the six months ended June 30, 2024.
The expected future amortization expense for intangible assets as of June 30, 2025 is as follows (in thousands):
June 30, 2025
Remaining 2025	$11,157
2026	22,124
2027	11,867
2028	11,867
2029	11,867
Thereafter	82,055
Total expected future amortization expense	$150,937
11.   Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):
	June 30, 2025	December 31 2024
Accrued expenses:
Accrued expenses	$39,639	$29,711
Accrued loss contingencies(1)	1,030	6,083
Accrued salaries and benefits	2,906	3,113
Total accrued expenses	43,575	38,907
Other current liabilities:
Crypto asset collateral payable	14,273	15,275
Derivative liabilities	2,644	7,620
Current lease liabilities	5,157	4,737
Commissions to NFT artists payable	1,632	1,896
Other current liabilities	1,555	1,513
Deferred tax liabilities	1,988	7,407
Total other current liabilities	27,249	38,448
Total accrued expenses and other current liabilities	$70,824	$77,355

(1)
Refer to Note 21. Commitments and Contingencies for additional information.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
12.   Leases
The Company has operating leases for office facilities with remaining terms of 0 to 9 years. Many leases include one or more options to renew, but renewals are not assumed in the determination of the lease term as the Company is not reasonably certain to exercise the renewals.
The Company recognized lease expense in General and administrative on the condensed consolidated statements of operations and comprehensive loss. The components of lease expense were as follows (in thousands):
	Six Months Ended June 30,
	2025	2024
Operating lease expense	$2,260	$2,145
Short-term lease expense	175	411
Total lease expense	$2,435	$2,556
Other information related to the Company’s operating leases was as follows:
	June 30, 2025	December 31, 2024
Weighted-average remaining lease term (in years)	4.7	5.0
Weighted-average discount rate	6.1%	6.0%
Maturities of operating lease liabilities as of June 30, 2025 were as follows:
Remaining 2025	$3,183
2026	6,720
2027	6,748
2028	6,250
2029	3,250
Thereafter	2,773
Total undiscounted lease payments	28,924
Less: imputed interest	(3,760)
Total lease liabilities	$25,164
On May 1, 2025, the Company entered into an operating lease for office space in Miami, Florida, with a non-cancelable term of 66 months. The agreement does not include any options to purchase or renew the lease. The lease provides for a 5-month rent-free period and monthly lease payments ranging from $51,567 – $59,773 thereafter, with a total present value of lease payments of $2.7 million and a discount rate of 6.8%. At lease commencement, the Company recognized a right-of-use asset of $2.7 million and a corresponding lease liability. The lease is classified as an operating lease under FASB ASC Topic 842, Leases (“ASC 842”).
On August 25, 2023, the Company entered into a sublease agreement for the office space in New York City. As a result, the Company recorded sublease income of $1.1 million for both the six months ended June 30, 2025 and 2024. Sublease income is reflected in Other income (expense), net within the condensed consolidated statements of operations and comprehensive loss. Of the sublease income earned, $1.1 million and $1.3 million, respectively, was recorded within Accounts receivable, net on the condensed consolidated balance sheets as of June 30, 2025 and December 31, 2024, respectively.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
The Company entered into a five year sublease agreement for the office space in Chicago which commenced on November 1, 2022. As a result, the Company recorded sublease income of $0.2 million for both the six months ended June 30, 2025 and 2024. Sublease income is reflected in Other income (expense), net, within the condensed consolidated statements of operations and comprehensive loss.
13.   Related Party Loans and Convertible Notes
The Company regularly enters into lending agreements with Winklevoss Capital Fund, LLC (“WCF”), a related party through common ownership, in order to finance operations, maintain regulatory capital levels in subsidiaries, and fund capital expenditures to grow the business. The Company primarily conducts lending activities with WCF using bitcoin or ether as the loaned instrument or as collateral for USD loans.
Crypto asset loans
The Company entered into several crypto lending agreements with WCF during the six months ended June 30, 2025 and 2024. All principal loan amounts have no stated maturity date but are callable upon written notice by WCF. The Company will have until the end of the business day to repay all outstanding loaned crypto amounts when called. The principal will be paid in-kind and interest outstanding will be payable in either (i) crypto or (ii) cash equivalent to the aggregate value of such crypto as measured at fair value on the daily basis at which the fees accrued. These agreements were made to enable the Company to ensure adequate operational liquidity and meet regulatory capital obligations of its subsidiaries.
Crypto asset loans as of June 30, 2025 (in thousands):
Loan(10)	Draw Date	Principal Outstanding as of 12.31.24	Amount Borrowed	Amount Repaid	Realized Gain (Loss)	Principal Outstanding as of 6.30.25	Unrealized Gain (Loss)	Interest Rate	Interest Expense(8)	Interest Payable(9)
5,000 BTC(1)	12/29/2022	$290,929	$—	$30,138	$(25,092)	$304,393	$(18,509)	4.0%	$5,595	$6,285
2,000 BTC(2)	3/1/2023	102,516	—	6,911	(5,336)	111,643	(10,702)	4.0%	2,054	2,315
35,000 ETH	3/1/2023	88,234	—	—	—	66,207	22,027	4.0%	1,284	1,618
500 BTC	5/11/2023	46,683	—	—	—	54,143	(7,460)	4.0%	951	1,118
340 BTC	10/31/2023	31,745	—	—	—	36,817	(5,073)	5.0%	808	950
5,200 ETH	1/27/2025	—	16,544	—	—	12,929	3,616	4.3%	214	214
3,000 ETH	2/7/2025	—	7,867	—	—	7,459	408	4.3%	112	112
5,280 ETH(3)	2/28/2025	—	11,696	1,015	(107)	12,108	(1,320)	4.3%	157	150
3,400 ETH(4)	3/10/2025	—	6,338	8,417	(2,079)	—	—	4.3%	51	—
86 BTC(5)	3/11/2025	—	7,130	8,871	(1,740)	—	—	4.3%	60	—
2,500 ETH(6)	3/28/2025	—	4,739	6,189	(1,450)	—	—	4.3%	27	—
10,000 ETH(7)	4/7/2025	—	15,525	24,756	(9,231)	—	—	4.0%	79	—
Total		$560,107	$69,839	$86,297	$(45,035)	$605,699	$(17,013)		$11,392	$12,762

(1)
305 bitcoin (“BTC”) was repaid during the six months ended June 30, 2025.

(2)
67 bitcoin was repaid during the six months ended June 30, 2025.

(3)
410 ether (“ETH”) was repaid during the six months ended June 30, 2025.

(4)
3,400 ether was repaid during the six months ended June 30, 2025.

(5)
86 bitcoin was repaid during the six months ended June 30, 2025.

(6)
2,500 ether was repaid during the six months ended June 30, 2025.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
(7)
10,000 ether was repaid during the six months ended June 30, 2025.

(8)
Prior year interest accrued of $0.5 million was paid during the six months ended June 30, 2025.

(9)
Outstanding interest balances payable to WCF are included in Related party loans on the condensed consolidated balance sheets as of June 30, 2025.

(10)
4,682 bitcoin and 39,699 ether was outstanding as of the six months ended June 30, 2025.

On January 27, 2025, February 7, 2025, February 28, 2025, March 10, 2025, March 11, 2025, March 28, 2025 and April 7, 2025, the Company entered into additional lending agreements with WCF. The Company will primarily use the crypto assets from these agreements as collateral for third party loans. Refer to Note 14. Third Party Loans for additional information.
Crypto asset loans as of December 31, 2024 (in thousands):
Loan(6)	Draw Date	Principal Outstanding as of 12.31.23	Amount Borrowed	Amount Repaid	Realized Gain (Loss)	Principal Outstanding as of 12.31.24	Unrealized Gain (Loss)	Interest Rate	Interest Expense(4)	Interest Payable(5)
5,000 BTC(1)	12/29/2022	$211,948	$—	$123,155	$(91,991)	$290,929	$(110,146)	4.0%	$9,497	$1,037
30,000 ETH	12/29/2022	20,669	—	29,790	(18,990)	—	9,868	4.0%	655	—
2,000 BTC(2)	3/1/2023	84,779	—	63,889	(42,689)	102,516	(38,938)	4.0%	3,620	376
35,000 ETH(3)	3/1/2023	80,378	—	29,247	(15,571)	88,234	(21,532)	4.0%	3,590	334
1,400 BTC	5/24/2023	4,239	—	6,182	(3,553)	—	1,610	4.0%	30	—
20,650 ETH	5/24/2023	24,802	—	32,224	(12,853)	—	5,432	4.0%	140	—
500 BTC	5/11/2023	21,195	—	—	—	46,683	(25,488)	4.0%	1,317	166
340 BTC	10/31/2023	14,412	—	—	—	31,745	(17,332)	5.0%	1,119	142
240 BTC	5/1/2024	—	13,962	16,286	(2,324)	—	—	8.0%	102	—
6,750 ETH	5/1/2024	—	19,765	25,441	(5,676)	—	—	8.0%	145	—
250 BTC	7/5/2024	—	14,006	22,007	(8,001)	—	—	5.0%	280	—
4,150 ETH	7/5/2024	—	12,420	13,473	(1,054)	—	—	5.0%	200	—
7,500 ETH	8/5/2024	—	17,663	30,038	(12,374)	—	—	5.0%	342	—
235 BTC	10/31/2024	—	16,497	22,230	(5,733)	—	—	4.5%	62	—
Total		$462,422	$94,313	$413,962	$(220,809)	$560,107	$(196,526)		$21,099	$2,055

(1)
1,884 bitcoin was repaid during the year ended December 31, 2024.

(2)
902 bitcoin was repaid during the year ended December 31, 2024.

(3)
8,371 ether was repaid during the year ended December 31, 2024.

(4)
Prior year interest accrued of $1.6 million was paid during the year ended December 31, 2024.

(5)
Outstanding interest balances payable to WCF are included in Related party loans on the condensed consolidated balance sheets as of December 31, 2024.

(6)
5,054 bitcoin and 26,629 ether was outstanding as of the year ended December 31, 2024.

On December 29, 2022, the Company entered into an additional lending agreement for 5,000 bitcoin and an ether lending agreement for 30,000 ether to provide additional funding for its wholly owned subsidiaries. 21,000 of this ether was repaid to WCF during the year ended December 31, 2023. On August 3, 2023, the terms of the remaining 9,000 ether were modified and a new agreement was papered allowing the Company to sell the ether for proceeds of $16.5 million and contribute the proceeds to its wholly owned subsidiaries to finance its business operations.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
On March 1, 2023, May 24, 2023, May 1, 2024, July 5, 2024, August 5, 2024 and October 31, 2024, the Company entered into additional lending agreements with WCF. The Company will primarily use the crypto assets from these agreements as collateral for third party loans. Refer to Note 14. Third Party Loans for additional information.
On May 11, 2023 and October 31, 2023 the Company entered into agreements with WCF for 500 bitcoin and 340 bitcoin, respectively, for purposes of enabling subsidiaries of the Company to pledge bitcoin to the surety parties to satisfy the collateral requirements as part of the bond application process. The 500 bitcoin loan pledged 320 of the bitcoin as collateral to satisfy these collateral requirements.
Convertible notes
The convertible notes entered into by the Company are summarized below (in thousands). The aggregate principal amount of these notes is to be used for general operating activities.
Convertible notes as of June 30, 2025 (in thousands):
Loan(1)	Draw Date	Maturity Date(2)	Aggregate Principal Amount	Fair value of Principal Outstanding as of 12.31.24	2025 Amounts Drawn	Unrealized Loss	Change in fair value attributable to instrument- specific credit risk	Interest Expense	Interest Payable(3)(4)
September Note (USD)	9/15/2023	6/1/2027	$50,000	$57,641	$—	$4,495	$(223)	$1,984	$8,372
November Note (BTC)	11/22/2023	6/1/2027	54,671	63,027	—	4,847	(240)	2,168	8,423
December Note (USD)	12/27/2023	6/1/2027	50,000	57,642	—	4,362	(217)	1,984	6,956
March Note (BTC)	3/1/2024	6/1/2027	45,329	52,257	—	3,907	(195)	1,798	5,794
Total			$200,000	$230,567	$—	$17,611	$(875)	$7,934	$29,545

(1)
The effective interest rate for all convertible notes is 8.0%.

(2)
The maturity date was extended on May 15, 2025.

(3)
Outstanding interest balances payable to WCF are included in Related party convertible notes on the condensed consolidated balance sheets as of June 30, 2025.

(4)
Includes $3.4 million of fair value adjustments consisting of a $3.5 million unrealized loss and a $0.1 million gain related to change in fair value related to instrument-specific credit risk.

Convertible notes as of December 31, 2024 (in thousands):
Loan(1)	Draw Date	Maturity Date	Aggregate Principal Amount	Fair value of Principal Outstanding as of 12.31.23	2024 Amounts Drawn	Unrealized Loss	Change in fair value attributable to instrument- specific credit risk	Interest Expense	Interest Payable(3)(4)
September Note (USD)	9/15/2023	9/15/2025	$50,000	$51,335	$—	$7,101	$(243)	$4,000	$5,450
November Note (BTC)	11/22/2023	11/22/2025	54,671	56,131	—	7,647	(263)	4,374	5,295
December Note (USD)	12/27/2023	12/27/2025	50,000	26,111	24,568	7,821	(510)	3,794	4,163
March Note (BTC)(2)	3/1/2024	3/1/2026	45,329	—	45,329	8,094	(890)	3,032	3,308
Total			$200,000	$133,577	$69,897	$30,663	$(1,906)	$15,200	$18,216

(1)
The effective interest rate for all convertible notes is 8.0%.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
(2)
The $45.3 million drawdown is denominated in USD but was received as 734 BTC. The 734 BTC is reported in Crypto assets held on the condensed consolidated balance sheets with a fair value of $68.6 million as of December 31, 2024.

(3)
Outstanding interest balances payable to WCF are included in Related party convertible notes on the condensed consolidated balance sheets as of December 31, 2024.

(4)
Includes $1.6 million of fair value adjustments consisting of a $1.7 million unrealized loss and a $0.1 million gain related to change in fair value related to instrument-specific credit risk.

On September 15, 2023, the Company entered into a Convertible Note Agreement (“September Note”) with WCF, whereby the September Note may become one of multiple notes with identical terms that may be issued during a period of up to four months after the effective date. The Company may borrow up to an aggregate principal amount of $50.0 million to be used for general operating purposes. The Company has drawn the full $50.0 million, $28.5 million of which was drawn in September 2023 and $21.5 million in October 2023.
On November 22, 2023, the Company entered into a second Convertible Note Agreement (“November Note”), with WCF which included the same terms and conditions as the aforementioned September Note. The Company has drawn the full $54.7 million in November 2023.
On December 27, 2023, the Company entered into a third Convertible Note Agreement (“December Note”), which included the same terms and conditions as the aforementioned September and November Note. Under the December Note, the Company may borrow up to an aggregate principal amount of $50.0 million to be used for general corporate purposes. The Company has drawn the full $50.0 million, $25.4 million of which was drawn in December 2023 and $24.6 million in January and February 2024.
On March 1, 2024, the Company entered into a fourth Convertible Note Agreement (“March Note”), which included the same terms and conditions as the aforementioned September, November, and December Note (collectively the “Convertible Notes”). Under the March Note, the Company may borrow up to an aggregate principal amount of $45.3 million to be used for general operating purposes. The Company has drawn the full $45.3 million in March 2024.
On May 15, 2025, WCF exercised its rights under the September Note, November Note, December Note, and March Note to extend the maturity date to June 1, 2027.
The Convertible Notes are a general unsecured obligation of the Company and will be subordinate in right of payment to all existing and future outstanding borrowings that are due from the Company and its affiliates to WCF (and any applicable affiliates) under applicable loan documents, including borrowings denominated in BTC and ETH, whether or not secured. The Convertible Notes accrue a simple 8.0% interest payable at the earlier of the (i) maturity date or (ii) the date of conversion of the Convertible Notes into equity. In event of conversion of the Convertible Notes into equity, the payment of accrued interest on the Convertible Notes shall be paid in-kind as additional equity.
The Convertible Notes will be automatically convertible in connection with a qualified financing event where the Company issues convertible preferred units with aggregate gross proceeds to the Company of at least $50.0 million. The Convertible Notes and accrued interest will be automatically converted into Convertible Preferred Units, as defined below, of the same class, at a price per unit equal to 80% of the lowest price per unit paid by the other purchasers of the convertible preferred units sold in the qualified financing event. If the Company enters into a non-qualified financing event where the Company receives proceeds of less than $50.0 million, WCF has the option to convert the outstanding principal and interest amount under the Convertible Notes into convertible preferred units of the same class, at a price per unit equal to 80% of the lowest price per unit paid by the other purchasers of the convertible preferred units.
After the respective maturity dates, defined in the tables above, WCF has the option to convert all principal and interest outstanding into units of the Company’s Series B preferred units at a price per unit equal to 80% of the lowest original issue price per unit of such Series B preferred units.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
In the event the Company undergoes a change in control event, the Company will pay WCF the price per unit in equity or cash (at the sole discretion of WCF) that would result from converting the outstanding principal amount under the Convertible Notes and all the accrued interest thereon immediately prior to the change in control event at price per unit equal to 80% of the lowest price per unit offered in the change of control event, or repay WCF the outstanding principal and interest under the Convertible Notes.
Lastly, upon a public company event, the Convertible Notes including principal and interest will be automatically converted immediately prior to such public company event into Common Units in the Company at a price per unit equal to eighty percent (80%) of the price per common unit implied in the public company event.
Term loan
The term loans entered into by the Company are summarized below (in thousands). The aggregate principal amount is to be used for general business purposes of the Company and its wholly owned subsidiaries.
Term Loans as of June 30, 2025 (in thousands):
Loan(1)(2)	Draw Date	Maturity Date(3)	Aggregate Principal Amount	Fair value of Principal Outstanding as of 12.31.24(4)	2025 Amounts Drawn(4)	Unrealized loss	Change in fair value attributable to instrument- specific credit risk	Interest Expense	Interest Payable(5)(6)
2024 Term Loan	5/16/2024	6/1/2027	$275,000	$230,704	$44,296	$65,771	$(2,594)	$9,566	$19,559
2025 Term Loan	1/23/2025	6/1/2027	200,000	—	130,523	28,549	198	1,351	1,646
Total			$475,000	$230,704	$174,819	$94,320	$(2,396)	$10,917	$21,205

(1)
The term loans are stated at an interest rate of no less than 4.0% and no greater than 16.0%. As of June 30, 2025 the blended interest rates were 6.9% and 7.3% for the 2024 and 2025 Term Loans, respectively.

(2)
On January 23, 2025, the 2024 Term Loan was amended such that upon a public company event it will be automatically converted into Common Units in the Company.

(3)
The maturity date was extended on May 15, 2025.

(4)
The $405.5 million principal outstanding is denominated in USD but was received as 4,502 BTC, 9,000 ETH, and $26.9 million, of which, 2,808 BTC, 9,000 ETH, and $26.9 million were used during the six months ended June 30, 2025 for general business purposes. As of June 30, 2025, 94 BTC of the 4,502 BTC remained as in-transit receivables recorded within Prepaid expenses and other current assets on the condensed consolidated balance sheets, which were received in full on July 1, 2025. The remaining 1,600 BTC is reported in Crypto assets held on the condensed consolidated balance sheets with a fair value of $173.3 million as of June 30, 2025.

(5)
Outstanding interest balances payable to WCF are included in Related party loans on the condensed consolidated balance sheets as of June 30, 2025.

(6)
Includes $3.8 million of fair value adjustments consisting of a $3.9 million unrealized loss and a $0.1 million gain related to change in fair value related to instrument-specific credit risk.

Immediately prior to a public company event, the Term Loans, including principal and interest, will be automatically converted into Common Units in the Company at a price per unit equal to eighty percent (80%) of the price per common unit implied in such public company event.
As permitted under ASC Topic 825, Financial Instruments (“ASC 825”), the Company elected to account for its convertible 2025 and 2024 term loans, which meet the required criteria, at fair value at inception, and as of the amendment date, respectively. In accordance with ASC 825-10-15-4, the loans are eligible for fair value accounting as they are not subject to scope exclusions and no scope exceptions under ASC 825-10-15-5 apply to these loans. Subsequent changes in fair value are recorded as Change in fair value on related party loans on the consolidated statements of operations and comprehensive loss. The

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
portion of total changes in fair value of the related party loans attributable to changes in instrument-specific credit risk are determined through specific measurement of periodic changes in the discount rate assumption, exclusive of base market changes, and are presented as a component of other comprehensive income (loss) in the accompanying consolidated statements of operations and comprehensive loss. As a result of electing the fair value option, direct costs and fees related to the term loans are expensed as incurred.
Term Loans as of December 31, 2024 (in thousands):
Loan(1)	Draw Date	Maturity Date	Aggregate Principal Amount	Amount Borrowed(2)	Amount Repaid	Principal Outstanding as of 12.31.24	Interest Expense	Interest Payable(3)
2024 Term Loan	5/16/2024	3/1/2026	$275,000	$230,704	$—	$230,704	$6,505	$6,505

(1)
The term loan is stated at an interest rate of no less than 4.0% and no greater than 16.0%. As of December 31, 2024 the blended interest rate was 6.8%.

(2)
The $230.7 million principal outstanding is denominated in USD but was received as 2,834 BTC, 9,000 ETH, and $11.8 million, of which, 1,234 BTC, 9,000 ETH, and $11.8 million were used during the year for general business purposes. The remaining 1,600 BTC is reported in Crypto assets held on the condensed consolidated balance sheets with a fair value of $149.4 million as of December 31, 2024.

(3)
Outstanding interest balances payable to WCF are included in Related party loans on the condensed consolidated balance sheets as of December 31, 2024.

On May 16, 2024, Gemini entered into a term loan agreement with WCF (the “2024 Term Loan”), for a U.S. dollar denominated principal amount of up to $275.0 million to be funded in bitcoin, ether, or such other cryptocurrency at an interest rate of no less than 4.0% and no greater than 16.0% per annum with an initial maturity date of March 1, 2026.
On January 23, 2025, Gemini entered into a term loan agreement with WCF (the “2025 Term Loan”), to make loan requests from time to time of a U.S. dollar denominated principal amount of up to $200.0 million to be funded in Bitcoin, ETH, or such other cryptocurrency at an interest rate of no less than 4.0% and no greater than 16.0% per annum with an initial maturity date of March 1, 2026. Upon a public company event, the 2025 Term Loan including principal and interest will be automatically converted immediately prior to such public company event into common units in the Company at a price per unit equal to eighty percent (80%) of the price per common unit implied in the public company event.
On January 23, 2025, the 2024 Term Loan was amended such that upon a public company event, the 2024 Term Loan including principal and interest will be automatically converted immediately prior to such public company event into common units in the Company at a price per unit equal to eighty percent (80%) of the price per common unit implied in the public company event.
On May 15, 2025, WCF exercised its rights under the 2024 Term Loan and 2025 Term Loan (collectively the “Term Loans”) to extend the maturity date to June 1, 2027.
14.   Third Party Loans
The Company entered into several loan agreements with a single unrelated third party as outlined in the table found below. The aggregate principal amount of these agreements is to be used for general operating activities.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Third party loans as of June 30, 2025 (in thousands):
Loan	Loan Date	Maturity Date	Principal Outstanding	Interest Rate	Interest Expense	Interest Payable(1)	Collateral Type(2)	Collateral Rate (Initial Collateral Level)(3)
Loan 13	5/29/2024	Evergreen	51,900	11.0%	2,870	476	BTC	145%
Loan 14	5/29/2024	Evergreen	54,600	11.0%	3,020	500	ETH	155%
Loan 15	11/1/2024	Evergreen	10,000	12.0%	603	100	BTC	145%
Total			$116,500		$6,493	$1,076

(1)
Outstanding interest balances payable to a third party are included in Third party loans on the condensed consolidated balance sheets as of June 30, 2025.

(2)
As of June 30, 2025, the Company has pledged 827 BTC and 33,984 ETH included in Receivable, crypto assets pledged on the condensed consolidated balance sheets. Total collateral associated with these loans as of June 30, 2025 was approximately $89.6 million, or 145%, for BTC loans; and $84.5 million, or 155%, for ETH loans.

(3)
If the notional value of crypto assets pledged falls 10% from the initial collateral level there will be a margin call and additional crypto will need to be pledged to reset the collateral balance to the initial collateral level.

Third party loans as of December 31, 2024 (in thousands):
Loan	Loan Date	Maturity Date	Principal Outstanding	Interest Rate	Interest Expense	Interest Payable(9)	Collateral Type(10)	Collateral Rate (Initial Collateral Level)(11)
Loan 1	3/2/2023	3/5/2024	$—	11.0%	$577	$—	ETH	160%
Loan 2	3/2/2023	3/5/2024	—	11.0%	499	—	BTC	150%
Loan 3	4/27/2023	3/5/2024	—	11.5%	104	—	ETH	160%
Loan 4	4/27/2023	3/5/2024	—	11.5%	131	—	BTC	150%
Loan 5	5/24/2023	3/5/2024	—	11.5%	409	—	ETH	160%
Loan 6	5/24/2023	3/5/2024	—	11.5%	409	—	BTC	150%
Loan 7(1)	3/4/2024	3/31/2024	—	11.5%	209	—	ETH	160%
Loan 8(2)	3/4/2024	Evergreen	—	11.0%	428	—	BTC	145%
Loan 9(3)	3/4/2024	Evergreen	—	11.0%	243	—	ETH	155%
Loan 10(4)	3/28/2024	5/31/2024	—	11.5%	489	—	ETH	160%
Loan 11(5)	3/28/2024	Evergreen	—	11.0%	967	—	BTC	145%
Loan 12(6)	3/28/2024	Evergreen	—	11.0%	550	—	ETH	155%
Loan 13(7)	5/29/2024	Evergreen	51,900	11.0%	3,410	492	BTC	145%
Loan 14(8)	5/29/2024	Evergreen	54,600	11.0%	3,570	517	ETH	155%
Loan 15	11/1/2024	Evergreen	10,000	12.0%	203	103	BTC	145%
Total			$116,500		$12,198	$1,112

(1)
On March 4, 2024 an amended agreement was executed that restated loan 3 and loan 5 into loan 7. All of the terms and conditions are the same with the exception of the maturity date being extended to March 31, 2024.

(2)
On March 4, 2024 an amended agreement was executed that restated loan 2, loan 4, and loan 6 into loan 8. All of the terms and conditions are the same with the exception of the maturity date being extended to Evergreen terms.

(3)
On March 4, 2024 an amended agreement was executed that restated loan 1 into loan 9. All of the terms and conditions are the same with the exception of the maturity date being extended to Evergreen terms.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
(4)
On March 28, 2024 an amended agreement was executed that restated loan 7 into loan 10. All of the terms and conditions are the same with the exception of the maturity date being extended to May 31, 2024.

(5)
On March 28, 2024 an amended agreement was executed that restated loan 8 into loan 11. All of the terms and conditions are the same.

(6)
On March 28, 2024 an amended agreement was executed that restated loan 9 into loan 12. All of the terms and conditions are the same.

(7)
On May 29, 2024 an amended agreement was executed that restated loan 11 into loan 13. All of the terms and conditions are the same.

(8)
On May 29, 2024 an amended agreement was executed that aggregated the principal of loan 10 with loan 12 and restated them into loan 14. All of the terms and conditions are the same with the exception of loan 10’s collateral rate, interest rate, and maturity date being updated to mirror the terms of loan 12.

(9)
Outstanding interest balances payable to a third party are included in Third party loans on the condensed consolidated balance sheets as of December 31, 2024.

(10)
As of December 31, 2024, the Company has pledged 929 bitcoin and 24,625 ether included in Receivable, crypto assets pledged on the condensed consolidated balance sheets. Total collateral associated with these loans as of December 31, 2024 was approximately $86.7 million, or 140%, for BTC loans; and $81.6 million, or 149%, for ETH loans.

(11)
If the notional value of crypto assets pledged falls 10% from the initial collateral level there will be a margin call and additional crypto will need to be pledged to reset the collateral balance to the initial collateral level.

15.   Common Units
The Company issues three classes of common units (collectively referred to as the “Common Units”) including basic common units (the “Basic Common Units”), catch up common units (the “Catch Up Common Units”), and capital common units A (the “Capital Common A Units”).
The Company issued 18,730,965 and 844,840 Basic Common Units during the six months ended June 30, 2025 and 2024, respectively. No Catch Up Common Units or Common Unit A were issued during the six months ended June 30, 2025 and 2024. See Note 17. Stock-Based Compensation for further details.
Under the Company’s operating agreement, 44,843,146 Basic Common Units of the Company and 10,400,000 Catch Up Common Units of the Company are authorized for issuance as of June 30, 2025.
The Company is authorized to issue additional Common Units upon conversion of the convertible preferred units, which were convertible into 111,672,265 Common Units as of both June 30, 2025 and December 31, 2024.
Voting rights
The Common Units are non-voting units to the extent permitted by applicable law.
Distribution rights
Holders of Common Units are entitled to receive a tax distribution amount paid only on the authority of the Company’s Board of Managers (“Board”) for each unit held within 90 days after the end of each fiscal year (the “Tax Distribution Amount”). This Tax Distribution Amount is the product of: (i) each unit’s respective allocation of the Company’s net taxable income less net tax losses previously allocated (to the extent applicable laws permit such losses be used to offset taxable income) multiplied by (ii) the maximum combined marginal federal, state, and local income tax rate applicable to a New York City resident.
The Company may make other pro rata distributions based on the number of units held. The timing and amount of operating distributions is determined by the Company’s Board and subject to majority consent of Series FF unitholders and Preferred Unitholders, as defined below.
During the six months ended June 30, 2025 and 2024 the Company did not make any distributions to its common unitholders.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Liquidation rights
See Note 16. Preferred Units.
16.   Preferred Units
Series FF Units
In 2018, the Company issued a total of 1,000,000 Series FF preferred units (“Series FF Units”) to its founders, Cameron and Tyler Winklevoss, which remained outstanding as of June 30, 2025 and December 31, 2024. The Company did not receive consideration associated with its issuance of the Series FF Units. Pursuant to the terms of the Company’s governing documents, the consent of the unitholders holding a majority of the Series FF Units is required in order for the Company to proceed with certain material transactions, including a liquidation, a sale, distributions, changes in units or any series of units authorized or issued by the Company, repurchase of Units, amendments to the Company’s organizational documents, material changes in business operations, investments, debt arrangements, material changes to tax or accounting policies, conversion to a corporation, or filing for an initial public offering. The consent of unitholders holding a majority of the Series FF Units is also required for changes to be made to the size of the Board and for the election of Board thereto. The Series FF Units are non-economic units that are not entitled to distributions, redemptions, conversions, or liquidation rights.
Convertible Preferred Units
As of June 30, 2025 and December 31, 2024, the Company had 30,954,820 Series A preferred units (“Series A Units”) and 8,887,101 Series B preferred units (“Series B Units”) that were issued and outstanding. Series A Units and Series B Units (collectively the “Convertible Preferred Units”) are classified as mezzanine equity on the condensed consolidated balance sheets.
The following schedule summarizes the Company’s authorized, issued and outstanding Convertible Preferred Units as of June 30, 2025 and December 31, 2024 (in thousands, except per unit data):
Series	Units Authorized	Units Issued and Outstanding	Original Price per Unit	Liquidation Preference	Carrying Value, Net of Issuance Cost
Series A-1	14,756	14,756	$0.71	$21,078	$10,539
Series A-2	738	738	$0.19	284	142
Series A-3	970	970	$9.72	18,860	9,430
Series A-4	5,676	5,676	$7.90	89,700	44,850
Series A-5	1,486	1,486	$8.35	24,800	12,400
Series A-6	4,091	4,091	$3.12	25,500	12,750
Series A-7	3,238	3,238	$6.61	42,800	21,400
Series B	8,910	8,887	$47.70	423,903	422,857
	39,865	39,842		$646,925	$534,368
Voting rights
Each Convertible Preferred Unit is entitled to the number of votes equal to the number of Common Units of the Company into which it may be converted at such time.
Both (i) the consent of holders of the Convertible Preferred Units (the “Preferred Unitholders”) holding a majority of the Convertible Preferred Units and (ii) the consent of the Preferred Unitholders holding a majority of the Series B Units is required in order for the Company to proceed with the following actions:

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
a.
Authorize or issue a new series of securities or units of the Company that is senior to the Series B Units;

b.
Declare or pay any distribution with respect to any units (other than tax distributions);

c.
Repurchase of units (other than pursuant to the Series B call option);

d.
Authorize a liquidation or any unit sale in which the per unit consideration received for Series B Units is equal to or less than an amount equal to two times the initial purchase price of the Series B Units, less the tax distributions per each Series B Unit;

e.
Amendments to the Company’s organizational documents that (i) adversely impacts any series of Convertible Preferred Units in a manner that is disproportionate to the Series B Units or (ii) amend certain definitions therewithin;

f.
Amendments to junior unit classes that would render such other unit class senior to the Series B Units; or

g.
Certain activities that would dilute the Company’s ownership of subsidiaries or rights to subsidiary assets.

Distribution rights
Holders of the Convertible Preferred Units are entitled to receive a Tax Distribution Amount. During the six months ended June 30, 2025 and 2024 the Company did not make any distributions to its Preferred Unitholders.
Liquidation rights
Upon the Company’s liquidation or deemed liquidation, including (i) any merger, consolidation, or recapitalization of the Company in which the Preferred Unitholders immediately prior to such transaction do not own and control a majority of the voting power of the outstanding equity of the surviving entity after the closing of such transaction; or (ii) a sale, exclusive license, or other transfer or disposition of substantially all of the Company’s assets, the Preferred Unitholders are entitled to payment, out of the assets legally available for distribution, in the following order of preference:
a.
Distributions will be made to the Company’s Preferred Unitholders in proportion to relative capital amounts in excess of cumulative distributions until such excess is reduced to zero.

b.
Pro rata distributions will be made to holders of Series A Units, holders of Capital Common Units A, and holders of Basic Common Units until total cumulative distributions amount to the distribution amount to which these units were entitled to as of November 18, 2021.

c.
Pro rata distributions will be made to holders of Capital Common Units A, Catch Up Common Units, and Basic Common Units until holders of Catch Up Common Units have received a cumulative distribution per unit of approximately $28.85.

d.
Pro rata distributions will be made to holders of Series A Units, holders of Capital Common Units A, holders of Catch Up Common Units, and holders of Basic Common Units until holders of Capital Common Units A have received total cumulative distribution per unit of their initial purchase price.

e.
Pro rata distributions will be made to Preferred Unitholders, holders of Capital Common Units A, holders of Catch Up Common Units, and holders of Basic Common Units.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Redemption
In the event of a sale of units such that an outside party obtains beneficial ownership of over 50% of the Company’s units, liquidation, or deemed liquidation, each holder of Series B Units will be entitled to receive per unit consideration for Series B Units of two times their initial purchase price less tax distributions per unit, and the Company will have the option—but not the obligation—to redeem all issued and outstanding Series B Units for this per unit price. The holders of Series B Units may receive less consideration per unit only if the holders of Series B Units representing the majority of Convertible Preferred Units otherwise approve such sale.
Series A Units and Series B Units are preferred units that are redeemable at the option of the holder, and as such the units are classified as a mezzanine equity on the condensed consolidated balance sheets.
Conversion
The Convertible Preferred Units are convertible into Common Units at the option of the holder, at any time after the date of issuance according to a conversion ratio, subject to adjustments for splits, combinations, recapitalizations, or the like. The following schedule summarizes the number of Common Units into which each Convertible Preferred Unit was convertible as of June 30, 2025 and December 31, 2024:
Series	Conversion Ratio
Series A-1	3.77
Series A-2	4.08
Series A-3	3.45
Series A-4	3.11
Series A-5	3.06
Series A-6	2.78
Series A-7	2.25
Series B	1.00
Each Convertible Preferred Unit will automatically convert into Common Units, based on the then-effective conversion price on the earlier of (i) an underwritten public offering with aggregate gross proceeds of at least $50.0 million, (ii) a direct listing where the reference price per Series B Unit is at least the original Series B Unit purchase price (as adjusted for any unit splits, combinations, recapitalizations, or the like, or (iii) a business combination with a “special purpose acquisition company” in which the cash and cash equivalents of the special purpose acquisition company, immediately prior to the consummation of the business combination (assuming consummation of any concurrent private placement), are at least $175.0 million.
17.   Stock-Based Compensation
The Company enters into profits interest compensation arrangements with employees and non-employees settled in the form of Basic Common Units and Catch Up Common Units of Gemini Astronaut Corps, LLC (the “Incentive Units”).
The Company also issues phantom awards (the “Original Phantom Units”) to certain employees. The vested Original Phantom Units entitle the recipients to receive equivalent cash payment when and if payments are made to Incentive Units. Upon certain separation events, vested Original Phantom Units are repurchased from recipients by the Company with cash, based on the fair value of Incentive Units as of the repurchase date. The Original Phantom Units are accounted for as a liability under ASC 710, Compensation, as they are not legal form equity and they do not provide recipients with the ability to retain residual interests upon vesting after termination.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Beginning in 2024, the Company granted phantom awards (the “Phantom Units”) with adjusted terms such that upon a termination event without cause, the Company will not repurchase with cash the vested Phantom Units. Instead, the recipient will retain the Phantom Units until a change in control event. As the repurchase event is not probable to occur as of the reporting date, the Phantom Units are treated as equity classified under ASC 718, Stock-Based Compensation.
Phantom Unit awards and certain Incentive Unit (“Service-Based Incentive Unit”) awards vest solely according to service-based conditions.
Certain awards granted in 2020, for up to 1,300,000 Incentive Units, (the “Performance-Based Incentive Units”) vest on the basis of achieving certain performance metrics relating to the gross monthly merchandise volume (“GMV”) of Nifty Gateway, LLC, a consolidated subsidiary, over a specified period, in addition to continuous service throughout such period.
In January 2022, the Company entered into two asset acquisitions for which the Company granted sellers common stock units (“Service-Based Common Units”) which vest solely according to service-based conditions for key employees.
The Company grants various equity classified awards, including Service-Based Incentive Units, Performance-Based Incentive Units, Phantom Units, and Service-Based Common Units. In addition, the Company issues liability classified awards, including Original Phantom Units. For equity classified awards, the Company recognized stock compensation expense of $3.2 million for both the six months ended June 30, 2025 and 2024.
Performance Conditions based on Initial Public Offering
In June 2025, the Company approved its annual bonus arrangements totaling $15.4 million to be settled in shares of common stock contingent upon the completion of an initial public offering. The number of shares issuable will be determined based on the initial public offering price of the Company’s common stock. These awards are subject to a performance condition related to the occurrence of a qualifying initial public offering and will vest in full upon the initial public offering. Because the occurrence of an initial public offering is not considered probable until consummated, no stock-based compensation expense was recognized related to these awards for the six months ended June 30, 2025. The Company expects to recognize the full stock-based compensation expense in the period the initial public offering is completed.
Service-Based Incentive Units
The following table summarizes Service-Based Incentive Units activity for the six months ended June 30, 2025 (in thousands):
	Number of Service-Based Incentive Units	Weighted-Average Grant Date Fair Value per Unit
Unvested at December 31, 2024	2,729	$1.82
Grants	18,731	0.45
Vested	(4,023)	0.72
Forfeited	(1,109)	0.72
Unvested at June 30, 2025	16,328	$0.60
As of June 30, 2025 and December 31, 2024, there were 51,617,488 and 34,673,621 Service-Based Incentive Units outstanding, respectively.
As of June 30, 2025, total unrecognized compensation expense related to unvested Service-Based Incentive Units amounted to $11.5 million. The unrecognized expense for the Service-Based Incentive Units is expected to be recognized over a weighted-average period of 1.8 years, subject to continued vesting.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
Performance-Based Incentive Units
As of June 30, 2025 and December 31, 2024, there were 677,750 Performance-Based Incentive Units that were fully vested and outstanding.
Phantom Units
The following table summarizes Phantom Units activity for the six months ended June 30, 2025 (in thousands):
	Number of Phantom Units	Weighted-Average Grant Date Fair Value per Unit
Unvested at December 31, 2024	376	$0.94
Granted	2,508	0.45
Vested	(427)	0.58
Forfeited	(144)	0.45
Unvested at June 30, 2025	2,313	$0.50
As of June 30, 2025 and December 31, 2024, there were 2,769,919 and 406,600 Phantom Units outstanding, respectively.
As of June 30, 2025, total unrecognized compensation expense related to unvested Phantom Units amounted to $1.5 million. This unrecognized expense is expected to be recognized over a weighted-average period of 2.2 years subject to continued vesting. As the value of a Phantom Unit is indexed to an Incentive Unit, the reporting date fair value for Phantom Units is estimated based on the reporting date fair value of the corresponding Incentive Unit.
Service-Based Common Units
As of June 30, 2025 and December 31, 2024, there were 553,867 Service-Based Common Units that were fully vested and outstanding.
Original Phantom Units
The Company has granted options to certain employees under the Original Phantom Units plan that require automatic settlement in cash payment upon the occurrence of a change in control event. There were 484,702 and 755,729 Original Phantom Units outstanding as of June 30, 2025 and December 31, 2024, respectively. The Original Phantom Units are classified as a liability in Accrued expenses in the related condensed consolidated balance sheets due to the cash settlement requirements. As the service conditions are considered probable, the Company recognized a liability of $1.2 million and $1.3 million as of June 30, 2025 and December 31, 2024, respectively.
18.   Income Taxes
The Company is a limited liability company and is not subject to income taxes. Rather, the members of the Company are taxed on their proportionate share of the Company’s taxable income for the six months ended June 30, 2025 and 2024, with the exception of certain U.S. C Corporations held by the Company that follow the guidance of FASB ASC Topic 740, Income Taxes (“ASC 740”) for income tax purposes (collectively, “Income Taxed Affiliates”), which are subsidiaries of the Company.
The Company calculated the tax provision for interim periods using an estimated annual effective tax rate (“EAETR”). The Company’s EAETR for the six months ended June 30, 2025 and 2024 was 0.9% and (5.1)%, respectively. The EAETR for the six months ended June 30, 2025, was higher than the six months ended June 30, 2024 primarily due to the increase in valuation allowance on deferred tax assets in 2024 as

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
well as fluctuations in corporate verses partnership income at the entity level between the two periods. The EAETR for the six months ended June 30, 2025 and 2024 was lower than the U.S. statutory rate of 21% primarily due to a majority of the Company’s income being taxed at the partner level.
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of June 30, 2025, the Company had a net deferred tax liability balance of $2.0 million, compared to $7.4 million as of December 31, 2024. The decrease resulted from unrealized losses on investments during the six months ended June 30, 2025. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. Management determined that there is sufficient positive evidence to conclude that it is more likely than not that a portion of the Company’s gross deferred tax assets will not be fully realized. As a result, a partial valuation allowance has been established against the Company’s deferred tax assets.
19.   Net Loss Per Unit
When calculating basic Net loss per unit on the condensed consolidated statements of operations and comprehensive loss, the weighted common units outstanding excludes 42,877,930 and 24,753,145 Common Units and 9,417,308 and 9,418,493 Catch Up Common Units that were issued and outstanding as Incentive Units as of June 30, 2025 and 2024, respectively. Vested Incentive Units and Convertible Preferred Units are considered as participating securities. However, these participating securities do not contractually require the holders to fund loss and were excluded from the basic net loss per unit calculation for the six months ended June 30, 2025 and 2024.
The weighted average common units outstanding includes only Capital Common Units A and certain Basic Common Units granted directly to individuals. The rights, including the liquidation and dividend rights, of the holders of these certain Basic Common Units and Capital Common Units A are identical and as a result, the undistributed earnings loss are allocated on a proportionate basis and the resulting loss per unit will be the same.
When calculating diluted net loss per unit, the Company determined there were no adjustments to basic net loss per unit required to calculate diluted net loss per unit. The potentially dilutive securities that may be settled in the Company’s Common Units include Convertible Preferred Units, Convertible Notes, and unvested Service-Based Common Units. These units were excluded from the computation of diluted net loss per unit for the period presented because their effect would have been anti-dilutive if the Company had applied the if-converted method to outstanding Convertible Preferred Units and Convertible Notes or if the Company had applied the treasury stock method to the outstanding Service-Based Common Units. For additional information, please refer to Note 13. Related Party Loans and Convertible Notes, Note 16. Preferred Units and Note 17. Stock-Based Compensation.
As of both June 30, 2025 and 2024, the Company had 39.8 million Convertible Preferred Units issued and outstanding, which can be converted into Common Units at various conversion ratios. Please refer to Note 16. Preferred Units for additional information.
Additionally, as of June 30, 2025 and 2024, the Company has $273.5 million and $222.2 million of Convertible Notes and Term Loans at fair value, respectively, which can be converted into Series B Units upon their maturity at the option of the holder at 80% of the lowest original issue price per unit of the Series B Units. The underlying Series B Units can be then converted into Common Units on a one-for-one basis. Please refer to Note 13. Related Party Loans and Convertible Notes for additional information.
20.   Related Party Transactions
Services agreement
In 2017, the Company entered into an amended services agreement with Winklevoss Capital Management, LLC (“WCM”), a related party through common ownership, for WCM to provide

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
management and consulting services to the Company (the “Services Agreement”). In exchange for these services, the Company incurs a fee based on an allocation of WCM employee compensation proportional to WCM employee time spent providing services to the Company. The Company incurred expenses of $0.1 million and $0 under this agreement during the six months ended June 30, 2025 and 2024, respectively. These expenses were classified as General and administrative on the condensed consolidated statements of operations and comprehensive loss. Outstanding balances related to WCM of $0.1 million and $0 were included in Accrued expenses as of June 30, 2025 and December 31, 2024, respectively, on the condensed consolidated balance sheets.
Computer services and storage facilities
In 2017, the Company entered into an agreement with Elysian Networks, LLC (“Elysian”), a related party through common ownership, for Elysian to provide equipment leasing, cloud based servers, data storage and computer processing services to the Company. The Company incurred expenses of $0.2 million and $0.5 million under this agreement during the six months ended June 30, 2025 and 2024, respectively. These expenses were classified as Technology on the condensed consolidated statements of operations and comprehensive loss. Outstanding balances related to Elysian of less than $0.1 million and $0.1 million were included in Accrued expenses as of June 30, 2025 and December 31, 2024, respectively, on the condensed consolidated balance sheets.
In 2017, the Company entered into an agreement with Salient Systems, LLC (“Salient”), a related party through common ownership, for Salient to provide data center leased space, cloud based computing and internet connectivity services to the Company. The Company did not incur any expenses and ended its agreement with Salient during the year ended December 31, 2024.
Related party revenue
WCF, a related party through common ownership, accounted for $1.2 million and $1.1 million of the Company’s revenue during the six months ended June 30, 2025 and 2024, respectively. WCF accounted for $0.2 million of the Company’s Accounts receivable, net as of both June 30, 2025 and December 31, 2024, respectively.
Related party loans
Refer to Note 13. Related Party Loans and Convertible Notes.
21.   Commitments and Contingencies
Credit card receivables
In partnership with a credit card issuing bank (the “Issuing Bank”), the Company offers a credit card product to customers. As of June 30, 2025 and December 31, 2024, the Company had outstanding commitments to purchase all credit card receivables from the Issuing Bank.
Legal and regulatory matters
The Company is currently subject to, and may in the future be involved in, various litigation matters, legal claims, investigations, and regulatory proceedings. Loss contingencies are accrued when management determines both that it is probable that losses have been incurred and that those losses are reasonably estimable. The Company accrued $1.0 million and $6.1 million in estimated loss contingencies as of June 30, 2025 and December 31, 2024, respectively.
These estimated loss contingencies relate to any unsettled matters in which there is at least a reasonable possibility that a material loss could be incurred. With respect to these matters, management believes losses

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
in excess of amounts accrued, if any, are reasonably possible but cannot be reasonably estimated based on current knowledge. The Company disputes these claims and intends to continue to defend these matters vigorously.
Earn-Related Litigation
On January 12, 2023, the Securities and Exchange Commission (the “SEC”) charged Gemini Trust Company, LLC (“GTC”), a wholly-owned subsidiary of the Company, for the unregistered offer and sale of securities to retail investors through GTC’s facilitation of a program “Earn” that allowed customers to earn interest by lending their crypto assets to a third party partner, Genesis. The SEC’s complaint alleged that the Earn program constituted an offer and sale of securities under applicable law and should have been registered with the SEC. Genesis, which was also named in this complaint, entered into a settlement with the SEC. On April 2, 2025, the court ordered a 60-day stay of the case, as requested by the parties, to explore a potential resolution, which was recently extended until September 15, 2025.
Described below are certain matters associated with Earn, totaling $137.0 million in expenses, which GTC has settled as of December 31, 2024. GTC fully accrued for these items as of December 31, 2023 and as a result there was no additional loss recorded in the condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2025 and 2024. There is corresponding activity recorded in the statement of cash flows for the six months ended June 30, 2024.
On October 19, 2023, GTC was named as a defendant in a lawsuit brought by the New York Attorney General (“NYAG”) against GTC and various other external parties, including but not limited to Genesis and its parent company Digital Currency Group Inc. (“DCG”), alleging violations and misrepresentations in connection with GTC’s Earn program. On June 14, 2024, GTC entered into a settlement agreement with the NYAG that required GTC to distribute approximately $50.0 million (i.e. approximately 3% of in-kind assets) as described below.
On February 28, 2024, GTC entered into a settlement with the NYSDFS (“Consent Order”) that required GTC to contribute $40.0 million to Earn users’ recovery. Additionally, GTC paid a civil monetary penalty of $37.0 million related primarily to the Earn program and other matters. GTC paid the $37.0 million of civil monetary penalty to the NYSDFS on March 11, 2024. GTC contributed bitcoin worth $40.0 million, in compliance with the Consent Order, and an additional $10.0 million, in compliance with a settlement agreement associated with the Genesis bankruptcy, towards the Earn users’ recovery.
On May 29, 2024, Gemini Earn users received approximately $2,180.0 million of their crypto assets in kind, or approximately 97% of the total assets owed by Genesis, as part of a stipulated settlement reached between the relevant parties. To expedite closure, on June 20, 2024, GTC stepped in and distributed the remaining approximately 3% of in-kind assets, worth approximately $50.0 million at the time of the settlement, to Earn users. By stepping in to settle the Earn matters, GTC assumed proprietary right of recovery claims of approximately $50.0 million in addition to a $7.5 million general unsecured creditor claim it already had against Genesis. The aggregate of these amounts was determined to have a book value of $29.5 million, all of which was received prior to June 30, 2024.
Commodity Futures Trading Commission Litigation
GTC was the subject of a lawsuit that the Commodity Futures Trading Commission (“CFTC”) filed in the Southern District of New York on June 2, 2022. GTC and the CFTC settled the matter by means of a consent order that was filed on January 6, 2025. In material part, the consent order states that GTC violated Section 6(c)(2) of the Commodity Exchange Act by making certain statements to CFTC staff that GTC reasonably should have known were false or misleading, and GTC also failed to disclose certain facts needed to make its statements not false or misleading. Without admitting or denying liability, GTC agreed to pay a $5.0 million civil monetary penalty, and to be permanently enjoined from making false or misleading statements or omitting to state material facts to the CFTC.

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
The Company is also subject to other matters for which it cannot reasonably estimate a range of exposure, if any, to potential associated liabilities incurred. Although occasional adverse decisions or settlements may occur, the Company does not believe that the final disposition of any of these other matters will have a material adverse effect on its results of operations, financial position, or liquidity. The Company cannot give any assurance regarding the ultimate outcome of these matters, and their resolution could be material to the Company’s operating results for any particular period.
22.   Subsequent Events
The Company has evaluated subsequent events through August 15, 2025, the issuance date of these condensed consolidated financial statements.
Subsequent to quarter-end the Company entered into a borrowing transaction with WCF to use as collateral for the third party repurchase agreement described below. The following table summarizes the borrowing transaction with WCF subsequent to year-end that remain outstanding (in thousands):
Loan	Loan Date	Aggregate Principal Amount	Interest Rate
1,275 BTC	7/24/2025	$151,218	4.3%
Totals		$151,218
2025 Term Loan Additional Draws
In July 2025, the Company made additional draws, for a total of $37.9 million, on the 2025 Term Loan. This loan is disclosed in Note 13. Related Party Loans and Convertible Notes.
Ripple Credit Agreement
On July 10, 2025, the Company entered into a $75.0 million warehouse credit agreement with Ripple Labs Inc. (“Ripple”), an unrelated third party, to finance credit card receivables. Pursuant to the agreement, Ripple has agreed to lend the Company $75.0 million, which can be increased or decreased subject to the attainment of certain agreed upon metrics. At no time shall the aggregate commitment amount exceed $150.0 million. As of August 15, 2025, there have been no draws made under the credit agreement.
Empery Digital Inc. (“Empery”), formerly known as, Volcon, Inc. Services Agreement
On July 13, 2025, the Company entered into a strategic agreement with Empery, an unrelated third party, to provide crypto asset custody services. Under the terms of the agreement, the Company will act as custodian and facilitate execution for Empery’s $500.0 million bitcoin treasury program.
UK Lease Agreement
On July 15, 2025, the Company entered into a sixty month lease agreement for 2,742 square feet of office space in London, United Kingdom which commenced on July 15, 2025. The term of the lease expires on July 14, 2030 and requires monthly base payments of $34,481.
WCF Loan Repayments
On July 22, 2025, the Company received notices of partial repayment demands from WCF demanding repayment of 133 BTC on the 2,000 BTC loan, repayment of 1,000 ETH on the 3,000 ETH loan, 4,870 ETH on the 5,280 ETH loan, and a notice of full repayment from WCF on the 5,200 ETH loan.
On July 30, 2025, the Company received a notice of repayment demand from WCF demanding repayment of the remaining 2,000 ETH on the 3,000 ETH loan. The Company completed repayments by

Gemini Space Station, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)
the end of the following business day, as stated per the terms of the notice. These loans are disclosed in Note 13. Related Party Loans and Convertible Notes.
NYDIG Repurchase Agreement
On July 25, 2025, the Company entered into a $75.0 million repurchase agreement with New York Digital Investment Group Funding LLC (“NYDIG”) to facilitate a structured crypto asset financing arrangement involving bitcoin. As of August 15, 2025, an aggregate principal amount of $75.0 million was outstanding under the repurchase agreement.
Related Party Agreements
In August 2025, the Company ended its agreements with Elysian and WCM. No further expenses will be incurred.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the offering and sale of shares of Class A common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.
Amount Paid or to Be Paid
SEC registration fee	$56,310
FINRA filing fee	51,600
Exchange listing fee	320,000
Printing and engraving expenses	250,000
Legal fees and expenses	6,065,507
Accounting fees and expenses	4,425,054
Transfer agent and registrar fees and expenses	5,200
Miscellaneous expenses	41,231
Total	$11,214,902
Item 14.   Indemnification of Directors and Officers
Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of Nevada’s “business judgment rule” (as codified in NRS 78.138(3)) has been rebutted and it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
NRS 78.7502 permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to NRS 78.7502 may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Any discretionary indemnification pursuant to the statutory mechanism provided under NRS 78.7502, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the NRS, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Registrant’s articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud, or violation was material to the cause of action. Pursuant to NRS 78.751(5), a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.
The Registrant’s amended and restated bylaws will provide that the Registrant must indemnify its directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request to the fullest extent permitted by law. The Registrant will also be expressly authorized to advance certain expenses (including attorneys’ fees) to its directors and officers and carry directors’ and officers’ insurance providing for indemnification of its directors and officers for some liabilities.
Prior to the completion of this offering, the Registrant will enter into indemnification agreements with each of its directors and officers that will provide for, among other things, indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties, and amounts paid in settlement (with the Registrant’s consent) of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative. The indemnification agreements will also provide for the advancement or payment of all expenses to the Registrant’s directors and officers and for reimbursement of such advanced expenses to the Registrant if it is found that such director or officer is not entitled to such indemnification under applicable law.
The Registrant will obtain a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant, its directors, its officers, or persons who control the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities
Set forth below is information regarding all securities issued by the Registrant without registration under the Securities Act since January 1, 2022. The Registrant believes that each of these transactions was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Regulation D, Regulation S or Rule 701 of the Securities Act or as transactions not involving the sale of securities.
•
On February 5, 2025, the Registrant issued 100 shares of the Registrant’s common stock, par value $0.001 per share, to Gemini Space Station, LLC for $10.00, The issuance of such shares of common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16.   Exhibits and Financial Statement Schedules
(a)   Exhibits
The exhibit index attached hereto is incorporated herein by reference.
(b)   Financial Statement Schedules
No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings
The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS
The following exhibits are filed as part of this registration statement.
Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1*	Form of Agreement and Plan of Merger, dated as of , 2025, by and between Gemini Astronaut Corps, LLC, and Gemini Space Station, Inc.
2.2*	Form of Agreement and Plan of Merger, dated as of , 2025, by and among certain blocker entities and Gemini Space Station, Inc.
2.3*	Form of Agreement and Plan of Merger, dated as of , 2025, by and between Gemini Merger Sub, LLC, and Gemini Space Station, LLC
3.1*	Form of Amended and Restated Articles of Incorporation of Gemini Space Station, Inc.
3.2*	Form of Amended and Restated Bylaws of Gemini Space Station, Inc.
4.1*	Form of Class A Common Stock Certificate
4.2*	Form of Registration Rights Agreement of Gemini Space Station, Inc.
5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP
10.1*	Form of Third Amended and Restated Limited Liability Company Agreement of Gemini Space Station, LLC
10.2*#^	Amended and Restated Master Digital Currency Loan Agreement, dated as of April 27, 2023, by and between Gemini Space Station, LLC and Galaxy Digital LLC
10.3*^	Credit Agreement, dated as of July 11, 2025, by and among Gemini Capricorn One, LLC, Gemini Constellation, LLC and Ripple Labs Inc.
10.4*^	Master Repurchase Agreement, dated as of July 25, 2025, by and between NYDIG Funding LLC and Gemini Space Station, LLC
10.5*	Form of Indemnification Agreement
10.6*†	Employment Agreement of Cameron Winklevoss
10.7*†	Employment Agreement of Tyler Winklevoss
10.8*#†	Executive Employment Agreement of Dan Chen
10.9*#†	Executive Employment Agreement of Marshall Beard
10.10*#†	Executive Employment Agreement of Tyler Meade
10.11*†	Gemini Space Station Senior Executive Severance Plan
10.12*†	Gemini Space Station Executive Severance Plan
10.13*†	Gemini Space Station, Inc. 2025 Omnibus Incentive Plan
10.14*†	Gemini Space Station, Inc. 2025 Employee Stock Purchase Plan
10.15*†	Gemini Space Station, Inc. Non-Employee Director Compensation Policy
10.16*	Class A Common Stock Purchase Agreement, dated September 8, 2025, by and among Gemini Space Station, Inc. and Nasdaq, Inc.
21.1*	List of Subsidiaries of Gemini Space Station, Inc.
23.1	Consent of Deloitte & Touche LLP, as to Gemini Space Station, LLC
23.2	Consent of Deloitte & Touche LLP, as to Gemini Space Station, Inc.
23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this registration statement)
107	Filing Fee Table

*
Previously filed

†
Indicates a management contract or compensatory plan

#
Certain portions of this exhibit (indicated by asterisks) have been redacted in accordance with Item 601(a)(6) of Regulation S-K

^
Certain portions of this exhibit (indicated by asterisks) have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on September 9, 2025.
Gemini Space Station, Inc.
By:
/s/ Tyler Winklevoss

Tyler Winklevoss
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Tyler Winklevoss Tyler Winklevoss	Co-Founder, Chief Executive Officer, and Director (Principal Executive Officer)	September 9, 2025
* Cameron Winklevoss	Co-Founder, President, and Director	September 9, 2025
/s/ Dan Chen Dan Chen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 9, 2025
* Marshall Beard	Chief Operating Officer and Director	September 9, 2025
* Sachin Jaitly	Director	September 9, 2025
* Jonathan Durham	Director	September 9, 2025
* James Esposito	Director	September 9, 2025
* Maria Filipakis	Director	September 9, 2025
*By:	/s/ Dan Chen Dan Chen Attorney-in-Fact